As filed with the Securities and Exchange Commission on August 19, 2005
Registration No. 333-124832

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WEBMD HEALTH CORP.
(Exact name of registrant as specified in its charter)

Delaware	7375	20-2783228
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)
111 Eighth Avenue
New York, New York 10011
(212) 624-3700
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Douglas W. Wamsley
Executive Vice President,
General Counsel and Secretary
111 Eighth Avenue
New York, New York 10011
(212) 624-3700
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Stephen T. Giove, Esq. Shearman & Sterling LLP 599 Lexington Avenue New York, New York 10022 Telephone: (212) 848-4000 Facsimile: (212) 848-7179	Marc S. Rosenberg, Esq. Andrew J. Pitts, Esq. Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, New York 10019 Telephone: (212) 474-1000 Facsimile: (212) 474-3700

     Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐
CALCULATION OF REGISTRATION FEE

	Proposed Maximum	Amount of
Title of Each Class of	Aggregate Offering	Registration
Securities to be Registered	Price(1)(2)	Fee(3)

Class A Common Stock, $.01 par value per share	$100,000,000	$11,770

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

(2)	Including shares of common stock that may be purchased by the underwriters to cover overallotments, if any.

(3)	Previously paid.

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED AUGUST 19, 2005
PROSPECTUS
                            Shares
WEBMD HEALTH CORP.
Class A Common Stock

      This is our initial public offering of our Class A common stock. We are selling all of the Class A common stock in this offering.
      We are a wholly owned subsidiary of WebMD Corporation, which has announced that it is now operating under the name Emdeon Corporation and is in the process of changing its legal name from WebMD Corporation to Emdeon Corporation. We refer to WebMD Corporation in this prospectus as our Parent.
      We have two classes of authorized common stock — Class A common stock, which is offered hereby, and Class B common stock, all of which will be owned by our Parent. Holders of our Class A common stock generally will have identical rights to holders of our Class B common stock, except that holders of our Class A common stock will be entitled to one vote per share on all matters to be voted on by stockholders, while holders of our Class B common stock will be entitled to ten votes per share on all matters to be voted on by stockholders. The holders of our Class A common stock and Class B common stock generally will vote together as a single class. Upon the completion of this offering, without giving effect to any exercise of the underwriters’ option to purchase additional shares, our Parent will own all of our outstanding Class B common stock, which will represent approximately           % of our outstanding common stock, and approximately           % of the combined voting power of our outstanding common stock. As a result, after this offering, our Parent will continue to control us.
      We expect the public offering price of our Class A common stock to be between $          and $           per share. Currently, no public market exists for our shares. We intend to apply to have our Class A common stock quoted on The Nasdaq National Market under the symbol “WBMD.”
       Investing in our Class A common stock involves risks that are described in the “Risk Factors” section beginning on page 13.

	Per Share	Total

Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to our company	$	$

      The underwriters may also purchase up to an additional                      shares of our Class A common stock from us, at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover overallotments.
      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
      The shares of Class A common stock will be ready for delivery on or about                     , 2005.

Morgan Stanley	Citigroup
Goldman, Sachs & Co.

The date of this prospectus is                     , 2005.

      You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

      All Web site references in this prospectus are intended to be inactive textual references only. The content of such Web sites are not incorporated by reference in this prospectus.

      WebMD®, WebMD Health®, Medscape®, CME Circle®, Medpulse®, The Little Blue Book™, MedicineNet®, RxList® and Select Quality Care® are among our trademarks.
      EmdeonTM, Emdeon Business ServicesTM, Emdeon Practice ServicesTM and POREX® are trademarks of our Parent.

i

SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary sets forth the material terms of this offering, but does not contain all of the information that you should consider before investing in our Class A common stock. You should read the entire prospectus carefully before making an investment decision, especially the risks of investing in our Class A common stock discussed under “Risk Factors.” Unless the context otherwise requires, the terms “we,” “us,” “our,” “our company” and “WebMD” refer to WebMD Health Corp. and its consolidated subsidiaries following the transfer to us, by way of a capital contribution, of the subsidiaries and certain related assets and liabilities that comprise our Parent’s WebMD Health business segment. Unless the context otherwise requires, the terms “Parent” and “Emdeon” refer to our parent company, WebMD Corporation (which is in the process of changing its legal name to Emdeon Corporation) and its other consolidated subsidiaries. References in this prospectus to “common stock” include both our Class A common stock, par value $.01 per share, and our Class B common stock, par value $.01 per share. Unless we specifically state otherwise, all information in this prospectus assumes the conversion of all outstanding shares of our common stock into shares of Class B common stock immediately prior to the completion of this offering. Unless otherwise indicated, industry data are derived from publicly available sources, which we have not independently verified.
Our Business
Introduction
      We are a leading provider of health information services to consumers, physicians, healthcare professionals, employers and health plans through our public and private online portals and health-focused publications. The online healthcare information, decision-support applications and communications services that we provide:

•	enable consumers to obtain detailed information on a particular disease or condition, analyze symptoms, locate physicians, store individual healthcare information, receive periodic e-newsletters on topics of individual interest, enroll in interactive courses and participate in online communities with peers and experts;

•	make it easier for physicians and healthcare professionals to access clinical reference sources, stay abreast of the latest clinical information, learn about new treatment options, earn continuing medical education credits and communicate with peers; and

•	enable employers and health plans to provide their employees and plan members with access to personalized health and benefit information and decision-support technology that helps them make more informed benefit, provider and treatment choices.
      WebMD Health, our primary public portal for consumers, and our other consumer portals, help consumers take an active role in managing their health by providing objective healthcare and lifestyle information. WebMD Health’s content offerings include access to health and wellness news articles and features, and decision-support services that help consumers make better informed decisions about treatment options, health risks and healthcare providers. Medscape from WebMD, our primary public portal for physicians and healthcare professionals, helps physicians and healthcare professionals improve their clinical knowledge and practice of medicine. Its original content, including daily medical news, commentary, conference coverage, expert columns and continuing medical education, or CME, activities are written by authors from widely respected academic institutions and edited and managed by our in-house editorial staff.
      The WebMD Health Network consists of the public portals that we own, such as www.WebMD.com and www.Medscape.com, as well as third party sites through which we provide our branded health and wellness content, tools and services, such as the America Online service. The WebMD Health Network had an average of approximately 24 million aggregate unique users per month and generated approximately 1.2 billion aggregate page views in the first half of 2005. The WebMD Health Network does not include our private portals for employers and health plans, which are described below. We believe that our ability to create, source, edit and organize online health-related content and interactive services has made The WebMD Health Network the leading online health destination, based on the total number of unique users, and has made the WebMD brand among the most recognized in healthcare. According to recent studies, some of which were prepared at our request for a fee, by Manhattan Research, LLC, a leading Internet market research firm, WebMD is the information source most frequently recommended by physicians to their patients for healthcare information.
      Our public portals generate revenue primarily through the sale of advertising and sponsorship products, including CME services. We do not charge user fees for access to our public portals. The WebMD Health Network enables sponsors to reach, educate and inform target audiences of health-involved consumers and clinically-active physicians. We work closely with our sponsors to develop programs to reach specific groups of consumers, physicians and healthcare professionals and give them placement on the most relevant areas on our portals. Our advertisers and sponsors consist primarily of pharmaceutical, biotechnology and medical device companies and consumer products companies whose products relate to health, wellness, diet, fitness, lifestyle, safety and illness prevention.
      Our private portals enable employees and health plan members to make more informed benefit, treatment and provider decisions. We provide a personalized user experience by integrating individual user data (including personal health information), plan-specific data from our employer or health plan clients and much of the content, decision-support technology and personal communication services that we make available through our public portals. We generate revenue from private portals through the licensing of our content and technology to employers, such as American Airlines, Inc., Microsoft Corporation and PepsiCo, Inc., and to health plans, such as Cigna and Empire Blue Cross and Blue Shield. Our private portals do not generate revenue from advertising or sponsorship and, accordingly, we do not include users or page views from these portals in The WebMD Health Network.
      In addition to our online presence, we also have a Publishing Services segment that provides complementary offline health content. Our offline publications also increase awareness of our brand among consumers, physicians and healthcare professionals. These publications include The Little Blue Book, a physician directory, ACP Medicine and ACS Surgery: Principles of Practice, our medical reference textbooks, and WebMD the Magazine, a consumer publication launched in early 2005 that we distribute free of charge to physician office waiting rooms.
Industry Background
      The Internet. The Internet has emerged as a major communications medium and has already fundamentally changed many sectors of the economy, including the marketing and sales of financial services, travel and entertainment, among others. The Internet is also changing the healthcare industry and has transformed how consumers and physicians find and utilize healthcare information.
      Advertising and sponsorship trends. Internet advertising continues to grow rapidly. Total online advertising spending in the United States was projected by eMarketer to increase approximately 21.0% in 2005 to $11.5 billion and rise to about $17.6 billion in 2008. We believe that this market growth is driven by several factors, including consumers shifting their buying and media preferences to online services and the benefits of online advertising relative to traditional media, which include interactivity, rapid and measurable user feedback and the ability to target consumers more efficiently.
      Based upon industry estimates, we believe that, in the United States in 2004, pharmaceutical, biotechnology and medical device companies spent approximately $12 billion on marketing, promotion and education activities, excluding costs of product samples, and consumer products companies spent significant amounts on media to advertise products that relate to health, wellness, diet, fitness, safety and illness prevention. We estimate that pharmaceutical, biotechnology and medical device companies currently spend less than 5% of their marketing and educational budgets on online media, but we believe they are becoming increasingly aware of the benefits of using online media, including the ability to reach targeted audiences cost-effectively. We believe that we are well positioned to benefit from the expected trend toward increased online spending by these companies because we provide a significant number of the major health-related advertisers and sponsors with access to a health-focused audience. We also provide a means by which these companies can gauge the effectiveness of their online marketing campaigns and programs through objective statistical reports that detail the number of visitors to their sponsored area and the type of actions taken by these visitors.
      Healthcare industry trends. Our business is affected by a number of trends in the healthcare industry, including:

•	Healthcare cost-shifting by employers. While overall healthcare costs are rising at a rapid annual rate, employers’ costs of providing healthcare benefits to their employees are increasing at an even faster rate. In response to these cost increases, employers and health plans have been changing benefit plan designs to increase consumer out-of-pocket costs and have been enhancing wellness programs. These changes include taking steps to provide healthcare information and education to employees and members, including through the use of online services.

•	Quality initiatives. We believe that health plans and employers have begun to recognize that encouraging the good health of their members and employees not only benefits the members and employees but also has financial benefits for the health plans and employers. As part of the initiatives to promote member and employee wellness and to allow members and employees to better manage chronic conditions, health plans and employers are offering their members and employees online access to health and wellness information and decision-support tools.
      We believe that we are well positioned to benefit from these trends because our private portal services provide the tools and information employees and plan members need in order to make more informed decisions about benefit, treatment and healthcare provider options. As employers continue to implement high deductible and consumer-directed healthcare plans, we believe we will be able to attract more employers and health plans to use our private online portals. Additionally, we believe that as consumers are required to bear increased financial responsibility for their healthcare, our public portals will benefit as consumers utilize our decision-support and personal health information applications to better manage their health decisions.
Our Strengths
      We believe that we are able to fulfill the needs of our clients with differentiated offerings based upon our:

•	Recognized brand. Our brand is widely recognized as a source of health and wellness information and The WebMD Health Network provides a means for advertisers and sponsors to reach, educate and inform large target audiences of health-involved consumers and clinically-active physicians.

•	Leading online health destination. The WebMD Health Network is the leading online health destination today based on the total number of unique users. In addition, Medscape from WebMD is the leading online provider of CME programs, with approximately 67% of online CME participants taking at least one of their CME courses on Medscape from WebMD in 2004.

•	Motivated users. The WebMD Health Network enables health-involved consumers and clinically-active physicians to readily access healthcare information relevant to their specific areas of interest.

•	Highly targeted advertising and sponsorship model. We are able to offer advertisers and sponsors programs that deliver their message to either our entire audience or to more targeted audiences of consumers, physicians and other healthcare professionals based upon the audience members’ specific interests or specialties.

•	Comprehensive and personalized private portal solutions. We offer employers and health plans a platform that provides a personalized user experience for employees and health plan members. We believe that our private portal services have several important advantages over competitive offerings, including, among other things, the fact that we offer products and services both for selecting healthcare benefits and for managing overall health status.

•	Proven and experienced management team. Our senior management’s experience in and understanding of the healthcare industry allows us to respond quickly to developing industry trends with new products and services that build on our existing content, infrastructure and capabilities.
Our Strategy
      We have positioned our services to benefit from the trends described above under “Industry Background,” and the other trends affecting the Internet, online advertising and healthcare industries described in this prospectus. Our goal is to be the leading provider of online health information services in each of the markets in which we participate and to use our content, technology platform and expertise to continue to enter additional complementary markets. The strategies we expect to pursue include:

•	Enhancing our current products and services. We intend to continue to invest in the resources needed to deliver health and medical information by continuing to build our repository of in-depth health content, broadening our interactive services and increasing their functionality.

•	Expanding awareness of the WebMD brand. We plan to promote the WebMD brand through relationships with other well known Internet media and healthcare companies, through advertising and through the breadth of online and offline products and services that we offer.

•	Expanding our sponsorship base. We intend to continue to devote significant resources to expanding the sponsorship base of The WebMD Health Network, including by continuing to hire additional sales, marketing and account management personnel. Our sales and marketing efforts are directed to potential new sponsors as well as to existing sponsors and are focused on the pharmaceutical, biotechnology, medical device and consumer products industries. We see significant opportunities for expanding relationships with existing sponsors, both for rollouts of new brands and products and as a result of expected increases, for existing brands and products, in the portion of their advertising and sponsorship budgets allocated to online media.

•	Increasing market penetration of our private portals. We intend to increase the market penetration of our private health and benefits portals for employers and health plans, and we expect demand for these services to increase as more employers and health plans seek to complement or replace their existing offline benefit-related services with more efficient Web-based decision-support tools and related online services.

•	Acquiring complementary online and offline services. We expect to continue to supplement our internal product development efforts with strategic acquisitions that add new capabilities or help us enter additional complementary markets.

•	Capitalizing upon governmental initiatives relating to the use of information technology in healthcare. There are currently numerous federal, state and private initiatives seeking ways to increase the use of information technology in healthcare, including the creation of portable consumer health records. We believe that we are well positioned to play a role in such efforts, as well as efforts to establish the adoption of electronic medical records among physicians and to provide channels for the exchange of information among patients, providers and payers. While we do not expect to realize any short term benefit as a result of these government initiatives, we believe that such initiatives will create opportunities for our company over the long term.
Risks and Challenges That We Face
      We face a number of competitive challenges and potential risks, including risks relating to our operations and financial performance, risks relating to our relationships with clients, risks relating to our technological infrastructure and risks relating to the legal and regulatory environment in which we operate. Some of those risks include the following:

•	Our ability to attract and retain users depends on our ability to hire and retain qualified authors and independent writers, to license quality content from third parties and to monitor and respond to increases and decreases in users’ interest in specific topics. If we are unable to attract and retain users of The WebMD Health Network at a level that is attractive to advertisers and sponsors, our revenues could be reduced.

•	Substantially all of our revenue is derived from the healthcare industry and could be adversely affected by changes impacting that industry, including changes in healthcare delivery and spending, changes in regulation of advertising and promotion of prescription and over-the-counter drugs and medical devices, changes in the design of health insurance plans or changes in marketing strategies and budgets of pharmaceutical, biotechnology or medical device companies.

•	We face significant competition for our products and services from numerous competitors, some of which have greater financial, technical, marketing and other resources than we do and some of which are better known than we are, and since there are no substantial barriers to entry into the markets in which we participate, we expect that additional competitors will continue to enter these markets. Our public portals face competition from general purpose consumer online services, such as yahoo.com, msn.com, About.com and other high-traffic Web sites that include healthcare-related content. Our public portals also face competition from more specialized providers of online services, tools and applications for healthcare consumers, such as iVillage.com, DrKoop.com, drugs.com, eMedicine.com and Realage.com. Our private portals compete with providers and vendors in the licensing of content, such as the Mayo Foundation for Medical Education and Research, and in the sale of decision support services and tools, such as Hewitt Associates LLP. Our Publishing Services segment’s products and services compete with numerous online and offline sources of healthcare information, medical reference publications and print journals, public sector and non-profit Web sites and online conferences and CME programs.

•	We may not be able to attract visitors to our Web sites on a consistent basis because users of our public portals may be attracted to The WebMD Health Network as a result of a specific condition or for a specific purpose. Accordingly, it is difficult for us to predict the rate at which users will return to our public portals.

•	Acquisitions, business combinations and other transactions may be difficult to complete and, if completed, may not result in the benefits anticipated and may have negative consequences for our business and our securityholders.

•	Implementation of changes to hardware and software platforms used to deliver our online services may result in performance problems or an interruption in our ability to operate those services, which could have an adverse effect on our relationships with users and clients.

•	The WebMD Health Network includes Web sites that we supply content to, but do not own, and the termination of our relationship with the owners of these Web sites, including AOL, may negatively affect our results of operations. In the event that our relationship with AOL or other third party Web sites is terminated, the user traffic and page views in The WebMD Health Network may be negatively affected and AOL would become a competitor, which may negatively affect our results of operations.

In addition, our online businesses are difficult to evaluate because they have a limited operating history and participate in relatively new and rapidly evolving markets. We have only earned income in three of our historical fiscal quarters and, even if user demand for our online services exists, we cannot assure you that providing these services will be profitable.
      Risks and potential conflicts of interest that may arise out of our relationship with our Parent include the following:

•	There has been no independent appraisal of the assets that our Parent will contribute to us and, as a result, our assets may be worth less than their historical cost or current book value.

•	Our Parent’s controlling interest may discourage a change of control that the holders of our Class A common stock may favor which may in turn may have an adverse effect on the market price of our Class A common stock.

•	The sale by our Parent of additional shares of Class A common stock in the public market, or the perception that such sales might occur, could reduce the price that our Class A common stock might otherwise obtain or could impair our ability to obtain capital through the sale of equity securities.

•	Some of our directors, officers and employees, as a result of having positions with, or owning equity interests in, our Parent, may have potential conflicts of interest when faced with decisions that could have different implications for our Parent than they do for us.

•	We expect to enter into a number of agreements with our Parent governing our future relationship with our Parent, including a services agreement, a tax sharing agreement, a release and indemnity agreement and an intellectual property license agreement. The terms of these agreements will be determined by our Parent in preparation for this offering and may be more or less favorable than those that we could have negotiated with unaffiliated third parties. Our Parent may also have conflicts of interest arising from its position as our majority stockholder and as the provider of these key services to us.

Our Corporate Structure
      The businesses that comprise our company include acquisitions made by our Parent beginning in 1999. Our operations were, until 2001, commingled with other operations of our Parent. In 2000 and 2001, our Parent initiated two restructuring and integration plans, and in 2001, our businesses were organized as a separate segment of our Parent, which is currently called WebMD Health.
      We were incorporated in Delaware on May 3, 2005 under the name WebMD Health Holdings, Inc., to be a holding company for our Parent’s WebMD Health business segment in order to conduct this offering. Prior to the completion of this offering, our Parent will transfer to us, by way of a contribution to capital, the subsidiaries and certain related assets and liabilities that comprise our Parent’s WebMD Health business segment.
      Our Parent has announced that it is now operating under the name Emdeon Corporation and that it plans to seek stockholder approval, at its 2005 Annual Meeting of Stockholders, to change its legal name from WebMD Corporation to Emdeon Corporation. We will continue to use “WebMD” as our primary brand name for our products and services. Our Parent has begun to use “Emdeon” as a brand name for the products and services of its other segments and intends to take the steps necessary to cease using “WebMD” as a brand name for those products and services.
      Prior to the completion of this offering, the certificate of incorporation of WebMD Health Corp., will be amended and restated to, among other things:

•	create two classes of common stock — Class A common stock and Class B common stock;

•	establish the voting rights associated with each such class of our common stock, pursuant to which holders of our Class A common stock will be entitled to one vote per share on all matters to be voted on by stockholders and holders of our Class B common stock will be entitled to ten votes per share on all matters to be voted on by stockholders; and

•	provide for the conversion of the Class B common stock into Class A common stock upon the terms and subject to the conditions set forth therein.
Our Relationship with Our Parent
      Our Parent’s Business. Our Parent’s business is comprised of our business and three other segments:

•	Our Parent’s Emdeon Practice Services segment develops and markets physician practice management and electronic health record software and services that help healthcare providers increase practice efficiency and enhance patient care.

•	Our Parent’s Emdeon Business Services segment provides revenue cycle management and clinical communication solutions that enable payers, providers and patients to improve healthcare business processes.

•	Our Parent’s Porex segment develops, manufactures and distributes proprietary porous plastic products and components used in healthcare, industrial and consumer applications.
      Background to this Offering. As disclosed in our Parent’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, our Parent believes that the benefits of an initial public offering of our company include creating a security that would allow investors to participate directly in the performance of its WebMD Health segment, enabling us to motivate our employees through equity compensation plans that provide for equity participation in our company and enabling us to make acquisitions using our own equity as consideration.
      Our Parent Will Be Our Controlling Stockholder. Immediately following this offering, holders of our Class A common stock will own approximately                % of our outstanding common stock and           % of the combined voting power of our outstanding common stock (approximately           % of our outstanding common stock and           % of the combined voting power of our outstanding common stock if the underwriters exercise in full their option to purchase additional shares).
      Immediately following this offering, our Parent, which will hold 100% of our Class B common stock, will own approximately           % of our outstanding common stock and           % of the combined voting power

of our outstanding common stock (approximately           % of our outstanding common stock and           % of the combined voting power of our outstanding common stock if the underwriters exercise in full their option to purchase additional shares). As a result, our Parent will continue to control us following the completion of this offering, and will be able to exercise control over all matters requiring shareholder approval, including the election of our directors and approval of significant corporate transactions. In addition, our Parent’s controlling interest may discourage a change of control that the holders of our Class A common stock may favor.
      As of the date of this prospectus, our Parent has indicated that it has no current intention to sell or otherwise dispose of its Class B common stock. However, our Parent is not subject to any contractual obligation to retain any of its Class B common stock, except that it has agreed not to sell or otherwise dispose of any of our common stock for a period of 180 days after the date of this prospectus without the prior written consent of the representatives of the underwriters, as described in “Underwriting.”
      Agreements Between Us and Our Parent. We expect to enter into a number of agreements with our Parent governing our future relationship with our Parent, including a services agreement, a tax sharing agreement, a release and indemnity agreement and an intellectual property license agreement. These agreements cover a variety of matters, including matters related to our Parent providing us with administrative services, such as payroll, accounting, tax, employee benefit plan, employee insurance, intellectual property, legal and information processing services, tax-related matters and the indemnification by our Parent against certain liabilities. The terms of these agreements will be determined by our Parent in preparation for this offering and may be more or less favorable than those that we could have negotiated with unaffiliated third parties.
      It is our Parent’s intention that, under the services agreement, our Parent will receive an amount that reasonably approximates its cost of providing services to us. Our Parent has agreed to make the services available to us for up to 5 years. However, we will not be required, under the services agreement, to continue to obtain services from our Parent. In the event we decide to replace our Parent’s services, we will have the option to terminate services, in whole or in part, at any time we choose to do so, generally by providing, with respect to the specified services or groups of services, 60 days’ prior notice and, in some cases, paying a termination fee of not more than $30,000 to cover costs of our Parent relating to the termination.
      We also expect to enter into several agreements pursuant to which our Parent or one or more of its subsidiaries will continue to be a customer for some of our services, including our private portal services.

Company Information
      Our principal executive offices are located at 111 Eighth Avenue, New York, New York 10011 and our telephone number at that address is (212) 624-3700.

Our Use of Market and Industry Data
      This prospectus contains market and industry data and forecasts that we obtained from third party industry publications and research firms, including Manhattan Research, LLC, a leading Internet marketing research firm. Industry publications and studies generally state that the information contained therein has been obtained from sources believed to be reliable, but we cannot assure you as to the accuracy and completeness of such information. We have not independently verified any of the publications or studies prepared by third parties. The information contained in such publications or studies may prove to be inaccurate because of the way they were prepared and other limitations and uncertainties inherent in the data gathering processes. As a result, you should be aware that market, ranking and other similar information included in this prospectus, and estimates and beliefs based on such information, may be incorrect. Neither we nor the underwriters can guarantee the accuracy of such information contained in this prospectus.
      The following Manhattan Research reports are referenced in the Prospectus: (1) The 2005 Consumer Technology Adoption Market Trends report (the “Consumer Technology Report”); (2) The New Online Consumer Segmentation report, dated July 2004, which was initiated and paid for by us (the “Consumer Segmentation Report”); (3) The Taking the Pulse: Physicians and Emerging Information Technologies report (the “Taking the Pulse Report”); and (4) The Growth of the Internet and Its Increasing Influence on Consumer and Physician Health Decisions report, dated July 2003, which was initiated and paid for by us (the “Growth of the Internet Report”). The Consumer Segmentation Report and the Growth of the Internet Report were prepared at our request for use in connection with our presentations to potential customers. We refer to each of the studies initiated by Manhattan Research without our participation as a “subscription study,” since these studies are available to their clients on a subscription basis.
      The Consumer Technology Report was conducted in 2004 and comprised a telephone survey of online and offline consumers over a sample size of 4,068, with a margin of error of +/-2.8%. The Consumer Segmentation Report was conducted in June and July of 2003 and comprised an online quantitative survey over a sample size of 411 physicians, with a margin of error of +/-4.9%, and a sample size of 500 online consumers, with a margin of error of +/-4.4%. The Taking the Pulse Report was conducted in 2004 and involved a survey of 1,201 practicing U.S. physicians, with a margin of error of +/-2.8%. The Growth of the Internet Report was conducted in June and July of 2003 and involved a telephone study of 1,505 consumers, with a margin of error of +/-2.5%, and a telephone study of 403 practicing physicians, with a margin of error of +/-4.9%.

Our Use of Certain Measures of Usage of The WebMD Health Network
      In this prospectus, we provide information regarding usage of The WebMD Health Network that we have calculated using an internal technology solution that identifies and monitors usage by individual computers. As used in this prospectus:

•	A “unique user” during any calendar month is an individual computer that accesses a Web site in The WebMD Health Network during the course of such calendar month determined by the use of its internal technology, such as cookies. Accordingly, with respect to such calendar month, once a “unique user” accesses that Web site in The WebMD Health Network, the user is included in the total number of “unique users” for that month. Similarly, with respect to any calendar month, a computer accessing a specific Web site in The WebMD Health Network may only be counted once as a single “unique user” regardless of the number of times such user accesses that Web site or the number of individuals who may use such computer. However, if that computer accesses more than one site within The WebMD Health Network during a calendar month, it will be counted once for each such site. A computer that does not access any of the Web sites in The WebMD Health Network during a particular calendar month is not included in the total number of “unique users” for that calendar month, even if such computer has in the past accessed one or more of these Web sites. In addition, if a computer blocks our tracking technology (for instance, by turning off “cookies”), it will be counted as a unique user in a particular month each time it visits the same Web sites.

•	A “page view” is the Web page that is sent to the browser of a computer upon a request made by such computer and received by a server in The WebMD Health Network.

•	With respect to any given time period, “aggregate page views” are the total number of “page views” during such time period on all of the Web sites in The WebMD Health Network. “Aggregate page views” do not include page views from our private portals.

      Third party services that measure usage of Internet sites may provide different usage statistics than those reported by internal weblog reporting, as is the case with The WebMD Health Network reporting. These discrepancies may occur as a result of differences in methodologies applied and different measurement periods. For example, third party services typically apply their own proprietary methods of calculating usage, which may include surveying users and estimating site usage based on surveys, rather than based upon internal technology solutions used by us. Regardless of the measure of usage, if usage data is prepared using a consistent methodology between measurement periods, it may provide useful information over time.

The Offering

Class A common stock offered by us	shares

Common stock outstanding after the offering:

Class A common stock	shares

Class B common stock	shares

Use of proceeds	We estimate that our net proceeds from this offering will be approximately $ million ($ million if the underwriters exercise in full their option to purchase additional shares). We intend to use these net proceeds for working capital and general corporate purposes, including capital expenditures and acquisitions.

Voting rights	Each share of our Class A common stock will entitle its holder to one vote on all matters to be voted on by stockholders generally. The holders of our Class B common stock generally will have rights identical to holders of our Class A common stock, except that each share of Class B common stock will entitle its holder to ten votes on all matters to be voted on by stockholders generally. Holders of our Class A common stock and Class B common stock will generally vote together as a single class.

Conversion rights	Each share of Class B common stock is convertible while held by our Parent at the option of our Parent into one share of Class A common stock. Under certain circumstances, our Class B common stock may be converted into our Class A common stock at the option of the holder or automatically.

Risk factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our Class A common stock.

Proposed Nasdaq National Market symbol	“WBMD.”
      Unless we specifically state otherwise, all information in this prospectus:

•	assumes that the underwriters do not exercise their option to purchase additional shares;

•	assumes the conversion of all outstanding shares of our common stock into shares of Class B common stock immediately prior to the completion of this offering; and

•	excludes shares of our Class A common stock reserved for grants under our incentive compensation plans. Following this offering, we expect to make initial grants in respect of shares of our Class A common stock, of which will be in the form of options to purchase shares of our Class A common stock with an exercise price equal to the initial public offering price per share, and will be in the form of restricted Class A common stock.

Summary Financial Data
      You should read the following summary combined consolidated financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our combined consolidated financial statements and notes thereto and the unaudited pro forma financial statements and related notes, all included elsewhere in this prospectus. The “Pro Forma” combined consolidated statement of operations data for the year ended December 31, 2004 and for the six months ended June 30, 2005 is adjusted to reflect our acquisitions of MedicineNet, Inc. and HealthShare Technology, Inc., as though those acquisitions occurred as of January 1, 2004. The pro forma information is provided for illustrative purposes only and is not necessarily indicative of the operating results that would have occurred if the transactions had been consummated as of January 1, 2004, nor is it indicative of future operating results. The “As Adjusted” combined consolidated balance sheet data as of June 30, 2005 is adjusted to reflect the sale of the shares of our Class A common stock offered hereby and the receipt of the estimated net proceeds after deducting underwriting discounts and commissions and the estimated offering expenses. All amounts in the following tables are presented in thousands.

	Years Ended December 31,				Six Months Ended June 30,

	2002	2003	2004		2004	2005

				Pro Forma	Actual	Actual	Pro Forma
			Actual	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Combined Consolidated Statements of Operations Data:
Revenue	$84,203	$110,152	$134,148	$144,637	$58,076	$74,740	$76,564
Costs and expenses:
Cost of operations	47,888	46,998	52,377	55,327	24,435	33,511	33,969
Sales and marketing	49,033	47,917	49,315	51,201	23,246	23,129	23,348
General and administrative	15,690	18,016	20,165	23,487	10,013	15,205	15,975
Depreciation and amortization	2,486	4,463	5,620	12,016	2,515	5,252	6,022
Restructuring and integration benefit	(5,850)	—	—	—	—	—	—
Other (income) expense	(823)	—	—	19	—	—	(3)

Income (loss) before income tax provision	(24,221)	(7,242)	6,671	2,587	(2,133)	(2,357)	(2,747)
Income tax provision	140	183	210	397	91	152	143

Net income (loss)	$(24,361)	$(7,425)	$6,461	$2,190	$(2,224)	$(2,509)	$(2,890)

			June 30, 2005

	December 31,	December 31,	Actual	As Adjusted(1)
	2003	2004	(unaudited)	(unaudited)

Combined Consolidated Balance Sheet Data:
Working capital (deficit)	$3,384	$9,119	$(3,437)
Total assets	120,630	146,496	184,523
Owner’s net investment/Stockholders’ equity	85,527	100,737	127,033

(1)	Reflects (a) the sale of the shares of our Class A common stock in this offering and the receipt of the estimated net proceeds after deducting underwriting discounts and commissions and estimated offering expenses, (b) the reclassification of Owner’s net investment to Stockholders’ equity, reflecting the contribution to capital of net amounts due to our Parent and (c) the conversion of our outstanding shares of common stock into shares of our Class B common stock.

RISK FACTORS
      Any investment in our Class A common stock involves a high degree of risk. This section describes circumstances or events that could have a negative effect on our business. You should consider carefully the following information about these risks, together with the other information contained in this prospectus, before you decide whether to buy our Class A common stock. The occurrence of one or more of the circumstances or events described below could have a material adverse effect on our financial condition, results of operations and cash flows or on the trading price of our Class A common stock, and you could lose all or part of your investment. The risks and uncertainties described below are not exhaustive, and additional risks and uncertainties that are not currently known to us or that we currently believe are immaterial may also adversely affect our business and operations. Our Risk Factors are organized into the following broad categories: “Risks Related to Our Operations and Financial Performance,” “Risks Related to Our Relationships with Clients,” “Risks Related to Use of the Internet and to Our Technological Infrastructure,” “Risks Related to the Legal and Regulatory Environment in Which We Operate,” “Risks Related to Our Relationship With Our Parent” and “Risks Related to Ownership of the Class A Common Stock and this Offering.”

Risks Related to Our Operations and Financial Performance
Our online businesses are difficult to evaluate because they have a limited operating history
      Our online businesses have a limited operating history and participate in relatively new and rapidly evolving markets. These businesses have undergone significant changes during their short history as a result of changes in the services provided, changes in market conditions, and changes in ownership and management, and are expected to continue to change for similar reasons. We cannot assure you that our current business strategy will be successful in the long term.
      Many companies with business plans based on providing healthcare information through the Internet have failed to be profitable and some have filed for bankruptcy and/or ceased operations. We have only earned income in three of our historical fiscal quarters and, even if demand from users exists, we cannot assure you that our business will be profitable.
We have incurred and may continue to incur losses
      Our operating results have fluctuated significantly in the past from quarter to quarter and may continue to do so in the future. In addition, other than for the year ended December 31, 2004, we have experienced net losses in each year since 2001, and our net losses from 2001 to 2003 totaled approximately $2.6 billion.
      You should not rely on the results for any particular period as an indication of our future performance. It is possible that, in future periods, our results of operations may be below the expectations of public market analysts and investors. Fluctuations in our quarterly operating results or our inability to achieve or maintain profitability may cause volatility in the price of our Class A common stock in the public market.
The timing of our advertising and sponsorship revenues may vary significantly, which could have adverse effects on our operating results
      Our advertising and sponsorship revenues, which accounted for approximately 62% of our total revenues for the year ended December 31, 2004, may vary significantly from quarter to quarter due to a number of factors, not all of which are in our control, and any of which may be difficult to forecast accurately. The majority of our advertising and sponsorship contracts are for terms of approximately four to 12 months. We have relatively few longer term contracts. We cannot assure you that our current customers will continue to participate in our existing programs beyond the terms of their existing contracts or that they will enter into any additional contracts for new programs that we offer.
      In addition, the time between the date of initial contact with a potential advertiser or sponsor regarding a specific program and the execution of a contract with the advertiser or sponsor for that program may be lengthy, especially for larger contracts, and may be subject to delays over which we have little or no control, including as a result of budgetary constraints of the advertiser or sponsor or their need for internal approvals.
      Factors that could affect the timing of our revenues from advertisers and sponsors include:

•	the timing of FDA approval for new products or for new approved uses for existing products;

•	seasonal factors relating to the prevalence of specific health conditions and other seasonal factors that may affect the timing of promotional campaigns for specific products; and

•	the scheduling of conferences for physicians and other healthcare professionals.
Lengthy sales and implementation cycles for our private online portals make it difficult to forecast our revenues from these applications and, as a result, may have an adverse impact on our business
      The period from our initial contact with a potential client for a private online portal and the first purchase of our solution by the client is difficult to predict. In the past, it has generally ranged from six to 12 months, but in some cases has been longer. These sales may be subject to delays due to a client’s internal procedures for approving large expenditures and other factors beyond our control. The time it takes to implement a private online portal is also difficult to predict and has lasted as long as six months from contract execution to the commencement of live operation. Implementation may be subject to delays based on the availability of the internal resources of the client that are needed and other factors outside of our control. As a result, we have limited ability to forecast the timing of revenue from new clients. This, in turn, makes it more difficult to predict our financial performance from quarter to quarter.
      During the sales cycle and the implementation period, we may expend substantial time, effort and money preparing contract proposals, negotiating contracts and implementing the private online portal without receiving any related revenue. In addition, many of the expenses related to providing private online portals are relatively fixed in the short term, including personnel costs and technology and infrastructure costs. Even if our revenue is lower than expected, we may not be able to reduce our short-term spending in response. Any shortfall in revenue would have a direct impact on our results of operations.
      As a result, we may be unable to adjust spending quickly enough to offset any unexpected revenue shortfall or delay, in which case our results of operations would suffer. In addition, in an attempt to enhance our long-term competitive position, we may from time to time make decisions regarding pricing, marketing, services and technology that could have a near-term adverse effect on our operating results.
If we are unable to provide content that attracts and retains users to The WebMD Health Network at a level that is attractive to advertisers and sponsors, our revenues will be reduced
      We believe that interest in our public portals for consumers, physicians and healthcare professionals is based upon our ability to make available health content, decision-support tools and other services that meet the needs of our users. Our ability to do so depends, in turn, on:

•	our ability to hire and retain qualified authors, journalists and independent writers;

•	our ability to license quality content from third parties; and

•	our ability to monitor and respond to increases and decreases in user interest in specific topics.
      We cannot assure you that we will be able to continue to develop or acquire needed content at a reasonable cost. If we are unable to provide content that attracts and retains users at a level that is attractive to advertisers and sponsors, our revenues will be reduced. In addition, our ability to deploy new interactive tools and other features will require us to continue to improve the technology underlying our Web sites. The required changes may be significant and expensive, and we cannot assure you that we will be able to execute them quickly and efficiently.
We face significant competition for our products and services
      The markets in which we operate are intensely competitive, continually evolving and, in some cases, subject to rapid change.

      Public Portals. Our public portals face competition from numerous other companies, both in attracting users and in generating revenue from advertisers and sponsors. We compete with online services and Web sites that provide health-related information, including both commercial sites and not-for-profit sites. Since there are no substantial barriers to entry into the markets in which we participate, we expect that competitors will continue to enter these markets. These competitors include companies like yahoo.com and msn.com that provide general purpose consumer online services and portals and other high-traffic Web sites that include healthcare-related and non healthcare-related content and services. Our competitors also include more specialized providers of online services, tools and applications for healthcare consumers, such as iVillage.com, DrKoop.com, drugs.com, eMedicine.com and Realage.com. Our competitors that provide services, tools and applications to physicians include merkmedicus.com, eMedicine.com, uptodate.com and mdconsult.com. We also face competition from governmental and non-profit sites, such as NIH.com and medline.com.
      Other competitors for advertising and sponsorship revenue include:

•	publishers and distributors of traditional online media, including television and magazines targeted to consumers, as well as print journals and other specialized media targeted to healthcare professionals, many of which have established or may establish their own Web sites or partner with other Web sites;

•	online medical conferences, CME programs and symposia; and

•	vendors of healthcare information, products and services distributed through other means, including direct sales, mail and fax messaging.
      Competitors for the attention of healthcare professionals and consumers include:

•	the competitors for advertisers and sponsors described above; and

•	public sector, non-profit and other Web sites, including some Web sites maintained by our clients, that provide healthcare information without advertising or sponsorships from third parties.
      Private Portals. Our private portals compete with various providers and vendors in the licensing of content and in the sale of decision-support services and tools. Our competitors in this market include:

•	providers of decision-support tools, such as Hewitt Associates LLP and Subimo, LLC;

•	wellness and disease management vendors, including the Mayo Foundation for Medical Education and Research and Staywell Productions/MediMedia USA, Inc.;

•	suppliers of online health management applications, including HealthMedia, Health A-Z and Consumer Health Interactive; and

•	health information services and health management offerings of health plans and their affiliates, including those of Humana, Aetna and United Healthcare.
      Publishing Services. Our Publishing Services segment products and services compete with numerous other online and offline sources of healthcare information, including:

•	traditional publishers and distributors in the medical field, such as medical reference publications, print journals and other specialized publications targeted to physicians, some of which have a more complete range of titles and better access to traditional distribution channels than we have;

•	public sector, non-profit and other Web sites that provide healthcare information; and

•	online conferences, CME programs and symposia.
      Many of our competitors have greater financial, technical, product development, marketing and other resources than we do. These organizations may be better known than we are and have more customers or users than we do. We cannot provide assurance that we will be able to compete successfully against these organizations or any alliances they have formed or may form.
      We may in the future also face competition from companies that currently carry our content, including AOL. We have entered into a strategic alliance with AOL pursuant to an agreement ending May 8, 2007. Included in the accompanying combined consolidated statements of operations for the years ended December 31, 2002, 2003 and 2004 and for the six months ended June 30, 2004 and 2005 is revenue of

$4,159, $5,087, $7,242, $3,349 and $7,111, respectively, which represents sales to third parties of advertising and sponsorship on the AOL health channels, primarily sold through our sales efforts. If we and AOL do not renew our agreement, AOL may directly compete with our consumer Web sites for sales and marketing revenues.
If we are unable to provide high quality healthcare content for our Publishing Services segment that attracts and retains users, our revenues will be reduced
      Interest in our publications for physicians, such as The Little Blue Book and ACP Medicine and ACS Surgery: Principles and Practice, is based upon our ability to make available up-to-date, high quality health content that meets the needs of our physician users. Although we have been able to continue to update and maintain the physician practice information that we publish in The Little Blue Book, if we are unable to continue to do so for any reason, the value of The Little Blue Book would diminish and interest in this publication and advertising in this publication would be adversely affected.
      Similarly, our ability to maintain or increase the subscriptions to ACP Medicine and ACS Surgery is based upon our ability to make available up-to-date, high quality content which depends on our ability to retain qualified physician authors and writers in the disciplines covered by these publications. We cannot assure you that we will be able to retain qualified physician editors or authors to provide and review needed content at a reasonable cost. If we are unable to provide content that attracts and retains subscribers, subscriptions to these products will be reduced. In addition, the American College of Physicians permits WebMD to use the ACP name in the title of ACP Medicine and the American College of Surgeons permits WebMD to use the name ACS in the title of ACS Surgery: Principles and Practice. If we lose the right to use the ACP or ACS name in our publications, subscribers may find the publication less attractive and cease to subscribe to these publications.
      WebMD the Magazine was launched in April 2005 and as a result has a very short operating history. We cannot assure you that WebMD the Magazine will be able to attract advertisers to make this publication successful in the long-term.
Governmental and private initiatives to support the adoption of healthcare information technology may encourage additional companies or governmental agencies to compete with us
      There are currently numerous federal, state and private initiatives and studies seeking ways to increase the use of information technology in healthcare as a means of improving care and reducing costs. For example, the Department of Health and Human Services, which we refer to as HHS, issued a report in 2004 entitled “The Decade of Health Information Technology: Delivering Consumer-centric and Information-rich Health Care” and the report was followed up by a Request for Information and, in June 2005, several Requests for Proposals. In addition, several bills have been introduced in 2005 in both the Senate and the House of Representatives reflecting various approaches to fostering the use of information technology in healthcare. These initiatives may encourage more companies to develop applications and services that compete with us, especially with our private online portals. The effect that these initiatives may have on our business is difficult to predict and we cannot assure you that we will adequately address the risks created by these initiatives or that we will be able to take advantage of any resulting opportunities.
We have not been operated as an entity separate from our Parent, and, as a result, our historical and pro forma financial information may not be indicative of our historical financial results or future financial performance
      Our combined consolidated financial information included in this prospectus assumes that, for the periods presented, we had existed as a separate legal entity, and has been derived from the consolidated financial statements of our Parent. Some costs have been reflected in the combined consolidated financial statements that are not necessarily indicative of the costs that we would have incurred had we operated as an independent, stand-alone entity for all periods presented. These costs include allocated portions of our Parent’s corporate overhead, interest expense and income taxes. Our combined consolidated financial information included in this prospectus may not be indicative of our future financial performance, because these statements do not necessarily reflect our historical financial condition, results of operations and cash flows as they would have been had we been operated during the periods presented as a separate, stand-alone entity.

We expect that accounting for employee stock options using the fair value method will have a material adverse impact on our combined consolidated results of operations and earnings per share
      In December 2004, the FASB issued SFAS 123R, which requires all share-based payments to employees, including grants of stock options by us and our Parent to our employees, to be recognized in the financial statements based on their fair values, beginning with the fiscal year that begins after June 15, 2005. As permitted by SFAS No. 123, we currently account for share-based payments to employees using the intrinsic value method prescribed in APB Opinion No. 25. As described in Note 2 to our audited combined consolidated financial statements, if, instead of the intrinsic value method, we had used the fair value recognition provisions of SFAS 123 to calculate stock based employee compensation, instead of reporting net income for 2004 of $6.5 million, we would have reported a loss of $2.4 million. Although neither we nor our Parent has yet chosen the valuation methodology it will employ when we and it adopt SFAS No. 123R, the adoption of SFAS No. 123R’s fair value method will have a material adverse impact on the combined consolidated results of operations and earnings per share. We cannot predict what effect the reduction in our net income may have on our stock price.
We will incur increased costs as a result of being a separately traded public company
      As a separately traded public company, we will incur legal, accounting and other expenses that we did not incur as a wholly owned subsidiary of our Parent, including costs associated with the periodic reporting requirements applicable to a company whose securities are registered under the Securities Exchange Act of 1934, or the Exchange Act, recently adopted corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002, and other rules implemented relatively recently by the Securities and Exchange Commission, or the SEC, and The Nasdaq National Market. We expect these rules and regulations to increase substantially our legal and financial compliance costs and to make some activities more time-consuming and costly. We also expect that these rules and regulations will make it more difficult and more expensive for us to obtain directors and officers’ liability insurance.
Investors could lose confidence in our financial reports, and our stock price may be adversely affected, if our or our Parent’s internal controls over financial reporting are found not to be effective by management or by an independent registered public accounting firm or if we or our Parent make disclosure of existing or potential significant deficiencies or material weaknesses in those controls
      Beginning with our Annual Report for the year ending December 31, 2006, Section 404 of the Sarbanes-Oxley Act of 2002 will require us to include an internal control report with our Annual Report on Form 10-K. That report must include management’s assessment of the effectiveness of our internal control over financial reporting as of the end of the fiscal year. Additionally, our independent registered public accounting firm will be required to issue a report on management’s assessment of our internal control over financial reporting and a report on their evaluation of the operating effectiveness of our internal control over financial reporting. Our Parent is an “accelerated filer” and was required to include an internal control report in its most recent and in its future Annual Reports on Form 10-K.
      We continue to evaluate our existing internal controls over financial reporting against the standards adopted by the Public Company Accounting Oversight Board (PCAOB). During the course of our ongoing evaluation of the internal controls, we may identify areas requiring improvement, and may have to design enhanced processes and controls to address issues identified through this review. Remedying any deficiencies, significant deficiencies or material weaknesses that we or our independent registered public accounting firm may identify, may require us to incur significant costs and expend significant time and management resources. We cannot assure you that any of the measures we implement to remedy any such deficiencies will effectively mitigate or remedy such deficiencies. In addition, we cannot assure you that we will be able to complete the work necessary for our management to issue its management report in a timely manner, or that we will be able to complete any work required for our management to be able to conclude that our internal control over financial reporting is operating effectively. If we are not able to complete the assessment under Section 404 in a timely manner, we and our independent registered public accounting firm would be unable to conclude that our internal control over financial reporting is effective as of December 31, 2006. Investors could lose confidence in our financial reports, and our stock price may be adversely affected, if our internal controls over financial reporting are found not to be effective by management or by an independent registered public accounting firm or if we make disclosure of existing or potential significant deficiencies or material weaknesses in those controls.
      A determination that there is a significant deficiency or material weakness in the effectiveness of our internal controls over financial reporting could also reduce our ability to obtain financing or could increase the cost of any financing we obtain and require additional expenditures to comply with applicable requirements.
      In addition, investors could lose confidence in our financial reports, if our Parent’s internal controls over financial reporting are found not to be effective by management or by an independent registered public accounting firm or if our Parent makes disclosure of existing or potential significant deficiencies or material weaknesses in those controls, particularly if the reasons are relevant or related to our internal controls or intercompany transactions with our Parent.
Acquisitions, business combinations and other transactions may be difficult to complete and, if completed, may have negative consequences for our business and our securityholders
      We have been built, in part, through a series of acquisitions. We intend to continue to seek to acquire or to engage in business combinations with companies engaged in complementary businesses. In addition, we may enter into joint ventures, strategic alliances or similar arrangements with third parties. These transactions may result in changes in the nature and scope of our operations and changes in our financial condition. Our success in completing these types of transactions will depend on, among other things, our ability to locate suitable candidates, negotiate mutually acceptable terms with them and to obtain adequate financing. Significant competition for these opportunities exists, which may increase the cost of and decrease the opportunities for these types of transactions. Financing for these transactions may come from several sources, including:

•	cash and cash equivalents on hand and marketable securities;

•	proceeds from the incurrence of indebtedness; and

•	proceeds from the issuance of additional Class A common stock, preferred stock, convertible debt or other securities.
      The issuance of additional equity or debt securities could:

•	cause substantial dilution of the percentage ownership of our stockholders at the time of the issuance;

•	cause substantial dilution of our earnings per share;

•	subject us to the risks associated with increased leverage, including a reduction in our ability to obtain financing or an increase in the cost of any financing we obtain;

•	subject us to restrictive covenants that could limit our flexibility in conducting future business activities; and

•	adversely affect the prevailing market price for our outstanding securities.
We do not intend to seek securityholder approval for any such acquisition or security issuance unless required by applicable law, regulation or by the terms of then existing securities.
Our business will suffer if we fail to successfully integrate acquired businesses and technologies or to assess the risks in particular transactions
      We have in the past acquired, and may in the future acquire, businesses, technologies, services, product lines and other assets. The successful integration of the acquired businesses and assets into our operations, on a cost-effective basis, can be critical to our future performance. The amount and timing of the expected benefits of any acquisition, including potential synergies between our company and the acquired business, are subject to significant risks and uncertainties. These risks and uncertainties include, but are not limited to, those relating to:

•	our ability to maintain relationships with the customers of the acquired business;

•	our ability to retain or replace key personnel;

•	potential conflicts in sponsor or advertising relationships;

•	our ability to coordinate organizations that are geographically diverse and may have different business cultures; and

•	compliance with regulatory requirements.
      We cannot guarantee that any acquired businesses will be successfully integrated with our operations in a timely or cost-effective manner, or at all. Failure to successfully integrate acquired businesses or to achieve anticipated operating synergies, revenue enhancements or cost savings could have a material adverse effect on our business, financial condition and results of operations.
      Although our management attempts to evaluate the risks inherent in each transaction and to value acquisition candidates appropriately, we cannot assure you that we will properly ascertain all such risks or that acquired businesses and assets will perform as we expect or enhance the value of our company as a whole. In addition, acquired companies or businesses may have larger than expected liabilities that are not covered by the indemnification, if any, we are able to obtain from the sellers.
We have previously incurred significant impairment and restructuring charges
      In 1999 and 2000, our Parent acquired eight companies for over $10 billion in aggregate purchase price, primarily through the issuance of its common stock. During 2000 and 2001, our Parent initiated two restructuring and integration plans, with the objective of eliminating duplication and redundancies that resulted from prior acquisitions and to restructure certain strategic relationships our Parent had with third parties. In 2001, we incurred a restructuring and integration charge of $114.9 million. During 2001, our Parent identified certain indicators of possible impairment of our long-lived assets, primarily goodwill and other intangible assets. Our Parent evaluated our long-lived assets for impairment by determining identifiable cash flows to related asset groupings, and compared the projected undiscounted cash flows for each asset grouping to its carrying value. Once our Parent determined there was an impairment, our Parent quantified the impairment based on projected discounted cash flows, and recorded a charge of $1.4 billion for the impairment of long-lived and other assets in 2001. We cannot assure you that other unknown future causes of possible impairment charges, such as a significant downturn in one of our business segments or general economic conditions, will not occur; if they do occur, they could result in an additional assessment of our long-lived assets for impairment which, in turn, could result in an additional impairment charge in the future.
Our failure to attract and retain qualified executives and employees may have a material adverse effect on our business
      Our business depends largely on the skills, experience and performance of key members of our senior management team. Roger C. Holstein, who served as our chief executive officer since October 2004, resigned, effective April 27, 2005, from all his positions with our Parent and its subsidiaries. Wayne Gattinella, who has served as President of the WebMD Health segment of our Parent since August 2001, is our President and CEO. We cannot assure you that the transition in leadership will occur without disruption to our businesses.
      We also depend, in part, on our ability to attract and retain qualified writers and editors, software developers and other technical personnel and sales and marketing personnel. We anticipate the need to hire and retain qualified employees in these areas from time to time. We cannot assure you that we will be able to hire or retain a sufficient number of qualified personnel to meet our requirements, or that we will be able to do so at the salary and benefit costs that are acceptable to us. Failure to do so may have an adverse effect on our business.

Risks Related to Our Relationships with Clients
Developments in the healthcare industry could adversely affect our business
      Most of our revenue is derived from the healthcare industry and could be affected by changes affecting healthcare spending. General reductions in expenditures by healthcare industry participants could result from, among other things:

•	government regulation or private initiatives that affect the manner in which healthcare providers interact with patients, payers or other healthcare industry participants, including changes in pricing or means of delivery of healthcare products and services;

•	consolidation of healthcare industry participants;

•	reductions in governmental funding for healthcare; and

•	adverse changes in business or economic conditions affecting healthcare payers or providers, pharmaceutical, biotechnology or medical device companies or other healthcare industry participants.
      We are particularly dependent on pharmaceutical, biotechnology and medical device companies for our advertising and sponsorship revenues. Our business will be adversely impacted if business or economic conditions result in the reduction of purchases by our customers if they decide not to renew their commitments or decide to renew their commitments at lower levels. Even if general expenditures by industry participants remain the same or increase, developments in the healthcare industry may result in reduced spending in some or all of the specific segments of that market we serve or are planning to serve. For example, use of our products and services could be affected by:

•	changes in the design of health insurance plans;

•	a decrease in the number of new drugs or medical devices coming to market; and

•	decreases in marketing expenditures by pharmaceutical companies or consumer product companies, including as a result of governmental regulation or private initiatives that discourage or prohibit promotional activities by pharmaceutical or medical device companies.
      In addition, our customers’ expectations regarding pending or potential industry developments may also affect their budgeting processes and spending plans with respect to products and services of the types we provide.
      The healthcare industry has changed significantly in recent years and we expect that significant changes will continue to occur. However, the timing and impact of developments in the healthcare industry are difficult to predict. We cannot assure you that the markets for our products and services will continue to exist at current levels or that we will have adequate technical, financial and marketing resources to react to changes in those markets.
The WebMD Health Network includes Web sites that we supply content to, but do not own, and the termination of our relationship with the owners of these Web sites, including AOL, may negatively affect our results of operations
      We cannot assure you that we will be able to continue to attract a large audience of health-involved consumers and clinically-active healthcare professionals to The WebMD Health Network. Although the substantial majority of the visitors to The WebMD Health Network and the page views we generate on The WebMD Health Network are from Web sites we own, some are from Web sites owned by third parties that carry our content and, as a result, our traffic may vary based on the amount of traffic to Web sites of these third parties and other factors outside our control. During the first quarter of 2005, AOL accounted for approximately 17% of The WebMD Health Network’s unique users and approximately 8% of its aggregate page views and other third party Web sites accounted for 8% of The WebMD Health Network’s unique users and 5% of its aggregate page views during such period. In the event that our relationship with AOL or other third party Web sites is terminated, the user traffic and page views in The WebMD Health Network may be negatively affected, which may negatively affect our results of operations.
We may not be able to attract visitors to our Web sites on a consistent basis, which could have a material adverse effect on our results of operations
      Since users of our public portals may be attracted to The WebMD Health Network as a result of a specific condition or for a specific purpose, it is difficult for us to predict the rate at which users will return to the public portals. Further, users of The WebMD Health Network have numerous other online and offline sources of healthcare information services, and some users may visit The WebMD Health Network as a result of our existing third party relationships. If one or more of these third parties engages in conduct that negatively affects users of those third party Web sites, users that come to The WebMD Health Network through these third party Web sites may decrease.
      Because we generate revenues by, among other things, selling sponsorships of specific pages, sections or events on The WebMD Health Network for healthcare providers and consumers and related e-newsletters, a decline in user traffic levels or a reduction in the number of pages viewed by users could cause our revenues to decrease and could have a material adverse effect on our results of operations.
We may be unsuccessful in our efforts to increase advertising and sponsorship revenue from consumer products companies
      Most of our advertising and sponsorship revenues have, in the past, come from pharmaceutical, biotechnology and medical device companies. During the past year, we have begun to focus on increasing sponsorship revenue from consumer products companies that are interested in communicating health-related or safety-related information about their products to our audience. However, while a number of consumer products companies have indicated an intent to increase the portion of their promotional spending used on the Internet, we cannot assure you that these advertisers and sponsors will find our consumer Web site to be as effective as other Web sites or traditional media for promoting their products and services. If we encounter difficulties in competing with the other alternatives available to consumer products companies, this portion of our business may develop more slowly than we expect or may fail to develop.
Risks Related to Use of the Internet and to Our Technological Infrastructure
Our users depend on Internet service providers, online service providers and other Web site operators to access our online services
      Users of our Web-based services depend on Internet service providers, online service providers and other Web site operators for access to our Web sites. Many of these providers have experienced significant outages in the past and could experience outages, delays and other difficulties in the future due to system failures unrelated to our systems. Any significant interruptions in our services or increases in response time could result in a loss of potential or existing users of and advertisers and sponsors on our Web site and, if sustained or repeated, could reduce the attractiveness of our Web-based services.

We rely on bandwidth providers, data center providers, other third parties and our own systems for key aspects of the process of providing products and services to our users, and any failure or interruption in the services provided by these third parties or our own systems could harm our business
      Our online services are designed to operate 24 hours a day, seven days a week, without interruption. However, we have experienced and expect that we will experience interruptions and delays in services and availability from time to time. We rely on internal systems as well as third party vendors, including data center providers and bandwidth providers, to provide our online services. We do not maintain redundant systems or facilities for some of these services. In the event of a catastrophic event at one of our data centers, we may experience an extended period of system unavailability which could negatively impact our relationship with users and adversely affect our brand and our business.
      To operate without interruption, both we and our service providers must guard against:

•	damage from fire, power loss and other natural disasters;

•	communications failures;

•	software and hardware errors, failures and crashes;

•	security breaches, computer viruses and similar disruptive problems; and

•	other potential interruptions.
Any disruption in the network access or co-location services provided by these third party providers or any failure of or by these third party providers or our own systems to handle current or higher volume of use could significantly harm our business. We exercise little control over these third party vendors, which increases our vulnerability to problems with services they provide.
      Any errors, failures, interruptions or delays experienced in connection with these third party technologies and information services or our own systems could negatively impact our relationships with users and adversely affect our brand and our business and could expose us to liabilities to third parties. Although we maintain insurance for our business, the coverage under our policies may not be adequate to compensate us for all losses that may occur. In addition, we cannot provide assurance that we will continue to be able to obtain adequate insurance coverage at an acceptable cost.
Implementation of changes in hardware and software platforms used to deliver our online services may result in performance problems and may not provide the additional functionality that was expected
      From time to time, we implement changes to the hardware and software platforms we use for providing our online services. During and after the implementation of those changes, a platform may not perform as expected, which could result in interruptions in operations, an increase in response time or an inability to track performance metrics. Any significant interruption in our ability to operate any of our online services could have an adverse effect on our relationships with users and clients and, as a result, on our financial results.
      We rely on a combination of purchasing, licensing, internal development, and acquisitions to develop our hardware and software platforms. Our implementation of changes in these platforms may cost more than originally expected, may take longer than originally expected, and may require more testing than originally anticipated. In addition, we cannot provide assurance that changes in these platforms will provide the additional functionality and other benefits that were originally expected.
If the systems we use to provide online portals experience security breaches or are otherwise perceived to be insecure, our business could suffer
      We retain and transmit confidential information, including personal health records, in the processing centers and other facilities we use to provide online services. It is critical that these facilities and infrastructure remain secure and be perceived by the marketplace as secure. A security breach could damage our reputation or result in liability. We may be required to expend significant capital and other resources to protect against security breaches and hackers or to alleviate problems caused by breaches. Despite the implementation of security measures, this infrastructure or other systems that we interface with, including the Internet and related systems, may be vulnerable to physical break-ins, hackers, improper employee or contractor access, computer viruses, programming errors, attacks by third parties or similar disruptive problems. Any compromise of our security, whether as a result of our own systems or the systems that they interface with, could reduce demand for our services, and could subject us to legal claims from our clients and users, including for breach of contract or breach of warranty.
Risks Related to the Legal and Regulatory Environment in Which We Operate
Government regulation of the Internet could adversely affect our business
      The Internet and its associated technologies are subject to government regulation. Our failure, or the failure of our business partners or third party providers, to accurately anticipate the application of laws and regulations affecting our products and services and the manner in which we deliver them, or any other failure to comply, could create liability for us, result in adverse publicity and negatively affect our business. In addition, new laws and regulations, or new interpretations of existing laws and regulations, may be adopted with respect to the Internet or other online services covering user privacy, patient confidentiality, consumer protection and other issues, including pricing, content, copyrights and patents, distribution and characteristics and quality of products and services. We cannot predict whether these laws or regulations will change or how such changes will affect our business.
Government regulation of healthcare creates risks and challenges with respect to our compliance efforts and our business strategies
      The healthcare industry is highly regulated and is subject to changing political, legislative, regulatory and other influences. Existing and new laws and regulations affecting the healthcare industry could create unexpected liabilities for us, cause us to incur additional costs and restrict our operations. Many healthcare laws are complex and their application to specific products and services may not be clear. In particular, many existing healthcare laws and regulations, when enacted, did not anticipate the healthcare information services that we provide. However, these laws and regulations may nonetheless be applied to our products and services. Our failure to accurately anticipate the application of these laws and regulations, or other failure to comply, could create liability for us, result in adverse publicity and negatively affect our businesses. Some of the risks we face from healthcare regulation are as follows:

Regulation of Drug and Medical Device Advertising and Promotion

•	The WebMD Health Network provides services involving advertising and promotion of prescription and over-the-counter drugs and medical devices. Any increase in regulation of these areas by the Federal Food and Drug Administration, or the FDA, or the Federal Trade Commission, or the FTC, could make it more difficult for us to contract for sponsorships and advertising. Physician groups and others have criticized the FDA’s current policies, and have called for restrictions on advertising of prescription drugs to consumers and increased FDA enforcement. We cannot predict what actions the FDA or industry participants may take in response to these criticisms. It is also possible that new laws would be enacted that impose restrictions on such advertising. Our advertising and sponsorship revenues could be materially reduced by additional restrictions on the advertising of prescription drugs and medical devices to consumers, whether imposed by law or regulation or by policies adopted by industry members.

•	If the FDA or the FTC finds that any information on our Web sites violate FDA or FTC regulations, they may take regulatory or judicial action against us or the advertiser or sponsor of that information. State attorneys general may also take similar action based on their state’s consumer protection statutes.

Anti-kickback Laws

•	There are federal and state laws that govern patient referrals, physician financial relationships and inducements to healthcare providers and patients. The federal healthcare programs anti-kickback law prohibits any person or entity from offering, paying, soliciting or receiving anything of value, directly or indirectly, for the referral of patients covered by Medicare, Medicaid and other federal healthcare programs or the leasing, purchasing, ordering or arranging for or recommending the lease, purchase or order of any item, good, facility or service covered by these programs. Many states also have similar anti-kickback laws that are not necessarily limited to items or services for which payment is made by a federal healthcare program. These laws are applicable to manufacturers and distributors and, therefore, may restrict how we and some of our customers market products to healthcare providers. Also, in 2002, the Office of the Inspector General, or OIG, of Health and Human Services, the federal government agency responsible for interpreting the federal anti-kickback law, issued an advisory opinion that concluded that the sale of advertising and sponsorships to healthcare providers and vendors by Web-based information services implicates the federal anti-kickback law. However, the advisory opinion suggests that enforcement action will not result if the fees paid represent fair market value for the advertising/sponsorship arrangements, the fees do not vary based on the volume or value of business generated by the advertising and the advertising/sponsorship relationships are clearly identified as such to users.

The laws in this area are broadly written and it is often difficult to determine precisely how the laws will be applied in specific circumstances. Penalties for violating the federal anti-kickback law include imprisonment, fines and exclusion from participating, directly or indirectly, in Medicare, Medicaid and other federal healthcare programs. Any determination by a state or federal regulatory agency that any of our practices violate any of these laws could subject us to civil or criminal penalties and require us to change or terminate some portions of our business and could have an adverse effect on our business. Even an unsuccessful challenge by regulatory authorities of our practices could result in adverse publicity and be costly for us to respond to.

Medical Professional Regulation

•	The practice of most healthcare professions requires licensing under applicable state law. In addition, the laws in some states prohibit business entities from practicing medicine. If a state determines that some portion of our business violates these laws, it may seek to have us discontinue those portions or subject us to penalties or licensure requirements. Any determination that we are a healthcare provider and have acted improperly as a healthcare provider may result in liability to us.
      Risks related to privacy regulations are described below under “We face potential liability related to the privacy and security of personal information we collect from consumer and healthcare professionals through our Web sites.”
We face potential liability related to the privacy and security of personal information we collect from consumer and healthcare professionals through our Web sites
      Internet user privacy has become a major issue both in the United States and abroad. We have privacy policies posted on our Web sites that we believe comply with applicable laws requiring notice to users about our information collection, use and disclosure practices. However, whether and how existing privacy and consumer protection laws in various jurisdictions apply to the Internet is still uncertain and may take years to resolve. Any legislation or regulation in the area of privacy of personal information could affect the way we operate our Web sites and could harm our business. Further, we cannot assure you that the privacy policies and other statements on our Web sites or our practices will be found sufficient to protect us from liability or adverse publicity relating to the privacy and security of personal information.
      Under the Health Insurance Portability and Accountability Act of 1996, or HIPAA, Congress established a set of federal national privacy standards for the protection by health plans, healthcare clearinghouses, healthcare providers and their business associates of individually identifiable health information. We cannot assure you that we will adequately address the risks created by these privacy and security rules and we are unable to predict what changes to HIPAA might be made in the future or how those changes could affect our business.
      In addition to HIPAA, numerous other state and federal laws govern the collection, dissemination, use, access to and confidentiality of patient health information. In addition, some states are considering new laws and regulations that further protect the confidentiality of medical records or medical information. In many cases, these state laws are not preempted by the HIPAA Privacy Standard and may be subject to interpretation by various courts and other governmental authorities, thus creating potentially complex compliance issues for us and our customers and strategic partners. These privacy laws at a state or federal level, or new interpretations of these laws, could create liability for us, could impose additional operational requirements on our business, could affect the manner in which we use and transmit patient information and could increase our cost of doing business.
Changes in industry guidelines or government regulation could adversely affect our online Medscape offerings
      Our CME activities are planned and implemented in accordance with the Essential Areas and Policies of the Accreditation Council for Continuing Medical Education, or ACCME, which oversees providers of CME credit, and other applicable accreditation standards. In September 2004, ACCME revised its standards for commercial support of CME. The revised standards are intended to ensure, among other things, that CME activities of ACCME-accredited providers are independent of providers of healthcare goods and services that fund the development of CME. ACCME required accredited providers to implement these standards by May 2005. Implementation has required additional disclosures to CME participants about those in a position to influence content and other adjustments to the management and operations of our CME programs. We believe we have modified our procedures as appropriate to meet the revised standards. However, we cannot be certain whether these adjustments will ensure that we meet the new standards or predict whether ACCME may impose additional requirements.
      In the event that ACCME concludes that we have not met its revised standards relating to CME, we would not be permitted to offer accredited ACCME activities to physicians and healthcare professionals, and we may be required, instead, to use third parties to accredit such CME-related services on Medscape from WebMD. In addition, any failure to maintain our status as an accredited ACCME provider as a result of a failure to comply with existing or new ACCME standards could discourage potential sponsors from engaging in CME or education related activities with us, which could have a material adverse effect on our business.
      CME activities may also be subject to government regulation by the FDA, the OIG, or HHS, the federal agency responsible for interpreting certain federal laws relating to healthcare, and state regulatory agencies.
      During the past several years, educational programs, including CME, directed toward physicians have been subject to increased scrutiny to ensure that sponsors do not influence or control the content of the program. In response to governmental and industry initiatives, pharmaceutical companies and medical device companies have been developing and implementing internal controls and procedures that promote adherence to applicable regulations and requirements. In implementing these controls and procedures, different clients may interpret the regulations and requirements differently and may implement procedures or requirements that vary from client to client. These controls and procedures:

•	may discourage pharmaceutical companies from engaging in educational activities;

•	may slow their internal approval for such programs;

•	may reduce the volume of sponsored educational programs implemented through our Medscape Web site to levels that are lower than in the past; and

•	may require us to make changes to how we offer or provide educational programs, including CME.

      In addition, future changes to existing regulations or accreditation standards, or to the internal compliance programs of potential clients, may further discourage or prohibit potential clients from engaging in educational activities with us, or may require us to make further changes in the way we offer or provide educational programs.
We may not be successful in protecting our intellectual property and proprietary rights
      Our intellectual property is important to our businesses. We rely on a combination of trade secret, patent and other intellectual property laws and confidentiality procedures and non-disclosure contractual provisions to protect our intellectual property. We believe that our non-patented proprietary technologies and business processes are protected under trade secret, contractual and other intellectual property rights. However, those rights do not afford the statutory exclusivity provided by patented processes. In addition, the steps that we take to protect our intellectual property, proprietary information and trade secrets may prove to be inadequate and, whether or not adequate, may be expensive.
      We cannot assure you that we will be able to detect potential or actual misappropriation or infringement of our intellectual property, proprietary information or trade secrets. Even if we detect misappropriation or infringement by a third party, we cannot assure you that we will be able to enforce our rights at a reasonable cost, or at all. In addition, our rights to intellectual property, proprietary information and trade secrets may not prevent independent third party development and commercialization of competing products or services.
Third parties may claim that we are infringing their intellectual property, and we could suffer significant litigation or licensing expenses or be prevented from providing certain services, which may harm our business
      We could be subject to claims that we are misappropriating or infringing intellectual property or other proprietary rights of others. These claims, even if not meritorious, could be expensive to defend and divert management’s attention from our operations. If we become liable to third parties for infringing these rights, we could be required to pay a substantial damage award and to develop non-infringing technology, obtain a license or cease selling the products or services that use or contain the infringing intellectual property. We may be unable to develop non-infringing products or services or obtain a license on commercially reasonable terms, or at all. We may also be required to indemnify our customers if they become subject to third party claims relating to intellectual property that we license or otherwise provide to them, which could be costly.
We may be subject to claims brought against us as a result of content we provide
      Consumers access health-related information through our online services, including information regarding particular medical conditions and possible adverse reactions or side effects from medications. If our content, or content we obtain from third parties, contains inaccuracies, it is possible that consumers, employees, health plan members or others may sue us for various causes of action. Although our Web sites contain terms and conditions, including disclaimers of liability, that are intended to reduce or eliminate our liability, the law governing the validity and enforceability of online agreements and other electronic transactions is evolving. We could be subject to claims by third parties that our online agreements with consumers and physicians that provide the terms and conditions for use of our public or private portals are unenforceable. A finding by a court that these agreements are invalid and that we are subject to liability could harm our business and require costly changes to our business.
      We have editorial procedures in place to provide quality control of the information that we publish or provide. However, we cannot assure you that our editorial and other quality control procedures will be sufficient to ensure that there are no errors or omissions in particular content. Even if potential claims do not result in liability to us, investigating and defending against these claims could be expensive and time consuming and could divert management’s attention away from our operations. In addition, our business is based on establishing the reputation of our portals as trustworthy and dependable sources of healthcare information. Allegations of impropriety or inaccuracy, even if unfounded, could therefore harm our reputation and business.
We could be subject to breach of warranty or other claims by clients of our online portals if the software and systems we use to provide them contain errors or experience failures
      Errors in the software and systems we use could cause serious problems for clients of our online portals. We may fail to meet contractual performance standards or fail to meet expectations that our clients have for them. Clients of our online portals may seek compensation from us or may seek to terminate their agreements with us, withhold payments due to us, seek refunds from us of part or all of the fees charged under those agreements or initiate litigation or other dispute resolution procedures. In addition, we could face breach of warranty or other claims by clients or additional development costs. Our software and systems are inherently complex and, despite testing and quality control, we cannot be certain that they are error free.
      We attempt to limit, by contract, our liability to our clients for damages arising from our negligence, errors or mistakes. However, contractual limitations on liability may not be enforceable in certain circumstances or may otherwise not provide sufficient protection to us from liability for damages. We maintain liability insurance coverage, including coverage for errors and omissions. However, it is possible that claims could exceed the amount of our applicable insurance coverage, if any, or that this coverage may not continue to be available on acceptable terms or in sufficient amounts. Even if these claims do not result in liability to us, investigating and defending against them could be expensive and time consuming and could divert management’s attention away from our operations. In addition, negative publicity caused by these events may delay or hinder market acceptance of our services, including unrelated services.
The ongoing Department of Justice investigation of our Parent could have an adverse impact on our company
      On September 3, 2003, our Parent first learned that the U.S. Attorney for the District of South Carolina, with the assistance of the Federal Bureau of Investigation and the Internal Revenue Service, was conducting an investigation of our Parent relating to activities which may have been engaged in before and after Medical Manager Corporation (now part of our Parent’s Practice Services business segment) merged in 1999 with a predecessor of our Parent, as well as after the merged entity became a subsidiary of our Parent in 2000. Our Parent believes that the investigation relates principally to issues of financial accounting improprieties relating to Medical Manager, including activities that artificially inflated revenues and earnings of Medical Manager. Our Parent understands that the SEC is also conducting a formal investigation into this matter. In 2005, certain former employees of Medical Manager agreed to plead guilty to mail fraud and tax evasion as a result of the foregoing investigation. In the event members of our senior management are implicated in any wrongdoing, it could have an adverse impact on our company.
      Our Parent’s Board of Directors has formed a Special Committee consisting solely of independent directors to oversee this matter, with the sole authority to direct our Parent’s response to the allegations that have been raised. The Special Committee has retained independent legal counsel to advise it. Our Parent has retained counsel to advise it in connection with the investigation, and such counsel reports directly to the Special Committee.
Risks Related to Our Relationship With Our Parent
Our Parent controls the direction of our business. The concentrated ownership of our common stock and certain corporate governance arrangements will prevent you and other stockholders from influencing significant corporate decisions
      We have two classes of common stock:

•	Class A common stock, which entitles the holder to one vote per share on all matters submitted to our stockholders; and

•	Class B common stock, which entitles the holder to ten votes per share on all matters submitted to our stockholders.
Following completion of this offering, our Parent will own 100% of our Class B common stock, which will represent approximately           % of our outstanding common stock after this offering, or approximately           % if the underwriters exercise in full their option to purchase additional shares. These shares collectively will represent           % of the combined voting power of our outstanding common stock (or           % if the underwriters exercise their in full option to purchase additional shares). Given its ownership interest, our Parent will be able to control the outcome of all matters submitted to our shareholders for approval, including the election of directors. Accordingly, either in its capacity as a stockholder or through its control of our Board of Directors, our Parent will be able to control all key decisions regarding our company, including mergers or other business combinations and acquisitions, dispositions of assets, future issuances of our common stock or other securities, the incurrence of debt by us, the payment of dividends on our common stock (including the frequency and the amount of dividends that would be payable on our common stock, a substantial majority of which our parent owns) and amendments to our certificate of incorporation and bylaws. Further, as long as our Parent and its subsidiaries (excluding our company and our subsidiaries) continue to beneficially own shares representing at least a majority of the votes entitled to be cast by the holders of our outstanding voting stock, it may take actions required to be taken at a meeting of stockholders without a meeting or a vote and without prior notice to holders of our Class A common stock. In addition, our Parent’s controlling interest may discourage a change of control that the holders of our Class A common stock may favor. Any of these provisions could be used by our Parent for its own advantage to the detriment of our other stockholders and our company. This in turn may have an adverse affect on the market price of our Class A common stock.
Provisions in our charter documents and Delaware law may inhibit a takeover, which could adversely affect the value of our Class A common stock
      Our certificate of incorporation and bylaws, as well as Delaware corporate law, contain provisions that could delay or prevent a change of control or changes in our management and board of directors that a holder of our Class A common stock might consider favorable and may prevent you from receiving a takeover premium for your shares. These provisions include, for example, our classified board structure, the disproportionate voting rights of the Class B common stock (relative to the Class A common stock) and the authorization of our board of directors to issue up to 50 million shares of preferred stock without a stockholder vote. In addition, our restated certificate of incorporation provides that after the time our Parent and its affiliates cease to own, in the aggregate, a majority of the combined voting power of our outstanding capital stock stockholders may not act by written consent and may not call special meetings. These provisions apply even if the offer may be considered beneficial by some of our stockholders. If a change of control or change in management is delayed or prevented, the market price of our Class A common stock could decline.
The interests of our Parent may conflict with the interests of our other stockholders
      We cannot assure you that the interests of our Parent will coincide with the interests of the other holders of our common stock. For example, our Parent could cause us to make acquisitions that increase the amount of our indebtedness or outstanding shares of common stock or sell revenue-generating assets. Also, after this offering, our Parent or its directors and officers, may allocate corporate opportunities to itself or direct them to other affiliates, which, prior to this offering, could have been directed to us. So long as our Parent continues to own shares of our common stock with significant voting power our Parent will continue to be able to strongly influence or effectively control our decisions.

Some of our directors, officers and employees may have potential conflicts of interest as a result of having positions with, or owning equity interests in, our Parent
      Martin J. Wygod, in addition to being Chairman of the Board of our company, is Chairman of the Board of our Parent. Some of our other directors, officers and employees may, at the time of or after our initial public offering, also serve as directors, officers or employees of our Parent. In addition, some of our directors, officers and employees own shares of our Parent’s common stock. Furthermore, because our officers and employees have participated in our Parent’s equity compensation plans and because service at our company will, so long as we are a majority-owned subsidiary of our Parent, qualify those persons for continued participation and continued vesting of equity awards under our Parent’s equity plans, many of our officers and employees and some of our directors hold, and may continue to hold, options to purchase our Parent’s common stock and shares of our Parent’s restricted stock. The following table lists the number of shares of our Parent’s common stock and number of options to purchase our Parent’s common stock owned, as of August 5, 2005, by our directors, our named executive officers and all of our directors and executive officers as a group:

		Options to Purchase
	Shares of Parent	Shares of Parent
Name	Common Stock	Common Stock

Wayne T. Gattinella	29,835	769,700
Chief Executive Officer, President and Director
Nan-Kirsten Forte	22,532	900,557
Executive Vice President — Consumer Services
Anthony Vuolo	64,179	1,945,000
Executive Vice President — Finance and Chief Financial Officer
Martin J. Wygod	8,554,164	3,685,000
Chairman of the Board
All of our directors and executive officers as a group	8,889,387	9,233,303
The ownership listed above with respect to shares of our Parent’s common stock includes all shares beneficially owned by each person listed, as of August 5, 2005, as determined under the rules and regulations of the SEC, including all such shares for which each person listed has voting or dispositive power, but does not include shares that can be acquired pursuant to options to purchase common stock. The ownership listed above with respect to options to purchase our Parent common stock includes all options held, as of August 5, 2005, by each person listed, both those that are exercisable now and those that may become exercisable at some point in the future.
      These arrangements and ownership interests or cash- or equity-based awards could create, or appear to create, potential conflicts of interest when directors or officers who own our Parent’s stock or stock options or who participate in our Parent’s benefit plans are faced with decisions that could have different implications for our Parent than they do for us. We cannot assure you, that the provisions in our amended and restated certificate of incorporation will adequately address potential conflicts of interest or that potential conflicts of interest will be resolved in our favor.
      We are currently wholly owned by our Parent. Prior to the completion of this offering, no officer or director of our Parent has any direct equity or other interest in us. Our directors and officers will be receiving options to purchase common stock and/or restricted share grants at the completion of this offering.
Following this offering, we will no longer receive capital contributions from our Parent or have access to its assets or borrowing power. We may not be able to raise additional funds when needed for our business or to exploit opportunities
      To date, our primary sources of financing have been from our Parent. We will receive all of the net proceeds of this offering. Following completion of this offering, our Parent will have no obligation to provide any additional financing to us and we will no longer have access to the borrowing capacity, cash flow or assets of our Parent. Our future liquidity and capital requirements will depend upon numerous factors, some of which are outside our control, including the future development of the markets we participate in. We may need to raise additional funds to support expansion, develop new or enhanced services, respond to competitive pressures, acquire complementary businesses or technologies or take advantage of unanticipated opportunities. If our capital resources are not sufficient to satisfy our liquidity needs, we may seek to sell additional equity or debt securities or obtain other debt financing. The sale of additional equity or convertible debt securities would result in additional dilution to our stockholders. The sale of debt would result in increased expenses and could result in covenants that would restrict our operations. We have not made arrangements to obtain additional financing. We may not be able to obtain additional financing, if required, in amounts or on terms acceptable to us, or at all. As discussed below, we may also be limited for tax reasons in our ability to sell equity or convertible debt securities.
Following this offering, we will continue to be dependent on our Parent to provide us with many key services for our business
      We have not been operated as a stand-alone company. We have been operated as a wholly owned subsidiary of our Parent, and many key services required by us for the operation of our business are currently provided to us by our Parent, which will continue to provide those services after this offering. We will, as a result, be dependent on our relationship with our Parent for these important services for a period following this offering.
      Prior to the completion of this offering, we will enter into agreements with our Parent relating to certain intercompany transactions between us and our Parent, including, among others, a services agreement, a registration rights agreement, a release and indemnity agreement, a tax sharing agreement and an intellectual property license agreement. The terms and provisions of these agreements may be less favorable to us than terms and provisions that we could have obtained in arm’s length negotiations with unaffiliated third parties. Under the services agreement, our Parent will provide us with administrative services, including services relating to payroll, accounting, tax planning and compliance, employee benefit plans, legal matters and information processing. We anticipate that our services agreement with our Parent will be for a term of up to five years. We will have the option to terminate these services, in whole or in part, at any time we choose to do so, generally by providing, with respect to the specified services or groups of services, 60 days’ notice and, in some cases, paying a termination fee of not more than $30,000 to cover the costs of our Parent relating to the termination. If the services agreement expires or is not renewed, or if our Parent does not or is unable to perform its obligations under the services agreement, we will be required to provide some or all these services ourselves or to obtain substitute arrangements with third parties. We may be unable to provide some or all these services because of financial or other constraints or be unable to timely implement substitute arrangements on terms that are favorable to us, or at all, which could have an adverse effect on our business, financial condition and results of operations.
Our prior and continuing relationship with our Parent exposes us to risks attributable to our Parent’s businesses
      We expect to enter into a release and indemnity agreement with our Parent, to be effective upon completion of this offering. Under the terms of this agreement, our Parent is obligated to indemnify us for losses that a party may seek to impose upon us or our subsidiaries for liabilities relating to our Parent’s business that are incurred through a breach of any agreement to which our Parent is a party, if such losses are attributable to our Parent or are not otherwise expressly assumed by us under any such agreement. It is anticipated that the terms of the release and indemnity agreement to be entered into with our Parent will also provide that our Parent will indemnify us against any and all liabilities arising from or based on the ongoing Department of Justice investigation of our Parent and the McKesson proceedings involving our Parent, each as described in this prospectus. Immediately following this offering, any claims made against us that are properly attributable to our Parent would require us to exercise our rights under the release and indemnity agreement that we expect to enter into with our Parent to obtain payment from our Parent. We are exposed to the risk that, in these circumstances, our Parent cannot or will not make the required payment. If this were to occur, our business and financial performance could be adversely affected.
We may be prevented from issuing stock to raise capital, to effectuate acquisitions or to provide equity incentives to members of our management and Board of Directors
      Beneficial ownership of at least 80% of the total voting power and value of our capital stock is required in order for our Parent to continue to include us in its consolidated group for federal income tax purposes, and beneficial ownership of at least 80% of the total voting power of our capital stock and 80% of each class of any non-voting capital stock that we may issue is required in order for our Parent to effect a tax-free split-off, spin-off or other similar transaction. As of the date of this prospectus, our Parent does not intend or plan to undertake a split-off or spin-off of our capital stock to our Parent’s shareholders or to deconsolidate us from our Parent’s consolidated group. Under the terms of the tax sharing agreement that we anticipate entering into with our Parent, however, we have agreed that we will not knowingly take or fail to take any action that could reasonably be expected to preclude our Parent’s ability to undertake a tax-free split-off or spin-off. This may prevent us from issuing additional equity securities to raise capital, to effectuate acquisitions or to provide management or director equity incentives.
There has been no independent appraisal of the value of the assets included in our Parent’s WebMD Health segment, which will be transferred to us as a contribution to capital
      There has been no independent appraisal of the assets included in our Parent’s WebMD Health segment, which will be transferred to us as a contribution to capital. As a result, the contributed assets may be worth less than their historical cost or their current book value.
If certain transactions occur with respect to our capital stock or our Parent’s capital stock, we may be unable to utilize our net operating loss carryforwards and tax credits to reduce our income taxes
      As of December 31, 2004, we had net operating loss carryforwards of approximately $606.1 million for federal income tax purposes and federal tax credits of approximately $1.6 million. If certain transactions occur with respect to our capital stock or our Parent’s capital stock, including issuances, redemptions, recapitalizations, exercises of options, conversions of convertible debt, purchases or sales by 5%-or-greater shareholders and similar transactions, that result in a cumulative change of more than 50% of the ownership of our capital stock, taking into account indirect changes in ownership of our stock as a result of changes in ownership in or our Parent’s capital stock, over a three-year period (including a period commencing prior to the offering), as determined under rules prescribed by the U.S. Internal Revenue Code and applicable Treasury regulations, an annual limitation would be imposed with respect to our ability to utilize our net operating loss carryforwards and federal tax credits against any taxable income that we achieve in future periods. As of the date of this prospectus, our Parent has indicated that it has no current intention to sell or otherwise dispose of its Class B common stock. However, our Parent is not subject to any contractual obligation to retain any of its Class B common stock, except that it has agreed not to sell or otherwise dispose of any of our common stock for a period of 180 days after the date of this prospectus without the prior written consent of the representatives of the underwriters, as described in “Underwriting.” Moreover, there can be no assurance that limitations on the use of our net operating loss carryforwards and federal tax credits will not occur as a result of changes in the ownership of our Parent’s capital stock (which changes may be beyond the control of us and our Parent).
Our Parent may use more of our net operating loss carryforwards than we are able to use of its net operating loss carryforwards
      Due to provisions of the U.S. Internal Revenue Code and applicable Treasury regulations relating to the manner and order in which net operating loss carryforwards are utilized when filing consolidated tax returns, a portion of our net operating loss carryforwards may be required to be utilized by our Parent before our Parent would be permitted to utilize its own net operating loss carryforwards. Correspondingly, in some situations, such as where our Parent’s net operating loss carryforwards would be the first to expire, we may be required to utilize a portion of our Parent’s net operating loss carryforwards before we would have to utilize our own net operating loss carryforwards. Under the tax sharing agreement with our Parent that will become effective upon consummation of this offering, neither we nor our Parent will be obligated to reimburse the other for the tax savings attributable to the utilization of the other party’s net operating loss carryforwards. Accordingly, although we may obtain a benefit if we are required to utilize our Parent’s net operating loss carryforwards, we may suffer a detriment to the extent that our Parent is required to utilize our net operating loss carryforwards. The amount of each of our and our Parent’s net operating loss carryforwards that ultimately could be utilized by the other party will depend on the timing and amount of taxable income earned by us and our Parent in the future, which we are unable to predict. Correspondingly, we are not able to predict whether we or our Parent will be able to utilize our respective net operating loss carryforwards before they expire or whether there will be a net benefit to our Parent or to us.
We will be included in our Parent’s consolidated group for federal income tax purposes and, as a result, may be liable for any shortfall in our Parent’s federal income tax payments
      For so long as our Parent continues to own 80% of the total voting power and value of our capital stock, we will be included in our Parent’s consolidated group for federal income tax purposes. By virtue of its controlling ownership and the tax sharing agreement that we anticipate entering into with our Parent, our Parent will effectively control all our tax decisions. Moreover, notwithstanding the tax sharing agreement, federal tax law provides that each member of a consolidated group is jointly and severally liable for the group’s entire federal income tax obligation. Thus, to the extent our Parent or other members of the group fail to make any federal income tax payments required of them by law, we would be liable for the shortfall. Similar principles generally apply for state income tax purposes in many states.

Risks Related to Ownership of the Class A Common Stock and this Offering
The price of our Class A common stock may be subject to wide fluctuations and may trade below the initial public offering price
      Before this offering, there has not been a public market for our Class A common stock. The initial public offering price of our Class A common stock will be determined by negotiations between our Parent, us and representatives of the underwriters, based on numerous factors, including those that we discuss under “Underwriting.” This price may not be indicative of the market price of our Class A common stock after this offering. We cannot assure you that an active public market for our Class A common stock will develop or be sustained after this offering. The market price of our common stock also could be subject to significant fluctuations. As a result, you may not be able to sell your shares of our Class A common stock quickly or at prices equal to or greater than the price you paid in this offering.
      Among the factors that could affect our Class A common stock price are the risks described in this section and other factors, including:

•	quarterly variations in our operating results compared to market expectations;

•	changes in expectations as to our future financial performance, including financial estimates or reports by securities analysts;

•	changes in market valuations of similar companies;

•	liquidity and activity in the market for our common stock;

•	sales of our common stock by our Parent or other stockholders;

•	strategic moves by us or our competitors, such as acquisitions or restructurings;

•	general market conditions; and

•	domestic and international economic, legal and regulatory factors unrelated to our performance.

      Stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations may adversely affect the trading price of our common stock, regardless of our operating performance.
Sales of substantial amounts of our common stock in the public markets, including by our Parent, or the perception that they might occur could reduce the price our Class A common stock might otherwise obtain and may dilute your voting power and your ownership interest in us
      After the completion of this offering, we will have                     outstanding shares of Class A common stock (                     shares of Class A common stock if the underwriters exercise in full their option to purchase additional shares). This number is comprised of all the shares of our Class A common stock that we are selling in this offering, which may be resold immediately in the public market.
      In addition, our Parent will own                     shares of our Class B common stock. It is anticipated that our directors, executive officers and our Parent will agree, with limited exceptions, that we and they will not directly or indirectly, without the prior written consent of the underwriters, offer to sell, sell or otherwise dispose of any of our common stock for a period of 180 days after the date of this prospectus. Subject to the selling restrictions described under “Shares Eligible for Future Sale” and “Underwriting,” our Parent could, from time to time, convert its Class B common stock into Class A common stock on a one-for-one basis and sell any or all of those shares of Class A common stock. Further, following the consummation of this offering, pursuant to the terms of a registration rights agreement that we expect to enter into with our Parent, our Parent and its permitted transferees will have the right to require us to register their common stock under the Securities Act of 1933, or the Securities Act, for sale into the public markets. Upon the effectiveness of any such registration statement, all shares covered by the registration statement will be freely transferable. Following the consummation of this offering, we also intend to file a registration statement on Form S-8 under the Securities Act to register an aggregate of                     shares of Class A common stock reserved for issuance under our Long-Term Incentive Plan. Subject to the exercise of issued and outstanding options, shares registered under the registration statement on Form S-8 will be available for sale into the public markets after the expiration of the 180-day lock-up agreements.
      We cannot predict what effect, if any, future sales of our common stock, or the availability of common stock for future sale, will have on the market price of our Class A common stock. Sales of substantial amounts of our common stock in the public market following our initial public offering, or the perception that such sales could occur, could adversely affect the market price of our Class A common stock and may make it more difficult for you to sell your Class A common stock at a time and price which you deem appropriate. The sale by our Parent of additional shares of Class A common stock in the public market, or the perception that such sales might occur, could reduce the price that our Class A common stock might otherwise obtain or could impair our ability to obtain capital through the sale of equity securities.
Our management has broad discretion as to the use of the net proceeds from this offering and may not use those proceeds in ways that will enhance the market value of our Class A common stock
      Our management has broad discretion as to the use of the net proceeds that we will receive from this offering. In the event management does not apply these funds effectively, your investment in our common stock may diminish in value.
We do not expect to pay dividends in the foreseeable future
      We currently anticipate that we will retain all of our future earnings, if any, to fund the operation and expansion of our business and to use as working capital and for other general corporate purposes. Our Board of Directors will have sole discretion to determine the dividend amount, if any, to be paid. Our Board of Directors will consider a number of factors, including applicable provisions of Delaware corporate law, our financial condition, capital requirements, funds generated from operations, future business prospects, applicable contractual restrictions and any other factors our Board may deem relevant.

Our Parent’s ownership of our Class B common stock and the provisions of Delaware law and of our charter and by-laws may discourage a change of control that our stockholders may favor, which could negatively affect our stock price
      Following completion of this offering, our Parent will own 100% of our Class B common stock, which will represent approximately           % of our outstanding common stock after this offering, or approximately           % if the underwriters exercise in full their option to purchase additional shares. These shares collectively will represent           % of the combined voting power of our outstanding common stock (or           % if the underwriters exercise in full their option to purchase additional shares). Given its ownership interest, our Parent will be able to control the outcome of all matters submitted to our stockholders for approval, including the composition of our Board of Directors, and will be able to prevent a change in control of our company that our stockholders may otherwise favor.
      Further, provisions in our certificate of incorporation and by-laws and in the Delaware General Corporation Law may make it difficult and expensive for a third party to pursue a tender offer, change in control or takeover attempt that our management and Board of Directors oppose. Public stockholders that might desire to participate in one of these transactions may not have an opportunity to do so. Such anti-takeover provisions could substantially impede the ability of public stockholders to benefit from a change in control or to change our management and Board of Directors.
Investors purchasing Class A common stock in this offering will experience immediate and substantial dilution
      The assumed initial public offering price of our Class A common stock is substantially higher than the net tangible book value per outstanding share of our common stock immediately after this offering. As a result, you will pay a price per share that substantially exceeds the book value of our assets after subtracting our liabilities. Purchasers of our Class A common stock in this offering will incur immediate and substantial dilution of $           per share in the net tangible book value of our common stock from the assumed initial public offering price of $           per share, which is the mid-point of the estimated range set forth on the cover of this prospectus. If the underwriters exercise in full their option to purchase additional shares, there will be an additional dilution of $           per share in the net tangible book value of our common stock, assuming the same public offering price.

FORWARD-LOOKING STATEMENTS
      This prospectus contains both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. For example, statements concerning projections, predictions, expectations, estimates or forecasts and statements that describe our objectives, plans or goals are or may be forward-looking statements. These forward-looking statements reflect management’s current expectations concerning future results and events and generally can be identified by use of expressions such as “may,” “will,” “should,” “could,” “would,” “predict,” “potential,” “continue,” “expect,” “anticipate,” “future,” “intend,” “plan,” “foresee,” “believe,” “estimate,” and similar expressions, as well as statements in future tense.
      Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be different from any future results, performance and achievements expressed or implied by these statements. General economic, business or regulatory conditions affecting the healthcare, information technology and Internet industries being less favorable than expected and the other risks and uncertainties described under the headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and “Government Regulation,” could affect our future results, causing those results to differ materially from those expressed in our forward-looking statements. In addition, other unknown or unpredictable factors could also have material adverse effects on our future results.
      The forward-looking statements included in this prospectus are made only as of the date of this prospectus. We expressly disclaim any intent or obligation to update any forward-looking statements to reflect subsequent events or circumstances.

USE OF PROCEEDS
      The net proceeds from the sale of the shares of the Class A common stock offered by us will be approximately $           million, based on an estimated initial public offering price of $           per share (the mid-point of the range set forth on the cover page of this prospectus), after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.
      The primary purposes of the offering are to create a public market for our common stock and to obtain additional capital. We will be retaining all of the net proceeds of the offering and expect to use those proceeds for working capital and general corporate purposes, including capital expenditures and acquisitions. We have no present commitments with respect to any future acquisitions. Management will have broad discretion as to the use of the net proceeds from this offering.
      The amounts actually expended for each purpose and the timing of such expenditures will depend on a number of factors, including our realization of the different elements of our growth strategy and the amount of cash generated by our operations. Pending their use, the proceeds of the offering will be invested in interest-bearing securities.
DIVIDEND POLICY
      We have never declared or paid dividends on our common stock. Following consummation of this offering, we do not intend to pay any cash dividends on our common stock in the foreseeable future. Instead, we currently anticipate that we will retain all of our future earnings, if any, to fund the operation and expansion of our business and to use as working capital and for other general corporate purposes. Our Board of Directors will have sole discretion to determine whether to pay dividends in the future based on conditions then existing, including our earnings, financial condition and capital requirements, the availability of third party financing and any economic and other conditions that our Board of Directors may deem relevant. Pursuant to our certificate of incorporation, holders of our Class A common stock and Class B common stock will share equally on a per share basis in any dividend declared on our common stock by our Board of Directors. See “Description of Capital Stock — Dividend Rights.”

CAPITALIZATION
      The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2005:

•	on an actual basis;

•	on an “as adjusted” basis to give effect to (1) the sale of the shares of our Class A common stock in this offering and the receipt of the estimated net proceeds after deducting underwriting discounts and commissions and estimated offering expenses, (2) the reclassification of Owner’s net investment to Stockholder’s equity, reflecting the contribution to capital of net amounts due to our Parent and (3) the conversion of our outstanding shares of common stock into shares of our Class B common stock.
      You should read this table together with the “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Capital Stock,” our combined consolidated financial statements, our pro forma financial statements and the individual financial statements of certain acquired businesses, along with the notes thereto, included elsewhere in this prospectus. All amounts in the following table are in thousands, except per share data.

	As of June 30, 2005

	Actual	As Adjusted

	(unaudited)
Cash and cash equivalents	$1,834	$

Stockholders’ equity(1):
Preferred stock, 50,000 shares authorized (actual and as adjusted); no shares issued and outstanding (actual and as adjusted)	—		—
Class A common stock, $.01 par value per share, 500,000 shares authorized (actual and as adjusted); shares issued and outstanding (actual); shares issued and outstanding (as adjusted)
Class B common stock, $.01 par value per share, 150,000 shares authorized (actual and as adjusted); shares issued and outstanding (actual); shares issued and outstanding (as adjusted)
Additional paid-in capital
Accumulated deficit
Owner’s net investment	127,033

Total stockholders’ equity	127,033

Total capitalization	$127,033	$

(1)	Excludes shares of our Class A common stock reserved for grants under our incentive compensation plans. Following this offering, we expect to make initial grants in respect of shares of our Class A common stock, of which will be in the form of options to purchase shares of our Class A common stock with an exercise price equal to the initial public offering price per share, and will be in the form of restricted Class A common stock.

DILUTION
      If you invest in our Class A common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of our Class A common stock and the pro forma net tangible book value per share of our common stock after the offering. Dilution results from the fact that the per share offering price of the common stock is substantially in excess of the net tangible book value per share attributable to the existing sole stockholder for the currently outstanding stock.
      Our pro forma net tangible book value at June 30, 2005, after giving effect to our formation as a Delaware corporation and assuming that our Parent converted all outstanding shares of our Class B common stock into                      shares of Class A common stock, was $           million, or $           per share of common stock. Pro forma net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of Class A common stock outstanding.
      After giving effect to our sale of                      shares of our Class A common stock offered by this prospectus at an estimated initial public offering price of $           per share (the mid-point of the range set forth on the cover of this prospectus) and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value as of June 30, 2005, after giving effect to our formation as a Delaware corporation and assuming that our Parent converted all outstanding shares of our Class B common stock into                      shares of Class A common stock, would have been $           million, or $           per share of Class A common stock. This represents an immediate increase in pro forma net tangible book value of $           per share to our Parent, currently our sole stockholder, and an immediate dilution of $           per share to new investors purchasing the Class A common stock in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share of Class A common stock	$
Pro forma net tangible book value per share of Class A common stock at June 30, 2005
Increase in pro forma net tangible book value per share of Class A common attributable to new investors purchasing Class A common stock in this offering

Pro forma net tangible book value per share of common stock after this offering

Pro forma dilution per share of common stock to new investors(1)	$

(1)	If the underwriters’ option to purchase additional shares is exercised in full, the dilution per share to new investors will be $ per share.
     The following table summarizes, on a pro forma basis as of June 30, 2005, the differences between our Parent (currently our sole stockholder) and new investors with respect to the number of shares of Class A common stock purchased from us, the total consideration paid and the average price per share paid before deducting the underwriting discounts and commissions and our estimated offering expenses, assuming an initial public offering price of $           per share and assuming that our Parent converted all outstanding shares of our Class B common stock into                      shares of Class A common stock as of the date of this offering.

Total
	Shares Purchased		Consideration		Average
Price per
	Number	Percent	Amount	Percent	Share

(Dollars in thousands, except per share amount)
Our Parent			$		$
Investors purchasing common stock in the offering			$		$

Total		100%	$	100%

SELECTED COMBINED CONSOLIDATED FINANCIAL INFORMATION
      We present below our selected combined consolidated financial data. The selected combined consolidated statement of operations for each of the years in the three-year period ended December 31, 2004 and the selected combined consolidated balance sheet data as of December 31, 2003 and 2004 have been derived from the audited financial statements of WebMD Health Corp. included elsewhere in this prospectus. The selected historical combined consolidated statement of operations data for the year ended December 31, 2001 and the combined consolidated balance sheet data as of December 31, 2001 and 2002 have been derived from our unaudited combined consolidated financial statements that are not included in this prospectus. The combined consolidated statement of operations data for the six months ended June 30, 2005 and 2004 and the combined consolidated balance sheet data as of June 30, 2005 have been derived from our unaudited combined consolidated financial statements included elsewhere in this prospectus. Our unaudited financial information was prepared on a basis consistent with that used in preparing our audited combined consolidated financial statements and includes all adjustments, consisting of normal and recurring items, that we consider necessary for a fair presentation of the financial position and results of operations for the unaudited periods.
      Our Parent managed its operations as a single business segment from its inception in 1995 until 2001 when, as a result of a restructuring plan, it segregated its business into multiple segments. As a result of this restructuring plan, as of January 1, 2001, our operations were identified and managed as a separate segment of our Parent. The Internet operations that were unrelated to our Parent’s other segments were identified and established as the WebMD Health segment, which now comprises our company. Our combined consolidated results of operations and balance sheet data as of and for the year ended December 31, 2000 are not available without unreasonable effort and expense. It is impracticable to identify our results of operations for our company for periods prior to 2001 because our business was commingled with other operations of our Parent. We do not believe that comparisons to financial data for the year ended December 31, 2000 will have a material impact on the ability to understand the financial results and condition and related trends, because of the significant changes in our business since 2000, including our 2001 restructuring and related charges and the number of acquisitions in 2002, 2003, 2004 and the first quarter of 2005.
      You should read the following selected combined consolidated financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the combined consolidated financial statements and notes thereto and the unaudited pro forma financial statements and related notes, all included elsewhere in this prospectus.

									Six Months Ended
	Years Ended December 31,								June 30,

	2001		2002		2003		2004		2004		2005

	(in thousands, except share and per share data)
Combined Consolidated Statements of Operations Data:
Revenue		$74,626		$84,203		$110,152		$134,148		$58,076		$74,740
Costs and expenses:
Cost of operations		76,082		47,888		46,998		52,377		24,435		33,511
Sales and marketing		85,207		49,033		47,917		49,315		23,246		23,129
General and administrative		28,332		15,690		18,016		20,165		10,013		15,205
Depreciation and amortization		883,923		2,486		4,463		5,620		2,515		5,252
Impairment of long-lived and other assets		1,415,888		—		—		—		—		—
Restructuring and integration charge (benefit)		114,918		(5,850)		—		—		—		—
Other income		—		(823)		—		—		—		—

Income (loss) before income tax provision		(2,529,724)		(24,221)		(7,242)		6,671		(2,133)		(2,357)
Income tax provision		104		140		183		210		91		152

Net income (loss)		$(2,529,828)		$(24,361)		$(7,425)		$6,461		$(2,224)		$(2,509)

Pro forma income (loss) per common share — basic and diluted(1)	$		$		$		$		$		$

Pro forma weighted-average common shares outstanding — basic and diluted(1)

	As of December 31,				As of
					June 30,
	2001	2002	2003	2004	2005

	(in thousands)
Combined Consolidated Balance Sheets Data:
Cash and cash equivalents	$520	$149	$358	$3,456	$1,834
Working capital (deficit)	(3,642)	(547)	3,384	9,119	(3,437)
Total assets	132,522	127,529	120,630	146,496	184,523
Owner’s net investment	92,045	86,426	85,527	100,737	127,033

(1)	The computation of pro forma basic and diluted income (loss) per share is based on an anticipated shares outstanding upon the completion of this offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
      This management’s discussion and analysis of financial condition and results of operations contains forward-looking statements that involve risks and uncertainties. Please see “Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements. The results of operations for the periods reflected herein are not necessarily indicative of results that may be expected for future periods, and our actual results may differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to those listed under “Risk Factors” and included elsewhere in this prospectus. In this management’s discussion and analysis of financial condition and results of operations, or MD&A, dollar amounts are in thousands.
Overview
      MD&A is a supplement to our combined consolidated financial statements and notes thereto included elsewhere in this prospectus to provide an understanding of our results of operations and financial condition. Our MD&A is organized as follows:

•	Introduction. This section provides a general description of our company and operating segments, key trends affecting demand for our online services, a description of the basis of presentation of our financial statements, a summary of the acquisitions we completed during the current year and the last three years, and a discussion of how seasonal factors may impact the timing of our revenue.

•	Critical Accounting Policies and Estimates. This section discusses those accounting policies that both are considered important to our financial condition and results of operations, and require us to exercise subjective or complex judgments in their application. In addition, all of our significant accounting policies, including our critical accounting policies, are summarized in Note 2 to the combined consolidated financial statements included in this prospectus.

•	Transactions with Our Parent. This section describes the services that we receive from our Parent and the costs of these services, as well as the fees we charge our Parent for advertising services.

•	Results of Operations and Results of Operations by Operating Segment. These sections provide our analysis and outlook for the significant line items on our combined consolidated statements of operations, on both a company-wide and a segment-by-segment basis.

•	Liquidity and Capital Resources. This section provides an analysis of our liquidity and cash flows, as well as a discussion of our commitments that existed as of December 31, 2004.

•	Recent Accounting Pronouncements. This section provides a summary of the most recent authoritative accounting standards and guidance that have either been recently adopted by our company or may be adopted in the future.
Introduction

Our Company
      We are a leading provider of health information services to consumers, physicians and healthcare professionals. We have aligned our business into two operating segments as follows:

•	Online Services. We provide both public and private online portals. Our public portals generate revenue primarily through the sale of advertising and sponsorship products, including CME services. Our sponsors and advertisers include pharmaceutical, biotechnology, medical device and consumer products companies. Our private portals for employers and health plans provide information and services that enable their employees and members to make more informed benefit, provider and treatment decisions. We generate revenue from private portals through the licensing of our private portals to employers and health plans. We also distribute our online content and services to other entities and generate revenue from these arrangements through the sale of advertising and sponsorship products and content syndication fees.

•	Publishing Services. We publish: ACP Medicine and ACS Surgery: Principles of Practice, our medical reference textbooks; The Little Blue Book, a physician directory; and WebMD the Magazine, a consumer publication launched in early 2005 that we distribute free of charge to physician office waiting rooms. We generate revenue from sales of subscriptions to our medical reference publications, from sales of The Little Blue Book directories and from advertisements in those directories, as well as from sales of advertisements in WebMD the Magazine. Our Publishing Services segment is a complementary business to our Online Services and extends the reach of our brand and our influence with health-involved consumers and clinically-active physicians.

Key Trends Affecting Demand for Our Online Services
      Demand for our online services is affected by the continuing evolution of the Internet and by trends affecting the healthcare industry, including changes in healthcare regulation. The key trends that are affecting that demand and, as a result are influencing our current strategies are:

•	Consumers, Physicians and Healthcare Professionals Are Increasingly Turning to the Internet. The Internet is transforming the way health and medical information is accessed by consumers, physicians and healthcare professionals. Over the past several years, usage of our online services by consumers, physicians and healthcare professionals has grown significantly. The monthly average number of unique users for The WebMD Health Network was 17.1 million in 2002, 20.4 million in 2003, 21.8 million in 2004 and 24.2 million in the first half of 2005. These users generated aggregate page views of 1.3 billion in 2002, 1.7 billion in 2003, 2.0 billion in 2004 and 1.2 billion in the first half of 2005. While we cannot provide assurance that usage will grow as quickly as it has during the past several years, we intend to continue to provide informative and timely content and interactive services and to continue to increase awareness of our brand.

•	Increased Online Marketing and Education Spending for Healthcare Products. Pharmaceutical, biotechnology and medical device companies spend large amounts each year marketing their products and educating consumers and physicians about them, only a small portion of which is currently spent for online services. We believe that these companies are becoming increasingly aware of the effectiveness of the Internet relative to traditional media in providing appropriate health and clinical information to inform consumers and physicians about their products. We believe the increasing awareness of the value of the Internet is likely to result in continued increases in demand for our services from those advertisers and sponsors.

•	Continued Rapid Increases in Healthcare Costs. In response to rising healthcare costs, employers and health plans have been changing benefit plan designs to increase consumer out-of-pocket costs and have taken other steps to motivate their members and employees to evaluate their healthcare decisions more carefully in order to be more cost effective. This has led employers and health plans to enhance wellness programs and to take steps to provide healthcare information and education to employees and members, including through the use of online services of the types we provide through our private portals. We expect the efforts to control healthcare costs to continue and to create opportunities for additional revenue from providing existing and new products and services through our private portals and our public portals.
      In addition, there are other trends that we believe may become more important over the next several years, including the increasing focus at various levels of government on the potential benefits of increased use of healthcare information technology and related services.

Basis of Presentation
      Our Parent managed its operations as a single segment from its inception in 1995 until 2001 when, as a result of a restructuring plan, it segregated its business into multiple segments. As a result of this restructuring plan, as of January 1, 2001, our operations were identified and managed as a separate segment of our Parent. The Internet operations that were unrelated to our Parent’s other segments were identified and established as its WebMD Health business segment (then known as Portal Services), which now comprises our company.
      Our combined consolidated financial statements have been derived from the consolidated financial statements and accounting records of our Parent, principally representing the WebMD Health segment, using the historical results of operations, and historical basis of assets and liabilities of the WebMD Health related businesses. Management believes the assumptions underlying the combined consolidated financial statements are reasonable. However, the combined consolidated financial statements included herein may not necessarily reflect our results of operations, financial position and cash flows in the future or what our results of operations, financial position and cash flows would have been had we been a stand-alone company during the periods presented.

Acquisitions
      On March 14, 2005, we acquired HealthShare Technology, Inc., which provides online tools that compare cost and quality measures of hospitals for use by consumers, providers and health plans. We refer to the acquisition of HealthShare as the “2005 Acquisition.” We acquired HealthShare for a total purchase consideration of approximately $29,883, comprised of $29,533 in cash, net of cash acquired and $350 of estimated acquisition costs. In connection with the preliminary allocation of the purchase price and intangible asset valuation, we recorded goodwill of $23,306 and an intangible asset of $10,000 related to content, with an estimated useful life of three years. In addition, we have agreed to pay up to an additional $5,000 during the three months ended March 31, 2006 if HealthShare reaches certain revenue thresholds for the calendar year 2005. The results of operations of HealthShare are included in our Online Services segment beginning March 14, 2005, the closing date of the acquisition.
      In 2004, we acquired two companies, MedicineNet, Inc. and RxList, LLC, which we refer to as the 2004 Acquisitions.
      On December 24, 2004, we acquired MedicineNet, a health information site for consumers, for a total purchase consideration of approximately $17,209, comprised of $16,732 in cash, net of cash acquired, and $477 of estimated acquisition costs. In connection with the preliminary allocation of the purchase price and intangible asset valuation, we recorded goodwill of $9,104 and intangible assets of $7,200 related to content, customer relationships and acquired technology, with estimated useful lives ranging from two to three years. In addition, we have agreed to pay up to an additional $15,000 during the three months ending March 31, 2006, if the number of page views on MedicineNet’s Web sites exceeds certain thresholds during the calendar year 2005. The results of operations of MedicineNet are included in our Online Services segment.
      On October 1, 2004, we acquired RxList, a privately held operator of an online drug directory, for a total purchase consideration of approximately $5,455, comprised of $4,500 in cash, $500 to be paid during 2006 and $455 of estimated acquisition costs. In connection with the preliminary allocation of the purchase price and intangible asset valuation, we recorded goodwill of $4,420 and an intangible asset of $1,054 related to content, with an estimated useful life of five years. In addition, we have agreed to pay up to an additional $2,500 during each of the three month periods ending March 31, 2006 and 2007, if the number of page views on RxList’s Web sites exceeds certain thresholds during each of the three month periods ending December 31, 2005 and 2006, respectively. The results of operations of RxList are included in our Online Services segment.
      In 2003, we acquired the companies that comprise The Little Blue Book and we acquired the assets of Optate, Inc., which we refer to as the 2003 Acquisitions.
      On May 29, 2003, we acquired The Little Blue Book, a company that maintains a database containing physician practice information and publishes a pocket-sized reference book containing physician practice and contact information, for a total purchase consideration of approximately $10,061, comprised of $9,926 in cash, net of cash acquired and $135 of acquisition costs. In connection with the initial allocation of the purchase price, we recorded goodwill of $8,545 and intangible assets of $2,815 related to trade name, customer relationships and acquired technology, with estimated useful lives of three to seven years. In addition, we paid an additional purchase price of $1,500 and $1,000 in April 2004 and 2005, respectively, as a result of achieving certain financial milestones during 2003 and 2004, with such payments being recorded as increases to goodwill. The results of operations of The Little Blue Book are included in our Publishing Services segment.
      On April 30, 2003, we acquired the assets of Optate, a provider of online healthcare benefit decision-support tools and solutions to its clients through online technology, for a total purchase consideration of approximately $4,052, comprised of $4,000 in cash and $52 of acquisition costs. In connection with the initial allocation of the purchase price, we recorded goodwill of $4,070 and an intangible asset of $710 related to customer relationships, with an estimated useful life of five years. The results of operations of Optate are included in our Online Services segment.
      On October 31, 2002, we acquired WellMed, a provider of online healthcare decision-support and health management tools for use by consumers, for a total purchase consideration of approximately $19,013, comprised of $18,763 in cash, net of cash acquired and $250 of acquisition costs. We refer to this as the 2002 Acquisition. In connection with the allocation of the purchase price, we recorded goodwill of $18,380 and an intangible asset of $2,700 related to acquired unpatented technology, with an estimated useful life of three years. The results of operations of WellMed are included in our Online Services segment.

Seasonality
      The timing of our revenues is affected by seasonal factors. Advertising and sponsorship revenues within our Online Services segment are seasonal, primarily as a result of the annual budget approval process of the advertising and sponsorship clients of our public portals. This portion of our revenues is usually the lowest in the first quarter of each calendar year, and increases during each consecutive quarter throughout the year. Our private portal licensing revenues are historically highest in the second half of the year as new customers are typically added during this period in conjunction with their annual open enrollment periods for employee benefits. Finally, the annual distribution cycle within our Publishing Services segment results in approximately two thirds of our revenue in this segment being recognized in the second and third quarter of each calendar year. The timing of revenues in relation to our expenses, much of which does not vary directly with revenue, has an impact on cost of operations, sales and marketing and general and administrative expenses as a percentage of revenue in each calendar quarter during the year.
Critical Accounting Policies and Estimates
      Our discussion and analysis of our financial condition and results of operations are based upon our combined consolidated financial statements and notes to combined consolidated financial statements, which were prepared in conformity with U.S. generally accepted accounting principles. The preparation of the combined consolidated financial statements requires us to make estimates and assumptions that affect the amounts reported in the combined consolidated financial statements and accompanying notes. We base our estimates on historical experience, current business factors, and various other assumptions that we believe are necessary to form a basis for making judgments about the carrying values of assets and liabilities and disclosure of contingent assets and liabilities. We are subject to uncertainties such as the impact of future events, economic, environmental and political factors, and changes in our business environment; therefore, actual results could differ from these estimates. Accordingly, the accounting estimates used in preparation of our financial statements will change as new events occur, as more experience is acquired, as additional information is obtained and as our operating environment changes. Changes in estimates are made when circumstances warrant. Such changes in estimates and refinements in estimation methodologies are reflected in reported results of operations; if material, the effects of changes in estimates are disclosed in the notes to our combined consolidated financial statements.

      We evaluate our estimates on an ongoing basis, including those related to revenue recognition, the allowance for doubtful accounts, the carrying value of prepaid advertising, the carrying value of long-lived assets (including goodwill and intangible assets), the amortization period of long-lived assets (other than goodwill), the carrying value, capitalization and amortization of software development costs, the provision for income taxes and related deferred tax accounts, certain accrued expenses and contingencies, transactions with Parent and the value attributed to warrants issued for services.
      We believe the following reflects our critical accounting policies and our more significant judgments and estimates used in the preparation of our combined consolidated financial statements:

•	Revenue Recognition. Revenues from advertising are recognized as advertisements are delivered or as publications are distributed. Revenues from sponsorship arrangements, content syndication and distribution arrangements and licenses of our healthcare management tools and private online portals are recognized ratably over the term of the applicable agreement. Revenue from the sponsorship of CME is recognized over the period we deliver the minimum number of CME credit hours required by the applicable agreements. Subscription revenue is recognized over the subscription period. When contractual arrangements contain multiple elements, revenue is allocated to the elements based on their relative fair values, determined using prices charged when elements are sold separately.

•	Long-Lived Assets. Our long-lived assets consist of property and equipment, goodwill and other intangible assets. Goodwill and other intangible assets arise from the acquisitions we have made. The amount assigned to intangible assets is subjective and based on our estimates of the future benefit of the intangible assets using accepted valuation techniques, such as discounted cash flow and replacement cost models. Our long-lived assets, other than goodwill, are amortized over their estimated useful lives, which we determined based on the consideration of several factors including the period of time the asset is expected to remain in service. We evaluate the carrying value and remaining useful lives of long-lived assets, other than goodwill, whenever indicators of impairment are present. We evaluate the carrying value of goodwill annually, and whenever indicators of impairment are present. We use a discounted cash flow approach to determine the fair value of goodwill. There was no impairment of goodwill noted as a result of our impairment testing in 2002, 2003 or 2004.

•	Deferred Tax Assets. Our deferred tax assets are comprised primarily of net operating loss carryforwards. At December 31, 2004, we had net operating loss carryforwards of approximately $607,000. Subject to certain limitations, these loss carryforwards may be used to offset taxable income in future periods, reducing the amount of taxes we might otherwise be required to pay. Due to a lack of a history of generating taxable income, we record a valuation allowance equal to 100% of our net deferred tax assets. In the event that we are able to generate taxable earnings in the future and determine it is more likely than not that we can realize our deferred tax assets, an adjustment to the valuation allowance would be made which may increase income in the period that such determination is made, and may decrease income in subsequent periods.

•	Transactions with Our Parent. As discussed further below, our expenses reflect a services fee for an allocation of costs for corporate services provided by our Parent. Our expenses also reflect the allocation of a portion of the cost of our Parent’s healthcare plans and the allocation of stock compensation expense related to restricted stock awards and other stock compensation. Our sales and marketing expense reflects an allocation to our Parent for the utilization by it of advertising services available to us from News Corporation. We and our Parent consider the services fee and the allocation of healthcare expenses and stock compensation, as well as the allocation of advertising services to our Parent, to be a reasonable estimate of the utilization of the services. If the provisions contained in the services agreement were applied to prior periods, such prior corporate services fees would not differ materially. Our Parent does not intend to profit from fees paid by us in accordance with the services agreement.

Transactions with Our Parent
      Our expenses reflect a services fee for costs related to corporate services provided by our Parent for accounting, tax, treasury, legal, human resources, certain information technology functions and other services. Costs allocated include compensation related costs, insurance and audit fees, leased property, facilities costs, professional fees, software maintenance and telecommunication costs. The services fee is based on our Parent’s incurred costs of such services utilized by us.
      A portion of the services fee is comprised of costs identified for dedicated employees managed centrally by our Parent’s corporate management for certain of its functions across all of its segments. The portion of the fee charged for dedicated employees includes a charge for their salaries, plus an overhead charge for these employees calculated based on a pro rata portion of their salaries to total salaries within the function. Prior to completion of the offering, some of the dedicated employees that have been centrally managed by our Parent are expected to be transferred to us and the services fee will be reduced and our expenses will be increased as a result of the transfer. The other portion of the services fee is also comprised of an estimate of the cost of shared services utilized by us calculated primarily based on an allocation of total employees of both us and our Parent or other reasonable measures of allocation.
      Our expenses also reflect healthcare expenses related to the cost of our Parent’s healthcare plans and stock compensation expense related to restricted stock awards and other stock compensation. Our sales and marketing expense reflects an allocation to our Parent for the utilization by our Parent of advertising services available to us from News Corporation. We and our Parent consider the types of costs considered as well as the allocation methodology of the services fee, healthcare expenses, stock compensation, and the allocation of advertising services to our Parent, to be a reasonable estimate of the utilization of the services. Our cost and benefit received as a stand-alone company would likely be different than the amounts reflected in the combined consolidated statements of operations. The costs we would incur as a standalone entity would be higher due to our inability to duplicate the efficiencies achieved by our Parent as a result of its ability to provide certain of these services at greater volumes in a shared service model across all of its business segments.
      The above costs and allocation methodology was used as a basis for determining the service fee under the services agreement that we will enter into with our Parent prior to the completion of this offering. It is our Parent’s intention that, under the services agreement, our Parent will receive an amount that reasonably approximates its cost of providing services to us exclusive of any profit margin. The charges from our Parent to our company included in our historical financial statements, and as reflected in the table below, would not have been materially different had these charges been calculated in accordance with the services agreement we intend to enter into with our Parent. Our Parent has agreed to make the services available to us for up to 5 years. However, we will not be required, under the services agreement, to continue to obtain services from our Parent. In the event we wish to receive those services from a third party or provide them internally, we will have the option to terminate services, in whole or in part, at any time we choose to do so, generally by providing, with respect to the specified services or groups of services, 60 days’ notice and, in some cases, paying a termination fee not to exceed $30, to cover costs of our Parent relating to the termination.
      We also expect to enter into several agreements pursuant to which our Parent or one or more of its subsidiaries will be a customer for some of our services, including our private portal services. The terms of these agreements will be determined by our Parent and are expected to be substantially similar to agreements we have or could have with third parties with respect to those services.
      The combined consolidated statements of operations include expense allocations for the following:

Charges from Our Company to Our Parent

•	Advertising Expense. Our Parent utilizes the advertising services available to us from News Corporation which are included in prepaid advertising within the accompanying combined consolidated balance sheets. We allocate costs to our Parent related to the utilization of this asset by our Parent. This charge includes a proportional allocation based on the number of our Parent’s operating segments identified in each advertisement and an allocation of cost to our Parent relating to promotion of the WebMD brand. Our portion of the advertising services utilized is reflected in sales and marketing expense and is reported net of what is charged to our Parent. On August 5, 2005, our Parent and other businesses of our Parent began to use “Emdeon” as their primary brand, instead of “WebMD.” Accordingly, we will no longer allocate any advertising expense to our Parent, or other businesses of our Parent, related to any advertising that promotes the WebMD brand. If our Parent uses our prepaid advertising for promotion of the Emdeon brand or other brands used by its other businesses, we will allocate the related cost to our Parent; however, the amount of such future usage, if any, is currently unknown.

Charges from Our Parent to Our Company

•	Corporate Services. We are charged a services fee for costs related to corporate services provided by our Parent. These amounts are reflected in general and administrative expenses within the accompanying combined consolidated statements of operations. As stated above, certain of our employees that had previously been associated with our Parent will be transferred to us. Our services fee will be reduced and our expenses will be correspondingly increased as a result of this transfer.

•	Healthcare Expense. We are charged for healthcare expense for our employees’ participation in our Parent’s healthcare plans. Healthcare expense is charged based on the number of total employees of our company and reflects our Parent’s average cost of these benefits per employee. Healthcare expense is reflected in the accompanying combined consolidated statements of operations in the same expense caption as the related salary costs of those employees. We expect healthcare expense to increase or decrease in the future, consistent with any increases or decreases in our employee base and consistent with the cost of our Parent’s healthcare plans.

•	Stock Compensation Expense. Stock compensation expense is related to restricted stock awards in our Parent’s common stock that have been granted to certain of our employees and stock options assumed or issued in connection with certain acquisitions with exercise prices less than the fair market value of our Parent’s common stock on the date of grant. Stock compensation expenses are allocated on a specific employee identification basis. Stock compensation is reflected in the accompanying combined consolidated statements of operations in the same expense caption as the related salary costs of those employees. We expect that stock compensation expense allocated to us by our Parent will increase significantly when we and our Parent adopt the new share-based payment expensing rules under SFAS 123R.

The following table summarizes the expense allocations reflected in our combined consolidated financial statements:

				Six Months Ended
	Years Ended December 31,			June 30,

	2002	2003	2004	2004	2005

				(unaudited)
Charges from our company to our Parent:
Advertising expense	$5,550	$7,807	$4,702	$2,744	$1,599
Charges from our Parent to our company:
Corporate services — specific identification	3,331	3,377	3,618	1,593	1,446
Corporate services — shared service allocation	3,089	2,882	2,973	1,444	1,732
Healthcare expense	1,548	1,743	2,357	1,110	1,434
Stock compensation expense	2,665	1,597	1,749	657	569
Results of Operations
      The following table sets forth our combined consolidated statements of operations data and expresses that data as a percentage of revenue for the periods presented (amounts in thousands):

	Years Ended December 31,						Six Months Ended June 30,

	2002		2003		2004		2004		2005

							(unaudited)
Revenue	$84,203	100.0%	$110,152	100.0%	$134,148	100.0%	$58,076	100.0%	$74,740	100.0%
Costs and expenses:
Cost of operations	47,888	56.9	46,998	42.7	52,377	39.0	24,435	42.1	33,511	44.8
Sales and marketing	49,033	58.2	47,917	43.5	49,315	36.8	23,246	40.0	23,129	30.9
General and administrative	15,690	18.6	18,016	16.4	20,165	15.0	10,013	17.2	15,205	20.4
Depreciation and amortization	2,486	3.0	4,463	4.0	5,620	4.2	2,515	4.4	5,252	7.1
Restructuring and integration benefit	(5,850)	(6.9)	—	—	—	—	—	—	—	—
Other income	(823)	(1.0)	—	—	—	—	—	—	—	—

Income (loss) before income tax provision	(24,221)	(28.8)	(7,242)	(6.6)	6,671	5.0	(2,133)	(3.7)	(2,357)	(3.2)
Income tax provision	140	0.1	183	0.1	210	0.2	91	0.1	152	0.2

Net income (loss)	$(24,361)	(28.9)%	$(7,425)	(6.7)%	$6,461	4.8%	$(2,224)	(3.8)%	$(2,509)	(3.4)%

      Revenue is derived from our two business segments: Online Services and Publishing Services. Our Online Services segment derives revenue from advertising, sponsorship, including online CME services, content syndication and distribution, and licenses of private online portals to employers and healthcare payers. Our Publishing Services segment derives revenue from sales of, and advertising in, physician directories, subscriptions to professional medical reference textbooks, broadcast fax services, and advertisements in our consumer publication distributed to physician waiting rooms. Included in our Online Services’ revenue are revenues related to our agreements with News Corporation and AOL:

•	We licensed our content to News Corporation for use across News Corporation’s media properties for four years ending in January 2005, for cash payments totaling $12,000 per contract year.

•	Our company and AOL share certain revenue from advertising, commerce and programming on the health channels of certain AOL online sites and on a co-branded service we created for AOL. The original term of the agreement was for three years expiring May 2004. We had the right to extend the original agreement for an additional three-year term if certain thresholds were not achieved during the original three-year term. These thresholds were not achieved and we exercised our right to extend the contract term until May 2007. Under the terms of the extension, our revenue share is subject to a minimum annual guarantee. Included in the accompanying combined consolidated statements of operations, for the years ended December 31, 2002, 2003 and 2004 and for the six months ended June 30, 2004 and 2005 is revenue of $4,159, $5,087, $7,242, $3,349 and $7,111, respectively, which represents sales to third parties of advertising and sponsorship on the AOL health channels, primarily sold through our sales efforts. Also included in revenue during 2004 and during the six months ended June 30, 2005 is $3,754 and $3,048, respectively, related to the guarantee discussed above.
      Our customers include pharmaceutical, biotechnology, medical device and consumer products companies, as well as employers and health plans. In addition, our physician directories and reference text book are sold to physicians and other healthcare providers.
      Our discussions throughout MD&A make references to certain non-cash expenses. We consider non-cash expenses to be those expenses that result from the issuance of our Parent’s equity instruments. The following is a summary of our principal non-cash expenses:

•	Non-cash advertising expense. Expense related to the usage of our prepaid advertising inventory that we received from News Corporation in exchange for equity instruments our Parent issued in connection with an agreement our Parent entered into with News Corporation in 1999 and subsequently amended in 2000. Our non-cash advertising expense related to the usage of the prepaid advertising is included in cost of operations when we utilize this advertising in conjunction with online advertising and sponsorship programs, and is included in sales and marketing expense when we utilize the asset for promotion of our brand. The portion of the non-cash expense that is included in sales and marketing expense is reflected net of the expense we charge to our Parent in connection with their usage of this asset.

•	Non-cash distribution expense. Expense related to the amortization of a warrant that our Parent issued to AOL as part of a strategic alliance our Parent entered into with Time Warner in May 2001 under which our company became the primary provider of healthcare content, tools and services for use on certain AOL properties.

•	Non-cash stock compensation expense. Expense related to restricted stock awards in our Parent’s common stock that have been granted to certain of our employees as well as stock options assumed in connection with certain acquisitions in 2000 and options granted in 2000 with exercise prices less than the fair market value of our Parent’s stock on the date of grant. Non-cash stock compensation expense is reflected in the accompanying combined consolidated statements of operations in the same expense captions as the related salary costs of the respective employees.
      Cost of operations consists of costs related to services and products we provide to customers and costs associated with the operation and maintenance of our public and private portals. These costs include editorial and production, Web site operations and development, and costs related to the production and distribution of our publications. These costs consist of expenses related to compensation, non-cash stock compensation, creating and licensing content, telecommunication, leased properties, printing and distribution, and non-cash advertising expenses related to the sale of offline advertising through our media partners.
      Sales and marketing expense consists primarily of advertising, product and brand promotion, salaries and related expenses, and non-cash stock compensation. These expenses include items related to salaries and related expenses of account executives, account management and marketing personnel, costs and expenses for marketing programs, and fees for professional marketing and advertising services. Also included in sales and marketing expense are non-cash advertising and distribution expenses related to services acquired in exchange for equity securities of our Parent in connection with our arrangements with News Corporation and AOL.
      General and administrative expense consists primarily of salaries, non-cash stock compensation and related expenses of administrative, finance, legal, information technology, human resources and executive personnel. These expenses include costs of general insurance and costs of accounting and internal control systems to support our operations, a services fee for our portion of certain expenses shared across all segments of our Parent, as well as facilities expense.
Six months ended June 30, 2005 and June 30, 2004
      The following discussion is a comparison of our results of operations on a combined consolidated basis for the six months ended June 30, 2005 to the six months ended June 30, 2004.
     Revenue
      Our total revenues increased 28.7% to $74,740 in the six months ended June 30, 2005 from $58,076 in the six months ended June 30, 2004. Online Services and Publishing Services accounted for $16,468 or 98.8% and $196 or 1.2%, of the revenue increase, respectively. Our revenues from customers acquired through our acquisitions in 2005 and 2004 contributed $3,872 of the overall increase. We integrate acquisitions as quickly as practicable and only revenue recognized during the first twelve months following the quarter in which an acquisition closes is considered to be revenue from acquired customers. In connection with such acquisitions, only revenue from existing customers of the acquired business on the date of the acquisition is considered to be revenue from customers acquired. Our revenues for the six months ended June 30, 2005 also reflect a $5,000 decline in content syndication revenues relating to the expiration of our content syndication agreement with News Corporation in January 2005.

Costs and Expenses
      During the six months ended June 30, 2005 and 2004 our cost of operations, sales, marketing, general and administrative expenses were 96.1% and 99.3% of revenue, respectively. While this reflects an improvement during the six months ended June 30, 2005 compared to a year ago, it is higher compared to the percentage during the year ended December 31, 2004, which was 90.8%. This is primarily due to a combination of the $3,100 of severance and recruiting charges incurred during the quarter ended June 30, 2005, higher expenses related to our launch of WebMD the Magazine as well as the seasonality of our business. As discussed elsewhere in this MD&A, the seasonality of our business generally results in higher revenues in the second half of the year than the first half of the year. We believe that our cost of operations, sales, marketing, general and administrative expenses as a percentage of revenue during the year ending December 31, 2005 will be comparable to the year ended December 31, 2004, due to the inclusion, in 2005, of the severance and recruiting charges and expenses related to our launch of WebMD the Magazine.
      Cost of Operations. Cost of operations increased to $33,511 in the six months ended June 30, 2005 from $24,435 in the six months ended June 30, 2004. Our cost of operations represented 44.8% of revenue in the six months ended June 30, 2005, compared to 42.1% of revenue in the six months ended June 30, 2004. The $9,076 increase was primarily attributable to increases in compensation related cost due to higher staffing levels and outside personnel expense for information technology for our Web site operations and development, increased costs associated with creating and licensing our content as well as severance costs of approximately $700. Included in cost of operations were non-cash advertising costs of $217 and $601 related to the sale and fulfillment of online advertising for the six months ended June 30, 2005 and June 30, 2004, respectively.
      Sales and Marketing. Sales and marketing expense decreased to $23,129 in the six months ended June 30, 2005 from $23,246 in the six months ended June 30, 2004. Included in sales and marketing expense were non-cash expenses related to advertising and distribution services of $3,197 in the six months ended June 30, 2005, a decrease from $7,433 in the six months ended June 30, 2004. This decrease was primarily due to a decline in the expense related to our distribution arrangement with AOL which was fully amortized in May 2004. Sales and marketing expense excluding these non-cash expenses was $19,932 or 26.7% of revenue in the six months ended June 30, 2005, compared to $15,813, or 27.2% of revenue in the six months ended June 30, 2004. This increase of $4,119 is primarily due to compensation related costs due to increased staffing and sales commissions and severance costs of approximately $200. We expect these costs to continue to increase as we continue to increase revenues and staffing.
      General and Administrative. General and administrative expense increased to $15,205 in the six months ended June 30, 2005 from $10,013 in the six months ended June 30, 2004. General and administrative expense represented 20.4% of revenue in the six months ended June 30, 2005, compared to 17.2% of revenue in the six months ended June 30, 2004. The $5,192 increase is due to increases in personnel related expenses resulting from an increase in the number of staff, including increases related to acquisitions which were completed in the fourth quarter of 2004 and the first quarter of 2005, as well as a charge of approximately $2,200 related to the resignation of our former CEO and the recruitment of our Executive Vice President of Product and Programming and Chief Technology Officer.
      Depreciation and Amortization. Depreciation and amortization expense increased to $5,252 in the six months ended June 30, 2005 from $2,515 in the six months ended June 30, 2004. The increase was primarily due to amortization of intangible assets relating to the 2005 Acquisition and the 2004 Acquisitions.
      Income Tax Provision. Income tax provision primarily represents taxes from profitable operations in certain jurisdictions in which we do not have net operating losses to offset that income. Accordingly, we provided for taxes of $152 and $91 related to state and other jurisdictions during the six months ended June 30, 2005 and 2004, respectively.

2004 and 2003
      The following discussion is a comparison of our results of operations on a combined consolidated basis for the year ended December 31, 2004 to the year ended December 31, 2003.

Revenue
      Our total revenues increased 21.8% to $134,148 in 2004 from $110,152 in 2003. Online Services and Publishing Services accounted for $20,136 or 83.9% and $3,860 or 16.1%, of the revenue increase, respectively. The increase in Publishing Services revenue was primarily due to $3,564 from the full year impact of, as well as growth within, the 2003 acquisition of The Little Blue Book. Our revenues from customers acquired through our acquisitions in 2004 were not a significant portion of our 2004 revenues because these acquisitions occurred late in 2004. Included in our 2004 and 2003 revenues are $12,000 per year relating to our content syndication agreement with News Corporation, which expired in January 2005.

Costs and Expenses
      Our company achieved a significant increase in combined consolidated revenues without incurring a proportionate increase in overall expenses. This is due to the fact that, with the exception of certain costs in our Publishing Services segment and sales commissions, incremental revenues generally did not require additional cost of operations, sales, marketing and general and administrative expenses. This resulted in an improvement in cost of operations, sales, marketing and general and administrative expenses as a percentage of revenue which was 90.8% during the year ended December 31, 2004 compared to 102.6% during the year ended December 31, 2003.
      Cost of Operations. Cost of operations increased to $52,377 in 2004 from $46,998 in 2003. Our cost of operations represented 39.0% of revenue in 2004, compared to 42.7% of revenue in 2003. Included in cost of operations were non-cash advertising costs of $901 and $2,757 for 2004 and 2003, respectively, which reflects lower sales of offline advertising in 2004. Excluding the non-cash advertising costs, cost of operations increased to $51,476 in 2004 or 38.4% of revenue from $44,241 in 2003 or 40.2% of revenue. The $7,235 increase was attributable to increased spending on information technology and, to a lesser extent, the full year impact in 2004 of printing and distribution costs as a result of the 2003 acquisition of The Little Blue Book.

      Sales and Marketing. Sales and marketing expense increased to $49,315 in 2004, from $47,917 in 2003, which represents an increase of $1,398. Included in sales and marketing expense were non-cash expenses related to advertising and distribution services of $11,246 in 2004, a decrease from $16,211 in 2003. This decrease was primarily due to a decline in the expense related to our distribution arrangement with AOL which was fully amortized in May 2004. Sales and marketing expense excluding these non-cash expenses was $38,069, or 28.4% of revenue in 2004, compared to $31,706, or 28.8% of revenue in 2003. The $6,363 increase is due to compensation related costs due to a combination of increased commissions and increased staffing, and the full year impact in 2004 of the acquisition of The Little Blue Book.
      General and Administrative. General and administrative expense increased to $20,165 in 2004 from $18,016 in 2003. General and administrative expense was 15.0% of revenue in 2004, compared to 16.4% of revenue in 2003. The $2,149 increase is due to increases in personnel related expenses resulting from an increase in the number of our staff, and the full year impact in 2004 of the 2003 acquisition of The Little Blue Book.
      Depreciation and Amortization. Depreciation and amortization expense increased to $5,620 in 2004 from $4,463 in 2003. The increase was primarily due to intangible assets relating to the 2004 Acquisitions and 2003 Acquisitions.
      Income Tax Provision. Income tax provision in 2004 and 2003 primarily represents taxes from profitable operations in certain jurisdictions in which we do not have net operating losses to offset that income. Accordingly, we provided for taxes of $210 and $183 related to state and other jurisdictions during 2004 and 2003, respectively.

2003 and 2002
      The following discussion is a comparison of our results of operations on a combined consolidated basis for the year ended December 31, 2003 to the year ended December 31, 2002.

Revenue
      Our total revenues increased 30.8% to $110,152 in 2003 from $84,203 in 2002. Online Services and Publishing Services accounted for $20,702 or 79.8% and $5,247 or 20.2%, of the revenue increase, respectively. The increase is primarily related to increased sales of our Online Services products and, to a lesser extent, Publishing Services products. Revenue from customers acquired through the 2003 Acquisitions and 2002 Acquisition contributed $9,579 to the overall increase in revenue for 2003. Included in 2003 and 2002 revenues are $12,000 per year relating to our content syndication agreement with News Corporation, which expired in January 2005.

Costs and Expenses
      Our company achieved a significant increase in combined consolidated revenues without incurring a proportional increase in overall expenses. This is due to the fact that, with the exception of certain costs in our Publishing Services segment and sales commissions, incremental revenues generally did not require additional cost of operations, sales, marketing and general and administrative expenses. This resulted in an improvement in cost of operations, sales, marketing and general and administrative expenses as a percentage of revenue which was 102.6% during the year ended December 31, 2003 compared to 133.7% during the year ended December 31, 2002.
      Cost of Operations. Cost of operations decreased to $46,998 in 2003 from $47,888 in 2002. Our cost of operations represented 42.7% of revenue in 2003, compared to 56.9% of revenue in 2002. Included in cost of operations were non-cash advertising costs of $2,757 and $3,945 for 2003 and 2002, respectively, which reflects lower sales of offline advertising in 2003. Cost of operations excluding these non-cash advertising expenses was $44,241, or 40.2% of revenues in 2003, compared to $43,943, or 52.2% of revenues in 2002. The $298 increase is due to the full year impact of the 2002 Acquisition and the partial year impact of increased printing and distribution costs as a result of the 2003 acquisition of The Little

Blue Book, offset by the full year impact of reduced compensation related expense as a result of the consolidation of Web site development and operations effected during 2002.
      Sales and Marketing. Sales and marketing expense decreased to $47,917 in 2003, compared to $49,033 in 2002. Included in sales and marketing expense are non-cash expenses related to advertising and distribution services of $16,211 in 2003, compared to $18,864 in 2002. During 2003, a higher percentage of advertising expense was allocated to our Parent as a result of changes in the mix in the type of advertising that aired during 2003 compared to 2002. Also included in sales and marketing expense was non-cash stock compensation of $548 in 2003 compared to $1,219 in 2002. Non-cash stock compensation decreased from 2002 to 2003 primarily due to the vesting schedules of options issued and assumed in connection with our 2000 acquisitions. Sales and marketing expense excluding the non-cash expenses previously discussed was $31,158, or 28.3% of revenue in 2003, compared to $28,950, or 34.4% of revenue in 2002. The $2,208 increase was due to a significant increase in membership acquisition costs in 2003, primarily related to the acquisition of a membership database, increased staffing as a result of the full year impact of the 2002 Acquisition and the partial year impact of the 2003 acquisition of The Little Blue Book, offset by a reduction in fees for marketing and advertising services.
      General and Administrative. General and administrative expense increased to $18,016 in 2003 from $15,690 in 2002. General and administrative expense was 16.4% of revenue in 2003, compared to 18.6% of revenue in 2002. The $2,326 increase is due to the full year impact of the 2002 Acquisition and the partial year impact of the 2003 acquisition of The Little Blue Book.
      Depreciation and Amortization. Depreciation and amortization expense increased to $4,463 in 2003 from $2,486 in 2002. The increase was primarily due to amortization of intangible assets relating to certain 2003 Acquisitions and a 2002 Acquisition.
      Restructuring and Integration Benefit. During 2000 and 2001, our Parent initiated a restructuring, during which many business relationships were exited or restructured in an effort to reduce operating losses. In connection with these activities, we previously incurred a restructuring and integration charge of $114,918 in 2001. During 2002, we recorded a benefit of $5,850 related to the 2000 and 2001 restructuring activity resulting from the favorable settlements of certain of these restructured arrangements.
      Income Tax Provision. Income tax provision in 2003 and 2002 primarily represents taxes from profitable operations in certain states in which we do not have net operating losses to offset that income. Accordingly, we provided for taxes of $183 and $140 related to state and other jurisdictions during 2003 and 2002, respectively.
Results of Operations by Operating Segment
      We monitor the performance of our business based on income or loss before restructuring, taxes, non-cash and other items. Non-cash and other items include depreciation and amortization, other income, non-cash advertising and distribution expenses and non-cash stock compensation expense. Corporate and other overhead functions are allocated to segments on a specifically identifiable basis or other reasonable method of allocation. We consider these allocations to be a reasonable reflection of the utilization of costs incurred. We do not disaggregate assets for internal management reporting and, therefore, such information is not presented. There are no inter-segment revenue transactions and, therefore, revenues are only to external customers.

      The following table presents the results of our operations for each of our operating segments and a reconciliation to net income (loss):

				Six Months Ended
	Years Ended December 31,			June 30,

	2002	2003	2004	2004	2005

	(in thousands)			(unaudited)
Revenue
Online Services:
Advertising and sponsorship	$61,611	$71,618	$83,828	$35,240	$49,443
Licensing	830	8,923	15,841	5,955	14,044
Content syndication and other	17,008	19,610	20,618	10,397	4,573

Total Online Services	79,449	100,151	120,287	51,592	68,060
Publishing Services	4,754	10,001	13,861	6,484	6,680

	$84,203	$110,152	$134,148	$58,076	$74,740

Income (loss) before restructuring, taxes, non-cash and other items
Online Services	$(2,086)	$16,145	$24,902	$8,970	$7,793
Publishing Services	(848)	1,641	1,285	103	(915)

	(2,934)	17,786	26,187	9,073	6,878
Restructuring, taxes, non-cash and other items
Depreciation and amortization	(2,486)	(4,463)	(5,620)	(2,515)	(5,252)
Non-cash advertising and distribution	(22,809)	(18,968)	(12,147)	(8,034)	(3,414)
Non-cash stock compensation	(2,665)	(1,597)	(1,749)	(657)	(569)
Restructuring and integration benefit	5,850	—	—	—	—
Other income	823	—	—	—	—
Income tax provision	(140)	(183)	(210)	(91)	(152)

Net income (loss)	$(24,361)	$(7,425)	$6,461	$(2,224)	$(2,509)

Six months ended June 30, 2005 and June 30, 2004
      The following discussion is a comparison of the results of operations for each of our operating segments for the six months ended June 30, 2005 to the six months ended June 30, 2004.
      Online Services. Revenues were $68,060 for the six months ended June 30, 2005, an increase of $16,468 or 31.9% from the six months ended June 30, 2004. The increase was related to increased advertising and sponsorship revenue related to our public portals and licensing revenues from our private online portals, offset by a $5,000 decline in revenues relating to the expiration of our content syndication agreement with News Corporation in January 2005. The increase was due to increases in both the number of advertising and licensing customers as well as the number of brands our advertising customers were promoting. The number of our advertising and sponsorship customers grew to approximately 180, promoting approximately 405 brands in the six months ended June 30, 2005 compared to 120 customers promoting approximately 280 brands in the comparable period of the prior year. Additionally, the number of our licensing customers grew to approximately 45 customers (excluding the number of HealthShare customers) in the six months ended June 30, 2005 from 35 customers in the comparable period of the prior year. Included in revenues during the six months ended June 30, 2005 was $2,898 related to the March 14, 2005 acquisition of HealthShare. HealthShare had approximately 90 licensing customers as of June 30, 2005. We expect the revenue growth rate for all of 2005 to improve compared to the growth rate achieved in 2004. We expect to achieve this growth in both the number of advertising and licensing customers and the number of brands promoted on our public portals. Our anticipated revenue improvement anticipates the reduction in revenue resulting from the expiration of our content syndication agreement with News Corporation in January 2005.
      Income before taxes, non-cash and other items was $7,793 or 11.5% of revenue for the six months ended June 30, 2005, a decrease of $1,177 compared to $8,970, or 17.4% of revenue during the six months ended June 30, 2004. This decline as a percentage of revenue was due to a charge of approximately $3,100 related to the resignation of our former CEO and other personnel and the recruitment of our Executive Vice President of Product and Programming and Chief Technology Officer, higher information technology and sales and marketing expenses as well as the decline in content syndication revenue from News Corporation, which did not have significant related expenses. We expect income before taxes, non-cash and other items as a percentage of revenue in 2005 to be lower when compared with the results achieved in 2004, primarily due to the $3,100 of severance and recruiting expenses discussed above.
      Publishing Services. Revenues were $6,680 for the six months ended June 30, 2005, compared to $6,484 for the six months ended June 30, 2004. The increase was attributable to increased revenue from the launch of WebMD the Magazine, offset by slight declines in our other offline publications. We expect revenue to slightly increase for all of 2005 when compared to 2004. We expect that our revenue growth for 2005 will be primarily from the launch of WebMD the Magazine and to a lesser extent growth in The Little Blue Book. We do not expect the same level of growth in this segment as was achieved when comparing 2004 to 2003, because a significant portion of the 2004 revenue growth was a result of the full year impact of the 2003 acquisition of The Little Blue Book.
      Loss before taxes, non-cash and other items was $915 for the six months ended June 30, 2005, compared to income before taxes, non-cash and other items of $103 for the six months ended June 30, 2004. The increased loss was due to the launch of WebMD the Magazine in April of 2005 as well as the decline in advertising revenues in The Little Blue Book directories. We expect income before taxes, non-cash and other items for all of 2005 to decline when compared to 2004, primarily as a result of the 2005 launch of WebMD the Magazine.
      We expect taxes, non-cash and other items to increase significantly in 2005 compared to 2004 primarily as a result of an increase in amortization of intangibles from the 2004 and 2005 Acquisitions, an increase in depreciation expense due to our increased capital expenditures, offset by the elimination of non-cash distribution expenses which were fully amortized in May 2004.

2004 and 2003
      The following discussion is a comparison of the results of operations for each of our operating segments for the year ended December 31, 2004 to the year ended December 31, 2003.
      Online Services. Revenues were $120,287 in 2004, an increase of $20,136 or 20.1% from 2003. The increase was related to increased advertising and sponsorship revenue related to our public portals and licensing revenues from our private online portals. The revenue increase is primarily due to increased demand for our public and private portals. The number of our advertising and sponsorship customers grew to approximately 180 promoting approximately 380 brands in the year ended December 31, 2004 compared to approximately 160 customers promoting approximately 325 brands in the prior year. Additionally, the number of our licensing customers grew to approximately 40 customers in the year ended December 31, 2004 compared to approximately 35 customers in the prior year. Included in content syndication and other revenues for 2004 and 2003 are $12,000 per year related to our content syndication agreement with News Corporation which expired in January 2005. Income before restructuring, taxes, non-cash and other items was $24,902 in 2004, an increase of $8,757 or 54.2% from 2003. As a percentage of revenue, income before restructuring, taxes, non-cash and other items was 20.7% in 2004, compared to 16.1% in 2003. The growth in earnings and margins is due to our ability to deliver the increased revenues without incurring a proportionate increase in overall expenses.
      Publishing Services. Revenues were $13,861 in 2004, compared to $10,001 for 2003. The increase was attributable to the full year impact of the May 2003 acquisition of The Little Blue Book. Income before restructuring, taxes, non-cash and other items was $1,285 in 2004, a decrease of $356 from 2003. Our Publishing Services segment is seasonal, where approximately 70% of our revenues were generated during the second and third quarter of 2004 when the majority of our physician directories are delivered. Due to the full year impact of The Little Blue Book acquisition on 2004 fixed expenses, as a percentage of revenue, income before restructuring, taxes, non-cash and other items declined to 9.3% in 2004, compared to 16.4% in 2003.

2003 and 2002
      The following discussion is a comparison of the results of operations for each of our operating segments for the year ended December 31, 2003 to the year ended December 31, 2002.
      Online Services. Revenues were $100,151 in 2003, an increase of $20,702 or 26.1% from 2002. Revenues from customers acquired through the 2003 Acquisitions contributed $5,853 to the increase in revenue. The remaining increase of $14,849 for 2003 was primarily the result of increased sales related to advertising and sponsorship on our public portals and licensing revenues from our private online portals. The number of our advertising and sponsorship customers grew to approximately 160, promoting approximately 325 brands in the year ended December 31, 2003 compared to approximately 150 customers promoting approximately 320 brands in the prior year. Additionally, the number of our licensing customers grew to approximately 35 customers in the year ended December 31, 2003 compared to approximately 30 customers in the prior year. Included in content syndication and other revenue for 2003 and 2002 is $12,000 per year related to our content syndication agreement with News Corporation which expired in January 2005. Income before restructuring, taxes, non-cash and other items was $16,145 in 2003, an increase of $18,231 from a 2002 loss of $2,086. As a percentage of revenue, income (loss) before restructuring, taxes, non-cash and other items was 16.1% in 2003, compared to (2.6%) in 2002. The growth in earnings and margins is due our ability to deliver the increased revenues without incurring a proportionate increase in variable expenses.
      Publishing Services. Revenues were $10,001 in 2003, compared to $4,754 for 2002. Revenues from customers acquired through the 2003 Acquisitions contributed $3,726 to the increase in revenue. The remaining increase of $1,521 for 2003 was attributable to advertising revenues for The Little Blue Book. Income before restructuring, taxes, non-cash and other items was $1,641 in 2003, an increase of $2,489 from a loss in 2002 of $848. As a percentage of revenue, income (loss) before restructuring, taxes, non-cash and other items was 16.4% in 2003, compared to (17.8%) in 2002. The improvement is due primarily to the acquisition of The Little Blue Book.
Liquidity and Capital Resources
      Our primary source of financing has been net cash amounts received from our Parent. Our Parent will continue to finance our operations until this offering is completed. We will be receiving the net proceeds of this offering and following completion of this offering, our Parent will have no obligation to provide any additional financing. We plan to continue to enhance the relevance of our online services to our audience and sponsors and will continue to invest in acquisitions, strategic relationships, infrastructure and product development. We intend to grow each of our existing businesses and enter into complementary ones through both internal investments and acquisitions.
      As of June 30, 2005, we had $1,834 of cash and cash equivalents and working capital deficit of $3,437. Our working capital is affected by the timing of each period end in relation to items such as payments received from customers and payments made to vendors, internal payroll and billing cycles, as well as the seasonality within our business. Accordingly, our working capital, and its impact on cash flow from operations, can fluctuate materially from period to period.
      Cash provided by operations during the six months ended June 30, 2005 was $13,362 which reflected a net loss of $2,509 adjusted for non-cash expenses of $9,235, including depreciation and amortization, non-cash advertising and distribution expense and non-cash stock compensation expense. Additionally, changes in working capital generated cash flow of $6,636 during the six months ended June 30, 2005, primarily the result of an increase in deferred revenue. Cash provided by operating activities was $18,138 in 2004, which was primarily due to net income of $6,461 adjusted for $19,516 of non-cash expenses. Operating cash flow was negatively impacted by a net increase in working capital of $7,839, which was primarily due to a net increase in accounts receivable of $17,125 reflecting a significant increase in our revenues during 2004, particularly in the second half of 2004. Partially offsetting the increase in accounts receivable during 2004 was an increase in deferred revenue of $4,878, and an increase in accrued expenses of $2,952 resulting from the timing of payments received from customers and payments made to vendors in relation to period end.
      Cash provided by operating activities in 2003 was $2,917 and reflected a net loss of $7,425 adjusted for $25,028 of non-cash items, partially offset by a net increase in working capital of $14,686. The net increase in working capital was primarily due to the timing of payments we made to vendors during 2003 as well as a reduction to our deferred revenue balance reflecting the recognition of revenue in excess of the amount of advance payments received by customers.
      Cash used in investing activities during the six months ended June 30, 2005 was $44,819 and primarily related to the acquisition of HealthShare in the first quarter and investments in property and equipment associated with the build-out of our new corporate offices in New York. Cash used in investing activities was $26,742 in 2004, compared to cash used in investing activities of $15,444 in 2003. Cash paid for business acquisitions, net of cash acquired, was $22,421 in 2004 and primarily related to the 2004 Acquisitions. The 2003 Acquisitions consumed cash of $13,926 net of cash acquired. Investments in property and equipment were $4,321 in 2004, compared to $1,518 in 2003.
      Cash provided by financing activities for the six months ended June 30, 2005, and during the years ended December 31, 2004 and 2003 related to net cash amounts received from our Parent. During the six months ended June 30, 2005, the cash from our Parent was $29,883, which was primarily used to fund the HealthShare acquisition.
      Our principal commitments at December 31, 2004 consisted primarily of obligations under operating leases and contingent consideration payments of up to an aggregate of $25,000 related to the RxList, MedicineNet and HealthShare acquisitions achieving certain milestones. Assuming each of these required milestones is achieved, we would expect to pay contingent consideration of $22,500 during the three months ending March 31, 2006 and $2,500 during the three months ending March 31, 2007. We will not have any obligation to repay any financing provided, prior to the completion of this offering, by our Parent.
      The following table summarizes our principal commitments as of December 31, 2004, as well as management’s estimates of the timing of the cash flows associated with these commitments. Management’s estimates of the timing of future cash flows are largely based on historical experience, and accordingly, actual timing of cash flows may vary from these estimates. The contingent consideration payments of up to an aggregate of $25,000, have not been included in the table below as it is impracticable to estimate the amount of any payments related to these commitments. Additionally, the table below does not include a commitment to spend approximately $5,900 of advertising in connection with our arrangement with AOL during the period from July 1, 2005 through May 2007. We have previously satisfied our advertising commitment under this arrangement by utilizing our prepaid advertising inventory and expect to continue to do so in the future.

		Less Than			More Than
	Total	1 Year	1-3 Years	4-5 Years	5 Years

	(in thousands)
Leases	$35,389	$2,351	$7,034	$6,047	$19,957
Purchase obligations(1)	19	19	—	—	—
Advertising relationship(2)	1,379	754	625	—	—

Total	$36,787	$3,124	$7,659	$6,047	$19,957

(1)	Purchase obligations include amounts committed under legally enforceable contracts or purchase orders for goods and services with defined terms as to price, quantity and delivery.

(2)	This advertising relationship represents a commitment for advertising placements to promote our brand.

     In addition to the commitments discussed above, we anticipate capital expenditure requirements of approximately $40,000 during 2005 and 2006. Approximately $15,000 of this amount relates to the relocation of our corporate office, which is expected to be completed prior to this offering, and accordingly, will be funded by our Parent. The balance represents anticipated expenditures to enhance our Web site infrastructure in order to enable us to service future growth in unique users, page views and private portal customers, as well as to create new sponsorship areas for our customers. We believe that the net proceeds from this offering, together with our available cash resources and future cash flow from operations, will provide sufficient cash resources to meet the commitments described above and our currently anticipated working capital and capital expenditure requirements for at least the next twenty four months. Our future liquidity and capital requirements will depend upon numerous factors, including retention of customers at current volume and revenue levels, our existing and new application and service offerings, competing technological and market developments, and potential future acquisitions. In addition, our ability to generate cash flow is subject to numerous factors beyond our control, including general economic, regulatory and other matters affecting us and our customers. We may need to raise additional funds to support expansion, develop new or enhanced applications and services, respond to competitive pressures, acquire complementary businesses or technologies or take advantage of unanticipated opportunities. If required, we may raise such additional funds through public or private debt or equity financing, strategic relationships or other arrangements. We cannot assure you that such financing will be available on acceptable terms, if at all, or that such financing will not be dilutive to our stockholders. Future indebtedness may impose various restrictions and covenants on us that could limit our ability to respond to market conditions, to provide for unanticipated capital investments or to take advantage of business opportunities. Our principal commitments as of June 30, 2005 were not materially different from our commitments as of December 31, 2004.
Qualitative and Quantitative Disclosures About Market Risk
      We have had no exposure to interest rate sensitivity or exchange rate sensitivity. We have no investments as of December 31, 2004 and we do not conduct business in foreign currencies. We may have future risk related to interest rate sensitivity if we invest the net proceeds from the sale of our Class A common stock in certain types of interest bearing obligations.
Recent Accounting Pronouncements
      In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123, “(Revised 2004): Share-Based Payment” (“SFAS 123R”), which replaces SFAS No. 123, “Accounting for Stock-Based Compensation,” (“SFAS 123”) and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” SFAS 123R requires all share-based payments to employees, including grants of stock options by us and our Parent to our employees, to be recognized in the financial statements based on their fair values. The pro forma disclosures previously permitted under SFAS 123 no longer will be an alternative to financial statement recognition. As described in Note 2 to our audited combined consolidated financial statements, if, instead of the intrinsic value method, we had used the fair value recognition provisions of SFAS 123 to calculate stock based employee compensation, instead of reporting net income for 2004 of $6.5 million, we would have reported a loss of $2.4 million. We anticipate adopting SFAS 123R in the first quarter of 2006. Under SFAS 123R, we must determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation cost and the transition method to be used at date of adoption. The transition methods include prospective and retroactive adoption options. Under the retroactive option, prior periods may be restated either as of the beginning of the year of adoption or for all periods presented. The prospective method requires that compensation expense be recorded for all unvested stock options and restricted stock at the beginning of the first quarter of adoption of SFAS 123R. We are evaluating the requirements of SFAS 123R and expect that the adoption of SFAS 123R will have a material impact on the combined consolidated results of operations and earnings per share. We have not yet determined the method of adoption or the effect of adopting SFAS 123R.

BUSINESS
Overview
      We are a leading provider of health information services to consumers, physicians, healthcare professionals, employers and health plans through our public and private online portals and health-focused publications. The online healthcare information, decision-support applications and communications services that we provide:

•	enable consumers to obtain detailed information on a particular disease or condition, analyze symptoms, locate physicians, store individual healthcare information, receive periodic e-newsletters on topics of individual interest, enroll in interactive courses and participate in online communities with peers and experts;

•	make it easier for physicians and healthcare professionals to access clinical reference sources, stay abreast of the latest clinical information, learn about new treatment options, earn CME credits and communicate with peers; and

•	enable employers and health plans to provide their employees and plan members with access to personalized health and benefit information and decision-support technology that helps them make more informed benefit, provider and treatment choices.
      We believe that we are well positioned to meet both consumer and physician demand for timely, reliable and comprehensive health information. We provide online services through several branded public portals, including WebMD Health, our primary public portal for consumers, and Medscape from WebMD, our public portal for physicians and healthcare professionals. WebMD Health and our other consumer portals provide timely and credible healthcare and lifestyle information and assist consumers in taking an active role in managing their health. Our goal is to be the most trusted brand of health information.
      The WebMD Health Network consists of the public portals that we own, such as www.WebMD.com and www.Medscape.com, as well as third party sites through which we provide our branded health and wellness content, tools and services, such as the America Online service. The WebMD Health Network had an average of approximately 24 million aggregate unique users per month and generated approximately 1.2 billion aggregate page views in the first half of 2005. The WebMD Health Network does not include our private portals for employers and health plans, which are described below. We believe that our ability to create, source, edit and organize health-related content and interactive services has made The WebMD Health Network the leading online health destination based on the total number of unique users and has made the WebMD brand among the most recognized in healthcare. According to recent studies conducted by Manhattan Research, WebMD is the information source most frequently recommended by physicians to their patients for healthcare information.
      Our public portals generate revenue primarily through the sale of advertising and sponsorship products. We do not charge user fees for access to our public portals. Unlike traditional media, The WebMD Health Network enables sponsors to reach, educate and inform target audiences of health-involved consumers and clinically-active physicians. We work closely with our sponsors to develop programs to reach specific groups of consumers, physicians and healthcare professionals and give them placement on the most relevant areas on our portals. Our advertisers and sponsors consist primarily of pharmaceutical, biotechnology and medical device companies and consumer products companies whose products relate to health, wellness, diet, fitness, lifestyle, safety and illness prevention.
      Our private portals enable employees and health plan members to make more informed benefit, treatment and provider decisions. We provide a personalized user experience by integrating individual user data (including personal health information), plan-specific data from our employer or health plan clients and much of the content, decision-support technology and personal communication services that we make available through our public portals. We generate revenue from private portals through the licensing of our content and technology to employers, such as American Airlines, Inc., Microsoft Corporation and PepsiCo, Inc., and to health plans, such as Cigna and Empire Blue Cross and Blue Shield. Our private portals do not generate revenue from advertising or sponsorship and, accordingly, we do not include users or page views for these portals in The WebMD Health Network.
      In addition to our online presence, we also have a Publishing Services segment that provides complementary offline health content. Our offline publications also increase awareness of our brand with consumers, physicians and healthcare professionals. These publications include The Little Blue Book, a physician directory, ACP Medicine and ACS Surgery: Principles of Practice, our medical reference textbooks, and WebMD the Magazine, a consumer publication launched in early 2005 that we distribute free of charge to physician office waiting rooms.
Industry Background

The Internet
      General. The Internet has emerged as a major communications medium, enabling millions of users to obtain and share information and to interact and conduct business on a real-time basis. According to industry sources, approximately 120 million American adults use the Internet on a monthly or more frequent basis, with an estimated 90 million users now accessing the Internet as an integral part of their every day routine. Despite its short history, studies show that users now devote more hours of the day to the Internet than to any other medium. A 2004 Manhattan Research study showed that consumers rely on the Internet as a convenient, trusted source of healthcare information, decision-support and communication, and that their satisfaction with general health information on the Internet is greater than traditional sources, such as their neighborhood library and magazines, and second only to physicians. Rising healthcare costs and the greater financial responsibility consumers will have for their healthcare will increase consumers’ reliance on the Internet to help inform their choices. The Internet allows consumers to have immediate access to searchable and dynamic interactive content to check symptoms, assess risks, understand diseases, find providers and evaluate treatment options.
      Effect on Healthcare. The Internet has already fundamentally changed many sectors of the economy, including the marketing and sales of financial services, travel, and entertainment, among others. The Internet is also changing the healthcare industry, as more consumers and physicians use it as a convenient source for up-to-date health information and interactive decision-support tools. Until recently, quality healthcare information was not easily accessible. Most consumers relied on their physicians, conversations with family and friends, their neighborhood library and magazines when they needed answers to healthcare questions. Physicians relied on other physicians, medical societies, journals and other publications, reference textbooks, conferences, pharmaceutical sales representatives and industry meetings to keep informed. Now, consumers and physicians are able to easily access information online. According to Manhattan Research, of those consumers who seek additional information as the result of an offline advertisement, more than half will use the Internet. A Manhattan Research subscription study in early 2004 cites that approximately 63% of physicians read e-journals and approximately 46% complete online CME programs on at least a monthly basis. The Internet has transformed how consumers and physicians find and utilize healthcare information.
      Physicians Are Turning to the Internet to Improve Clinical Practice. The Internet has become a primary source of information for physicians and is growing relative to traditional information sources, such as conferences, meetings and offline journals. According to Manhattan Research, approximately 97% of physicians are Internet users and physician satisfaction with online sources of clinical information is nearly equal to traditional offline sources. According to the Accreditation Council for Continuing Medical Education, the Internet has become an efficient way to educate physicians and to promote adherence to clinical guidelines, crucial steps towards reducing the variance in treatment patterns and raising the quality of care.

Advertising and Sponsorship Trends
      General. The U.S. market for advertising, broadly defined, is made up of multiple, well-established channels, principally consisting of print, television and radio media. Total advertising expenditure for 2004 was estimated by eMarketer in February 2005 to have been approximately $264 billion, an increase of 7.6% compared to 2003, and is projected by eMarketer to increase 5.4% in 2005.
      Online Market. Internet advertising continues to grow rapidly and, as a result, online spending is growing faster than offline spending. Total online advertising spending in the United States was projected by eMarketer to increase approximately 21.0% in 2005 to $11.5 billion and to rise to about $17.6 billion in 2008. We believe this market growth is driven by several factors, including consumers shifting their buying and media preferences to online services and the benefits of online advertising relative to traditional media, which includes interactivity, rapid and measurable user feedback and the ability to target consumers more efficiently.
      Online Healthcare and Health-Related Market. The WebMD Health Network competes in the market for online healthcare and health-related advertising, sponsorship and education services targeted to consumers and physicians. According to a 2005 Jupiter Research study, online spending for healthcare related advertising is projected to grow an average of 19.7% annually through 2009. We believe that the two primary sources for this spending are pharmaceutical companies and consumer products companies whose goods or services relate to health, wellness, diet, fitness, lifestyle, safety and prevention.
      Based upon industry estimates, we believe that, in the United States in 2004, pharmaceutical, biotechnology and medical device companies spent approximately $12 billion on marketing and education activities, excluding costs of product samples, and consumer products companies spent significant amounts on media to advertise products that relate to health, wellness, diet, fitness, safety and prevention. We estimate that pharmaceutical, biotechnology and medical device companies currently spend less than 5% of their marketing and educational budgets on online media, but that they are becoming increasingly aware of the benefits of using online media, including the ability to cost-effectively reach targeted audiences. As a result, we expect these companies’ online marketing and educational budgets to continue to increase. According to an April 2005 report sponsored by the Interactive Advertising Bureau, pharmaceutical and other healthcare advertisers accounted for 6% of total online advertising in 2004, an increase from 4% in 2003. We believe that we are well positioned to benefit from the expected trend toward increased online spending by these companies because we provide a significant number of the major health-related advertisers and sponsors with access to a health-focused audience. We also provide a means by which these companies can gauge the effectiveness of their online marketing campaigns and programs through objective statistical reports that detail the number of visitors to their sponsored area and the type of actions taken by these users.
      Healthcare Industry Trends. Our business is affected by the following trends in the healthcare industry:

•	Healthcare cost-shifting by employers. According to a report from CMS, healthcare spending in the United States rose to $1.7 trillion in 2003, up from $1.6 trillion in 2002, $1.4 trillion in 2001 and $1.3 trillion in 2000. The CMS report indicated a growth rate in healthcare spending of 7.7% for 2003, compared to 9.3% for 2002, and 8.5% for 2001. While overall healthcare costs are rising at a rapid annual rate, employers’ costs of providing healthcare benefits to their employees are increasing at an even faster rate. In response to these cost increases, employers and health plans have been changing benefit plan designs to increase consumer out-of-pocket costs and taking other steps to motivate their members and employees to evaluate their healthcare decisions more carefully in order to be more cost-effective. This has also led employers and health plans to enhance wellness programs and take steps to provide healthcare information and education to employees and members, including through online services.

•	Quality initiatives. From 1999 through 2001, studies by the Institute of Medicine, a non-profit organization that is part of the National Academies and whose work is conducted by committees of volunteer scientists, suggested that the nation’s healthcare system should be fundamentally redirected to focus on continuous quality improvement and anticipating healthcare needs, rather than controlling access to services. Since then, we believe that health plans and employers have begun to recognize that encouraging the good health of their members and employees not only benefits the members and employees but also has financial benefits for the health plans and employers. Healthier people need less care and fewer costly services. Thus, controlling costs by keeping people healthier and better managing chronic conditions has become a significant focus for America’s healthcare system. As part of the initiatives to keep members and employees healthier and to allow them to better manage chronic conditions, health plans and employers are offering their members and employees online access to health and wellness information and decision-support tools.

      We believe that we are well positioned to benefit from these trends because our private portal provides the tools and information employees and plan members need in order to take a more active role in their healthcare, such as helping members make more informed decisions about healthcare provider, benefit and treatment options. As employers continue to implement high deductible and consumer-directed healthcare plans, we believe we will be able to attract more employers and health plans to use our private online portals. Additionally, we believe that as consumers are required to bear increased financial responsibility for their healthcare, our public portals will benefit as consumers utilize our decision-support and personal health information applications better manage their health decisions.
      Market and industry data and forecasts that we disclose in this prospectus that we obtain from third-party industry publications and research firms may prove to be inaccurate due to limitations and uncertainties inherent in the data gathering process and will include a margin for error. See “Our Use of Market and Industry Data.”
Our Strengths
      We believe that we are able to fulfill the needs of our clients with differentiated offerings based upon our:

•	Recognized brand. Our brand is widely recognized as a source of health and wellness information, and The WebMD Health Network provides a means for advertisers and sponsors to reach, educate and inform large target audiences of health-involved consumers and clinically-active physicians. In June 2005, Consumer Health WebWatch, a joint project of Consumer Reports WebWatch and the Health Improvement Institute, rated the 20 most-trafficked health Web sites (listing WebMD Health as the most-trafficked site, according to Neilsen/ NetRatings). Three of the six sites that were rated “Excellent” (the highest rating) are owned by us and included in The WebMD Health Network: WebMD Health, Medscape from WebMD and MedicneNet.com. The ratings were based on evaluations of credibility and quality across nine different attributes, including identity, advertising and sponsorship disclosure, ease of use, corrections and currency, privacy, coverage, design, accessibility and contents. The strengths of WebMD Health that were noted included its large amount of trustworthy information on mainstream health topics and its coverage of current health news and trends; the strengths of Medscape from WebMD that were noted included its breadth and depth of authoritative articles; and the strengths of MedicneNet.com that were noted included its easy-to-read health information on a wide range of topics, written by physicians.

•	Leading online health destination. The WebMD Health Network is the leading online health destination today based on the total number of unique users. In addition, Medscape from WebMD is the leading online provider of CME programs, with approximately 67% of online participants taking at least one of their CME courses on Medscape from WebMD.

•	Motivated users. The WebMD Health Network enables health-involved consumers and clinically-active physicians to readily access healthcare information relevant to their specific areas of interest.

•	Highly targeted advertising and sponsorship model. We are able to offer advertisers and sponsors programs that deliver their message to either our entire audience or to more targeted audiences of consumers, physicians and other healthcare professionals based upon the audience members’ specific interests or specialties.

•	Comprehensive and personalized private portal solutions. We offer employers and health plans a platform that provides a personalized user experience for employees and health plan members, which includes access to individual user data, specific health plan benefit data, relevant health-oriented content, treatment decision-support applications, personal communication services, and integrated third party applications and data. We believe that our private portal services have several important advantages over competitive offerings, including the fact that we offer products and services both for selecting healthcare benefits and for managing overall health status; the organization of our services around our electronic personal health record application and the capability of that application to include both self-reported and imported claims and clinical data; and the level of personalization, for content and messaging, that our platform allows us to provide.

•	Proven and experienced management team. Our senior management’s experience in and understanding of the healthcare industry allows us to respond quickly to developing industry trends with new products and services that build on our existing content, infrastructure and capabilities.

Our Strategy
      We have positioned our services to benefit from the trends described above under “— Industry Background,” and the other trends affecting the Internet, online advertising and healthcare industries described in this prospectus. Our goal is to be the leading provider of online health information services in each of the markets in which we participate and to use our content, technology platform and expertise to continue to enter additional complementary markets. The strategies we expect to pursue include:

•	Enhancing our current products and services. We intend to continue to invest in the resources needed to deliver health and medical information by continuing to build our repository of in-depth health content, broadening our interactive services and increasing their functionality, improving our technology platform and adding additional products and services. Our goal is to continue to increase the number of consumers, physicians and healthcare professionals using our Web sites, the amount of time they spend there and, most importantly, the trust they have in WebMD.

•	Expanding awareness of the WebMD brand. We plan to promote the WebMD brand through relationships with other well-known Internet media and healthcare companies, through advertising and through the breadth of products and services that we offer. We intend to achieve this by continuing to pursue co-branding relationships with organizations we identify as having strong brand identities and distribution channels. Also, we recently introduced WebMD the Magazine, as a means of extending our brand into offline channels and attracting incremental advertising dollars.

•	Expanding our sponsorship base. We intend to continue to devote significant resources to expanding the sponsorship base of The WebMD Health Network, including by continuing to hire additional sales, marketing and account management personnel. Our sales and marketing efforts are directed to potential new sponsors as well as to existing sponsors and are focused on the pharmaceutical, biotechnology, medical device and consumer products industries. We see significant opportunities for expanding relationships with existing sponsors, both for rollouts of new brands and products and as a result of expected increases, for existing brands and products, in the portion of their advertising and sponsorship budgets allocated to online media.

•	Increasing market penetration of our private portals. We intend to increase the market penetration of our private health and benefits portals for employers and health plans by demonstrating to prospective clients the return on investment and increase in employee satisfaction on the part of our existing clients from implementing our services. We expect demand for these services to increase as more employers and health plans seek to complement or replace their existing offline benefit-related services with more efficient Web-based decision-support tools and related online services. By continuing to strengthen and grow our sales and marketing functions through the addition of individuals with expertise in health and benefits services, we believe that we will be able to broaden our client base and expand our existing client relationships by selling a broader range of services to these existing clients.

•	Acquiring complementary online and offline services. We expect to continue to supplement our internal product development efforts with strategic acquisitions that add new capabilities or help us enter additional complementary markets.

•	Capitalizing upon governmental initiatives relating to the use of information technology in healthcare. There are currently numerous federal, state and private initiatives seeking ways to increase the use of information technology in healthcare, including the creation of portable consumer health records. For example, the Department of Health and Human Services, or HHS, issued a report in 2004 entitled “The Decade of Health Information Technology: Delivering Consumer-centric and Information-rich Health Care” and the report was followed up by a Request for Information and, in June 2005, several Requests for Proposals. In addition, several bills have been introduced in 2005 in both the Senate and the House of Representatives reflecting various approaches to fostering the use of information technology in healthcare. We believe that we are well positioned to play a role in such efforts, as well as efforts to establish the adoption of electronic medical records among physicians and to provide channels for the exchange of information among patients, providers and payers. While we do not expect to realize any short term benefit as a result of these governmental initiatives, we believe that such initiatives will create opportunities for our company over the long term.
Our Online Services

Public Portals
      Our content and services have made our public portals the leading online health destinations for consumers, physicians and healthcare professionals. The WebMD Health Network consists of public portals that we own and third party portals through which we provide our branded health and wellness content, tools and services.
      Owned Web Sites. A substantial majority of the visitors to The WebMD Health Network and of the page views generated on The WebMD Health Network are from Web sites that we own. During the first quarter of 2005, sites we own accounted for approximately 75% of The WebMD Health Network’s unique users and approximately 87% of its page views. The following provides a brief description of each of our owned public portals:

Portal Site	Description

www.webmd.com	WebMD Health, our flagship consumer portal.
www.medicinenet.com	A health information site for consumers that is produced and written by practicing physicians, including an online medical dictionary with more than 16,000 medical terms.
www.rxlist.com	An online drug directory with over 1,400 drug monographs, which are comprehensive descriptions of pharmaceutical products (including chemical name, brand names, molecular structure, clinical pharmacology, directions and dosage, side effects, drug interactions and precautions).
www.medscape.com	Our Web site for physicians and healthcare professionals.
www.medgenmed.com	The world’s first online-only, primary source, peer-reviewed medical journal.
      Other Sites. The third party portals that we support include AOL Health with WebMD, the health channels of other AOL properties and the online Fox News Health Channel with WebMD. During the first quarter of 2005, third party Web sites included in The WebMD Health Network (such as the AOL and FoxNews sites) accounted for approximately 25% of The WebMD Health Network’s unique users and approximately 13% of its page views. We control and sell the advertising on the portions of the third party Web sites that we program.

Consumer Portals
      Introduction. Healthcare consumers increasingly seek to educate themselves online about their healthcare related issues, motivated in part by the continued availability of new treatment options and in part by the larger share of healthcare expenditures they are being asked to bear due to changes in the benefit designs being offered by health plans and employers. The Internet has fundamentally changed the way consumers obtain information, enabling them to have immediate access to searchable information and dynamic interactive content. A 2004 study by Manhattan Research indicated that general health Web sites are the primary source for healthcare information for consumers. Manhattan Research also indicated that consumer satisfaction with the Internet for healthcare information is greater than for alternative sources such as health magazines, television, news and advertisements.
      Overview of Content and Service Offerings. Our goal is to provide consumers with an objective and trusted source of information that helps them play an active role in managing their health. WebMD Health and the other consumer portals in The WebMD Health Network provide our users with health and wellness related information, tools and applications in a variety of content formats. These content offerings include access to health and wellness news articles and features, which are written, edited and published by our 90-person in-house staff, which includes professional writers, editors, designers and board-certified physicians. Our in-house staff is supplemented by medical advisors and authors from widely respected academic institutions. The news stories and other original content and reporting presented in The WebMD Health Network are based on our editors’ selections of the most important and relevant health events occurring on any given day, obtained from an array of sources, including peer-reviewed medical journals, medical conferences, federal or state government actions and materials derived from interviews with medical experts. We offer searchable access to the full contents of our Web sites, including licensed content and referenced-based content.

      WebMD Health includes the following features:

Feature	Description

WebMD News Center	Offers daily health news articles that are reviewed by our professional staff and written by health journalists. Content focuses on “news you can use” and topics for stories reflect national news stories of interest in the popular media that day with original perspective from health and medical experts. The News Center also features letters and feedback from users. Ten to 15 stories are generated per day.
WebMD Editorial Features	Our content asset focusing on a comprehensive look at a major health issues that are in the news or otherwise contemporary, with emphasis on health trends and national health issues. We generate four to five editorial features per week.
Our features on National Health Observances contain special reports based upon public health initiatives, such as Breast Cancer Awareness Month or Heart Month, as well as seasonal holidays and other seasonal health-related issues, such as 4th of July Safety, Super Bowl Weight Gain, Back to School, Getting Ready for Camp or College and Valentine’s Day Chocolate Guide for Health.
General Medical Information	Our medical library allows consumers to research current information, some of which we license, relating to diseases and common health conditions by providing searchable access to easy-to-read content, including:
— self–care articles
— drug and supplement references from leading publications, including First Data Bank®
— clinical trials and research study information
— a patient’s guide to medical tests
— health topics A-Z, an alphabetical listing of articles on specific health conditions and concerns
— interactive, illustrated presentations that visually explain common health conditions and diseases
— step by step in-depth interactive condition guides on 35 major conditions
— medical dictionary with 16,000 terms
— doctors’ views on important health topics

Feature	Description

Health and Wellness Centers	Centralized locations for content and services for both WebMD editorial offerings and sponsor/advertiser offerings that are specific to prevention and wellness topics. Each topic is showcased in its own “Resource Center.” There are 15 major centers, including Women’s Health, Men’s Health, Nutrition, Fitness, Healthy Aging, Skin and Beauty and Dental Health.
Disease and Condition Centers	Centralized locations for content and services for both WebMD editorial offerings and sponsor/advertiser offerings that are specific to disease and condition topics. Each topic is showcased in its own “Resource Center.” Each separate topic center is designed to guide users through all aspects of diagnosis, description of disease, treatment options and management, as well as staying current on the latest research. There are 50 major centers, including Allergy, Asthma, Cholesterol, Diabetes, Epilepsy, GI Disorders and Hypertension.
Newly Diagnosed	Articles and features that provide information specifically for users affected by a condition as to which they or a loved one have been newly diagnosed.
      Decision-Support Services. Our decision-support services help consumers make better-informed decisions about treatment options, health risks and healthcare providers, and assists consumers in their management and monitoring of specific conditions or treatment regimens on an ongoing basis.

Feature	Description

Personalized Self Assessment	Clinical, algorithm-based self assessments for major conditions yielding personalized risk score based upon individual characteristics (for example, gender, age, behavioral risks, heredity), along with customized recommendations for further education, treatment alternatives and a doctor report to share with the individual’s physician.
Symptom Checker	An interface that allows users to select male or female body and area on the body where symptoms may be occurring to lead user to relevant educational information.
Health-E-Tools	Provides access to over 80 interactive calculators, quizzes and slide shows to assess or demonstrate health topics, including a target heart rate calculator, body mass index calculator, pregnancy calculator and ovulation calendar.
Find a Physician or Practice	Allows consumers to search by physician or practice name, by specialty sought, as well as by zip code and distance.

Feature	Description

Managing Healthcare & Benefits	Offerings that educate users on issues surrounding choosing and using health plans and managing their healthcare from a financial and quality perspective. Other coverage topics, such as Medicare, are addressed and resources and tools are made available to users.
WebMD Health Manager	WebMD Health Manager is an online direct-to- consumer subscription service featuring a personal health record (an application that assists consumers in gathering, storing, and sharing essential health data), secure message center, personal health risk assessments for overall health as well as 15 condition- specific assessments, doctor reports, medication summaries, health calendar with reminders and alerts, printable health emergency card, family member health record keeping, weight loss, fitness and smoking cessation programs, and fully personalized e-newsletter.
      Membership; Online Communities. We also provide interactive communication services to our registered members. For example, members can opt-in to receive e-newsletters on health-related topics or specific conditions and to access topic-specific events and online communities. Our online communities allow our members to participate in real-time discussions in chat rooms or on message boards, and allow members to share experiences and exchange information with others who share common health conditions or concerns.

Feature	Description

WebMD Live Events	Offers scheduled live chat events, including audio and video Webcasts, with healthcare experts and celebrity guests discussing relevant health issues, with archives from each event added to our searchable database.
Member Communities	Provides access to over 50 online support communities allowing consumers to share experiences and exchange information with other members with their health condition or concern. Users may access moderated chat rooms, message boards and posted member columns focused on chronic health conditions and relevant health topics.
WebMD University	Topic-driven, interactive courses intended to help users understand and manage specific health matters, such as diabetes, nutrition, care giving and cancer, as well as gain insight from other course participants.

Feature	Description

E-Newsletters	Allows consumers to receive personalized e-mail newsletters on general health-related subjects and topics targeted to their health concerns. In 2004, we offered newsletters, clinical alerts and e-mail reports covering approximately 30 topic areas, which we delivered to approximately ten million registered members.
“Ask the Experts”	A forum within which users can post their health questions for experts. Provides over five new events each week and contains an archive of approximately 800 transcripts.
      There are no membership fees and no general usage charges for access to our online communities or to receive our e-newsletters. However, we do offer a limited number of consumer paid subscription services in the areas of diet and fertility and paid membership in WebMD Health Manager.

Professional Portals
      Introduction. The Internet has become a primary source of information for physicians and other healthcare professionals, and is growing relative to other sources, such as conferences, meetings and offline journals. According to a study done by Manhattan Research in 2003, approximately 97% of physicians are Internet users. Approximately 63% of physicians read e-journals and approximately 46% complete online CME programs at least on a monthly basis. Another study by Manhattan Research completed in July 2004 concluded that physician satisfaction with online sources of clinical information was nearly equal to traditional offline sources. We believe that Medscape from WebMD, our Web site for physicians and other healthcare professionals, located at www.medscape.com, reaches more physicians than any other professional Web site and is well positioned to increase usage by its existing members and to gain additional membership and usage because it offers physicians and healthcare professionals a broad range of current clinical information and resources across more than 30 medical specialties. We believe that Medscape from WebMD should benefit from the general trend towards increased reliance on, and usage of, the Internet by physicians and healthcare professionals.
      We generate revenues on Medscape from WebMD by selling advertising and sponsorship programs primarily to companies that wish to target physicians and other healthcare professionals. Users of the professional portal do not pay any fees to us for the right to access Medscape or any of its services.
      Medscape from WebMD enables physicians and other healthcare professionals to stay abreast of the latest clinical information through access to resources that include:

•	timely medical news and coverage of professional conferences;

•	CME activities; and

•	full-text medical journal articles and drug and medical literature databases.
      Content. Original content from Medscape from WebMD includes daily medical news, commentary, conference coverage, expert columns and CME activities written by authors from widely respected academic institutions and edited and managed by our in-house editorial staff. We regularly produce in-depth interviews with medical experts and newsmakers, and provide alerts on critical clinical issues, including pharmaceutical recalls and product advisories. Medscape from WebMD also provides access to wire service stories and other news-related content, and our CME programs include original programs and online multimedia adaptations of live events. We develop the majority of the content for Medscape internally and do not rely on any vendor for a material part of that content.
      We also publish an original electronic-only journal, Medscape General Medicine (MedGenMed), indexed in the National Library of Medicine’s MEDLINE reference database. MedGenMed, the world’s first online-only, primary source, peer-reviewed medical journal, was established in April 1999. Visitors to www.medgenmed.com also can access specialty sections, such as HIV-AIDS, Gastroenterology, Hematology-Oncology, Pulmonary Medicine, OB-Gyn and Women’s Health, Orthopedics and Sports Medicine and Psychiatry/Mental Health.
      Membership. Users must register to access the content and features of Medscape from WebMD. Registration by users enables us to deliver targeted medical content based on our members’ registration profiles. The Medscape site is organized by specialty and profession, including sites for nurses, pharmacists, medical students, and members interested in medical policy and business of medicine topics. The registration process enables professional members to choose a Medscape home page tailored to their medical specialty or interest. We offer more than 30 specialty areas for Medscape users. For example, a member registered as a cardiologist is automatically directed to Medscape Cardiology rather than a more generic home page. However, every member, regardless of medical specialty or professional status, has access to Medscape’s full suite of original and licensed content through a uniform, easy-to-use interface. There are no membership fees and no general usage charges for the site. Members receive MedPulse®, our weekly e-mail newsletter, which is published in more than 30 specialty-specific editions and highlights new information and CME activities on the Medscape site. We also provide “Special Reports” e-newsletters, which contain information on specific conditions and treatments.
      Continuing Medical Education (CME). Medscape is a leading distributor of online CME to physicians and other healthcare professionals, offering a wide selection of free, regularly updated online CME activities designed to educate healthcare professionals about important diagnostic and therapeutic issues. Our CME programs include original programs and online multimedia adaptations of live events. In addition, our CME Live offerings provide real-time Webcasts of continuing education programs on key topics and conditions. These live Webcasts combine streaming audio and slide presentations and allow participants to interact with faculty. In 2004, over 927,000 physicians and healthcare professional participants earned over 827,000 CME credits at Medscape, an increase of 59% and 31%, respectively, over 2003. In the first quarter of 2005, physicians and healthcare professionals completed approximately 277,700 CME courses, an increase of 33% compared to the same period in 2004. We also provide to our users a service that automatically tracks CME credits accumulated through our site.
      We have organized the operations of our professional portals to provide for appropriate separation of our education and promotion programs from an editorial perspective. Our educational activities for healthcare professionals are managed within Medscape, LLC, our professional education subsidiary. Individuals who work on educational matters within Medscape, LLC, are not involved with promotional programs.
      Our CME activities are planned and implemented in accordance with the Essential Areas and Policies of the Accreditation Council for Continuing Medical Education, or ACCME, which oversees providers of CME credit, and other applicable accreditation standards. In addition, some of our programs have been produced in collaboration with other ACCME-accredited CME providers. Medscape received provisional ACCME accreditation as a CME provider in July 2002 and full accreditation, for the maximum six-year period, beginning in July 2004. Such accreditation allows Medscape to continue to certify online CME activities. In September 2004, ACCME revised its standards for commercial support of CME. The revised standards are intended to ensure that CME activities of ACCME-accredited providers are independent of providers of healthcare goods and services that fund the development of CME. ACCME required accredited providers to implement these standards by May 2005. We believe that we have modified our procedures as appropriate to meet the revised standards. In order for Medscape to renew its accreditation at the end of July 2010, it will be required to demonstrate to ACCME that it continues to meet all of the ACCME requirements in their essential areas, policies and standards. For more information relating to ACCME’s new CME standards, see “Risk Factors — Risks Related to the Legal and Regulatory Environment in Which We Operate — Changes in industry guidelines or government regulation could adversely affect our online CME offerings” and “Government Regulation — Regulation of Drug and Medical Device Advertising and Promotion.”

Private Portals
      Introduction. According to a Hewitt Associates study (Healthcare Expectations: Future Strategy and Direction 2005), large U.S. employers anticipate a 12% increase in the cost of providing healthcare coverage in 2005, which would represent an aggregate increase of approximately 76% over the last five years for healthcare premiums. In response to increasing healthcare costs, employers and payers have been enhancing wellness programs, educating employees, changing benefit plan designs to increase deductibles, co-payments and other out-of-pocket costs and taking other steps to motivate their members and employees to use healthcare in a cost-effective manner. The new plan designs include high deductible health plans that increase consumer responsibility for healthcare costs and healthcare decision-making. These are often referred to as consumer-directed health plans. Consumer-directed health plans generally combine high-deductible health insurance with a cash account, such as a health reimbursement arrangement (HRA) or a health savings account (HSA), containing pre-tax funds that employees can spend on covered healthcare expenses. The goal is to put employees in control of the first dollars they spend on healthcare each year and give them pertinent information about healthcare costs and quality, so that they are able to make financially responsible and informed healthcare purchasing decisions. In its 2005 study, Hewitt Associates estimates that nearly one-quarter of larger U.S. employers will be offering consumer-directed plans in 2005.
      In connection with the shift to employees of a greater portion of decision-making and responsibility for healthcare costs, employers and health plans generally also make available health and benefits information and decision-support tools to educate and help their employees make informed decisions about treatment options, health risks and healthcare providers. We believe that our WebMD Health and Benefits Manager private portals provide the tools and information employees and plan members need to take a more active role in their healthcare. Our cost-effective, online solutions complement the employer’s or payer’s existing benefit-related services and offline educational efforts. As part of this increase in the use of information technology in healthcare on the part of employees and plan members, employers and plans have recognized that the creation of the personal health record for an employee or plan member is an important application to centralize the employee or plan member experience in order to achieve the objectives of improved quality and lower cost of care. We believe that our WebMD Health and Benefits Manager tools, including our personal health record application, are well positioned to play a role in such efforts. See “Business — Our Strategy — Capitalizing on initiatives relating to the use of technology in healthcare.” By making the needed information and decision-support tools available through a convenient and easy-to-use online service, employers and payers can help their employees and members make choices that reduce both administrative and benefits costs. A 2005 study commissioned by the Blue Cross and Blue Shield Association and conducted by the RAND Corporation concluded that Web-based treatment decision-support tools can play an important role in assisting in consumer treatment decisions to foster improved outcomes. For example, RAND cited studies that showed consumers who use decision-support tools are less likely to choose elective surgery in favor of less invasive procedures and are more likely to get preventive care.
      For the reasons described above, we believe that the increased shift to employees of a greater share of decision-making and responsibility for health care costs, including increased enrollment in high deductible consumer directed health plans and increased use of information technology (including personal health records) to assist employees in making informed decisions about healthcare, will be a significant driver for the growth of our private portals during the next several years. In addition, as described in more detail below, we believe that there are benefits to employers and health plans, regardless of health plan design considerations, in making the WebMD Health and Benefits Manager services available to their employees and members, including reduced benefits administration costs, communication and customer service costs, as well as more efficient coordination of messaging through the use of integrated employee or member profiles.
      The WebMD Health and Benefits Manager. We provide proprietary health and benefit management services through private online portals that we host for employers and health plan sponsors. Our WebMD Health and Benefits Manager private portals provide a personalized user experience by integrating individual user data (including personal health information) and plan-specific data from our employer or health plan client, with much of the content, decision-support technology and personal communication services we make available through our public portals. Our applications are typically accessed through a client’s Web site or intranet and provide secure access for employees and plan members. We also offer a software platform that allows us to integrate third party applications and data. The portal is presented to each employee or health plan member as a personal home page, with direct access to relevant content, tools and other resources specific to the individual’s eligibility, coverage and health profile. The WebMD Health and Benefits Manager provides a user-friendly experience that enables the employee or member to access and manage the individually tailored health and benefits information and decision-support technology in one place, with a common look and feel, and with a single sign-on. The components of the WebMD Health and Benefits Manager include:

•	WebMD Personal Health Manager. WebMD Personal Health Manager includes health risk assessment tools, an electronic personal health record and a suite of treatment decision-support applications. These services enable employees and plan members to understand their risks with regard to specific conditions and store this information as well as other medical data, including medication and treatment history, in an electronic health record. Our services enable employees and plan members to receive targeted information, programs or messages specific to the individual employee’s or plan member’s needs, based upon the information they store in their master profile.

•	WebMD Benefit Manager. WebMD Benefit Manager is a set of benefit decision-support applications that explain and provide comparisons of health plan benefit choices, facilitating informed selection and use of the employee’s benefit options. For example, CostCompare allows an employee to forecast and model individual premium and out-of-pocket costs for the different types of benefit programs the plan sponsor may offer.

•	WebMD Integration Services. WebMD offers a set of sophisticated integration services that facilitates seamless access from the WebMD Health and Benefits Manager to third party Web sites. This functionality allows employers and health plans to present their benefit programs within a single, unified interface, enabling end-users to access third party Web sites without leaving our secure portals. Users of our application integration services are able to, among other things, view medical claims at their health plan sites, re-order medication from a pharmacy site and import medical, pharmacy and lab claims data. In addition, our Data Interchange services import data from medical, pharmacy and lab claims information into the WebMD Health and Benefits Manager.

•	WebMD Provider Decision-Support. As a result of our acquisition of HealthShare Technology, Inc. (“HealthShare”) in March 2005, our decision-support suite now provides the capability for employees and health plan members to compare relative cost and quality measures of hospitals in order to select the hospital they believe is most suited to their individual needs. These comparisons are based on evidence-based measures, such as volume of patients treated for particular illnesses or procedures, mortality rates, unfavorable outcomes for specific problems, average number of days patients stayed in hospitals and average hospital charges for procedures or illnesses.

•	WebMD Site Manager. WebMD Site Manager is our online service and administrative suite of applications that enables our clients to manage many of the WebMD Health and Benefits Manager functions locally without assistance from WebMD staff. With Site Manager, employers and health plans are able to analyze aggregate health data, address population health risks more effectively and proactively implement preventive programs. Site Manager’s messaging capabilities also allow employers to streamline their communication with their employees.
      We believe that our services provide the following potential benefits to an employer or health plan:

•	reduced benefits administration, communication, and customer service costs;

•	more efficient coordination of messaging through the use of integrated member profiles;

•	increased tax savings through increased participation in Flexible Spending Accounts;

•	reduced hospital, physician and drug costs through more informed utilization of the benefit plan;

•	increased member satisfaction with the employer and the benefit plan; and

•	increased conformance with benefit plan and clinical protocols.
      In addition, we believe that our services provide the following potential benefits to employees or plan members:

•	increased tax savings through increased participation in Flexible Spending Accounts;

•	reduced benefit costs through more informed choice of benefit plan options and more informed use of the chosen benefit plan;

•	improved health outcomes through more informed choice of providers and treatment choices; and

•	improved understanding and management of health conditions through access to support tools and educational information.
      Membership. Membership for each of our private portals is limited to the employees and members of the respective employer and health plan clients. Each member must initially register on the private portal provided to them, at which point they are given a unique user identification name and passcode that they must utilize to achieve a secure sign-on each time they enter the private portal.
      Relationships with Private Portal Licensees. We generate revenue from our private portals through licensing content and technology to employers and to health plans. Our private portal clients include employers, such as American Airlines, Inc., Microsoft Corporation and PepsiCo, Inc., and health plans, such as Cigna and Empire Blue Cross and Blue Shield. In addition, we recently entered into a multi-year agreement to license our online health and benefits platform to Wellpoint, Inc., the largest publicly traded commercial health and benefits company in terms of membership. Under this agreement, Wellpoint will integrate our private portal services into its member portals. Implementation of this agreement is expected to begin at the end of 2005.
      A typical contract for a private portal license provides for a term of three years. The pricing of these contracts is generally based on several factors, including the complexity involved in installing and integrating our private portal platform, the number of our private portal tools and applications, the services being provided, the degree of customization of the services involved and the anticipated number of employees or members covered by such license. Our private portals are not part of The WebMD Health Network do not involve advertising or sponsorship by third parties and we do not include private portal users or page views as part of The WebMD Health Network traffic volume.

Advertising and Sponsorship in The WebMD Health Network
      The WebMD Health Network. We believe that The WebMD Health Network offers an efficient means for advertisers and sponsors to reach a large audience of health-involved consumers, clinically-active physicians and other healthcare professionals. The WebMD Health Network enables advertisers and sponsors to reach either our entire audience or specific groups of consumers, physicians and other healthcare professionals based on their interests or specialties. Currently, the majority of our advertisers and sponsors are pharmaceutical, biotechnology or medical device firms or consumer products companies. In 2004, approximately 180 companies purchased advertising and sponsorships for over 380 of their brands on our network. As described above under “— Industry Background,” these companies currently spend only a very small portion of their marketing and educational budgets on online media. However, we expect their online spending to increase as a result of increased recognition of its potential advantages over offline marketing and educational activities. The WebMD Health Network had a total of 150 advertisers and sponsors in 2002, 160 advertisers and sponsors in 2003 and 180 advertisers and sponsors in 2004, which represented 320 brands in 2002, 325 brands in 2003 and 380 brands in 2004.

      We typically enter into contracts with advertisers and sponsors to develop customized marketing campaigns that go beyond traditional Internet advertising media. We work with our advertisers and sponsors to develop marketing programs that are appropriately customized to target health-involved consumers, physicians or healthcare professionals. Our agreements with customers for our public portal services are typically priced at an aggregate price that takes into account the overall scope of the services provided and variations based upon the amount of content, tools and features we supply as well as the degree of customization that we provide for the program. To a much lesser extent, we also sell advertising on a CPM (cost per thousand impressions) basis, where an advertiser can purchase a set amount of impressions (an impression is a single instance of an ad appearing on a Web page) on a cost per thousand basis.
      Key benefits that The WebMD Health Network offers healthcare advertisers and other sponsors include:

•	our reach of over 24 million aggregate unique users per month in the first half of 2005, which we believe is much larger than the number of unique users of any other sponsor supported health-oriented Web portal;

•	our ability to help advertisers and sponsors reach specific groups of consumers and physicians by specialty, product, disease, condition or wellness topic, which typically produces a more efficient and productive marketing campaign;

•	our ability to provide advertisers and other sponsors with objective measures of the effectiveness of their online marketing, such as user activity levels within the sponsored content area; and

•	the broad reach of Medscape’s educational related activities, as evidenced by the 927,000 physician and healthcare professional participants earning over 827,000 CME credits in 2004.
      The contracts that we enter into with our advertisers and sponsors often include guarantees with respect to the number of visitors that visit the client sponsored-area, but do not generally include assurances with respect to the number of clicks or actions taken through such Web sites. However, we believe that advertisers and sponsors on our public portal are able to gauge the effectiveness of their online marketing campaigns and programs through objective statistical reports that we generate, detailing the number of visitors to their sponsored area and the type of actions taken.
      We provide healthcare advertisers and other sponsors with the means to communicate with targeted groups of consumers and physicians by offering placements and programs in the most relevant locations on our portals. The following are some of the types of placements and programs we offer to advertisers and sponsors:

•	Media Solutions. These are traditional online advertising solutions, such as banners, used to reach health-involved consumers. In addition, clients can sponsor a variety of condition-specific or specialty-specific e-newsletters, keyword searches and specific educational programs.

•	Sponsored Content Solutions. These are customized collections of articles, topics, and decision-support tools and applications, sponsored by clients and distributed within WebMD Health.

•	Patient Education Centers. Patient education centers are sponsored destinations on Medscape for physicians to access patient education materials on a particular topic or condition.
      Our private portals do not generate revenue from advertising or sponsorship. See “Business — Our Online Services — Private Portals.”
      Sponsored Grant-Based Programs. We receive revenue for the distribution of CME and other educational programs sponsored by pharmaceutical and medical device companies, as well as foundations and government agencies. The following are some of the CME products for which we receive funding:

•	Conference Coverage. Medscape provides coverage of major medical conferences.

•	CME Circle. CME Circle provides online multimedia extensions of sponsor-supported CME activities, including symposia, monographs and CD-ROMs, which we distribute online through Medscape.

•	CME Live. These are original Medscape online events featuring live streaming video, audio and synchronized visual presentation by experts.

•	CME Cases. These are original CME activities presented by healthcare professionals in a patient case format.

•	Resource Centers. Resource centers are grant-based sponsored disease or condition-specific areas for conditions such as congestive heart failure or breast cancer. These centers include news, expert columns, guidelines and reference material.
Publishing Services
      Our offline publications for consumers, physicians and healthcare professionals include:
      The Little Blue Book. In 2003, we acquired The Little Blue Book. The Little Blue Book is a physician directory published annually in 146 distinct geographic editions, and contains practice information on an aggregate of approximately 400,000 physicians. In 2004, we sold, both directly and through pharmaceutical company sponsorships, approximately 350,000 copies of The Little Blue Book. We also use the information used to produce The Little Blue Book to generate both online and offline directory and information products. Physicians utilize The Little Blue Book for local and up-to-date physician, pharmacy and hospital contact information. Physicians are listed free of charge in their local area edition, along with their specialties, HMO affiliations, office addresses and telephone numbers.
      Reference Publications. We publish medical reference publications, including the reference texts ACP Medicine and ACS Surgery: Principles and Practice. ACP Medicine and ACS Surgery are official publications of the American College of Physicians and the American College of Surgeons, respectively, although we wholly own the rights. They are available for sale by subscription to individual physicians and to institutions in multiple formats (print, CD-ROM and Online). ACP Medicine has been a comprehensive and regularly updated internal medicine reference for over 25 years.
      WebMD the Magazine. We launched WebMD the Magazine in April 2005 with an initial distribution of 1,000,000 copies. WebMD the Magazine is a full size, consumer publication delivered free of charge to approximately 85% of physicians’ offices in the United States. The editorial format of WebMD the Magazine is specifically designed for the doctor’s waiting room. Its editorial features and highly interactive format of assessments, quizzes and questions are designed to inform consumers about important health and wellness topics. Its distribution allows sponsors to extend their advertising’s reach and to deliver their message when consumers are actively engaged in the healthcare process.
User Privacy and Trust
      General. We have adopted internal policies and practices relating to, among other things, content standards and user privacy, designed to foster our relationships with our users. Some of those policies are described below. In addition, we participate in the following external, independent verification programs:

•	URAC. We were awarded e-Health accreditation from URAC, an independent accrediting body that has reviewed and approved the WebMD.com site and our private portal deployment of WebMD Health Personal Manager for compliance with its more than 50 quality and ethics standards.

•	TRUSTe. We are a licensee of the TRUSTe Privacy Program. TRUSTe is an independent, non-profit organization whose goal is to build users’ trust and confidence in the Internet. In January 2005, a panel of privacy experts, sponsored by TRUSTe, ranked us among the ten most trusted companies in America for privacy.

•	Health on the Net Foundation. Our WebMD.com and MedicineNet.com sites comply with the principles of the HON Code of Conduct established by the Health on the Net Foundation.
      Privacy Policies. We understand how important the privacy of personal information is to our users. Our Privacy Policies are posted on our Web sites and tell users what information we collect about them and about their use of our portals and our services. Our Privacy Policies also explain the choices users have about how their personal information is used and how we protect that information.
      Advertising and Promotion Policies. All advertisements, sponsorships and promotions that appear on our Web sites are displayed in compliance with our advertising and promotions policies. Among other things, as a matter of policy, we have sole discretion for determining the types of advertising that we accept, and under no circumstances would accept advertising that, in our opinion, is not factually accurate or is not undertaken in good taste. We also recognize and maintain a distinct separation between advertising content that appears on our Web site and editorial content that we publish. We take meaningful steps to ensure that our users can easily distinguish between sponsored content and our news reporting and other editorial content.
Sales and Marketing
      Our Sales, Marketing and Account Management Teams. Our sales, marketing and account management personnel work with pharmaceutical, medical device, biotechnology and consumer products companies to place their advertisements and other sponsored products on our public portals and in some of our publications. These individuals work closely with clients and potential clients to develop innovative means of bringing their companies and their products and services to the attention of targeted groups of consumers and healthcare professionals, and to create channels of communication with these audiences.
      Our Consumer Web sites. We seek to attract traffic and new members to our consumer Web sites through a variety of methods to increase the awareness of our brand. We include a number of third party Web sites as part of The WebMD Health Network. During the first quarter of 2005, AOL accounted for approximately 17% of The WebMD Health Network’s unique users and approximately 8% of its aggregate page views and other third party Web sites accounted for 8% of The WebMD Health Network’s unique users and 5% of its aggregate page views during such period. For all third party Web sites that are included in The WebMD Health Network, we control and sell the advertising on the portions of the sites that we program.
      Under our agreement with News Corporation, which runs through August 2010, we receive advertising services, principally on the News Corporation television and cable properties. Approximately $30 million of advertising services have been available for the 12 months ending August 2005 and $12 million of advertising will be available in each of the next five years thereafter ending August 2010. We use this advertising for the purpose of building brand awareness and as a complement to our online programs.
      Medscape from WebMD. We seek to attract new members to Medscape from WebMD through a variety of methods, including advertising on other Internet sites and in medical journals, pharmaceutical and other healthcare publications and other targeted publications. We also promote Medscape from WebMD at industry conferences, trade shows and medical meetings and by using direct mail.
      Our Private Online Portals. We market our private online portals to employers and health plans through a dedicated sales, marketing and account management team and through relationships with employee benefits consultants and other companies that assist employers in purchasing or managing employee benefits, including Fidelity Human Resources Services Company LLC.
      Our Publishing Services. We market The Little Blue Book through a team of third party marketers, as well as WebMD Health sales persons. In addition, we also market WebMD the Magazine through a team of third party marketers.

Seasonality
      For a discussion of seasonality affecting our business, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Seasonality.”
Technological Infrastructure
      Our Internet-based services are delivered through Web sites designed to address the healthcare information needs of consumers and healthcare professionals with easy-to-use interfaces, search functions and navigation capabilities. We use customized content management and publishing technology to develop, edit, publish, manage, and organize the content for our Web sites. We use ad-serving technology to store, manage and serve online advertisements in a contextually relevant manner to the extent possible. We also use specialized software for delivering personalized content through the WebMD Health and Benefits Manager and, for registered members, through our public Web sites. We have invested and intend to continue to invest in software and systems that allow us to meets the demands of our users and sponsors.
      Continued development of our technological infrastructure is critical to our success. Our development teams work closely with marketing and account management employees to create content management capabilities, interactive tools and other applications for use across all of our portals. The goal of our current and planned investments is to further develop our content and technology platform serving various end-users, including consumers and physicians, and to create innovative services that provide value for healthcare advertisers, employers, payers, and other sponsors. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”
Strategic Relationships
      AOL Relationship. In May 2001, we entered into an agreement for a strategic alliance with the AOL division of Time Warner, Inc., which we refer to as AOL. The original term of the agreement was three years expiring May 9, 2004, and we have exercised our right to extend the original agreement for an additional three-year renewal term ending May 8, 2007. Under the agreement, we are the primary provider of healthcare content, tools and services on certain AOL properties and we distribute a co-branded interactive site to certain AOL properties. We share with AOL certain revenues from advertising, commerce and programming on the health channels of the AOL properties and on the co-branded service created by us for AOL. Annually, we receive 80% of revenues up to $15 million; we do not share in any revenues between $15 million and $20 million; and we receive 60% of all revenues above $20 million. AOL has guaranteed that we will receive a minimum of $12 million during each year of the renewal term for its share of advertising revenues. In the event of a change of control resulting in our company being controlled by a competitor of AOL, AOL has the right to terminate the agreement during the sixty (60) day period following such change of control.
      Included in the accompanying combined consolidated statements of operations, for the years ended December 31, 2002, 2003 and 2004 and for the six months ended June 30, 2004 and 2005 is revenue of $4,159, $5,087, $7,242, $3,349 and $7,111, respectively which represents sales to third parties of advertising and sponsorship on the AOL health channels, primarily sold through our sales efforts. Also included in revenue during 2004 and during the six months ended June 30, 2005 is $3,754 and $3,048, respectively related to the guarantee discussed above.
      Fidelity Human Resources Services Company LLC. In February 2004, we entered into a relationship with Fidelity Human Resources Services Company LLC, or FHRS, a provider of human resources and benefits outsourcing administration services. Pursuant to the agreement, FHRS serves as a distributor of our private portal services, and in connection therewith, FHRS integrates our products with FHRS’s products to offer employer customers of FHRS an integrated solution through FHRS’ NetBenefits® Web site. FHRS’s integrated solutions provide employees with employer-provided health plan information and our personal health management tools allow employees to access a personalized view of their health care options so that they can make more informed healthcare decisions.

      Pursuant to the agreement, we have agreed to cooperate in marketing and selling to clients that are purchasing FHRS’s health and welfare benefits outsourcing services. For those clients, the NetBenefits site is marketed as the preferred delivery mechanism for the WebMD private portal applications. However, a client always retains the right to contract directly with us, and we are permitted to provide our services directly to a client if a client so requests. Under our agreement with FHRS, FHRS has retained the right to terminate the distribution of the WebMD private portal tools to any customer under the agreement at any time.
      The initial term of the agreement runs through August 31, 2007, and FHRS has the right to renew the agreement for additional terms of one year after the initial term (not to exceed four (4) one-year renewal terms). FHRS has agreed to certain minimum levels of employees to be covered under the agreement. FHRS is an affiliate of FMR, Corp, which reported beneficial ownership of approximately 10.8% of the stock of our Parent at December 31, 2004.
Competition
      The markets we participate in are intensely competitive, continually evolving and, in some cases, subject to rapid change. Some of our competitors have greater financial, technical, marketing and other resources than we do and some are better known than we are. We cannot provide assurance that we will be able to compete successfully against these organizations. We also compete, in some cases, with joint ventures or other alliances formed by two or more of our competitors or by our competitors with other third parties. Since there are no substantial barriers to entry into the markets in which we participate, we expect that additional competitors will continue to enter these markets.
      Public Portals. Our public portals face competition from numerous other companies, both in attracting users and in generating revenue from advertisers and sponsors. We compete with online services and Web sites that provide health-related information, including both commercial sites and not-for-profit sites. These competitors include Web sites like yahoo.com, msn.com and About.com that provide general purpose consumer online services and portals and other high-traffic Web sites that include healthcare-related and non-healthcare-related content and services. Our competitors also include more specialized providers of online services, tools and applications for healthcare consumers, such as iVillage.com, DrKoop.com, drugs.com, eMedicine.com and Realage.com. Our competitors that provide services, tools and applications to physicians include merkmedicus.com, eMedicine.com, uptodate.com and mdconsult.com. We also face competition from governmental and non-profit sites, such as NIH.com and medline.com.
      Other competitors for advertising and sponsorship revenue include:

•	publishers and distributors of traditional offline media, including television and magazines targeted to consumers, as well as print journals and other specialized media targeted to healthcare professionals, many of which have established or may establish their own Web sites or partner with other Web sites;

•	offline medical conferences, CME programs and symposia; and

•	vendors of healthcare information, products and services distributed through other means, including direct sales, mail and fax messaging.
      We may in the future also face competition from companies such as AOL, that currently carry our content. We have entered into a strategic alliance with AOL pursuant to an agreement ending May 8, 2007. Included in the accompanying combined consolidated statements of operations for the years ended December 31, 2002, 2003 and 2004 and for the six months ended June 30, 2004 and 2005 is revenue of $4,159, $5,087, $7,242, $3,349 and $7,111, respectively, which represents sales to third parties of advertising and sponsorship on the AOL health channels, primarily sold through our sales efforts. If we and AOL do not renew our agreement, AOL may directly compete with our consumer Web sites for sales and marketing revenues.

      Competitors for the attention of healthcare professionals and consumers include:

•	the competitors for advertisers and sponsors described above;

•	public sector, non-profit and other Web sites that provide healthcare information without advertising or sponsorships from third parties.
      Private Portals. Our private portals compete with various providers and vendors in the licensing of content and in the sale of decision-support services and tools. Our competitors in this market include:

•	providers of decision-support tools, such as Hewitt Associates LLP and Subimo, LLC;

•	wellness and disease management vendors, including Mayo Foundation for Medical Education and Research and Staywell Productions/ MediMedia USA, Inc.;

•	suppliers of online health management applications, including HealthMedia, Health A-Z and Consumer Health Interactive; and

•	health information services and health management offerings of health plans and their affiliates, including those of Humana, Aetna and United Healthcare.
Company History
      Introduction. During 1999 and 2000, our Parent significantly expanded its operations through acquisitions, including the acquisitions of WebMD, Inc., Greenberg News Networks, Inc. (also known as Medcast) and OnHealth Network Company. Prior to 2001, our company was operated as a part of our Parent and our results of operations were commingled with the other operations of our Parent. As a result of a restructuring plan commenced by our Parent in September 2000, our operations were identified and managed as a separate segment of our Parent for reporting periods beginning on January 1, 2001. Beginning January 1, 2001, our Parent’s business consisted of four reporting segments: (1) Emdeon Business Services (then referred to as Transaction Services), (2) Emdeon Practice Services (then referred to as Physician Services), (3) WebMD Health (then referred to as Portal Services) and (4) Porex (then referred to as Plastic Technologies). In early 2001, the primary source of revenue for our Parent’s WebMD Health segment was from a small number of significant sponsorship and advertising relationships with pharmaceutical, biotechnology and medical device companies. We have expanded our sponsorship base and our sponsors and advertisers now include a significant number of pharmaceutical, biotechnology and medical device companies as well as numerous consumer products companies, none of which contributed more than 10% of our revenue in 2004.
      Since 2001, our business has evolved and entered additional markets as a result of acquisitions and internal investment as follows:
      Professional Portals. In 2001, we acquired Medscape, the leading source of online clinical information for physicians. Since our acquisition of Medscape, we have emerged as the leading commercial portal for healthcare professionals and the leading provider of online CME for physicians. Our acquisition of Medscape also increased our ability to originate healthcare content for physicians. In late 2003, we purchased the membership database and other assets of Physicians Online, LLC, another leading medical information portal for physicians, and, in early 2004, we combined its membership and resources with Medscape.
      Consumer Portals. We have completed several acquisitions that strengthened our public portal offerings for consumers. In the fourth quarter of 2004, we acquired the businesses of RxList.com and MedicineNet.com. RxList is an online drug directory for consumers and healthcare professionals with over 1,400 drug monographs, and MedicineNet is a health information Web site for consumers produced and written by practicing physicians.
      Private Portals. In 2002, we acquired WellMed, Inc. and began to provide employers and health plans with a suite of online healthcare information services for use by their employees and plan members. In 2003, we acquired the assets of Optate, Inc., which provided healthcare benefit decision-support tools.

Recently, we have further strengthened this area of our business with the March 2005 acquisition of HealthShare Technology, Inc., a leading provider of online decision-support tools that enable consumers, payers and hospitals to compare costs and quality measures of hospitals.
      Publishing Services. In 2000, we began to publish ACP Medicine and ACS Surgery: Principles of Practice (formerly known as Scientific American Medicine© and Scientific American Surgery), official and well-established medical reference publications of the American College of Physicians and the American College of Surgeons, which are relied upon by physicians as important clinical reference sources. We further extended our product offerings with the 2003 acquisition of The Little Blue Book, a company that publishes a pocket sized reference book containing physician practice and contact information. The Little Blue Book is published annually in 146 distinct geographic editions, and contains practice information on an aggregate of approximately 400,000 physicians. Most recently, we launched WebMD the Magazine, a consumer publication that we distribute to patients free of charge in physician waiting rooms across the country.
Employees
      As of December 31, 2004, we had approximately 550 employees. Following this offering, we will continue to be dependent on our Parent to provide us with many key services for our business pursuant to a services agreement that we expect to enter into with our parent upon the completion of this offering. Our current employees are not represented by a labor union and are not the subject of a collective bargaining agreement. We believe our employee relations to be good.
Facilities
      We lease office space in New York, New York for our headquarters and our editorial and marketing operations and in Atlanta, Georgia and Portland, Oregon for related operations. We believe that the offices and other facilities described are, in general, in good operating condition and adequate for our current operations and that additional leased space can be obtained if needed.
Intellectual Property
      We rely upon a combination of patent, trade secret, copyright and trademark laws, license agreements, confidentiality procedures, employee and client nondisclosure agreements and technical measures to protect the intellectual property used in our business.
      We use trademarks, trade names and service marks for healthcare information services and technology solutions, including WebMD®, WebMD Health®, Medscape®, CME Circle® The Little Blue Booktm MedicineNet®, RxList® and Select Quality Care®. We also use other registered and unregistered trademarks and service marks for our various products and services. In addition to our trademark registrations and applications, we have registered the domain names that either are or may be relevant to conducting our business names, including “www.webmd.com,” “my.webmd.com” and “medscape.com.” We also rely on a variety of intellectual property rights that we license from third parties, including our Internet server software, healthcare content used on our Web sites. In addition, the American College of Physicians permits WebMD to use the ACP name in the title of ACP Medicine and the American College of Surgeons permits WebMD to use the name ACS in the title of ACS Surgery: Principles and Practice. Our right to use the name ACP expires in January 2009 and our right to use the name ACS expires in August 2008. All rights to the trademarks, trade names and service marks we use are either already held by the subsidiaries comprising our Parent’s WebMD Health segment or will be contributed to us by our Parent prior to the completion of this offering. Our Parent will retain the right to use the WebMD® and related trademarks for a temporary period to allow our Parent to transition to its new name. See “Certain Relationships and Related Party Transactions — Intellectual Property License Agreement.”

Legal Proceedings

Merrill Lynch Fundamental Growth Fund, Inc. et al. v. McKesson HBOC, Inc., et al.
      Our Parent was named as a defendant in the action Merrill Lynch Fundamental Growth Fund, Inc., et al. v. McKesson HBOC, Inc., et al., Case No. 405792, in the San Francisco Superior Court. The original complaint in this matter alleged that McKesson HBOC (now known as McKesson Corp.), HBO and Company (which we refer to as HBOC), certain officers and directors of those firms, Arthur Andersen LLP, and Bear Stearns & Co. engaged in a number of practices whereby HBOC and later McKesson HBOC improperly recognized revenues. When these practices were discovered, McKesson HBOC eliminated more than $327 million in revenues that HBOC had recognized over the prior three years. The plaintiffs claim to have lost more than $150 million as a result of the decline in McKesson HBOC’s share value after the accounting practices came to light in April 1999.
      On September 26, 2003, the plaintiffs filed a fourth amended complaint, naming our Parent and two other defendants, General Electric Capital Corporation, Inc. and Computer Associates International, Inc., for the first time. The complaint alleged that our Parent aided and abetted alleged fraud by certain defendants and conspired with those defendants in relation to HBOC’s and McKesson HBOC’s alleged improper recognition of approximately $14 million in revenue on two software transactions. The plaintiffs also alleged that our Parent made certain negligent misrepresentations with respect to these transactions.
      The plaintiffs alleged that our Parent, through its participation in certain transactions with HBOC and McKesson HBOC, learned that officers of HBOC and/or McKesson HBOC, HBOC and McKesson HBOC were breaching duties owed to McKesson HBOC shareholders by making material misstatements and suppressing or omitting facts with respect to HBOC’s and McKesson HBOC’s financial results for the periods ending December 31, 1998 and March 31, 1999 and that our Parent aided and abetted and conspired with these defendants. The complaint was based on alleged conduct by WebMD, Inc., a Georgia corporation that was then a separate private company and will be one of our subsidiaries. One of the HBOC officers allegedly involved became an officer of WebMD, Inc. on December 1, 1998, after having served as HBOC’s representative on the Board of Directors of WebMD, Inc. and was dismissed by WebMD, Inc. after the accounting fraud at HBOC was disclosed. The other HBOC officer allegedly involved served as HBOC’s representative on the Board of Directors of WebMD, Inc. and ceased to be a director of WebMD, Inc. upon dismissal by McKesson HBOC. Plaintiffs seek unspecified damages against our Parent. The complaint alleges numerous instances of improper accounting by HBOC unrelated to the transactions between WebMD, Inc. and HBOC and/or McKesson HBOC.
      On December 16, 2003, our Parent filed a demurrer, seeking dismissal of the plaintiffs’ two claims against it. On July 22, 2004, the Court sustained that demurrer, finding that the plaintiffs’ claims were time barred. On October 8, 2004, the Court dismissed plaintiffs’ Fourth Amended Complaint with prejudice as to California, but without prejudice with respect to filing in another jurisdiction. On November 17, 2004, plaintiffs filed a notice of appeal of the Court’s order in favor of our Parent. On November 30, 2004, our Parent filed a cross-appeal for the purpose of challenging the form of the order. Those appeals are in the process of being briefed.
      In March 2004, McKesson Corp. filed cross-complaints against General Electric Capital Corporation, Inc., Computer Associates International, Inc., and our Parent for declaratory relief and indemnification, alleging that each of these cross-defendants is obligated to indemnify McKesson if McKesson is compelled to pay any sum as the result of any damages, judgment or other awards recovered by the plaintiffs against McKesson. McKesson sought judicial determinations of the comparative fault of McKesson and each cross-defendant for damages claimed by the plaintiffs, if any such damages are found to exist, and declarations of the amount that each cross-defendant is obligated to indemnify McKesson if McKesson is compelled to pay any sum as the result of any damages, judgment or other awards recovered by the plaintiffs against McKesson. The plaintiffs’ complaint and McKesson’s cross-complaints against General Electric and Computer Associates have since been dismissed.

      On June 8, 2004, our Parent filed a demurrer, seeking dismissal of McKesson’s claims. On September 10, 2004, the Court sustained the demurrer to McKesson’s claims against our Parent. On December 7, 2004, the Court dismissed McKesson’s cross-complaint with prejudice and ordered entry of judgment in favor of our Parent. On January 27, 2005, McKesson filed a notice of appeal of the Court’s order in favor of our Parent. That appeal has not yet been briefed.
      On August 12, 2004, the original plaintiffs in the California lawsuit, Merrill Lynch Fundamental Growth Fund, Inc. and Merrill Lynch Global Value Fund, Inc., filed a separate lawsuit in Superior Court in New Jersey, Middlesex County, alleging substantially the same issues and claims against our Parent as they did in the California lawsuit. In response to our Parent’s motion to dismiss, plaintiffs filed a First Amended Complaint on January 4, 2005, dropping claims against our Parent, but asserting the same claims against WebMD, Inc., the company that engaged in the two software transactions. On February 4, 2005, the New Jersey court dismissed our Parent from the action without prejudice, and stayed the New Jersey action until the California action is resolved, subject to our Parent’s entering into a tolling agreement with plaintiffs, which our Parent has done.
      Our Parent intends to vigorously defend against the plaintiffs’ and McKesson’s claims against our Parent and WebMD, Inc.
      It is anticipated that the terms of the release and indemnity agreement to be entered into with our Parent will provide that our Parent will indemnify us against any and all liabilities arising from or based on this proceeding.

Department of Justice and SEC Investigations of Our Parent
      On September 3, 2003, our Parent first learned that the U.S. Attorney for the District of South Carolina, with the assistance of the Federal Bureau of Investigation and the Internal Revenue Service, was conducting an investigation of our Parent relating to activities which may have been engaged in before and after Medical Manager Corporation (now part of our Parent’s Emdeon Practice Services business segment) merged in 1999 with a predecessor of our Parent, as well as after the merged entity became a subsidiary of our Parent in 2000. Our Parent believes that the investigation relates principally to issues of financial accounting improprieties relating to Medical Manager, including activities that artificially inflated revenues and earnings of Medical Manager. Our Parent understands that the SEC is also conducting a formal investigation into this matter. In 2005, certain former employees of Medical Manager agreed to plead guilty to mail fraud and tax evasion as a result of the foregoing investigation.
      While our Parent is not sure of the investigation’s exact scope, it does not believe that the investigation relates to the business of our company. However, documents filed by the U.S. Attorney in connection with the plea agreements entered into by the former Medical Manager employees state that these employees engaged in their fraudulent conduct “in concert with senior management,” and “at the direction of senior Medical Manager officers.” In its statement, the U.S. Attorney stated that “the senior management and officers referred to in the Court documents were members of senior management of the Medical Manager subsidiary during the relevant time period.” Based on the information it has obtained to date, our Parent does not believe that any member of its senior management whose duties were not primarily related to the operations of Medical Manager engaged in the alleged improprieties. Our Parent understands, however, that in light of the nature of the allegations involved, the U.S. Attorney’s Office has been investigating all levels of our Parent’s management. Some members of our senior management are also serving or have served as members of senior management of our Parent. In the event members of senior management were to be implicated in any wrongdoing, it could have an adverse impact on our company.
      Our Parent has been cooperating and intends to continue to cooperate fully with the U.S. Attorney’s Office. Our Parent’s Board of Directors has formed a Special Committee consisting solely of independent directors to oversee this matter, with the sole authority to direct our Parent’s response to the allegations that have been raised. The Special Committee has retained independent legal counsel to advise it. Our

Parent has retained counsel to advise it in connection with the investigation, and such counsel reports directly to the Special Committee.
      It is anticipated that the terms of a release and indemnity agreement to be entered into with our Parent will provide that our Parent will indemnify us against any and all liabilities arising from or based on this investigation.

Ari Weitzner, M.D., P.C. et al. v. National Physicians Datasource LLC
      On May 24, 2005, a lawsuit was filed by Dr. Ari Weitzner individually, and as a class action, under the Telephone Consumer Protection Act (TCPA), in the U.S. District Court, Eastern District of New York against National Physicians Datasource LLC, a subsidiary of our Parent that will be contributed to us. The lawsuit claims that faxes allegedly sent by National Physicians Datasource LLC, which publishes The Little Blue Book, were sent in violation of the TCPA. We intend to vigorously defend this claim.

Other
      In the normal course of business, we are involved in various other claims and legal proceedings. While the ultimate resolution of these matters, and those discussed above, has yet to be determined, we do not believe that their outcome will have a material adverse effect on our consolidated combined financial position, results of operations or liquidity.

GOVERNMENT REGULATION
Introduction
      General. This section of the prospectus contains a description of laws and regulations applicable to us, either directly or through their effect on our healthcare industry customers. The healthcare industry is highly regulated and is subject to changing political, regulatory and other influences. These factors affect the purchasing practices and operations of healthcare organizations as well as the behavior and attitudes of consumers.
      Federal and state legislatures and agencies periodically consider programs to reform or revise the U.S. healthcare system. These programs may contain proposals to increase governmental involvement in healthcare, lower reimbursement rates or otherwise change the environment in which healthcare industry participants operate. We are unable to predict future proposals with any certainty or to predict the effect they would have on our businesses.
      Existing and new laws and regulations affecting the healthcare, information technology and Internet industries could create unexpected liabilities for us, cause us to incur additional costs and could restrict our operations. Many of the laws that affect us, and particularly those applying to healthcare, are very complex and may be subject to varying interpretations by courts and other governmental authorities. Our failure, or the failure of our business partners, to accurately anticipate the application of these laws and regulations, or other failure to comply, could create liability for us, result in adverse publicity and negatively affect our businesses.
      Healthcare Regulation. Most of our revenue is either from the healthcare industry or could be affected by changes affecting healthcare spending. The healthcare industry is highly regulated and is subject to changing political, regulatory and other influences. These factors affect the purchasing practices and operations of healthcare organizations as well as the behavior and attitudes of consumers. Federal and state legislatures and agencies periodically consider programs to reform or revise aspects of the United States healthcare system. These programs may contain proposals to increase governmental involvement in healthcare, lower reimbursement rates or otherwise change the environment in which healthcare industry participants operate. Healthcare industry participants may respond by reducing their investments or postponing investment decisions, including investments in our products and services. We are unable to predict future proposals with any certainty or to predict the effect they would have on our businesses.
      Many healthcare laws are complex and their application to specific products and services may not be clear. In particular, many existing healthcare laws and regulations, when enacted, did not anticipate the healthcare information services and technology solutions that we provide. However, these laws and regulations may nonetheless be applied to our products and services.
      Other Regulation. This section of the prospectus also contains a description of other laws and regulations, including general consumer protection laws and Internet-related laws that affect some of our businesses. Laws and regulations have been adopted, and may be adopted in the future, that address Internet-related issues, including online content, privacy, online marketing, unsolicited commercial e-mail, taxation, pricing, and quality of products and services. Some of these laws and regulations, particularly those that relate specifically to the Internet, were adopted relatively recently and their scope and application may still be subject to uncertainties. Interpretations of these laws, as well as any new or revised law or regulation, could decrease demand for our services, increase our cost of doing business, or otherwise cause our business to suffer.
Regulation of Drug and Medical Device Advertising and Promotion
      The FDA and the FTC regulate the form, content and dissemination of labeling, advertising and promotional materials prepared by, or for, pharmaceutical or medical device companies, including direct-to-consumer prescription drug and medical device advertising. The FTC regulates over-the-counter drug advertising and, in some cases, medical device advertising, as well as general product or service advertising. Generally, based on FDA requirements, regulated companies must limit advertising and promotional materials to discussions of FDA-approved uses and claims. In limited circumstances, regulated companies may disseminate non-promotional scientific information regarding product uses or claims not yet approved by the FDA.
      Information that promotes the use of pharmaceutical products or medical devices that is put on our Web sites is subject to the full array of the FDA and FTC requirements and enforcement actions and information regarding other products and services is subject to FTC requirements. Areas of our Web sites that could be the primary focus of the FDA and FTC include pages and programs that discuss use of an FDA-regulated product or that the regulators believe may lack editorial independence from the influence of sponsoring pharmaceutical or medical device companies. Television broadcast advertisements by us may also be subject to FTC regulation and FDA regulation depending on the content. The FDA and the FTC place the principal burden of compliance with advertising and promotional regulations on advertisers and sponsors to make truthful, substantiated claims. If the FDA or the FTC finds that any information on our Web site violates FDA or FTC regulations, they may take regulatory or judicial action against us or the advertiser or sponsor of that information. State attorneys general may also take similar action based on their state’s consumer protection statutes.
      Drug Advertising. The Federal Food, Drug, and Cosmetic Act, or FDC Act, requires that prescription drugs (including biological products) be approved for a specific medical indication by the FDA prior to marketing. It is a violation of the FDC Act and of FDA regulations to market, advertise or otherwise commercialize such products prior to approval. The FDA does allow for preapproval exchange of scientific information, provided it is nonpromotional in nature and does not draw conclusions regarding the ultimate safety or effectiveness of the unapproved drug. Upon approval, the FDA’s regulatory authority extends to the labeling and advertising of prescription drugs offered in interstate commerce. Such products may only be promoted and advertised for approved indications. In addition, the labeling and advertising can be neither false nor misleading, and must present all material information, including risk information, in a balanced manner. Labeling and advertising that violate these legal standards are subject to FDA enforcement action.
      The FDA regulates the safety, efficacy, and labeling of over-the-counter drugs, or OTC drugs, under the FDC Act either through specific product approvals or through regulations that define approved claims for specific categories of such products. The FTC regulates the advertising of OTC drugs under the section of the Federal Trade Commission Act that prohibits unfair or deceptive trade practices. Together, the FDA and FTC regulatory framework requires that OTC drugs be formulated and labeled in accordance with FDA approvals or regulations and promoted in a manner that is truthful, adequately substantiated, and consistent with the labeled uses. OTC drugs that do not meet these requirements are subject to FDA or FTC enforcement action depending on the nature of the violation. In addition, state attorneys general can also bring enforcement actions for alleged unfair or deceptive advertising.
      There are significant administrative, civil and criminal sanctions available to the FDA for violations of the FDC Act or FDA regulations as they relate to labeling and advertising. Administrative sanctions may include a written request that violative advertising or promotion cease and/or that corrective action be taken, such as requiring a company to provide to healthcare providers and/or consumers information to correct misinformation previously conveyed. In addition, the FDA may use publicity, such as press releases, to warn the public about false and misleading information concerning a drug or medical device product. More serious civil sanctions include seizures and injunctions. Such measures could prevent a company from introducing or maintaining its product in the marketplace. Criminal penalties for severe violations can result in a prison term and/or substantial fines. State attorneys general have similar investigative tools and sanctions available to them as well. The National Association of Attorneys General has formed a Prescription Drug Task Force that has been active in addressing issues related to prescription drugs.

      Any increase in FDA regulation of the Internet or other media for direct-to-consumer advertisements of prescription drugs could make it more difficult for us to obtain advertising and sponsorship revenue. In the last 15 years, the FDA has gradually relaxed its formerly restrictive policies on direct-to-consumer advertising of prescription drugs. Companies can now advertise prescription drugs for serious conditions to consumers in any medium if they comply with FDA requirements. However, physician groups and others have criticized the FDA’s current policies, and have called for restrictions on advertising of prescription drugs to consumers and increased FDA enforcement. These critics point to both public health concerns and to the laws of many other countries that make direct-to-consumer advertising of prescription drugs a criminal offense. Scrutiny of direct-to-consumer advertising increased after Vioxx® was withdrawn from the market due to potential safety concerns in September 2004. Critics have proposed postponing direct-to-consumer advertising for a new drug until the drug has been safely marketed commercially for one or two years. In response to these criticisms, the FDA or the FTC may alter its present policies on the direct-to-consumer advertising of prescription drugs or medical devices in a way that would materially reduce our advertising and sponsorship revenues. In early 2004, the FDA issued three draft guidance documents intended to improve communication of: (1) risk information in direct-to-consumer print advertisements, (2) disease awareness information, and (3) risk information in direct-to-consumer advertising of restricted medical devices. These draft guidance documents, if finalized, would alter the FDA’s enforcement policies in some respects.
      Physician Education Programs. Activities and information provided in the context of a medical or scientific educational program, including continuing medical education or “CME,” are not regulated by the FDA if they are non-promotional. The FDA does, however, evaluate such activities to determine whether they are independent of the promotional influence of the drug or medical device sponsor or whether they are promotional activities subject to the FDA’s advertising and labeling requirements. In order to determine whether a company’s activities are sufficiently independent, the FDA looks at a number of factors related to the planning, content, speakers and audience selection of such activities. To the extent that the FDA concludes that such activities are not independent from a manufacturer, such content must fully comply with the FDA’s requirements. If the FDA or other regulatory agency finds that an educational program violates the applicable requirements, they may take regulatory or judicial action against the sponsor or us.
      During the past several years, educational programs, including CME, directed toward physicians have been subject to increased scrutiny to ensure that sponsors do not influence or control the content of the program. In response to governmental and industry initiatives, pharmaceutical companies have been developing and implementing internal controls and procedures that promote adherence to applicable regulations and requirements. In implementing these controls and procedures, different clients may interpret the regulations and requirements differently and may implement procedures or requirements that vary from client to client. These controls and procedures:

•	may discourage pharmaceutical companies from engaging in educational activities;

•	may slow their internal approval for such programs;

•	may reduce the volume of sponsored educational programs implemented through our Medscape Web site to levels that are lower than in the past; and

•	may require us to make changes to how we offer or provide educational programs, including CME.
      In addition, future changes to existing regulations or accreditation standards, or to the internal compliance programs of potential clients, may further discourage or prohibit potential clients from engaging in educational activities with us, or may require us to make further changes in the way we offer or provide educational programs.

Medical Professional Regulation
      The practice of most healthcare professions requires licensing under applicable state law. In addition, the laws in some states prohibit business entities from practicing medicine, which is referred to as the prohibition against the corporate practice of medicine. We do not believe that we engage in the practice of medicine and we have attempted to structure our Web site, strategic relationships and other operations to avoid violating these state licensing and professional practice laws. We do not believe we provide professional medical advice, diagnosis or treatment. We employ and contract with physicians who provide only medical information to consumers, and we have no intention to provide medical care or advice. A state, however, may determine that some portion of our business violates these laws and may seek to have us discontinue those portions or subject us to penalties or licensure requirements. Any determination that we are a healthcare provider and acted improperly as a healthcare provider may result in liability to us. Many states regulate the ability of medical professionals to advertise or maintain referral services. We do not represent that a physician’s use of our Web site will comply with these or other state laws regulating professional practice. It is possible a state or a court may determine we are responsible for any non-compliance with these laws, which could affect our ability to offer this service to our customers.
Anti-Kickback Laws
      There are federal and state laws that govern patient referrals, physician financial relationships and inducements to healthcare providers and patients. The federal healthcare programs anti-kickback law prohibits any person or entity from offering, paying, soliciting or receiving anything of value, directly or indirectly, for the referral of patients covered by Medicare, Medicaid and other federal healthcare programs or the leasing, purchasing, ordering or arranging for or recommending the lease, purchase or order of any item, good, facility or service covered by these programs. Many states also have similar anti-kickback laws that are not necessarily limited to items or services for which payment is made by a federal healthcare program. These laws are applicable to manufacturers and distributors and, therefore, may restrict how we and some of our customers market products to healthcare providers. Also, in 2002, the Office of the Inspector General, or OIG, of HHS, the federal government agency responsible for interpreting the federal anti-kickback law, issued an advisory opinion that concluded that the sale of advertising and sponsorships to healthcare providers and vendors by Web-based information services implicates the federal anti-kickback law. However, the advisory opinion suggests that enforcement action will not result if the fees paid represent fair market value for the advertising/sponsorship arrangements, the fees do not vary based on the volume or value of business generated by the advertising and the advertising/sponsorship relationships are clearly identified as such to users. We carefully review our practices with regulatory experts in an effort to ensure that we comply with all applicable laws. However, the laws in this area are both broad and vague and it is often difficult or impossible to determine precisely how the laws will be applied, particularly to new services. Penalties for violating the federal anti-kickback law include imprisonment, fines and exclusion from participating, directly or indirectly, in Medicare, Medicaid and other federal healthcare programs. Any determination by a state or federal regulatory agency that any of our practices violate any of these laws could subject us to civil or criminal penalties and require us to change or terminate some portions of our business and could have an adverse effect on our business. Even an unsuccessful challenge by regulatory authorities of our practices could cause us adverse publicity and be costly for us to respond to.
      Privacy Standards and Security Standards Under Health Insurance Portability and Accountability Act of 1996
      Under HIPAA, Congress mandated a package of interlocking administrative simplification rules to establish standards and requirements for the electronic transmission of certain health information. Two of these rules affect our business:

•	the Standards for Privacy of Individually Identifiable Health Information, published December 28, 2000, which we refer to as the Privacy Standards; and

•	the Health Insurance Reform: Security Standards, published February 20, 2003, which we refer to as the Security Standards.
These rules provide for civil and criminal liability for breach.
      Privacy Standards. The Privacy Standards establish a set of basic national privacy standards for the protection by health plans, healthcare clearinghouses, healthcare providers and their business associates of individually identifiable health information. This rule became effective on April 14, 2001 and the compliance date for most entities was April 14, 2003. The Privacy Standards apply, through our contractual relationships, to the portions of our business that manage employee or plan member health information for employers or health plans. The Privacy Standards provide for civil and criminal liability for their breach and require us, our customers and our partners to use health information in a highly restricted manner, to establish policies and procedures to safeguard the information, to obtain individual authorizations for some activities, and to provide certain access rights to individuals. We cannot assure you that we will adequately address the risks created by the Privacy Standards or that we will be able to take advantage of any resulting opportunities. In addition, we are unable to predict what changes to the Privacy Standards might be made in the future or how those changes could affect our business.
      Security Standards. On February 20, 2003, HHS published the final Security Standards. The Security Standards establish detailed requirements for safeguarding patient information that is electronically transmitted or electronically stored. The rule establishes 42 implementation specifications, 20 of which are “required,” meaning they must be implemented as specified in the rule. Twenty-two are “addressable.” Complying with addressable implementation specifications requires a business to assess whether they constitute a reasonable and appropriate safeguard for the particular business; if not, an alternative approach must be designed and implemented to achieve the particular standard. The Security Standards apply, through our contractual relationships, to the portions of our business that manage employee or plan member health information for employers or health plans. Most participants in the healthcare industry were required to be in compliance with the Security Standards by April 21, 2005. Some of the Security Standards are technical in nature, while others may be addressed through policies and procedures for using information systems. We believe that our infrastructure and processes are in compliance with our contractual obligations related to the Security Standards. However, we are unable to predict what changes might be made to the Security Standards or how those changes might help or hinder our business. The effect of the Security Standards on our business is difficult to predict and we cannot assure you that we will adequately address the risks created by the Security Standards and their implementation or that we will be able to take advantage of any resulting opportunities.
Other Restrictions Regarding Confidentiality and Privacy of Patient Information
      In addition to HIPAA, numerous other state and federal laws govern the collection, dissemination, use, access to and confidentiality of patient health information. In addition, some states are considering new laws and regulations that further protect the confidentiality of medical records or medical information. In many cases, these state laws are not preempted by the HIPAA Privacy Standard and may be subject to interpretation by various courts and other governmental authorities, thus creating potentially complex compliance issues for us and our customers and strategic partners. These privacy laws at a state or federal level, or new interpretations of these laws, could create liability for us, could impose additional operational requirements on our business, could affect the manner in which we use and transmit patient information and could increase our cost of doing business. In addition, parties may also have contractual rights that provide additional limits on our collection, dissemination, use, access to and confidentiality of patient health information. Claims of violations of privacy rights or contractual breaches, even if we are not found liable, could be expensive and time-consuming to defend and could result in adverse publicity that could harm our business.

International Data Regulation
      Our public portals are not directed to non-U.S. users. Nearly all of the users of our private portals are U.S. employees or plan members. As a result, we do not believe that we currently conduct our business in a manner that subjects us to international data regulation in any material respect. However, other countries also have, or are developing, their own laws governing the collection, use, storage and dissemination of personal information or patient data. These laws could create liability for us, impose additional operational requirements or restrictions on our business, affect the manner in which we use or transmit data and increase our cost of doing business.
Consumer Protection Regulation
      General. Advertising and promotional activities presented to visitors on our Web sites are subject to federal and state consumer protection laws which regulate unfair and deceptive practices. We are also subject to various other federal and state consumer protection laws, including the ones described below.
      CAN-SPAM Act. Effective January 1, 2004, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, or the CAN-SPAM Act, became effective. The CAN-SPAM Act regulates commercial emails and provides a right on the part of the recipient to request the sender to stop sending messages, and establishes penalties for the sending of email messages which are intended to deceive the recipient as to source or content. Under the CAN-SPAM Act, senders of commercial emails (and other persons who initiate those emails) are required to make sure that those emails do not contain false or misleading transmission information. Commercial emails are required to include a valid return email address and other subject heading information so that the sender and the Internet location from which the message has been sent are accurately identified. Recipients must be furnished with an electronic method of informing the sender of the recipient’s decision to not receive further commercial emails. In addition, the email must include a postal address of the sender and notice that the email is an advertisement. The CAN-SPAM Act may apply to the e-newsletters that our public portals distribute to members and to some of our other commercial email communications. However, there may be additional FTC regulations indicating that our e-newsletters are outside the scope of CAN-SPAM Act. At this time, we are applying the CAN-SPAM requirements to these email communications, and believe that our email practices comply with the requirements of the CAN-SPAM Act.
      Regulation of Advertisements Sent by Fax. The Telephone Consumer Protection Act (TCPA) prohibits the sending of “unsolicited advertisements” by telephone facsimile (fax) machines to a third party without the consent of the third party. An “unsolicited advertising” means any material advertising the commercial availability or quality of any property, goods, or services. In connection with our Little Blue Book business, we send faxes to physician office practices. In 2004, the FCC issued a new interpretation of a section of the TCPA that would have affected advertisements sent to the fax machines of third parties with whom a business relationship exists by requiring a signed written consent from the third party before sending an unsolicited advertisement to that third party. On July 9, 2005, President Bush signed into law the Junk Fax Protection Act (Act), which includes the right of a business to send unsolicited advertisements by fax to third parties with whom it has a business relationship without requiring a signed written consent. We intend to comply with the FCC regulations and the Act.
      COPPA. The Children’s Online Privacy Protection Act, or COPPA, applies to operators of commercial Web sites and online services directed to U.S. children under the age of 13 that collect personal information from children, and operators of general audience sites with actual knowledge that they are collecting information from U.S. children under the age of 13. Our sites are not directed at children and our general audience site, WebMD Health, states that no one under the applicable age is entitled to use the site. In addition, we employ a kick-out procedure whereby anyone identifying themselves as being under the age of 13 during the registration process is not allowed to register for the site’s member only services, such as message boards and live chat events. COPPA, however, is a relatively new law, can be applied broadly and is subject to interpretation by courts and other governmental authorities. The failure to accurately anticipate the application or interpretation of this law could create liability for us, result in adverse publicity and negatively affect our business.
      Regulation of Contests and Sweepstakes. We conduct contests and sweepstakes in some of our marketing channels. The federal Deceptive Mail Prevention and Enforcement Act and some state prize, gift or sweepstakes statutes may apply to these promotions. We believe that we are in compliance with any applicable law or regulation when we run these promotions.
      Other Consumer Protection Regulation. The FTC and many state attorneys general are applying federal and state consumer protection laws to require that the online collection, use and dissemination of data, and the presentation of Web site content, comply with certain standards for notice, choice, security and access. Courts may also adopt these developing standards. In many cases, the specific limitations imposed by these standards are subject to interpretation by courts and other governmental authorities. We believe that we are in compliance with these consumer protection standards, but a determination by a state or federal agency or court that any of our practices do not meet these standards could result in liability and adversely affect our business. New interpretations of these standards could also require us to incur additional costs and restrict our business operations.
      In addition, several foreign governments have regulations dealing with the collection and use of personal information obtained from their citizens. Those governments may attempt to apply such laws extraterritorially or through treaties or other arrangements with U.S. governmental entities. We might unintentionally violate such laws, such laws may be modified and new laws may be enacted in the future. Any such developments (or developments stemming from enactment or modification of other laws) or the failure to accurately anticipate the application or interpretation of these laws could create liability to us, result in adverse publicity and negatively affect our businesses.

MANAGEMENT
Directors and Executive Officers
      We expect that the following persons will be our executive officers and directors at the time of this offering:

Name	Age	Position

Wayne T. Gattinella	53	Chief Executive Officer, President and Director
David Gang	48	Executive Vice President — Product and Programming and Chief Technology Officer
Anthony Vuolo	47	Executive Vice President — Finance and Chief Financial Officer
Nan-Kirsten Forte	43	Executive Vice President — Consumer Services
Steven Zatz, M.D.	48	Executive Vice President — Professional Services
Craig Froude	38	Executive Vice President — Health Services
Douglas W. Wamsley	46	Executive Vice President, General Counsel and Secretary
Martin J. Wygod	65	Chairman of the Board
      Prior to the completion of this offering, we expect that our Board will appoint additional members so that our Board will consist of a majority of independent directors under applicable SEC rules and The Nasdaq National Market listing standards.
      Wayne T. Gattinella has served as President since August 2001 and as Chief Executive Officer since April 2005 of our Parent’s WebMD Health segment. Since May 2005, he has also served as Director and Co-CEO and President of our company and, since July 13, 2005, has served as our sole CEO. Before joining our Parent, Mr. Gattinella was Executive Vice President and Chief Marketing Officer for PeoplePC, an Internet service provider, from April 2000 to August 2001. From February 1998 to March 2000, Mr. Gattinella was President of North America for MemberWorks, Inc., a marketing services company.
      David Gang served from the time he joined our company in May 2005 until July 2005, as our Co-CEO and Chief Operating Officer and, since July 13, 2005, has served as our Executive Vice President — Product and Programming and Chief Technology Officer. He has also served in the same positions of our Parent’s WebMD Health segment for the same periods. Prior to joining our company, Mr. Gang served in various capacities of senior management at America Online, Inc., or AOL, a subsidiary of Time Warner Corporation, and its predecessors for more than five years, having first joined AOL in 1995. Mr. Gang served for more than five years in senior management positions at AOL. From 2001 to 2003, Mr. Gang was President of AOL Enterprise, a joint venture with Sun Microsystems, Inc. and from 2003 to 2005 he served as Executive Vice President, AOL Products, in which capacity he was responsible for creating and implementing all AOL products shared across various platforms including narrowband, broadband, wireless and voice and the launch of AOL 9.0 Optimized, the latest version of AOL.
      Anthony Vuolo has, since May 2005, served as our Executive Vice President and Chief Financial Officer. Mr. Vuolo has been Executive Vice President, Business Development of our Parent since May 2003. Mr. Vuolo has served in several executive positions at our Parent and its predecessors since 1994. From September 2000 to May 2003, Mr. Vuolo was Executive Vice President and Chief Financial Officer of our Parent. From March 1999 until its merger with our Parent in September 2000, Mr. Vuolo was Senior Vice President — Business Development and Treasurer of Synetic, Inc., which changed its name to Medical Manager in July 1999 when it acquired the company of that name. Prior to that, he was

Executive Vice President — Finance and Administration and Chief Financial Officer of Synetic from March 1998 until March 1999. We expect that Mr. Vuolo will continue to provide services to our Parent, following completion of the offering, that are unrelated to us in connection with corporate transactions by our Parent, including acquisitions and financings. While the nature and amount of these services will vary based on the nature and timing of potential transactions, Mr. Vuolo’s primary responsibilities following the offering will be those related to us, and our Parent does not intend to request services from Mr. Vuolo that would interfere with those responsibilities
      Nan-Kirsten Forte was appointed to the position of Executive Vice President, Consumer Services of our company in July 2005. For more than five years Ms. Forte has been an Executive Vice President of WebMD, Inc., a subsidiary included in our Parent’s WebMD Health segment focusing on our consumer portals. From 1997 until its merger with our Parent in November 1999, Ms. Forte was President Programming and Product Development of Medcast, Greenberg News Networks. Prior to Medcast, Ms. Forte was President of Health of iVillage where she launched iVillage’s first health channel, called “Better Health”. Ms. Forte has been a member of the American Medical Writers Association and the American Medical Illustrators Association.
      Steven Zatz, M.D. was appointed to the position of Executive Vice President, Professional Services of our company in July 2005. Since October 2000, Mr. Zatz has been an Executive Vice President of WebMD, Inc., a subsidiary included in our Parent’s WebMD Health segment and of our Parent, focusing on our physician portals. Dr. Zatz was Senior Vice President, Medical Director of CareInsite, Inc. from June 1999 until its acquisition by our Parent in September 2000. Prior to joining CareInsite, Dr. Zatz was senior vice president of RR Donnelly Financial in charge of its healthcare business from October 1998 to May 1999. From August 1995 to May 1998, Dr. Zatz was President of Physicians’ Online, an online portal for physicians.
      Craig Froude was appointed to the position of Executive Vice President — Health Services of the Company in July 2005. Since October 2002, Mr. Froude has served as Senior Vice President and General Manager of WebMD Healthcare Services Group, a part of our Parent’s WebMD Health segment. From December 1996 until its acquisition by our Parent in October 2002, Mr. Froude served as the CEO and Chairman of WellMed.
      Douglas W. Wamsley has, since May 2005, served as our Executive Vice President, General Counsel and Secretary. In addition, Mr. Wamsley has served as Senior Vice President — Legal of our Parent’s WebMD Health segment from September 2001 to the present. Prior to joining our company, Mr. Wamsley served as Executive Vice President and General Counsel of Medical Logistics, Inc. from February 2000 through July 2001. Prior to joining Medical Logistics, Mr. Wamsley served in various legal positions with Merck-Managed Care LLC (now known as Medco-Health Solutions) from December 1986 through January 2001.
      Martin J. Wygod has, since May 2005, served as our Chairman of the Board. In addition, he has served as our Parent’s Chairman of the Board since March 2001 and as a director of our Parent since September 2000. From October 2000 until May 2003, he also served as our Parent’s Chief Executive Officer. From September 2000 until October 2000, Mr. Wygod served as Co-CEO of our Parent. For more than five years prior to its merger with our Parent in September 2000, Mr. Wygod was Chairman of the Board and a director of Synetic, Inc., which changed its name to Medical Manager in July 1999 when it acquired the company of that name. He also served as Chairman of the Board of CareInsite, Inc. from 1999 until its acquisition by our Parent in September 2000. He is also engaged in the business of racing, boarding and breeding thoroughbred horses, and is President of River Edge Farm, Inc. It is expected that Mr. Wygod will continue to serve as Chairman of the Board of our Parent following this offering. As Chairman of the Board of our Parent and of our company, Mr. Wygod will continue to focus on the overall strategy, strategic relationships and transactions intended to create long-term value for our Parent’s and our stockholders.

Corporate Governance
      Since our Parent holds over 50% of the combined voting power of our common stock, we are eligible for certain exceptions to the corporate governance rules of The Nasdaq National Market for controlled corporations, including the rules relating to the independence of our Board. However, it is currently not our intention to avail ourselves of those exceptions. In general, we intend to implement corporate governance structures similar to those used by our Parent, which is not a controlled corporation. These structures are described in this section of the Prospectus. We also intend to adopt a Code of Business Conduct similar to our Parent’s.
Board of Directors

Board Composition
      Wayne T. Gattinella, our CEO and President, and Martin J. Wygod are currently the only members of the Board of Directors of our company. Prior to the completion of this offering, we expect that our Board will appoint additional members so that our Board will consist of a majority of independent directors under applicable SEC rules and The Nasdaq National Market listing standards.

Director Classification
      Once our Parent and its subsidiaries (excluding our company and our subsidiaries) cease to beneficially own at least a majority of the voting power of our outstanding voting stock, our directors will be divided into three classes serving staggered three-year terms. Each director class will be as equal in number as possible, and each class will hold office until the applicable annual stockholders’ meeting for election of directors following the most recent election of such class. Any additional directorships resulting from an increase in the number of directors will be distributed among the classes so that, as nearly as possible, each class will consist of an equal number of directors. The classification of our Board may have the effect of delaying or preventing changes in control or management of our company.
Committees of the Board
      In connection with this offering, our Board will form standing committees similar to the equivalent standing committees of the Board of our Parent, as described below, and to adopt written charters for each such committee, other than the Executive Committee, that are generally similar to the charter for the equivalent standing committee of the Board of our Parent. In addition, as described below, we intend to have a standing Board committee consisting of independent directors who are not members of our Parent’s Board with authority to review transactions between us and our Parent to the extent such committee determines to be appropriate. After this offering, our Board may designate new committees, as it deems appropriate, to assist with its responsibilities.

Executive Committee
      We expect that prior to the completion of this offering, our Board will form an Executive Committee consisting of directors that will have the power to exercise, to the fullest extent permitted by law, the powers of the full Board.

Audit Committee
      Our Board will form an Audit Committee, at least one of whom will be an “audit committee financial expert” as defined in the rules of The Nasdaq National Market. Each member of the Audit Committee will be financially literate at the time such member is appointed. The composition of the Audit Committee will satisfy the independence requirements of The Nasdaq National Market and the SEC, without relying on any of the exceptions available to controlled companies.
      We anticipate that the Audit Committee will operate under a written charter to be adopted by our Board, generally similar to the charter of the Audit Committee of our Parent’s Board, which will set forth the responsibilities and powers delegated by our Board to the Audit Committee. We expect that the Audit Committee will have the responsibility for, among other things:

•	retaining and overseeing the registered public accounting firm that serves as independent auditor and evaluating their performance and independence;

•	reviewing the annual audit plan with our management and registered public accounting firm;

•	pre-approving any permitted non-audit services provided by our registered public accounting firm;

•	approving the fees to be paid to our registered public accounting firm;

•	reviewing the adequacy and effectiveness of our internal controls with our management, internal auditors and registered public accounting firm;

•	reviewing and discussing the annual audited financial statements and the interim unaudited financial statements with our management and registered public accounting firm;

•	approving our internal audit plan and reviewing reports of our internal auditors;

•	determining whether to approve related party transactions outside of the responsibilities of the Related Parties Committee; and

•	overseeing the administration of our Code of Business Conduct.

Compensation Committee
      Our Board is expected to form a Compensation Committee. We expect that each of these directors will be a non-employee director within the meaning of Section 16 of the Exchange Act, an outside director within the meaning of Section 162(m) of the Internal Revenue Code and an independent director under applicable Nasdaq National Market listing standards.
      We expect that the Compensation Committee will operate under a written charter to be adopted by our Board, generally similar to the charter of the Compensation Committee of our Parent’s Board, which will set forth the responsibilities and powers delegated by our Board to the Compensation Committee. We anticipate that the responsibilities of the Compensation Committee will generally include:

•	oversight of our executive compensation program and our incentive and equity compensation plans;

•	determination of compensation levels for grants of incentive and equity-based awards to our executive officers; and

•	review of and making recommendations regarding other matters relating to our compensation practices.

Nominating Committee
      We anticipate that our Board will designate a Nominating Committee, with each director in such committee being an independent director under applicable Nasdaq National Market listing standards. It is expected that the Nominating Committee will operate under a written charter to be adopted by our Board, generally similar to the charter of the Nominating Committee of our Parent’s Board, which will set forth the responsibilities and powers delegated by our Board to the Nominating Committee. We expect the responsibilities of the Nominating Committee to generally include:

•	identifying individuals qualified to become members of our Board;

•	recommending to our Board the director nominees for each annual meeting of stockholders; and

•	recommending to our Board candidates for filling vacancies that may occur between annual meetings.

      We expect that the Nominating Committee will adopt similar procedures to those used by the Nominating Committee of our Parent’s Board, which has not adopted specific objective requirements for Board service and, instead, considers various factors in determining whether to recommend potential new members, or the continued service of existing members. Those factors would generally include:

•	the amount and type of the potential nominee’s managerial and policy-making experience in complex organizations and whether any such experience is particularly relevant to us;

•	any specialized skills or experience that the potential nominee has and whether such skills or experience are particularly relevant to us;

•	in the case of non-employee directors, whether the potential nominee has sufficient time to devote to service on the board and the nature of any conflicts of interest or potential conflicts of interest arising from the nominee’s existing relationships;

•	in the case of non-employee directors, whether the nominee would be an independent director and would be considered a “financial expert” or “financially literate” under applicable listing standards of The Nasdaq National Market and applicable law;

•	in the case of potential new members, whether the nominee assists in achieving a mix of board members that represents a diversity of background and experience, including with respect to age, gender, race, areas of expertise and skills; and

•	in the case of existing members, the nominee’s contributions as a member of the Board during his or her prior service.

Governance & Compliance Committee
      We expect that our Board will form a Governance & Compliance Committee, consisting of at least two directors, each of whom will be an independent director under applicable Nasdaq National Market listing standards.
      We anticipate that the Governance & Compliance Committee will operate under a written charter to be adopted by our Board, generally similar to the charter of the Governance & Compliance Committee of our Parent’s Board, which will set forth the responsibilities and powers delegated by our Board to the Governance & Compliance Committee. We expect the responsibilities of the Governance & Compliance Committee will generally include:

•	evaluating and making recommendations to our Board regarding matters relating to our governance;

•	assisting our Board in coordinating the activities of our Board’s other standing committees, including with respect to our compliance programs and provide additional oversight of those compliance programs; and

•	providing oversight of senior executive recruitment and management development.

Related Parties Committee
      We expect that our Board will form a Related Parties Committee, consisting of at least two directors. Each of these directors will be an independent director under applicable Nasdaq National Market listing standards and will not be, or ever have been, a member of the Board of Directors of our Parent. The responsibilities of the Related Parties Committee will include developing and implementing procedures for approval of transactions between us and our Parent.

Executive Compensation
      Our company was formed in May 2005 to be the holding company for our Parent’s WebMD Health segment and to conduct this offering. We have not paid any compensation to the persons we currently expect to be our executive officers. The following table presents information concerning compensation for services paid by our Parent and/or its other subsidiaries to our current Chief Executive Officer and the other persons currently expected to be our executive officers who received the most compensation from our Parent and/or its subsidiaries during the year ended December 31, 2004. In addition, the table includes the same information for the one person who formerly served as Chief Executive Officer of our Parent’s WebMD Health segment during 2004. The individuals listed in the table are referred to in this prospectus as our “named executive officers.”
Summary Compensation Table

				Long-Term
				Compensation Awards

						Securities
		Annual Compensation		Parent		Underlying
				Restricted Stock		Parent Options
Name & Principal Position	Year	Salary ($)	Bonus ($)	Award(s) ($)(1)		SARs (#)

Wayne T. Gattinella	2004	450,000	300,000	322,125	(2)	250,000
Chief Executive Officer (commencing	2003	450,000	125,000	—		—
April 2005), President and Director	2002	410,000	165,000	—		—

Nan-Kirsten Forte	2004	351,346	140,000	214,750	(3)	200,000
Executive Vice President — Consumer	2003	—	—	—		—
Services	2002	—	—	—		—

Anthony Vuolo	2004	450,000	260,000	322,125	(2)	250,000
Executive Vice President — Finance and	2003	450,000	—	—		—
Chief Financial Officer	2002	450,000	200,000	—		—

Martin J. Wygod	2004	1,260,000	402,000	—		—
Chairman of the Board	2003	1,308,900	—	—		—
	2002	1,400,000	475,000	—		—

Roger C. Holstein(4)	2004	915,000	402,000	715,547	(5)	—
Former Chief Executive	2003	861,538	—	—		500,000
Officer	2002	480,000	450,000	—		1,000,000

(1)	Holders of restricted shares of our Parent’s common stock (which we refer to as Restricted Parent Stock) have voting power and the right to receive dividends, if any are declared on our Parent’s common stock, with respect to shares of Restricted Parent Stock, but their ability to sell shares of Restricted Parent Stock is subject to vesting requirements based on continued employment, as described in the footnotes below. The dollar value of Restricted Parent Stock listed in this column is calculated by multiplying the number of shares granted by the closing market price on the date of each grant, as described in the footnotes below.

(2)	The dollar value listed in the table is based on $8.59 per share, the closing market price of our Parent’s common stock on March 17, 2004, the date of grant of 37,500 shares of Restricted Parent Stock, of which (a) 12,500 shares vested on March 17, 2005, (b) 12,500 shares will vest on March 17, 2006 and (c) 12,500 shares will vest on March 17, 2007, subject to the terms of the plans and award agreements. As of December 31, 2004, the aggregate value of the 37,500 shares of Restricted Parent Stock, all of which were unvested at that date, was $306,000, based on the closing market price of $8.16 per share of our Parent’s common stock on that date.

(3)	The dollar value listed in the table is based on $8.59 per share, the closing market price of our Parent’s common stock on March 17, 2004, the date of grant of 25,000 shares of Restricted Parent Stock, of which (a) 8,333 shares vested on March 17, 2005, (b) 8,333 shares will vest on March 17, 2006 and (c) 8,334 shares will vest on March 17, 2007, subject to the terms of the plans and award agreements. As of December 31, 2004, the aggregate value of the 25,000 shares of Restricted Parent Stock, all of which were unvested at that date, was $204,000, based on the closing market price of $8.16 per share of our Parent’s common stock on that date.

(4)	Mr. Holstein was Chief Executive Officer of our Parent’s WebMD Health segment from October 2004 until his resignation in April 2005.

(5)	The dollar value listed in the table is based on $8.59 per share, the closing market price of our Parent’s common stock on March 17, 2004, the date of grant of 83,300 shares of Restricted Parent Stock, of which (a) 27,766 shares vested on March 17, 2005, (b) 27,767 shares would have vested on March 17, 2006 and (c) 27,767 shares would have vested on March 17, 2007. As of December 31, 2004, the aggregate value of the 83,300 shares of Restricted Parent Stock, all of which were unvested at that date, was $679,728, based on the closing market price of $8.16 per share of our Parent’s common stock on that date. On April 27, 2005, the date of Mr. Holstein’s resignation from our Parent, all unvested restricted stock held by Mr. Holstein was forfeited.

     In accordance with SEC rules, the above table does not include certain perquisites and other benefits received by the named executive officers which do not exceed the lesser of $50,000 and 10% of any officer’s salary and bonus disclosed in this table. In each of the years covered in the above table, none of the named executive officers received more than $15,000 in perquisites or other benefits and most of such benefits consisted of automobile allowances.

      The following table presents information concerning the options to purchase our Parent’s common stock granted during the fiscal year ended December 31, 2004 to the named executive officers for services rendered to our Parent and its subsidiaries. Such options and other equity awards will continue to be governed by the terms and conditions of our Parent’s equity plans under which they were granted.
Parent Option Grants in 2004

Individual Grants

	Number of		Percent of Total
	Securities		Parent Options
	Underlying		Granted to	Exercise or
	Parent Options		Employees in	Base Price	Expiration	Grant Date Present
Name	Granted (#)		2004(1)	($/Share)	Date	Value ($)(2)

Wayne T. Gattinella	250,000	(3)	1.3	8.59	3/17/2014	1,163,025
Nan-Kirsten Forte	200,000	(3)	1.0	8.59	3/17/2014	930,420
Anthony Vuolo	250,000	(3)	1.3	8.59	3/17/2014	1,163,025
Martin J. Wygod	—		—	—	—	—
Roger C. Holstein	—		—	—	—	—

(1)	Based upon the total number of options that our Parent granted to its and its subsidiaries’ employees during 2004.

(2)	The estimated grant date present value reflected in the above table was determined using the Black-Scholes model and the following data and assumptions: (a) the applicable option exercise prices, (b) the exercise of options within 3 years of the date that they become exercisable, (c) a risk-free interest rate of 1.9% per annum, (d) volatility of 0.6 for our Parent’s common stock and (e) that no dividends are paid on our Parent’s common stock. The ultimate values of the options will depend on the future market price of our Parent’s common stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of our Parent’s common stock over the exercise price on the date the option is exercised. We cannot predict whether the value realized by an optionee will be at or near the value estimated by the Black-Scholes model or any other model applied to value the options.

(3)	These options vest and become exercisable with respect to 1/3 of the shares on each of September 17, 2005, September 17, 2006 and September 17, 2007.

     The following table presents information with respect to the named executive officers concerning exercises of options to purchase our Parent’s common stock during 2004 and exercisable and unexercisable options to purchase our Parent’s common stock that they held as of December 31, 2004.
Aggregated Parent Option Exercises in Last Fiscal Year and Fiscal Year-End Parent Option Values

				Number of Securities
				Underlying Unexercised		Value of Unexercised
				Parent Options at		In-the-Money Parent Options at
	Parent Shares		Value	December 31, 2004		December 31, 2004(2)
	Acquired on		Realized
Name	Exercise (#)		($)(1)	Exercisable	Unexercisable	Exercisable ($)	Unexercisable ($)

Wayne T. Gattinella	—		—	450,000	400,000	1,507,000	502,500
Nan-Kirsten Forte	25,000		126,000	795,557	200,000	591,250	—
Anthony Vuolo	312,500		1,438,125	2,015,500	269,500	2,365,000	—
Martin J. Wygod	1,044,000	(3)	3,382,560	3,685,000	—	—	—
Roger C. Holstein	—		—	3,234,000	1,000,000	3,345,000	1,470,000

(1)	The value realized is calculated based on the amount by which the aggregate market price, on the date of exercise, of the Parent shares received exceeded the aggregate exercise price paid, regardless of whether such shares were sold or retained by the option holder on that date.

(2)	The value of unexercised in-the-money Parent options is calculated based on the closing market price per share of our Parent’s common stock as of December 31, 2004, which was $8.16, net of the applicable option exercise price per share.

(3)	Mr. Wygod has retained, through the date of this prospectus, ownership of the shares acquired on exercise.
Compensation Arrangements with Named Executive Officers
      The following summaries of the compensation arrangements with our named executive officers are qualified in their entirety by reference to the arrangements themselves, copies of which are filed as exhibits to this registration statement.

Arrangements with Wayne T. Gattinella
      We are a party to an employment agreement with Wayne Gattinella, who serves as our CEO and President. The following is a description of Mr. Gattinella’s employment agreement:

•	Mr. Gattinella currently receives an annual base salary of $560,000 and will be eligible to earn a bonus of up to 100% of his base salary. Achievement of 50% of that bonus will be based upon our attainment of corporate financial and strategic goals to be established by our Compensation Committee, with the financial goals generally related to revenue and/or other measures of operating results. Achievement of the remaining 50% will be based on performance goals that have not yet been established. However, our Compensation Committee will have the discretion to adjust goals or to approve bonuses even, if the stated goals are not attained, if it believes that the performance of Mr. Gattinella so warrants.

•	In the event this initial public offering is consummated, we would recommend to our Compensation Committee that, upon consummation, Mr. Gattinella be granted 100,000 shares of our restricted Class A common stock and nonqualified options to purchase 400,000 shares of our Class A common stock, such numbers subject to adjustment, up or down, to the extent our capitalization is more or less than 100,000,000 shares. The per share exercise price of the options would be the initial public offering price. The restricted stock and options would vest in equal installments over four years upon each anniversary of the grant date.

•	In the event of a “change of control” (as described below), the unvested portion of the options to purchase our Class A common stock would continue to vest until the later of (1) two years from the date of grant and (2) the next scheduled vesting date following the change of control. The continued vesting applies only if Mr. Gattinella remains employed until six months following such change of control or is terminated by our successor without “cause” (as described below) or he resigns for “good reason” (as described below) during such six-month period.

•	In the event of the termination of Mr. Gattinella’s employment, prior to April 30, 2009, by us “without cause” or by Mr. Gattinella for “good reason” he would be entitled to continue to receive his base salary for one year from the date of termination and to receive healthcare coverage until the earlier of one year following his termination and the date upon which he receives comparable coverage under another plan. In addition, the unvested portion of the option to purchase 600,000 shares of our Parent’s common stock granted to Mr. Gattinella at the inception of his employment would remain outstanding and continue to vest as if he remained in our employ until the first anniversary of the date of termination. In the event that a termination of Mr. Gattinella’s employment by us “without cause” or by Mr. Gattinella for “good reason” occurs before the fourth anniversary of the grant of the options to purchase our Class A common stock, 25% of such options would continue to vest through the next vesting date following the date of termination.

•	For purposes of the employment agreement: (a) a “change of control” would occur when: (i) a person, entity or group acquires more than 50% of the voting power of our company, (ii) there is a reorganization, merger or consolidation or sale involving all or substantially all of our company’s assets, or (iii) there is a complete liquidation or dissolution of our company; (b) “cause” includes a (i) continued willful failure to perform duties after 30 days written notice, (ii) willful misconduct or violence or threat of violence that would harm our company, (iii) a material breach of our company’s policies, the employment agreement, or the Trade Secret and Proprietary Information Agreement (as described below), that remains unremedied after 30 days written notice, or (iv) conviction of a felony in respect of a dishonest or fraudulent act or other crime of moral turpitude; and (c) “good reason” includes any of the following conditions or events remaining in effect after 30 days written notice: (i) a reduction in base salary, (ii) a material reduction in authority, or (iii) any material breach of the employment agreement by our company.
      Mr. Gattinella is also a party to a related Trade Secret and Proprietary Information Agreement that contains confidentiality obligations that survive indefinitely. The agreement also includes non-solicitation provisions that prohibit Mr. Gattinella from hiring our employees or soliciting any of our clients or customers that he had a relationship with during the time he was employed by us, and non-competition provisions that prohibit Mr. Gattinella from being involved in a business that competes with our business. The non-solicitation and non-competition obligations end on the first anniversary of the date his employment has ceased. The agreement is governed by the laws of the State of New York.
      Arrangements with Anthony Vuolo
      Anthony Vuolo, who serves as our Executive Vice President, Chief Financial Officer, is currently party to an employment agreement with our Parent. Mr. Vuolo’s employment agreement has been amended and restated, effective as of the effectiveness of this initial public offering, and assumed by us. The following is a description of Mr. Vuolo’s amended and restated employment agreement:

•	Mr. Vuolo currently receives an annual base salary of $450,000 and will be eligible to earn a bonus of up to 100% of his base salary. Achievement of 50% of that bonus will be based upon our attainment of corporate financial and strategic goals to be established by our Compensation Committee in consultation with Mr. Vuolo. Achievement of the remaining 50% will be determined in the discretion of our Compensation Committee, or in the discretion of our Parent’s Compensation Committee with respect to services rendered by Mr. Vuolo to our Parent.

•	In the event this initial public offering is consummated, we would recommend to our Compensation Committee that, upon consummation, Mr. Vuolo will be granted 80,000 restricted shares of our Class A common stock, and nonqualified options to purchase 320,000 shares of our Class A common stock, such numbers subject to adjustment, up or down, to the extent our capitalization is more or less than 100,000,000 shares. The per share exercise price of the options would be the initial public offering price. Subject to Mr. Vuolo’s continued employment with us, the restricted stock and options would vest in equal installments over four years, beginning on the first anniversary of the grant date.

•	In the event of the termination of Mr. Vuolo’s employment due to his death or disability, by us without “cause” (as described below), or by Mr. Vuolo for “good reason” (as described below), or as a result of our failure to renew his employment agreement, he would be entitled to: (i) continuation of his base salary for a period of eighteen months following the date of termination; (ii) any unpaid bonus for the year preceding the year in which the termination of employment occurs, as well as payment for bonuses for the eighteen-month period following the date of termination calculated using the bonus paid for the year prior to the year of termination; and (iii) continued participation in our welfare benefit plans for thirty-six months or if earlier, until he is eligible for comparable benefits. In addition, all vested options to purchase our Parent’s stock granted to Mr. Vuolo (other than the option granted March 17, 2004) would remain exercisable as if he remained in our Parent’s employ through the expiration date specified in each applicable stock option agreement. Further, 25% of the stock options granted in connection with this initial public offering would continue to vest through the next vesting date following the date of termination; provided that if the event triggering “good reason” is a “change in control” (as described below) then this option would be treated as set forth below. Mr. Vuolo’s receipt of these severance benefits is subject to his continued compliance with applicable restrictive covenants.

•	The employment agreement also provides that in the event of a change in control of our company prior to the second anniversary of the date of grant of the stock option granted in connection with this initial public offering, as long as Mr. Vuolo remains employed for at least 6 months after the change in control (or is terminated without cause or resigns for good reason), then such option will continue to vest through the second anniversary of the date of grant of the stock option (i.e., 50% vested) whether or not Mr. Vuolo remains employed by us on the vesting date(s). In the event of a change in control of our company on or after the second anniversary, but prior to the fourth anniversary, of the date of grant of the stock option granted in connection with this initial public offering, as long as Mr. Vuolo remains employed for at least 6 months after the change in control (or is terminated without cause or resigns for good reason), then such option will vest through the next vesting date, whether or not Mr. Vuolo remains employed by us on such vesting date.

•	The employment agreement provides that in the event of a transaction whereby we are no longer a subsidiary of our Parent and as a result Mr. Vuolo is no longer providing services to our Parent, then all options to purchase our Parent’s stock granted to Mr. Vuolo will be treated as if his employment was terminated without “cause.”

•	For purposes of the employment agreement: (a) a “change in control” would occur when: (i) any person, entity, or group acquires at least 50% of the voting power of us or our Parent, (ii) there is a sale or all or substantially all of our or our Parent’s assets in a transactions where our current Parent’s stockholders do not receive a majority of the voting power or equity interest in the acquiring entity or its controlling affiliates or (iii) a complete liquidation or dissolution of us or our Parent occurs; provided that in the case of (i) or (ii), he remains employed by the successor following the change in control; (b) “cause” includes (i) a material breach of his employment agreement that remains unremedied after 30 days written notice, or (ii) conviction of a felony; and (c) “good reason” includes (i) a material reduction in his title or responsibilities, (ii) the requirement to report to anyone other than our CEO, (iii) a reduction in his base salary or material fringe benefits, (iv) a material breach by us of his employment agreement, (v) relocation of his place of work outside Manhattan, New York, unless it is within 25 miles of his current residence, or (vi) the date that is six months following a “change in control” of us or our Parent (so long as we are a subsidiary of our Parent at the time of a Parent “change in control”).

•	The employment agreement contains confidentiality obligations that survive indefinitely and non-solicitation and non-competition obligations that end on the second anniversary of the date employment has ceased. The employment agreement is governed by the laws of the State of New York.

•	The employment agreement contains a tax gross-up provision relating to any excise tax that Mr. Vuolo incurs by reason of his receipt of any payment that constitutes an excess parachute payment as defined in Section 280G of the Internal Revenue Code. Any excess parachute and related gross-up payments made to Mr. Vuolo will not be deductible for federal income tax purposes.

      Arrangements with Nan-Kirsten Forte
      Nan-Kirsten Forte, who serves as our Executive Vice President — Consumer Services, was a party to an employment agreement with our Parent. In July, 2005, we entered into an employment agreement with Ms. Forte that amends and supersedes her agreement with our Parent effective as of the effective date of this offering. The following is a description of Ms. Forte’s employment agreement with us, as amended:

•	Ms. Forte receives an annual base salary of $352,500 and is entitled to receive an annual bonus with a target of 35% of base salary to be determined by our Compensation Committee.

•	In the event this initial public offering is consummated, we would recommend to our Compensation Committee that, upon consummation, Ms. Forte be granted 50,000 restricted shares of our Class A common stock, and nonqualified options to purchase 200,000 shares of our Class A common stock, such numbers subject to adjustment, up or down, to the extent our capitalization is more or less than 100,000,000 shares. The per share exercise price of the options would be the initial public offering price. Subject to Ms. Forte’s continued employment with us, the restricted stock and options would vest in equal installments over four years, beginning on the first anniversary of the grant date.

•	In the event of the termination of Ms. Forte’s employment by us without “cause” or by Ms. Forte for “good reason” (as those terms are defined in Ms. Forte’s employment agreement, which are generally comparable to the definitions of these terms in Mr. Gattinella’s employment agreement) prior to the fourth anniversary of the effective date of the agreement, then she would be entitled to continue to receive her base salary for one year following her termination, and to receive health coverage until the earlier of one year following her termination and the date upon which she receives comparable coverage under another plan. In addition, 25% of the stock options granted in connection with this initial public offering would continue to vest through the next vesting date following the date of termination. Ms. Forte’s receipt of these severance benefits is subject to her execution of a release of claims against us and continued compliance with applicable restrictive covenants.

•	In connection with Ms. Forte’s entering into the amended employment agreement, she has entered into a related agreement that contains confidentiality obligations that survive indefinitely. The agreement also includes non-solicitation provisions that prohibit her from hiring our employees or soliciting any of our clients or customers with whom she had a relationship during the time she was employed by us, and non-competition provisions that prohibit her from being involved in a business that competes with our business. The non-solicitation and non-competition obligations end on the first anniversary of the date her employment ceases. The agreement is governed by the laws of the State of New York.

Arrangements with Martin J. Wygod
      On August 3, 2005, our Parent amended and restated its original employment agreement, dated October 8, 2001, with Martin J. Wygod. Under the amended agreement, Mr. Wygod will continue to serve as the Chairman of the Board of our Parent and will also serve as the Chairman of the Board of our company. In these positions, Mr. Wygod focuses on the overall strategy, strategic relationships and transactions intended to create long-term value for stockholders. The following is a description of Mr. Wygod’s amended employment agreement:

•	The agreement provides for an employment period through August 3, 2010.

•	Under the agreement, Mr. Wygod will continue to receive an annual base salary of $1.26 million; provided that, in the event that this initial public offering of our company is consummated, his base salary will be reduced to $975,000 per year.

•	In the event that this initial public offering of our company is consummated, we would recommend to our Compensation Committee that Mr. Wygod be granted 100,000 shares of our restricted Class A common stock and a nonqualified option to purchase 400,000 shares of our Class A common stock on the date of this initial public offering, such numbers to be adjusted up or down, to the extent the capitalization of our company is more or less than 100,000,000 shares. The per share exercise price of the options would be the initial public offering price. Our company’s options would vest in equal installments over four years upon each anniversary of the grant date and the restrictions on our restricted stock would lapse in equal installments over four years on each anniversary of the grant date.

•	In the event that Mr. Wygod’s employment with our Parent is terminated by our Parent without “cause” (as described below) or by Mr. Wygod for “good reason” (as described below), Mr. Wygod would become a consultant for our Parent and would be entitled to receive his salary, at the rate then in effect, and continuation of benefits until the later of (i) two years following such termination or (ii) August 3, 2010. In addition, all options, or other forms of equity compensation, granted to Mr. Wygod by our Parent or any of our Parent’s affiliates (which would include our company) that have not vested prior to the date of termination would become vested as of the date of termination and, assuming there has not been a “change in control” (as described below) of our Parent or a “change in control” (as described below) of our company, would continue to be exercisable as long as he remains a consultant for our Parent (or longer if the plan or agreement expressly provided). In the event that Mr. Wygod’s employment is terminated due to death or disability, he or his estate would receive the same benefits as described above.

•	The employment agreement provides that in the event there is a “change in control” (as described below) of our Parent, all outstanding options and other forms of equity compensation (including equity compensation granted by us) would become immediately vested on the date of the change in control of our Parent and, if following the change in control, Mr. Wygod’s employment with our Parent terminates for any reason other than cause, they would continue to be exercisable until the tenth anniversary of the applicable date of grant. A “change in control” of our Parent is also an event that constitutes “good reason” for purposes of a termination of employment with our Parent by Mr. Wygod. In the event there is a “change in control” of our company, any portion of Mr. Wygod’s equity that relates to our company will fully vest and become exercisable on the date of such event, and if following such event, Mr. Wygod’s engagement with us is terminated for any reason other than cause, such equity will remain outstanding until the expiration of its original term.

•	For purposes of the employment agreement: (a) “cause” would include a final court adjudication that Mr. Wygod (i) committed fraud or a felony directed against our company relating to his employment, or (ii) materially breached any of the material terms of the employment agreement; (b) “good reason”, for the purposes of a termination of Mr. Wygod’s engagement with our Parent, would include the following conditions or events: (i) a material reduction in title or responsibility that remains in effect for 30 days after written notice, (ii) a final court adjudication that we materially breached any material provision of the employment agreement, (iii) failure to serve on our Parent’s Board or Executive Committee of our Parent’s Board, or (iv) the occurrence of a “change in control” of our Parent; and (c) a “change in control” of our company would occur when: (i) a person entity or group acquires more than 50% of the voting power of our voting securities, (ii) our current directors (or directors elected by, or on the recommendation of, our current directors) cease to constitute at least a majority of our Board, (iii) there is consummated a merger or consolidation of our company with any other corporation, other than a merger or consolidation (x) where our voting securities continue to represent more than 50% of the voting securities of the surviving entity or (y) effected to implement a recapitalization where no person becomes the beneficial owner of more than 50% of the combined voting power of our voting securities, (iv) there is a sale or disposition of all or substantially all of our assets to another entity that is not at least 50% controlled by our stockholders, or (v) we adopt a plan of complete liquidation. For purposes of the definition of “change in control,” as applied to our company, no public offering, split-off or other divestiture of us by our Parent will constitute a change in control of our company. The terms of the “change in control” definition applicable to our Parent are substantially the same as the terms of the “change in control” definition applicable to our company.

•	In the event Mr. Wygod terminates his engagement with us for “good reason” (as described in the following sentence) any portion of equity that relates to our company will fully vest and become exercisable on the date his engagement terminates and will remain exercisable for the period beginning on such date and ending on the later of two years following such termination or August 3, 2010. For the purposes of a termination of Mr. Wygod’s engagement with our company by him for “good reason,” “good reason” is defined as a material reduction in Mr. Wygod’s title or responsibilities as Chairman of the Board of our company.

•	In the event that Mr. Wygod’s employment with our Parent is terminated for any reason, but he remains Chairman of the Board of our company, we will have no obligation to pay a salary to Mr. Wygod.

•	The employment agreement contains confidentiality obligations that survive indefinitely and non-solicitation and non-competition obligations that continue until the second anniversary of the date his employment has ceased.

      Letter Agreement with Roger C. Holstein
      Roger C. Holstein resigned, effective April 27, 2005, from all his positions with our Parent and its subsidiaries. In connection with the resignation, Mr. Holstein and our Parent entered into a letter agreement, dated as of April 27, 2005. Under the letter agreement, and subject to its terms and conditions:

•	Mr. Holstein will continue to receive his annual base salary of $660,000 until October 27, 2007, provided that the base salary for the first six months will be paid to Mr. Holstein in a lump sum at the end of such six-month period in accordance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, except to the extent any future guidance issued by the Internal Revenue Service under Section 409A does not subject such payments to Section 409A.

•	Mr. Holstein will generally continue to participate in our Parent’s welfare benefit plans until the earlier of October 27, 2007 and the date upon which he receives comparable coverage with a subsequent employer.

•	The options to purchase our Parent’s common stock granted to Mr. Holstein will remain outstanding and continue to vest, and will otherwise be treated as if Mr. Holstein remained employed by our Parent through April 27, 2007.
      The letter agreement contains confidentiality obligations that survive indefinitely and non-solicitation and non-competition obligations that end on April 27, 2007.
Employment Agreement with David Gang
      We are party to an employment agreement, amended as of July 13, 2005, with David Gang, who serves as our Executive Vice President — Product and Programming and Chief Technology Officer. The following is a description of Mr. Gang’s amended employment agreement:

•	Mr. Gang will receive an annual base salary of $450,000 and will be eligible to earn a bonus of up to 100% of his base salary. Achievement of 50% of that bonus will be based upon our attainment of corporate financial and strategic goals to be established by our Compensation Committee, with the financial goals generally related to revenue and/or other measures of operating results. Achievement of the remaining 50% will be based on performance goals that have not yet been established.

•	Mr. Gang has received a signing bonus of $500,000 and will be entitled to a reimbursement of relocation expenses.

•	Mr. Gang was granted, on the first day of his employment, options to purchase 400,000 shares of our Parent’s common stock. The exercise price is the closing price of the common stock of our Parent on such date. The options will vest in equal annual installments over four years upon each anniversary of the grant date. In the event we cease to be a subsidiary of our Parent, the unvested portion of the options would terminate while the vested portion would remain outstanding in accordance with its terms. If such an event occurs within the first twelve months from the grant date, the unvested portion would continue to vest through the first scheduled vesting date.

•	Mr. Gang also received 100,000 shares of restricted common stock of our Parent on the first day of his employment. The restricted stock will vest in equal annual installments over four years upon each anniversary of the grant date. In the event we cease to be a subsidiary of our Parent, the restricted stock not yet vested at that time would be forfeited.

•	In the event this initial public offering is consummated, we would recommend to our Compensation Committee that, upon consummation, Mr. Gang be granted 80,000 shares of our restricted Class A common stock and nonqualified options to purchase 320,000 shares of our Class A common stock, such numbers subject to adjustment, up or down, to the extent our capitalization is more or less than 100,000,000 shares. The per share exercise price of the options would be the initial public offering price. The restricted stock and options would vest in equal installments over four years upon each anniversary of the grant date.

•	In the event of a “change of control,” which has the same definition as in the employment agreement with Mr. Gattinella, the unvested portion of the options to purchase our Class A common stock would continue to vest until the later of (1) two years from the date of grant and (2) the next scheduled vesting date following the change of control. The continued vesting applies only if Mr. Gang remains employed until six months following such change of control or is terminated by our successor without “cause,” which has the same definition as in the employment agreement with Mr. Gattinella, or he resigns for “good reason,” which has the same definition as in the employment agreement with Mr. Gattinella, during such six-month period.

•	In the event of the termination of Mr. Gang’s employment, prior to the fourth anniversary of the start date, by us “without cause” or by Mr. Gang for “good reason” (as those terms are defined in Mr. Gang’s employment agreement, which are generally comparable to the definitions of these terms in Mr. Gattinella’s employment agreement) he would be entitled to continue to receive his base salary for one year from the date of termination and to receive health coverage until the earlier of one year following his termination and the date upon which he receives comparable coverage under another plan. In the event that a termination of Mr. Gang’s employment by us “without cause” or by Mr. Gang for “good reason” occurs before the fourth anniversary of Mr. Gang’s start date, 25% of the options to purchase our Class A common stock described above described above would continue to vest through the next vesting date following the date of termination.

      In connection with Mr. Gang’s employment with us, he has entered into a related agreement that contains confidentiality obligations that survive indefinitely. The agreement also includes non-solicitation provisions that prohibit Mr. Gang from hiring our employees or soliciting any of our clients or customers that he had a relationship with during the time he was employed by us, and non-competition provisions that prohibit Mr. Gang from being involved in a business that competes with our business. The non-solicitation and non-competition obligations end on the first anniversary of the date employment has ceased. The agreement is governed by the laws of the State of New York.
2005 Long-Term Incentive Plan
      Prior to the completion of this offering, we intend to adopt, and have our Parent approve, our 2005 Long-Term Incentive Plan. Set forth below is a summary of the principal features of the 2005 Long-Term Incentive Plan, which will be subject in its entirety to the text of the Plan.
      This offering will not affect the options and other equity awards granted to our officers, employees and directors under our Parent’s equity plans that are currently outstanding.
     General
      The purpose of the 2005 Long-Term Incentive Plan will be to promote our success by linking the personal interests of our or our Parent’s employees, officers, directors and consultants to those of our stockholders, and by providing participants with an incentive for outstanding performance. The 2005 Long-Term Incentive Plan will authorize the granting of awards in any of the following forms:

•	options to purchase shares of our Class A common stock, which may be incentive stock options or non-qualified stock options;

•	stock appreciation rights;

•	performance shares;

•	restricted stock;

•	restricted stock units;

•	dividend equivalents;

•	other stock-based awards;

•	any other right or interest relating to our Class A common stock; or

•	cash.

Share Limits
      An aggregate of                      shares of our Class A common stock will be available for issuance under the 2005 Long-Term Incentive Plan.
      The maximum number of shares of our Class A common stock with respect to one or more options, stock appreciation rights or combination of options and stock appreciation rights that may be granted during any one calendar year under the 2005 Long-Term Incentive Plan to any one person will be                      , except that that limit may be increased by                     for awards made in connection with a person’s initial hiring.
      The maximum fair market value of any awards, other than options and stock appreciation rights, that may be received by a participant, less any consideration paid by the participant for such award, during any one calendar year under the 2005 Long-Term Incentive Plan will be $          .

Administration
      The 2005 Long-Term Incentive Plan will be administered for a period of time by our Parent’s Compensation Committee and after that by the Compensation Committee of our Board of Directors. The Compensation Committee will have the authority to:

•	designate participants,

•	determine the type or types of awards to be granted to each participant and the number, terms and conditions of awards,

•	establish, adopt or revise any rules and regulations as it may deem advisable to administer the 2005 Long-Term Incentive Plan, and

•	make all other decisions and determinations that may be required under the 2005 Long-Term Incentive Plan.
      Subject to certain limitations, the Compensation Committee will be permitted to delegate to certain designated executive officers some of its authority under the Long-Term Incentive Plan with respect to awards granted to employees who are not executive officers of our company.

Stock Options
      The Compensation Committee will be authorized under the 2005 Long-Term Incentive Plan to grant options, which may be incentive stock options or non-qualified stock options. All options will be evidenced by a written award agreement between us and the participant, which will include any provisions specified by the Compensation Committee. The exercise price of an option may not be less than the fair market value of our Class A common stock on the date of grant. The terms of an incentive stock option must meet the requirements of Section 422 of the Internal Revenue Code.

Stock Appreciation Rights
      The Compensation Committee may also grant stock appreciation rights. Upon the exercise of a stock appreciation right, the holder will have the right to receive the excess, if any, of the fair market value of one share of our Class A common stock on the date of exercise, over the grant price of the stock appreciation right as determined by the Compensation Committee, which will not be less than the fair market value of one share of our Class A common stock on the date of grant. All awards of stock appreciation rights will be evidenced by an award agreement reflecting the terms, methods of exercise, methods of settlement, form of consideration payable in settlement, and any other terms and conditions of the stock appreciation right, as determined by the Compensation Committee at the time of grant.

Performance Shares
      The Compensation Committee may grant performance shares to participants on terms and conditions as may be selected by the Compensation Committee. The Compensation Committee will have the complete discretion to determine the number of performance shares granted to each participant and to set performance goals and other terms or conditions to payment of the performance shares in its discretion which, depending on the extent to which they are met, will determine the number and value of performance shares that will be paid to the participant.

Restricted Stock Awards
      The Compensation Committee may make awards of restricted Class A common stock to participants, which will be subject to restrictions on transferability and other restrictions as the Compensation Committee may impose, including, without limitation, limitations on the right to vote restricted stock or the right to receive dividends, if any, on the restricted stock. These awards may be subject to forfeiture upon termination of employment or upon a failure to satisfy performance goals during the applicable restriction period.

Dividend Equivalents
      The Compensation Committee will be authorized to grant dividend equivalents to participants subject to terms and conditions as may be selected by the Compensation Committee. Dividend equivalents will entitle the participant to receive payments equal to dividends with respect to all or a portion of the number of shares of our Class A common stock subject to an award.

Annual Awards to Non-Employee Directors
      The 2005 Long-Term Incentive Plan will provide for an automatic grant on January 1 of each year of options to purchase                      shares of our Class A common stock to each member of our Board on that date who is not an employee. These options will have an exercise price equal to the fair market value of our Class A common stock on the date of grant and will vest as to 25% of the underlying shares on the first anniversary of the date of grant and monthly thereafter for a period of three years. These options will expire, to the extent not previously exercised, ten years after the date of grant.

Other Stock-Based Awards
      The Compensation Committee may, subject to limitations under applicable law, grant other awards that are payable in or valued relative to shares of our Class A common stock as will be deemed by the Compensation Committee to be consistent with the purposes of the 2005 Long-Term Incentive Plan, including without limitation shares of Class A common stock awarded purely as a bonus and not subject to any restrictions or conditions. The Compensation Committee will determine the terms and conditions of any other stock-based awards.

Performance Goals
      In order to preserve full deductibility under Section 162(m) of the Internal Revenue Code, the Compensation Committee may determine that any award will be determined solely on the basis of:

•	the achievement by us or one of our subsidiaries, of a specified target return, or target growth in return, on equity or assets;

•	total stockholder return, described as our stock price appreciation plus reinvested dividends, relative to a defined comparison group or target over a specific performance period;

•	our stock price;

•	the achievement by an individual, us or a business unit, or one of our subsidiaries, of a specified target, or target growth in, revenues, net income, earnings per share, EBIT or EBITDA; or

•	any combination of the above.
      If an award is made on this basis, the Compensation Committee must establish goals prior to the beginning of the period for which the performance goal relates, or by a later date as may be permitted under applicable tax regulations, and the Compensation Committee may for any reason reduce, but not increase, any award, notwithstanding the achievement of a specified goal. Any payment of an award granted with performance goals will be conditioned on the written certification of the Compensation Committee in each case that the performance goals and any other material conditions were satisfied.

Limitation on Transfer and Beneficiaries
      No award under the 2005 Long-Term Incentive Plan will be assignable or transferable other than by will or the laws of descent and distribution or, except in the case of an incentive stock option, pursuant to a qualified domestic relations order. However, the Compensation Committee may permit other transfers if it deems appropriate.

Acceleration upon Certain Events
      Upon the participant’s death or termination of employment as a result of disability, all outstanding options, stock appreciation rights, and other awards in the nature of rights that may be exercised will become fully exercisable and all restrictions on outstanding awards will lapse. Any options or stock appreciation rights will thereafter continue or lapse in accordance with the other provisions of the 2005 Long-Term Incentive Plan and the award agreement. In addition, the Compensation Committee may at any time in its discretion declare any or all awards to be fully or partially vested and exercisable. The Compensation Committee may discriminate among participants or among awards in exercising such discretion.

Termination and Amendment
      The Compensation Committee will have the right at any time to amend or terminate the 2005 Long-Term Incentive Plan without stockholder approval, but it may condition any amendment on the approval of our stockholders if such approval will be necessary or advisable under tax, securities, stock exchange or other applicable laws, policies or regulations. The Compensation Committee will have the right to amend or terminate any outstanding award without approval of the participant, but an amendment or termination may not, without the participant’s consent, reduce or diminish the value of the award determined as if it had been exercised, vested, cashed in or otherwise settled on the date of the amendment or termination, and the original term of any option may not be extended.

Federal Income Tax Information
      The following discussion is a summary of the federal income tax consequences relating to the grant and exercise of awards under the 2005 Long-Term Incentive Plan and the subsequent sale of common stock that will be acquired under this Plan. The tax effect of exercising awards may vary depending upon the particular circumstances, and the income tax laws and regulations change frequently.
      Nonqualified Stock Options. There will be no federal income tax consequences to a participant or to us upon the grant of a nonqualified stock option. When the participant exercises a nonqualified option, however, he will realize ordinary income in an amount equal to the excess of the fair market value of the option shares that he receives upon exercise of the option at the time of exercise over the exercise price, and we will be allowed a corresponding deduction, subject to any applicable limitations under Section 162(m) of the Internal Revenue Code. Any gain that a participant realizes when the participant later sells or disposes of the option shares will be short-term or long-term capital gain, depending on how long the participant held the shares.
      Incentive Stock Options. There typically will be no federal income tax consequences to a participant or to us upon the grant or exercise of an incentive stock option. If the participant holds the option shares for the required holding period of at least two years after the date the option was granted or one year after exercise of the option, the difference between the exercise price and the amount realized upon sale or disposition of the option shares will be long-term capital gain or loss, and we will not be entitled to a federal income tax deduction. If the participant disposes of the option shares in a sale, exchange, or other disqualifying disposition before the required holding period ends, he will realize taxable ordinary income in an amount equal to the excess of the fair market value of the option shares at the time of exercise over the exercise price, and we will be allowed a federal income tax deduction equal to such amount, subject to any applicable limitations under Section 162(m) of the Internal Revenue Code. While the exercise of an incentive stock option does not result in current taxable income, the excess of the fair market value of the option shares at the time of exercise over the exercise price will be an item of adjustment for purposes of determining the participant’s alternative minimum tax.
      Stock Appreciation Rights. The participant will not recognize income, and we will not be allowed a tax deduction, at the time a stock appreciation right is granted. When the participant exercises the stock appreciation right, the fair market value of any shares of common stock received will be taxable as ordinary income, and we will be allowed a federal income tax deduction equal to such amount, subject to any applicable limitations under Section 162(m) of the Internal Revenue Code.
      Restricted Stock. Unless a participant makes an election to accelerate recognition of the income to the date of grant as described below, the participant will not recognize income, and we will not be allowed a tax deduction, at the time a restricted stock award is granted. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the common stock as of that date, less any amount he paid for the stock, and we will be allowed a corresponding tax deduction at that time, subject to any applicable limitations under Section 162(m) of the Internal Revenue Code. If the participant files an election under Section 83(b) of the Internal Revenue Code within 30 days after the date of grant of the restricted stock, he will recognize ordinary income as of the date of grant equal to the fair market value of the stock as of that date, less any amount a participant paid for the stock, and we will be allowed a corresponding tax deduction at that time, subject to any applicable limitations under Section 162(m) of the Internal Revenue Code. Any future appreciation in the stock will be taxable to the participant at capital gains rates. However, if the stock is later forfeited, such participant will not be able to recover the tax previously paid pursuant to his Section 83(b) election.
      Performance Shares. A participant will not recognize income, and we will not be allowed a tax deduction, at the time performance shares are granted. When the participant receives payment under the performance shares, the amount of cash and the fair market value of any shares of stock received will be ordinary income to the participant, and we will be allowed a corresponding tax deduction at that time, subject to any applicable limitations under Section 162(m) of the Internal Revenue Code.

      The named executive officers have been granted options to purchase shares of our Parent’s common stock pursuant to our Parent’s stock option plans. See “Management — Executive Compensation.” Our Parent’s option plans are administered by a stock option committee of our Parent, and contain terms and conditions, which are substantially similar to the terms of our 2005 Long-Term Incentive Plan. Subject to the terms and conditions of our Parent’s stock option plans, our Parent’s options will continue to vest and remain outstanding so long as the respective named executive officer remains in the employ of our company and so long as our company remains a subsidiary of our Parent for the purpose of the applicable plan.

New Benefit Plan Table
      Upon consummation of this offering, we will grant                      restricted shares of our Class A common stock and options under our 2005 Long-Term Incentive Plan to purchase                      shares of our Class A common stock, including the grants to individuals listed in the table below. The exercise price of these options will be the initial public offering price in the offering. These options and restricted shares will vest at the rate of           % per year on each of the first through                      anniversaries of the date of grant.

Name	Number of Options	Number of Restricted Shares

Wayne T. Gattinella
Nan Kristen-Forte
Anthony Vuolo
Martin J. Wygod
All current executive officers as a group
All current directors who are not executive officers, as a group
All employees, including current officers, but excluding directors and executive officers, as a group

Compensation of Non-Employee Directors
      Compensation of our non-employee directors will be determined, from time to time, by our Board’s Compensation Committee. Based on recommendations of the Compensation Committee of our Parent’s Board, we expect that, initially, our non-employee directors will each receive an annual retainer of $          . The following additional annual retainers are expected to be paid to non-employee directors for service on standing committees:

•	Audit Committee —

•	Compensation and Nominating Committees —

•	Governance & Compliance Committee — ; and

•	Related Parties Committee — .
      The following additional annual retainers are expected to be paid to the chairpersons of each standing committee for their services as chairperson:

•	Compensation Committee, Nominating Committee and Related Parties Committee — ; and

•	Audit Committee and Governance & Compliance Committee — .
      We expect that our non-employee directors will not receive per meeting fees for service on the Board or any of our Board’s standing committees, but they are entitled to reimbursement for all reasonable out-of-pocket expenses incurred in connection with their attendance at Board and Board committee meetings.
      Our non-employee directors are eligible to receive options to purchase our common stock under our 2005 Long-Term Incentive Plan. An initial grant of                      stock options, at initial public offering price

per share, has been approved by our Parent and the Compensation Committee of our Parent’s Board. In addition, all non-employee directors receive stock options pursuant to automatic annual grants of stock options under our 2005 Long-Term Incentive Plan made specified dates.
Stock Ownership of Directors and Executive Officers
      All of our common stock is currently owned by our Parent, and thus none of our executive officers or directors currently own shares of our common stock. The following table sets forth the common stock and options of our Parent to purchase common stock of our Parent held by our directors, the named executive officers and all of our directors and executive officers as a group, as of August 5, 2005. Except as otherwise noted, the individual director or executive officer (including his or her family members) had sole voting and investment power with respect to the common stock of our Parent.

	Amount and Nature of
	Beneficial
Name	Ownership(1)(2)		Percentage Owned(1)

Wayne T. Gattinella	632,868	(3)	*
Nan-Kirsten Forte	789,755	(4)	*
Anthony Vuolo	1,842,512	(5)	*
Martin J. Wygod	12,327,395	(6)	3.5%
Roger C. Holstein	2,493,775	(7)	*
All directors and executive officers as a group	17,094,252		4.8%

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options that are exercisable or will become exercisable within 60 days of August 5, 2005 into shares of the common stock of our Parent are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of the person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)	The amounts set forth above include 236 shares allocated to each of Messrs. Gattinella, Vuolo, Wygod and Holstein and to Ms. Forte pursuant to the WebMD Corporation Performance Incentive Plan, a retirement plan intended to be qualified under Section 401(a) of the Internal Revenue Code (which we refer to in this table as PIP Shares). The amount set forth above for “All executive officers and directors as a group” includes an aggregate of 1,416 PIP Shares. Performance Incentive Plan participants do not have dispositive power with respect to PIP Shares (including vested PIP Shares) until the shares are distributed in accordance with the terms of the Plan. Participants will forfeit all rights with respect to unvested PIP Shares if they leave our Parent for any reason other than death or disability. Generally, one-third of the number of PIP Shares allocated to each participant vests on each December 31 following the allocation. Messrs. Gattinella and Vuolo and Ms. Forte are beneficial owners of shares of common stock of our Parent subject to vesting requirements based on continued employment by our Parent (which we refer to as Restricted Stock) in the respective amounts stated in the footnotes below. Holders of Restricted Stock have voting power, but not dispositive power, with respect to unvested shares of Restricted Stock.

(3)	Represents 4,599 shares held by Mr. Gattinella, 236 PIP Shares and 25,000 shares of Restricted Stock and 603,033 shares of common stock subject to options of our Parent that are exercisable or will become exercisable within 60 days of August 5, 2005.

(4)	Represents 5,629 shares held by Ms. Forte, 236 PIP Shares, 16,667 shares of Restricted Stock and 767,223 shares of common stock subject to options of our Parent that are exercisable or will become exercisable within 60 days of August 5, 2005.

(5)	Represents 36,747 shares held by Mr. Vuolo, 586 shares held by Mr. Vuolo’s spouse, 1,610 shares allocated to Mr. Vuolo’s account under a 401(k) Plan, 236 PIP Shares, 25,000 shares of Restricted Stock and 1,778,333 shares of common stock subject to options of our Parent that are exercisable or will become exercisable within 60 days of August 5, 2005.

(6)	Represents 8,384,996 shares held by Mr. Wygod, 236 PIP Shares, 7,600 shares held by Mr. Wygod’s spouse, 161,332 shares held by SYNC, Inc., which is controlled by Mr. Wygod, 71,247 shares held by Synetic Foundation, Inc. (d/b/a WebMD Charitable Fund), a charitable foundation of which Mr. Wygod is a trustee and has voting and dispositive power, 16,984 shares held by the Rose Foundation, a private charitable foundation of which Mr. Wygod is a trustee and has voting and dispositive power and 3,685,000 shares of common stock subject to opinions of our Parent that are exercisable or will become exercisable within 60 days of August 5, 2005.

(7)	The amount in the table above includes 59,775 shares owned by Mr. Holstein as of his resignation date of April 27, 2005 and represents 58,582 shares held by Mr. Holstein, 957 shares allocated to Mr. Holstein’s account under a 401(k) Plan and 236 PIP Shares. The amount in the table also includes 2,434,000 shares of common stock subject to options of our Parent that are exercisable or will become exercisable within 60 days of August 5, 2005.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Our Relationship with Our Parent
      Our Parent’s business is comprised of four segments. WebMD Health will continue to be a segment of our Parent following this offering and will be included in our Parent’s consolidated financial statements. Our Parent’s Porex segment develops, manufactures and distributes proprietary porous plastic products and components used in healthcare, industrial and consumer applications. Porex is an international business with manufacturing operations in North America, Europe and Asia and customers in more than 65 countries. Porex revenue from continuing operations was $77.1 million in 2004 and $71.9 million in 2003. The remaining segments provide technology solutions and related services to healthcare industry participants in the United States as follows:

•	Our Parent’s Emdeon Practice Services segment develops and markets information technology systems for healthcare providers. Its systems and services are used by physician offices to automate their scheduling, billing and other administrative tasks, to transmit transactions electronically, to maintain electronic medical records and to automate documentation of patient encounters. Emdeon Practice Services revenue was $296.1 million in 2004 and $302.6 million in 2003.

•	Our Parent’s Emdeon Business Services segment provides healthcare reimbursement cycle management services for healthcare providers and transaction-related administrative services for healthcare payers, together with related technology solutions. Emdeon Business Services transmits transactions electronically between healthcare payers and providers and provides healthcare payers with transaction processing technology, decision support and data warehousing solutions, consulting services and outsourcing services. Its services for payers include conversion of paper claims to electronic ones and related document management services, as well as print-and-mail services for the distribution of checks, remittance advice and explanation of benefits. It also provides automated patient billing services to healthcare providers, including statement printing and mailing services. Emdeon Business Services revenue was $686.6 million in 2004 and $505.7 million in 2003.

Our Parent as Our Controlling Stockholder
      Immediately prior to this offering, our Parent will be our sole stockholder. Upon completion of this offering, our Parent will continue to own approximately      % (or approximately      % if the underwriters exercise in full their option to purchase additional shares of Class A common stock) of the outstanding shares of our common stock. These shares will represent approximately      % of the total voting power of our common stock (or approximately      % if the underwriters exercise in full their option to purchase additional shares of Class A common stock). For as long as our Parent continues to control more than 50% of the combined voting power of our common stock, our Parent will be able to direct the election of all the members of our Board of Directors and exercise a controlling influence over our business and affairs, including any determinations with respect to mergers or other business combinations involving our company, the acquisition or disposition of assets by our company, the incurrence of indebtedness by our company, the issuance of any additional common stock or other equity securities, and the payment of dividends with respect to our common stock. Similarly, our Parent will have the power to determine matters submitted to a vote of our stockholders without the consent of our other stockholders, will have the power to prevent a change in control of our company and will have the power to take other actions that might be favorable to our Parent.
      As of the date of this prospectus, our Parent has indicated that it has no current intention to sell or otherwise dispose of its Class B common stock. However, our Parent is not subject to any contractual obligation to retain its controlling interest, except that our Parent has agreed not to sell or otherwise dispose of any of our Class B common stock for a period of 180 days after the date of this prospectus without the prior written consent of the representatives of the underwriters. See “Underwriting.” As a result, we cannot assure you as to the period of time during which our Parent will maintain its ownership of the Class B common stock owned by it following this offering.

Agreements Between Us and Our Parent
      In the ordinary course of our business, our Parent has provided us with various services, including payroll, accounting, human resources, business development, legal, tax, executive services and information processing and other similar services.
      This section describes the material provisions of agreements we will enter into with our Parent relating to this offering and our relationship with our Parent after this offering, including:

•	the services agreement;

•	the registration rights agreement;

•	the tax sharing agreement;

•	the release and indemnity agreement; and

•	the intellectual property license agreement.
      The description of the agreements is not complete and, with respect to each material agreement, is qualified by reference to the terms of the agreement, each of which will be filed as an exhibit to the registration statement of which this prospectus is a part. We encourage you to read the full text of these material agreements. The prices and other terms of these agreements may be less favorable to us than those we could have obtained in arm’s-length negotiations with unaffiliated third parties for similar services or under similar agreements. These agreements have not yet been finalized, and their descriptions may change as a result.

Services Agreement
      We will enter into a services agreement with our Parent prior to the completion of this offering, pursuant to which our Parent will provide us with certain administrative services, including services relating to payroll, accounting, tax planning and compliance, employee benefit plans, legal matters and information processing. It is our Parent’s intention that, under the services agreement, our Parent will receive an amount that reasonably approximates its cost of providing services to us. Our Parent has agreed to make the services available to us for a term of up to 5 years. However, we will not be required, under the services agreement, to continue to obtain services from our Parent. In the event we wish to receive those services from a third party or provide them internally, we will have the option to terminate services, in whole or in part, at any time we choose to do so, generally by providing, with respect to the specified services or groups of services, 60 days’ notice and, in some cases, paying a termination fee of not more than $30,000 to cover costs of our Parent relating to the termination. For the anticipated financial terms of the services agreement, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Transactions with Our Parent.”

Registration Rights Agreement
      As of the completion of this offering, we will enter into a registration rights agreement with our Parent, which will require us upon the request of our Parent to use our reasonable best efforts to register under the applicable federal and state securities laws any of the shares of our equity securities of or owned by our Parent for sale in accordance with our Parent’s intended method of disposition, and will take such other actions as may be necessary to permit the sale in other jurisdictions, subject to specified limitations. Our Parent will also have the right to include the shares of our equity securities it beneficially owns in other registrations of these equity securities we initiate. Except for our legal and accounting fees and expenses, the registration rights agreement will provide that our Parent will generally pay all or its pro rata portion of out-of-pocket costs and expenses relating to each such registration that our Parent requests or in which our Parent participates. Subject to specified limitations, the registration rights will be assignable by our Parent and its assigns. The registration rights agreement will contain indemnification and contribution provisions that are customary in transactions similar to those contemplated by this prospectus.

Tax Sharing Agreement
      We will enter into a tax sharing agreement with our Parent that will become effective upon consummation of this offering. The tax sharing agreement will govern the respective rights, responsibilities, and obligations of our Parent and us with respect to tax liabilities and benefits, tax attributes, tax contests and other matters regarding taxes and related tax returns. The tax sharing agreement will not require our Parent or us to reimburse the other party to the extent of any net tax savings realized by our Parent or us, as the case may be, as a result of the utilization of the other party’s tax attributes, including net operating losses, during the period of consolidation. In addition, although as of the date of this prospectus our Parent does not intend or plan to undertake a split-off, spin-off or other similar transaction, we have agreed in the tax sharing agreement that we will not knowingly take or fail to take any action that could reasonably be expected to preclude our Parent’s ability to undertake a split-off or spin-off on a tax-free basis. We also have agreed that, in the event our Parent decides to undertake a split-off or spin-off of our capital stock to our Parent’s shareholders, we will enter into a new tax sharing agreement with our Parent that will set forth our respective rights, responsibilities and obligations with respect to any such split-off or spin-off.
      Beneficial ownership of at least 80% of the total voting power and value of our capital stock is required in order for our Parent to continue to include us in its consolidated group for federal income tax purposes. It is the present intention of our Parent to continue to file a single consolidated federal income tax return with its eligible subsidiaries. Each member of the consolidated group for federal income tax purposes will be jointly and severally liable for the federal income tax liability of each other member of the consolidated group. Accordingly, although the tax sharing agreement will allocate tax liabilities between us and our Parent during the period in which we are included in the consolidated group of our Parent, we could be liable for the federal income tax liability of any other member of the consolidated group in the event any such liability is incurred and not discharged by such other member. The tax sharing agreement will provide, however, that our Parent will indemnify us to the extent that, as a result of being a member of the consolidated group of our Parent, we become liable for the federal income tax liability of any other member of the consolidated group, other than our subsidiaries. Correspondingly, the tax sharing agreement will require us to indemnify our Parent and the other members of the consolidated group with respect to our federal income tax liability. Similar principles generally will apply for income tax purposes in many states.

Release and Indemnity Agreement
      As of the completion of this offering, we will enter into a release and indemnity agreement with our Parent under which we and our Parent will agree to indemnify each other and we and our Parent will agree to release each other with respect to some matters. We will agree to indemnify our Parent against liabilities arising from or based on:

•	the operations of our business;

•	any material untrue statements or omissions in this prospectus other than material untrue statements or omissions contained in or pertaining to information relating solely to our Parent; and

•	guarantees or undertakings made by our Parent to third parties in respect of our liabilities or obligations or those of our subsidiaries.
      Our Parent will agree to indemnify us against liabilities arising from or based on:

•	the operations of the business of our Parent;

•	any material untrue statements or omissions in this prospectus other than material untrue statements or omissions contained in or pertaining to information relating solely to us; and

•	the matters described under “Business — Legal Proceedings.”
      The agreement will contain provisions governing notice and indemnification procedures.

      In addition, the services agreement, the registration rights agreement, the tax matters agreement and the intellectual property license agreement referred to above will provide for indemnification between us and our Parent relating to the substance of such agreements.
Intellectual Property License Agreement
      The intellectual property license agreement governs certain rights, responsibilities, and obligations of our Parent and us with respect to the name “WebMD” and the related intellectual property that our Parent is currently using. Under the intellectual property license agreement, we will agree to license certain of our trademarks, trade names and service marks back to our Parent for a period of       months to allow our Parent to transition to its new name. Except as provided in the intellectual property license agreement, our Parent will be transferring any right it may have to the name “WebMD” and the related intellectual property to our company prior to the completion of this offering.
      In addition, we may enter into agreements governing other aspects of our relationship with our Parent.
Other
      Our Parent was reimbursed approximately $236,000 during 2004 and approximately $230,000 during 2003 by Martin J. Wygod, who we expect will serve as our Chairman of the Board, and by a corporation that he controls, for personal use of certain of our Parent’s staff and office facilities and for the personal portion of certain travel expenses.
      Affiliates of FMR Corp. provide services to our Parent in connection with certain of our Parent’s 401(k) plans. During 2004, the aggregate amount payable by our Parent for these services was approximately $43,800. During 2003, the aggregate amount payable by our Parent for these services was approximately $64,500. In 2004, we entered into an agreement with Fidelity Human Resources Services Company LLC (FHRS), an affiliate of FMR Corp. FHRS provides benefits and human resources administration, workforce effectiveness, payroll solutions and stockplan services to employers. The agreement provides for FHRS to integrate our employer product, Health and Benefits Manager, into the services FHRS provides to its clients. In addition, our Health and Benefits Manager has been rolled out to the Fidelity employee base. We recorded approximately $817,000 in revenue in 2004 related to the FHRS agreement.
PRINCIPAL SHAREHOLDERS
      All of our common stock outstanding prior to the completion of this offering is beneficially owned by our Parent. Upon completion of this offering, our Parent will beneficially own 100% of our issued and outstanding Class B common stock. These shares will represent approximately      % of the total voting power of our common stock (or approximately      % if the underwriters exercise in full their option to purchase additional shares of Class A common stock). After completion of this offering, our Parent will be able, acting alone, to elect our entire Board of Directors and to approve any action requiring stockholder approval. Except for our Parent, we are not aware of any person or group that will beneficially own more than 5% of our outstanding shares of common stock following this offering. None of our executive officers, directors or director nominees currently owns any shares of our common stock.

DESCRIPTION OF CAPITAL STOCK
General
      The following is a description of the material terms of our capital stock and the provisions of our amended and restated certificate of incorporation and amended and restated bylaws, each of which will be in effect prior to the completion of this offering. The following description is only a summary and is qualified by reference to (1) our amended and restated certificate of incorporation and amended and restated bylaws to be in effect upon the closing of this offering, forms of which are included as exhibits to the registration statement of which this prospectus is a part, and (2) applicable law.
      Our authorized capital stock will consist of 700 million shares of capital stock, of which:

•	500 million shares will be designated as Class A common stock, par value $.01 per share;

•	150 million shares will be designated as Class B common stock, par value $.01 per share; and

•	50 million shares will be shares of our preferred stock.
Common Stock
      Of the 650 million shares of common stock, 500 million will be designated as Class A common stock, and                      shares, or about           % of the equity voting power of our company, are being offered in connection with this offering, assuming that the underwriters do not exercise their option to purchase additional shares. Of the 150 million shares of common stock to be designated as Class B common stock,                 shares, or about           % of the equity voting power of our company, will be outstanding and held by our Parent upon consummation of this offering, assuming the underwriters do not exercise their option to purchase additional shares. Each of the Class A common stock and the Class B common stock constitutes a separate class of common stock under the General Corporation Law of the State of Delaware.

Voting rights
      Holders of Class A common stock and holders of Class B common stock will generally have identical rights, except:

•	holders of Class A common stock will be entitled to one vote per share with respect to each matter presented to our stockholders on which the holders of common stock are entitled to vote; and

•	holders of Class B common stock will be entitled to ten votes per share with respect to each matter presented to our stockholders on which the holders of common stock are entitled to vote.
The holders of Class A common stock and Class B common stock will not be entitled to cumulate their votes in the election of directors. Generally, all matters to be voted on by our stockholders will have to be approved by a majority of the votes entitled to be cast on the matter by all shares of our common stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any preferred stock. Except as otherwise provided by law or in our amended and restated certificate of incorporation, and subject to any voting rights granted to holders of any outstanding preferred stock, amendments to our amended and restated certificate of incorporation must be approved by a majority of the votes entitled to be cast by the holders of Class A common stock and Class B common stock, voting together as a single class. However, amendments to our amended and restated certificate of incorporation that would alter the powers, preferences or rights of a class of our common stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the class of common stock affected by the amendment, voting as a separate class. Any provision for the voluntary, mandatory and other conversion or exchange of the Class B common stock into or for Class A common stock on a one-for-one basis, whether by amendment to the certificate of incorporation or otherwise, is deemed not to adversely affect the rights of the Class A common stock or the Class B common stock. Any amendment to our amended and restated certificate of incorporation to increase or decrease the authorized shares of any class shall be approved by the affirmative vote of the holders of a majority of the votes entitled to be cast by our common stock, voting together as a single class, as well as by the affirmative vote of the holders of a majority of the votes entitled to be cast by such class, voting separately.

Dividend rights
      Holders of Class A common stock and Class B common stock will share equally on a per share basis in any dividend declared by our Board of Directors, subject to any preferential rights of any outstanding shares of preferred stock. Dividends payable in shares of common stock may be paid only as follows: (1) shares of Class A common stock may be paid only to holders of Class A common stock, and shares of Class B common stock may be paid only to holders of Class B common stock; and (2) the number of shares so paid will be equal on a per share basis with respect to each outstanding share of Class A common stock and Class B common stock.
      We may not reclassify, subdivide or combine shares of either class of common stock without at the same time proportionately reclassifying, subdividing or combining shares of the other class.

Conversion
      Each share of Class B common stock is convertible while held by our Parent at the option of our Parent into one share of Class A common stock. If our Class B common stock is distributed to security holders of our Parent in a transaction (including any distribution in exchange for shares of our Parent’s common stock or other securities) intended to qualify as a tax-free distribution pursuant to a split-off or spin-off under Section 355 of the U.S. Internal Revenue Code of 1986, as amended, or any corresponding provision of any successor statute, shares of our Class B common stock will no longer be convertible into shares of Class A common stock. Prior to such tax-free distribution, and other than pursuant to such distribution, any shares of Class B common stock transferred by our Parent to a person other than our Parent or any of its controlled subsidiaries (excluding us) will, upon such transfer, automatically be converted into a share of Class A common stock. All conversions will be effected on a share-for-share basis.

Liquidation rights
      If we are liquidated, dissolved or wound up, all holders of our common stock, regardless of class, will be entitled to a ratable share of any distribution to stockholders, after satisfaction of all of our liabilities and of the prior rights of any outstanding shares of our preferred stock.

Other matters
      No shares of any class of our common stock will be subject to redemption or sinking fund provisions or have preemptive rights to purchase additional shares of our common stock. The outstanding shares of our common stock are, and the shares of Class A common stock being offered to you will be, upon your payment, validly issued, fully paid and nonassessable.
Preferred Stock
      No shares of our preferred stock are outstanding as of the date of this prospectus. However, our Board of Directors will be empowered, without approval of our stockholders, subject to any requirements of any applicable national securities exchange or The Nasdaq National Market, to cause 50 million shares of our preferred stock to be issued from time to time in one or more series, with the numbers of shares of each series and the designations, preferences and relative, participating, optional, dividend and other special rights of the shares of each such series and the qualifications, limitations, restrictions, conditions and other characteristics thereof as fixed by our Board of Directors. Among the specific matters that may be determined by our Board of Directors are:

•	the designation of each series;

•	the number of shares of each series;

•	the rate of dividends, if any;

•	whether dividends, if any, shall be cumulative or noncumulative;

•	the terms of redemption, if any;

•	the rights of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;

•	rights and terms of conversion or exchange, if any;

•	restrictions on the issuance of shares of the same series or any other series, if any; and

•	voting rights, if any.
      Our Board of Directors will be able to, without stockholder approval, subject to any requirement of any applicable national securities exchange or The Nasdaq National Market, issue preferred stock with voting and other rights that could adversely affect all of the rights of the holders of Class A common stock and Class B common stock, including, but without limitation, their voting power. We have no present plans to issue any shares of preferred stock. The ability of our Board of Directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change in control of us or the removal of our existing management.
Section 203 of the General Corporation Law of the State of Delaware
      In general, Section 203 of the General Corporation Law of the State of Delaware prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless (with certain exceptions) the “business combination” or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status, did own) 15% or more of a corporation’s voting stock. We have expressly elected not to be subject to Section 203 of the General Corporation Law of the State of Delaware only for so long as our Parent remains an “interested stockholder” of our company.
Anti-Takeover Effects Of Our Amended and Restated Certificate Of Incorporation and Bylaws
      Provisions of the amended and restated certificate of incorporation and amended and restated bylaws, which provisions will be in effect prior to the consummation of this offering and are summarized in the following paragraphs, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders. The relevant portions of the amended and restated certificate of incorporation and amended and restated bylaws are designed to discourage certain types of transactions that may involve an actual or threatened change of control of our company, although they may have little significance while we are controlled by our Parent. These provisions are meant to encourage persons interested in acquiring control of our company to first consult with the Board of Directors to negotiate terms of a potential business combination or offer. Further, these provisions will protect against an unsolicited proposal for our takeover that may affect the long-term value of our stock or that may be otherwise unfair to our stockholders.
Board of Directors

Size of board and vacancies
      Our Board of Directors will be comprised of seven directors a majority of whom will be independent directors under applicable SEC rules and Nasdaq Stock Market listing standards. Our amended and restated certificate of incorporation provides that the number of directors on our Board of Directors will be fixed exclusively by our Board of Directors, subject to the rights of any preferred stock. Any vacancy on our Board of Directors resulting from death, resignation, disqualification, removal or other causes with respect to any director, and any newly created directorships resulting from any increase in the number of directors, may be filled only by the affirmative vote of a majority of the remaining directors. The limitation on filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, control of our company.

Election of directors; Classified board
      Our directors are divided into three classes serving staggered three-year terms. At each annual meeting of stockholders, directors will be elected to succeed the class of directors whose terms have expired. This classification of our Board of Directors may have the effect of increasing the length of time necessary to change the composition of a majority of the Board of Directors. In general, at least two annual meetings of stockholders will be necessary for stockholders to effect a change in a majority of the members of the Board of Directors.

Removal of directors
      As long as our Parent and its subsidiaries (excluding our company and our subsidiaries) beneficially own at least a majority of the voting power of our outstanding voting stock, directors may be removed with or without cause by holders of a majority of the voting power of the outstanding voting stock. In addition, beginning at the time that our Parent and its subsidiaries (excluding our company and our subsidiaries) cease to beneficially own at least a majority of the voting power of our outstanding voting stock, no director may be removed except for cause, and directors may be removed for cause by an affirmative vote of shares representing 80% of the voting power then entitled to vote at an election of directors.

Board meetings
      Our amended and restated bylaws provide that special meetings of the Board of Directors may be called by the chairman of our Board of Directors, our Chief Executive Officer, our President, any two directors or by a majority of the then authorized number of directors in office.

Directors’ exculpation and indemnification
      The amended and restated certificate of incorporation includes a provision to eliminate the personal liability of our directors to us and our stockholders to the fullest extent permitted by Delaware law. Under current law, such exculpation would extend to an officer’s or director’s breaches of fiduciary duty, except (1) for breaches of such person’s duty of loyalty, (2) for those instances where such person is found not to have acted in good faith or which involve intentional misconduct or a knowing violation of law, (3) for those instances where such person received an improper personal benefit as the result of such breach and (4) under Section 174 of the General Corporation Law of the State of Delaware. Our amended and restated bylaws generally provide that we will indemnify our directors, officers and employees against judgments, fines, amounts paid in settlement and reasonable expenses. Insofar as the indemnification for liabilities resulting under the Securities Act may be permitted to our directors or officers, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is unenforceable.
Stockholder Meetings

Special meetings of stockholders
      Our amended and restated certificate of incorporation and bylaws provide that a special meeting of our stockholders may be called by our Board of Directors or the holders of a majority of our outstanding voting stock; provided that beginning such time that our Parent and its subsidiaries (excluding our company and our subsidiaries) cease to beneficially own at least a majority of the voting power of our outstanding voting stock, a special meeting of our stockholders may be called only by the Board of Directors.

Requirements for advance notification of stockholder nominations and proposals
      Our amended and restated bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice of such proposed business in writing. To be timely, a stockholder’s notice generally must be delivered to or mailed and received at our principal executive office not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. The amended and restated bylaws also specify certain requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders. These procedures do not apply to our Parent as long as our Parent owns at least a majority of the voting power of our outstanding voting stock.

Stockholder action by written consent
      As long as our Parent and its subsidiaries (excluding our company and our subsidiaries) continue to beneficially own shares representing at least a majority of the votes entitled to be cast by the outstanding voting stock, any action required to be taken at any annual or special meeting of the stockholders, or any action that may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing (or deemed to be in writing under applicable law), setting forth the action so taken, is signed by stockholders (or deemed to be signed by stockholders under applicable law) representing not less than the minimum number of votes that would be necessary to authorize or take such actions at a meeting at which all shares entitled to vote thereon were present and voted and is delivered and dated as required by law. Once our Parent and its subsidiaries (excluding our company and our subsidiaries) cease to beneficially own at least a majority of the voting power of our outstanding voting stock, our amended and restated certificate of incorporation eliminates the right of our stockholders to act by written consent.

Cumulative voting
      Our stockholders will not have cumulative voting rights.
Amendment of certificate of incorporation and bylaws
      The General Corporation Law of the State of Delaware provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation unless a corporation’s certificate of incorporation requires a greater percentage, provided that if any amendment to the certificate of incorporation would alter the rights of a particular class of stock so as to affect them adversely, the amendment must also be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class. The Board of Directors may from time to time make, amend, supplement or repeal the amended and restated bylaws. The stockholders also may change or amend or repeal any provision of the amended and restated bylaws. Once our Parent and its subsidiaries (excluding our company and our subsidiaries) cease to own shares representing at least a majority of the voting power of our outstanding voting stock, our amended and restated certificate of incorporation provides that the amended and restated bylaws and the provisions of the amended and restated certificate of incorporation relating to the calling of meetings of stockholders, stockholder action by written consent, advance notice of stockholder business or director nominations and the ability of our Board of Directors to adopt a bylaw without a stockholder vote may only be amended by the vote of holders of at least 80% of the votes entitled to be cast by the outstanding voting stock, voting as a single class.

The Nasdaq National Market Trading
      We intend to apply to have our Class A common stock quoted on The Nasdaq National Market under the symbol “WBMD.”
Transfer Agent and Registrar
      The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

SHARES ELIGIBLE FOR FUTURE SALE
      Prior to this offering, there has not been a public market for our Class A common stock. Future sales of substantial amounts of our Class A common stock in the public market, or the possibility of these sales, could adversely affect the trading price of our Class A common stock and could impair our future ability to raise capital through the sale of our equity at a time and price we deem appropriate.
      The                      shares of our Class A common stock sold in this offering, or                      shares if the underwriters exercise in full their option to purchase additional shares, will be freely tradable without restriction under the Securities Act, except for any such shares which may be acquired by an “affiliate” of ours, as that term is defined in Rule 144 promulgated under the Securities Act, which shares will remain subject to the resale limitations of Rule 144.
      The                      shares of our Class B common stock that will be held by our Parent after this offering constitute “restricted securities” within the meaning of Rule 144, and will be eligible for sale by our Parent in the open market after this offering, subject to some contractual lockup provisions and the applicable requirements of Rule 144, both of which are described below. We have granted some registration rights to our Parent. We refer you to “Certain Relationships and Related Party Transactions — Agreements Between Us and our Parent — Registration Rights Agreement.”
      Subject to the lock-up agreements described in “Underwriting” and the provisions of Rules 144 and 144(k), our shares will be available for sale in the public market as follows:

Number of Shares	Date

After the date of this prospectus.
After 180 days from the date of this prospectus.
      All of these restricted securities will be eligible for sale in the public market, subject in some cases to the volume limitations and other restrictions of Rule 144, beginning upon expiration of the lock-up agreements described in “Underwriting.” The numbers of shares of our Class A common stock listed above do not include shares of Class A common stock reserved for future grants under our incentive compensation plans. Upon completion of the offering, we intend to file a registration statement on Form S-8 with the SEC to register shares of our Class A common stock reserved for issuance or sale under our incentive compensation plan. Shares of our Class A common stock issuable upon the exercise of options to be granted under our incentive compensation plan will be freely tradable without restriction under the Securities Act, unless such shares are held by an affiliate of ours.
Rule 144
      In general, under Rule 144 as currently in effect, a person (or persons whose shares are required to be aggregated), including an affiliate, who has beneficially owned shares of our common stock for at least one year is entitled to sell in any three-month period a number of shares that does not exceed the greater of

•	1% of then outstanding shares of common stock, or shares; and

•	the average weekly trading volume in the common stock on The Nasdaq National Market during the four calendar weeks preceding the date on which notice of sale is filed, subject to restrictions.
      Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.
Rule 144(k)
      In addition, a person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, would be entitled to sell those shares under Rule 144(k) without regard to the manner of sale, public information, volume limitation or notice requirements of Rule 144. To the extent that our affiliates sell their shares, other than pursuant to Rule 144 or a registration statement, the purchaser’s holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

CERTAIN U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS
FOR NON-U.S. HOLDERS
      The following discussion is a general summary of the material U.S. federal income and estate tax consequences of the ownership and disposition of our Class A common stock applicable to “Non-U.S. Holders.” As used herein, a Non-U.S. Holder means a beneficial owner of our Class A common stock that is neither a U.S. person nor a partnership for U.S. federal income tax purposes, and that will hold shares of our Class A common stock as capital assets. For U.S. federal income tax purposes, a U.S. person includes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other business entity treated as a corporation) created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is includible in gross income regardless of source; or

•	a trust that (A) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons, or (B) otherwise has validly elected to be treated as a U.S. domestic trust.
      If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds shares of our Class A common stock, the U.S. federal income tax treatment of the partnership and each partner generally will depend on the status of the partner and the activities of the partnership and the partner. Partnerships acquiring our Class A common stock, and partners in such partnerships, should consult their own tax advisors with respect to the U.S. federal income tax consequences of the ownership and disposition of our Class A common stock.
      This summary does not consider specific facts and circumstances that may be relevant to a particular Non-U.S. Holder’s tax position and does not consider U.S. state and local or non-U.S. tax consequences. It also does not consider Non-U.S. Holders subject to special tax treatment under the U.S. federal income tax laws (including partnerships or other pass-through entities, banks and insurance companies, dealers in securities, holders of our common stock held as part of a “straddle,” “hedge,” “conversion transaction” or other risk-reduction transaction, controlled foreign corporations, passive foreign investment companies, companies that accumulate earnings to avoid U.S. federal income tax, foreign tax-exempt organizations, former U.S. citizens or residents, persons who hold or receive Class A common stock as compensation and persons subject to the alternative minimum tax). This summary is based on provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations, administrative pronouncements of the U.S. Internal Revenue Service (“IRS”) and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly on a retroactive basis, and different interpretations.
      This summary is included herein as general information only. Accordingly, each prospective Non-U.S. Holder is urged to consult its own tax advisor with respect to the U.S. federal, state, local and non-U.S. income, estate and other tax consequences of holding and disposing of our Class A common stock.
U.S. Trade or Business Income
      For purposes of this discussion, dividend income and gain on the sale or other taxable disposition of our Class A common stock will be considered to be “U.S. trade or business income” if such income or gain is (i) effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States and (ii) in the case of a Non-U.S. Holder that is eligible for the benefits of an income tax treaty with the United States, attributable to a permanent establishment (or, for an individual, a fixed base) maintained by the Non-U.S. Holder in the United States. Generally, U.S. trade or business income is not subject to U.S. federal withholding tax (provided the Non-U.S. Holder complies with applicable certification and disclosure requirements); instead, U.S. trade or business income is subject to U.S. federal income tax on a net income basis at regular U.S. federal income tax rates in the same manner as a U.S. person. Any U.S. trade or business income received by a Non-U.S. Holder that is a corporation also may be subject to a “branch profits tax” at a 30% rate, or at a lower rate prescribed by an applicable income tax treaty, under specific circumstances.
Dividends
      Distributions of cash or property that we pay will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). A Non-U.S. Holder generally will be subject to U.S. federal withholding tax at a 30% rate, or at a reduced rate prescribed by an applicable income tax treaty, on any dividends received in respect of our Class A common stock. If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a tax-free return of capital to the extent of the Non-U.S. Holder’s tax basis in our Class A common stock (with a corresponding reduction in such Non-U.S. Holder’s tax basis in our Class A common stock), and thereafter will be treated as capital gain. In order to obtain a reduced rate of U.S. federal withholding tax under an applicable income tax treaty, a Non-U.S. Holder will be required to provide a properly executed IRS Form W-8BEN certifying under penalties of perjury its entitlement to benefits under the treaty. Special certification requirements and other requirements apply to certain Non-U.S. Holders that are entities rather than individuals. A Non-U.S. Holder of our Class A common stock that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS on a timely basis. A Non-U.S. Holder should consult its own tax advisor regarding its possible entitlement to benefits under an income tax treaty and the filing of a U.S. tax return for claiming a refund of U.S. federal withholding tax.
      The U.S. federal withholding tax does not apply to dividends that are U.S. trade or business income, as defined above, of a Non-U.S. Holder who provides a properly executed IRS Form W-8ECI, certifying under penalties of perjury that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.
Dispositions of our Class A Common Stock
      A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of any gain on a sale or other disposition of our Class A common stock unless:

•	the gain is U.S. trade or business income, as defined above;

•	the Non-U.S. Holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and meets other conditions; or

•	we are or have been a “U.S. real property holding corporation” (a “USRPHC”) under section 897 of the Code at any time during the shorter of the five-year period ending on the date of disposition and the Non-U.S. Holder’s holding period for our Class A common stock.
      In general, a corporation is a USRPHC if the fair market value of its “U.S. real property interests” (as defined in the Code and applicable Treasury regulations) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. If we are determined to be a USRPHC, the U.S. federal income and withholding taxes relating to interests in USRPHCs nevertheless will not apply to gains derived from the sale or other disposition of our Class A common stock by a Non-U.S. Holder whose shareholdings, actual and constructive, at all times during the applicable period, amount to 5% or less of our Class A common stock, provided that our Class A common stock is regularly traded on an established securities market. We are not currently a USRPHC, and we do not anticipate becoming a USRPHC in the future. However, no assurance can be given that we will not be a USRPHC, or that our Class A common stock will be considered regularly traded, when a Non-U.S. Holder sells its shares of our Class A common stock.

U.S. Federal Estate Taxes
      Shares of our Class A common stock owned or treated as owned by an individual who is a Non-U.S. Holder at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.
Information Reporting and Backup Withholding Requirements
      We must annually report to the IRS and to each Non-U.S. Holder any dividend income that is subject to U.S. federal withholding tax, or that is exempt from such withholding tax pursuant to an income tax treaty. Copies of these information returns also may be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides. Under certain circumstances, the Code imposes a backup withholding obligation (currently at a rate of 28%) on certain reportable payments. Dividends paid to a Non-U.S. Holder of our Class A common stock generally will be exempt from backup withholding if the Non-U.S. Holder provides a properly executed IRS Form W-8BEN or otherwise establishes an exemption.
      The payment of the proceeds from the disposition of our Class A common stock to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of our Class A common stock to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a “U.S. related person”). In the case of the payment of the proceeds from the disposition of our Class A common stock to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the Treasury regulations require information reporting (but not the backup withholding) on the payment unless the broker has documentary evidence in its files that the holder is a Non-U.S. Holder and the broker has no knowledge to the contrary. Non-U.S. Holders should consult their own tax advisors on the application of information reporting and backup withholding to them in their particular circumstances (including upon their disposition of our Class A common stock).
      Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be refunded or credited against the Non-U.S. Holder’s U.S. federal income tax liability, if any, if the Non-U.S. Holder provides the required information to the IRS on a timely basis. Non-U.S. Holders should consult their own tax advisors regarding the filing of a U.S. tax return for claiming a refund of such backup withholding.

UNDERWRITING
      Subject to the terms and conditions set forth in an underwriting among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of Class A common stock set forth opposite its name below.

Number of
Underwriter	Shares

Morgan Stanley & Co. Incorporated
Citigroup Global Markets Inc.
Goldman, Sachs & Co.

Total

      Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares of our Class A common stock sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.
      We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.
      The underwriters are offering the shares of Class A common stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
Commissions and Discounts
      The representatives have advised us that they propose initially to offer the shares our Class A common stock to the public at the initial public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $           per share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $           per share to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.
      The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

	Per Share	Without Option	With Option

Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to our company	$	$	$
      The expenses of the offering, not including the underwriting discount, are estimated at approximately $          and are payable by us.
Option to Purchase Additional Shares
      We have granted an option to the underwriters to purchase up to          additional shares of our Class A common stock at the public offering price less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus solely to cover overallotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares of our Class A common stock proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities
      We, our executive officers and directors, and our Parent have agreed, subject to limited exceptions, not to sell or transfer any common stock or securities convertible into or exchangeable or exercisable for or repayable with common stock, for 180 days after the date of this prospectus without first obtaining the written consent of the representatives of the underwriters. Specifically, we and these other persons have agreed not to directly or indirectly:

•	offer, pledge, sell or contract to sell any common stock;

•	sell any option or contract to purchase any common stock;

•	purchase any option or contract to sell any common stock;

•	grant any option, right or warrant for the sale of any common stock;

•	lend or otherwise dispose of or transfer any common stock;

•	request or demand that we file a registration statement related to the common stock; or

•	enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.
      This lockup provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. This lock-up does not preclude our Parent from converting its Class B common stock into Class A common stock. However, any Class A common stock issued upon such conversion will be subject to the same lock-up provisions.
Directed Share Program
      At our request, the underwriters have reserved up to 10% of the shares of common stock for sale at the initial public offering price to persons who are directors, officers or employees, or who are otherwise associated with us through a directed share program. The number of shares of common stock available for sale to the general public will be reduced by the number of directed shares purchased by participants in the program. Any directed shares not purchased will be offered by the underwriters to the general public on the same basis as all other shares of common stock offered. The directed share program materials will include a lock-up agreement requiring each purchaser in the directed share program to agree that for a period of       days from the date of this prospectus, such purchaser will not, without prior written consent from Citigroup Global Markets Inc., dispose of or hedge any shares of common stock purchased in the directed share program, except for our directors and officers, who have agreed that, for a period of 180 days from the date of this prospectus, they will not dispose of or hedge any shares of our common stock purchased in the directed share program. The purchasers in the directed share program will be subject to substantially the same form of lock-up agreement as our officers, directors and stockholders described above. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the sales of the directed shares.
Quotation on The Nasdaq National Market
      We intend to apply to have our Class A common stock quoted on The Nasdaq National Market under the symbol “WBMD.”
      Before this offering, there has been no public market for our Class A common stock. The initial public offering price will be determined through negotiations among us and the representatives. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are:

•	the valuation multiples of publicly traded companies that the representatives believe to be comparable to us;

•	our financial information;

•	the history of, and the prospects for our company and the industry in which we compete;

•	an assessment of our management, its past and present operations, and the prospects for and timing of, our future revenues;

•	the present state of our development; and

•	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.
      An active trading market for the shares of our Class A common stock may not develop. It is also possible that after the offering, the shares of our Class A common stock will not trade in the public market at or above the initial public offering price. The underwriters do not expect to sell more than five percent in the aggregate of the shares of our Class A common stock being offered in this offering to accounts over which they exercise discretionary authority.
Price Stabilization, Short Positions and Penalty Bids
      Until the distribution of the shares of our Class A common stock is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our Class A common stock. However, the underwriters may engage in transactions that stabilize the price of the Class A common stock, such as bids or purchases to peg, fix or maintain that price.
      If the underwriters create a short position in the Class A common stock in connection with the offering, i.e., if they sell more shares than are listed on the cover of this prospectus, the underwriters may reduce that short position by purchasing shares of the Class A common stock in the open market. The underwriters may also elect to reduce any short position by exercising all or part of the option to purchase additional shares described above. Purchases of the Class A common stock to stabilize its price or to reduce a short position may cause the price of the Class A common stock to be higher than it might be in the absence of such purchases.
      The underwriters may also impose a penalty bid on underwriters and selling group members. This means that if the underwriters purchase shares of the Class A common stock in the open market to reduce the underwriter’s short position or to stabilize the price of such shares, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares. The imposition of a penalty bid may also affect the price of the shares in that it discourages resales of those shares.
      Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Class A common stock. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
Stamp Taxes
      If you purchase shares of our Class A common stock offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to this offering price listed on the cover page of this prospectus.
Relationships
      The underwriters and their affiliates have not, during the last three years, performed any significant services for us, our Parent or our affiliates. The underwriters and their affiliates may, however, from time to time, engage in transactions with and perform services for us, our Parent and our affiliates in the ordinary course of their business.

LEGAL MATTERS
      Shearman & Sterling LLP, New York, New York, will pass upon certain legal matters for us in connection with this offering. As of June 30, 2005, Shearman & Sterling LLP owned an aggregate of 305,582 shares of our Parent, Emdeon Corporation. The underwriters are being represented by Cravath, Swaine & Moore LLP in connection with this offering.
EXPERTS
      Ernst & Young LLP, independent registered public accounting firm, has audited our combined consolidated financial statements and schedule at December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, as set forth in their report. We have included our financial statements and schedule in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.
      J.H. Cohn LLP, independent registered public accounting firm, has audited the financial statements of MedicineNet, Inc. as of and for the year ended March 31, 2004 and the financial statements of HealthShare Technology, Inc. as of and for the year ended June 30, 2004, as set forth in their reports. We have included these financial statements in the prospectus and elsewhere in the registration statement in reliance on J.H. Cohn LLP’s report, given on their authority as experts in accounting and auditing.
      The reports of Manhattan Research, LLC entitled “New Online Consumer Segmentation” and “Growth of the Internet and Its Increasing Influence on Consumer and Physician Health Decisions” referenced in this prospectus were prepared by Manhattan Research, LLC at our request in reliance on the authority of this firm as a leading Internet marketing research firm.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
      We have filed with the SEC a registration statement on Form S-1 under the Securities Act relating to the common stock we are offering. This prospectus, which constitutes part of the registration statement, does not contain all the information that is in the registration statement and its exhibits and schedules. Certain portions of the registration statement have been omitted as allowed by the rules and regulations of the SEC. Statements in this prospectus which summarize documents are not necessarily complete, and in each case you should refer to the copy of the document filed as an exhibit to the registration statement. You may read and copy the registration statement, including exhibits and schedules filed with it, and reports or other information we may file with the SEC at the public reference facilities of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. In addition, the registration statement and other public filings can be obtained from the SEC’s Internet site at http://www.sec.gov.
      Upon completion of this offering, we will become subject to information and periodic reporting requirements of the Exchange Act, and we will file annual, quarterly and current reports, proxy statements and other information with the SEC. We intend to furnish our stockholders written annual reports containing financial statements audited by our independent auditors, and make available to our stockholders quarterly reports for the first three quarters of each year containing unaudited interim financial statements.

INDEX TO FINANCIAL STATEMENTS

Page

WebMD Health Corp.
Report of Independent Registered Public Accounting Firm	F-2
Combined Consolidated Balance Sheets as of December 31, 2003 and 2004 and June 30, 2005 (unaudited)	F-3
Combined Consolidated Statements of Operations for the Years Ended December 31, 2002, 2003 and 2004 and for the Six Months Ended June 30, 2004 and 2005 (unaudited)	F-4
Combined Consolidated Statements of Owner’s Net Investment for the Years Ended December 31, 2002, 2003 and 2004 and for the Six Months Ended June 30, 2005 (unaudited)	F-5
Combined Consolidated Statements of Cash Flows for the Years Ended December 31, 2002, 2003 and 2004 and for the Six Months Ended June 30, 2004 and 2005 (unaudited)	F-6
Notes to Combined Consolidated Financial Statements	F-7

MedicineNet, Inc.
Report of Independent Registered Public Accounting Firm	F-31
Balance Sheets as of March 31, 2004 and September 30, 2004 (Unaudited)	F-32
Statements of Operations for the Year Ended March 31, 2004 and for the Six Months Ended September 30, 2003 and 2004 (Unaudited)	F-33
Statements of Shareholders’ Equity for the Year Ended March 31, 2004 and for the Six Months Ended September 30, 2004 (Unaudited)	F-34
Statements of Cash Flows for the Year Ended March 31, 2004 and for the Six Months Ended September 30, 2003 and 2004 (Unaudited)	F-35
Notes to Financial Statements	F-36

HealthShare Technology, Inc.
Report of Independent Registered Public Accounting Firm	F-44
Balance Sheets as of June 30, 2004 and December 31, 2004 (Unaudited)	F-45
Statements of Operations for the Year Ended June 30, 2004 and for the Six Months Ended December 31, 2003 and 2004 (Unaudited)	F-46
Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit for the Year Ended June 30, 2004 and for the Six Months Ended December 31, 2004 (Unaudited)	F-47
Statements of Cash Flows for the Year Ended June 30, 2004 and for the Six Months Ended December 31, 2003 and 2004 (Unaudited)	F-48
Notes to Financial Statements	F-49

Unaudited Pro Forma Condensed Combined Consolidated Financial Statements
Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations for the Six Months Ended June 30, 2005	F-58
Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations for the Year Ended December 31, 2004	F-59
Notes to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements	F-60

Supplemental Financial Data:

Schedule II — Valuation and Qualifying Accounts	S-1

All other schedules not listed above have been omitted as not applicable or because the required information is included in the Combined Consolidated Financial Statements or in the notes thereto. Columns omitted from the schedule filed have been omitted because the information is not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
WebMD Health Corp.
      We have audited the accompanying combined consolidated balance sheets of WebMD Health Corp. as of December 31, 2004 and 2003, and the related combined consolidated statements of operations, owner’s net investment, and cash flows for each of the three years in the period ended December 31, 2004. Our audits also included the financial statement schedule listed in the Index on page F-1. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the financial statements referred to above present fairly, in all material respects, the combined consolidated financial position of WebMD Health Corp. at December 31, 2004 and 2003, and the combined consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

Ernst & Young LLP
MetroPark, New Jersey
May 10, 2005, except for
Note 1 as to which the date is
                    , 2005
      The foregoing report is in the form that will be signed upon the completion of the contribution and transfer described in Note 1 to the combined consolidated financial statements.

/s/ Ernst & Young LLP
MetroPark, New Jersey
August 17, 2005

WebMD Health Corp.
Combined Consolidated Balance Sheets
(in thousands)

	December 31,
			June 30,
	2003	2004	2005

			(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$358	$3,456	$1,834
Accounts receivable, net of allowance for doubtful accounts of $921, $798 and $764	20,247	38,453	39,022
Current portion of prepaid advertising	11,985	10,350	8,917
Other current assets	5,897	2,619	4,280

Total current assets	38,487	54,878	54,053
Property and equipment, net	5,366	6,316	19,003
Prepaid advertising	33,317	20,047	16,467
Goodwill	36,843	52,614	76,057
Intangible assets, net	6,029	12,065	18,768
Other assets	588	576	175

Total assets	$120,630	$146,496	$184,523

LIABILITIES AND OWNER’S NET INVESTMENT
Current liabilities:
Accrued expenses	$10,175	$15,874	$18,396
Deferred revenue	24,928	29,885	39,094

Total current liabilities	35,103	45,759	57,490

Commitments and contingencies

Owner’s net investment	85,527	100,737	127,033

Total liabilities and owner’s net investment	$120,630	$146,496	$184,523

See accompanying notes.

WebMD Health Corp.
Combined Consolidated Statements of Operations
(in thousands, except share and per share data)

				Six Months Ended
	Years Ended December 31,			June 30,

	2002	2003	2004	2004	2005

				(unaudited)
Revenue	$84,203	$110,152	$134,148	$58,076	$74,740
Costs and expenses:
Cost of operations	47,888	46,998	52,377	24,435	33,511
Sales and marketing	49,033	47,917	49,315	23,246	23,129
General and administrative	15,690	18,016	20,165	10,013	15,205
Depreciation and amortization	2,486	4,463	5,620	2,515	5,252
Restructuring and integration benefit	(5,850)	—	—	—	—
Other income	(823)	—	—	—	—

Income (loss) before income tax provision	(24,221)	(7,242)	6,671	(2,133)	(2,357)
Income tax provision	140	183	210	91	152

Net income (loss)	$(24,361)	$(7,425)	$6,461	$(2,224)	$(2,509)

Net income (loss) per common share:
Basic and diluted	$(243,610)	$(74,250)	$64,610	$(22,240)	$(25,090)

Weighted-average common shares outstanding:
Basic and diluted	100	100	100	100	100

See accompanying notes.

WebMD Health Corp.
Combined Consolidated Statements of Owner’s Net Investment
(in thousands)

Balance at January 1, 2002	$92,045
Net loss	(24,361)
Net transfers from Parent	18,742

Balance at December 31, 2002	86,426
Net loss	(7,425)
Net transfers from Parent	6,526

Balance at December 31, 2003	85,527
Net income	6,461
Net transfers from Parent	8,749

Balance at December 31, 2004	100,737
Net loss (unaudited)	(2,509)
Net transfers from Parent (unaudited)	28,805

Balance at June 30, 2005 (unaudited)	$127,033

See accompanying notes.

WebMD Health Corp.
Combined Consolidated Statements of Cash Flows
(in thousands)

				Six Months Ended
	Years Ended December 31,			June 30,

	2002	2003	2004	2004	2005

				(unaudited)
Cash flows from operating activities:
Net income (loss)	$(24,361)	$(7,425)	$6,461	$(2,224)	$(2,509)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	2,486	4,463	5,620	2,515	5,252
Non-cash advertising and distribution	22,809	18,968	12,147	8,034	3,414
Non-cash stock compensation	2,665	1,597	1,749	657	569
Changes in operating assets and liabilities:
Accounts receivable	(3,726)	(1,452)	(17,125)	(4,412)	1,173
Other assets	3,269	(1,663)	1,456	1,360	(1,156)
Accrued expenses	(10,874)	(7,815)	2,952	(1,340)	2,032
Deferred revenue	6,678	(3,756)	4,878	6,409	4,587

Net cash (used in) provided by operating activities	(1,054)	2,917	18,138	10,999	13,362
Cash flows from investing activities:
Purchases of property and equipment	(2,181)	(1,518)	(4,321)	(955)	(14,207)
Cash paid in business combinations, net of cash acquired	(18,763)	(13,926)	(22,421)	(1,500)	(30,612)

Net cash used in investing activities	(20,944)	(15,444)	(26,742)	(2,455)	(44,819)
Cash flows from financing activities:
Net cash transfers from (to) Parent	21,627	12,736	11,702	(8,737)	29,835

Net cash provided by (used in) financing activities	21,627	12,736	11,702	(8,737)	29,835

Net (decrease) increase in cash and cash equivalents	(371)	209	3,098	(193)	(1,622)
Cash and cash equivalents at beginning of period	520	149	358	358	3,456

Cash and cash equivalents at end of period	$149	$358	$3,456	$165	$1,834

See accompanying notes.

WebMD Health Corp.
Notes to Combined Consolidated Financial Statements
(in thousands, except share and per share data)
(information as of June 30, 2005 and for the
six months ended June 30, 2004 and 2005 is unaudited)

1.	Background and Basis of Presentation

Background
      WebMD Health Corp. (the “Company” or “WebMD Health”) is a wholly owned subsidiary of WebMD Corporation d/b/a Emdeon Corporation (the “Parent” or “Emdeon”) formed to be a holding company for Parent’s WebMD Health segment to conduct an initial public offering (the “Offering”) of equity in that business. The Company expects to offer approximately 10%-14% of its outstanding common stock in the Offering. Prior to completion of the Offering, Parent will contribute to the Company, as a contribution to capital, the subsidiaries that comprise Parent’s WebMD Health segment and certain related assets and liabilities (collectively, the “Contributed Companies”). Parent is in the process of changing its legal name to Emdeon Corporation.
      The Company is a Delaware corporation that was incorporated on May 3, 2005 under the name WebMD Health Holdings, Inc. On that date, 3,000 shares of the Company’s common stock, par value $0.01 per share, were authorized. On May 4, 2005, 100 shares were issued and remain outstanding. All of the Company’s share and per share references in the accompanying combined consolidated financial statements have been adjusted retroactively to present the issuance of equity on May 4, 2005 as if it had been outstanding for all prior periods.
      The Company provides health information services to consumers, physicians, healthcare professionals, employers and health plans through the Company’s public and private online portals and health-focused publications. The Company’s two operating segments are:

•	Online Services. The Company provides both public and private online portals. The Company’s public portals enable consumers to become more informed about healthcare choices and assist them in playing an active role in managing their health and enable physicians and healthcare professionals to improve their clinical knowledge and practice of medicine, as well as their communication with patients. The Company’s private portals for employers and health plans provide information and services that enable their employers and members to make more informed benefit, treatment and provider decisions.

•	Publishing Services. The Company publishes medical reference textbooks, The Little Blue Book, a physician directory and beginning in 2005, WebMD the Magazine, a consumer magazine distributed to physician office waiting rooms.

Basis of Presentation
      The combined consolidated financial statements have been derived from the consolidated financial statements and accounting records of Parent, principally representing the WebMD Health segment, using the historical results of operations, and historical basis of assets and liabilities of the WebMD Health related businesses. Management believes the assumptions underlying the combined consolidated financial statements are reasonable. However, the combined consolidated financial statements included herein may not necessarily reflect the Company’s results of operations, financial position and cash flows in the future or what its results of operations, financial position and cash flows would have been had the Company been a stand-alone company during the periods presented. Parent’s net investment in the Company, including intercompany debt, is shown as owner’s net investment in lieu of stockholders’ equity in the combined consolidated financial statements, because a direct ownership relationship did not exist among all the various entities comprising the Company during all periods presented. Transactions between the Company and Parent have been identified in the combined consolidated statements as transactions with Parent (see Note 3).

WebMD Health Corp.
Notes to Combined Consolidated Financial Statements — (Continued)

Interim Information
      The unaudited consolidated financial statements of the Company have been prepared by management and reflect all adjustments (consisting of only normal recurring adjustments) that, in the opinion of management, are necessary for a fair presentation of the interim periods presented. The results of operations for the six months ended June 30, 2005 are not necessarily indicative of the results to be expected for any subsequent period or for the entire year ending December 31, 2005. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles have been condensed or omitted under the Securities and Exchange Commission’s rules and regulations.

2.	Summary of Significant Accounting Policies

Principles of Combination and Consolidation
      The accompanying combined consolidated financial statements include the accounts of the Contributed Companies, which are not currently owned by the Company but will be transferred from Parent prior to completion of the Offering, and have been prepared in conformity with U.S. generally accepted accounting principles. The results of operations for companies acquired are included in the combined consolidated financial statements from the effective date of acquisition. All material intercompany accounts and transactions have been eliminated in the combined consolidated financial statements.

Accounting Estimates
      The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make certain estimates and assumptions that affect the amounts reported in the combined consolidated financial statements and accompanying notes. The Company is subject to uncertainties such as the impact of future events, economic, environmental and political factors and changes in the Company’s business environment; therefore, actual results could differ from these estimates. Accordingly, the accounting estimates used in the preparation of the Company’s financial statements will change as new events occur, as more experience is acquired, as additional information is obtained and as the Company’s operating environment changes. Changes in estimates are made when circumstances warrant. Such changes in estimates and refinements in estimation methodologies are reflected in reported results of operations; if material, the effects of changes in estimates are disclosed in the notes to the combined consolidated financial statements. Significant estimates and assumptions by management affect: revenue recognition, the allowance for doubtful accounts, the carrying value of prepaid advertising, the carrying value of long-lived assets (including goodwill and intangible assets), the amortization period of long-lived assets (excluding goodwill), the carrying value, capitalization and amortization of software development costs, the provision for income taxes and related deferred tax accounts, certain accrued expenses and contingencies, the value attributed to warrants issued for services and transactions with Parent.

Cash and Cash Equivalents
      Parent uses a centralized approach to cash management, in which cash accounts are swept on a regular basis. The financing of its operations and all related activity between the Company and Parent are reflected as transactions in owner’s net investment in the Company’s combined consolidated balance sheets. The cash and cash equivalents reflected in the Company’s combined consolidated balance sheets represent cash held directly by the Company. The Company considers all highly liquid investments with an original maturity from the date of purchase of three months or less to be cash equivalents.

WebMD Health Corp.
Notes to Combined Consolidated Financial Statements — (Continued)

Allowance for Doubtful Accounts
      The allowance for doubtful accounts receivable reflects the Company’s best estimate of probable losses inherent in the Company’s receivables portfolio determined on the basis of historical experience, specific allowances for known troubled accounts and other currently available evidence.

Internal Use Software
      The Company accounts for internal use software development costs in accordance with Statement of Position (“SOP”) No. 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use” (“SOP 98-1”). Software development costs that are incurred in the preliminary project stage are expensed as incurred. Once certain criteria of SOP 98-1 have been met, internal and external direct costs incurred in developing or obtaining computer software are capitalized. Training and data conversion costs are expensed as incurred. Capitalized software costs are amortized over a three-year period.

Web Site Development Costs
      In accordance with Emerging Issues Task Force (“EITF”) Issue No. 00-2 “Accounting for Web Site Development Costs,” costs related to the planning and post implementation phases of the Company’s Web site development efforts, as well as minor enhancements and maintenance, are expensed as incurred. Direct costs incurred in the development phase are capitalized. Amounts capitalized for Web site development costs were not material during the years ended December 31, 2002, 2003 or 2004 as the Company’s principal Web sites have been obtained through acquisitions.

Long-Lived Assets

Property and Equipment
      Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. The useful lives are as follows:

Computer equipment	3 to 5 years
Office equipment, furniture and fixtures	4 to 7 years
Software	3 to 5 years
Leasehold improvements	Shorter of useful life or lease term
      Expenditures for maintenance, repair and renewals of minor items are expensed as incurred. Major betterments are capitalized.

Goodwill and Intangible Assets
      Goodwill and intangible assets result from acquisitions accounted for under the purchase method. Intangible assets with definite lives are amortized on a straight-line basis over the estimated useful lives of the related asset as follows:

Content	3 to 5 years
Customer lists	2 to 5 years
Technology and patents	3 years
Trade names	3 to 7 years

WebMD Health Corp.
Notes to Combined Consolidated Financial Statements — (Continued)

Recoverability
      In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”), the Company reviews the carrying value of goodwill annually and whenever indicators of impairment are present. The Company measures impairment losses by comparing the carrying value of its reporting units to the fair value of its reporting units determined using an income approach valuation. The Company’s reporting units are determined in accordance with SFAS No. 142, which defines a reporting unit as an operating segment or one level below an operating segment. Goodwill is assigned to individual reporting units based on their relative fair values.
      In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” long-lived assets used in operations are reviewed for impairment whenever events or changes in circumstances indicate that carrying amounts may not be recoverable. For long-lived assets to be held and used, the Company recognizes an impairment loss only if its carrying amount is not recoverable through its undiscounted cash flows and measures the impairment loss based on the difference between the carrying amount and fair value. Long-lived assets held for sale are reported at the lower of cost or fair value less costs to sell.

Revenue Recognition
      Revenue is derived from the Company’s Online Services and Publishing Services segments:

•	Online Services. The Company generates revenue from its public portals through the sale of advertising and sponsorship products, such as CME. The Company generates revenue from private portals through the licensing of its content and technology to employers and payers. The Company also distributes its online content and services to other entities and generates revenue from these arrangements from the sale of advertising and sponsorship products and from content syndication fees.

•	Publishing Services. The Company generates revenue from sales of subscriptions to the medical reference publications, from sales of The Little Blue Book physician directory and from sales of advertisements in those directories.
      Revenue from advertising is recognized as advertisements are delivered or as publications are distributed. Revenues from sponsorship arrangements, content syndication and distribution arrangements, and licenses of healthcare management tools and private portals are recognized ratably over the term of the applicable agreement. Revenue from the sponsorship of CME is recognized over the period the Company delivers the minimum number of CME credit hours required by the applicable agreements. Subscription revenue is recognized over the subscription period. When contractual arrangements contain multiple elements, revenue is allocated to the elements based on their relative fair values, determined using prices charged when elements are sold separately.

Accounting for Stock-Based Compensation
      As discussed more fully in Note 11, the Company accounts for employee options to purchase Parent stock, restricted stock and for employee participation in the Parent employee stock purchase plan using the intrinsic value method under the recognition and measurement principles of APB Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”), and related interpretations. No stock-based employee compensation cost is reflected in net income (loss) with respect to options granted with an exercise price equal to the market value of the underlying common stock on the date of grant. Stock-based awards to non-employees are accounted for based on provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”), and EITF 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.”

WebMD Health Corp.
Notes to Combined Consolidated Financial Statements — (Continued)
After the effective date of the Offering unvested stock options and restricted stock outstanding under Parent’s stock-based compensation plans that are held by the Company’s employees will continue to vest in accordance with the original terms of those awards. The following table illustrates the effect on net income (loss) and pro forma income (loss) per common share if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation:

				Six Months Ended
	Years Ended December 31,			June 30,

	2002	2003	2004	2004	2005

				(unaudited)
Net income (loss) as reported	$(24,361)	$(7,425)	$6,461	$(2,224)	$(2,509)
Add: Stock-based employee compensation expense included in reported net income (loss)	2,665	1,597	1,749	657	569
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards	(17,692)	(11,477)	(10,608)	(4,806)	(5,534)

Pro forma net loss	$(39,388)	$(17,305)	$(2,398)	$(6,373)	$(7,474)

Basic and diluted income (loss) per common share
As reported	$(243,610)	$(74,250)	$64,610	$(22,240)	$(25,090)

Pro forma (unaudited)	$(393,880)	$(173,050)	$(23,980)	$(63,730)	$(74,740)

      The pro forma results above are not intended to be indicative of or a projection of future results. Refer to Note 11 for assumptions used in computing the fair value amounts above.

Advertising
      Advertising costs are generally expensed as incurred and included in sales and marketing expense in the accompanying combined consolidated statements of operations. Advertising expense totaled $22,349, $17,380 and $15,877 in 2002, 2003 and 2004, respectively, and $7,713 and $5,358 in the six months ended June 30, 2004 and 2005. Included in these amounts are non-cash advertising costs of $11,920, $10,378 and $9,302 in 2002, 2003 and 2004, respectively, and $5,489 and $3,197 in the six months ended June 30, 2004 and 2005 related to the advertising services received from News Corporation.

Income (Loss) Per Share
      Basic and diluted income (loss) per common share are presented in conformity with SFAS No. 128, “Earnings Per Share.” In accordance with SFAS No. 128, basic income (loss) per common share has been computed using the weighted-average number of shares of common stock outstanding during the periods presented. Diluted income (loss) per common share has been computed using the weighted-average number of shares of common stock outstanding during the periods, increased to give effect to potentially dilutive securities. There is no difference between basic and diluted income (loss) per share as there were no outstanding options to purchase shares of the Company’s common stock or other potentially dilutive securities outstanding during the periods presented.

WebMD Health Corp.
Notes to Combined Consolidated Financial Statements — (Continued)

Concentration of Credit Risk
      During 2002 and 2003 and during the six months ended June 30, 2004, two customers accounted for more than 10% of the Company’s revenues. As of December 31, 2003, one customer accounted for more than 10% of the Company’s accounts receivable.

	% of Revenue
	Years Ended
	December 31,		% of Revenue	% of Accounts Receivable
			Six Months Ended	December 31,
	2002	2003	June 30, 2004	2003

Customer A	22.2%	17.3%	n/a	12.0%
Customer B	14.3%	10.9%	10.3%	n/a
      Each of the customers identified above relate to the Online Services operating segment. None of the Company’s customers individually accounted for more than 10% of the Company’s revenues in 2004 or during the six months ended June 30, 2005 or more than 10% of the Company’s accounts receivable as of December 31, 2004 and June 30, 2005.

Recent Accounting Pronouncements
      In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123, “(Revised 2004): Share-Based Payment” (“SFAS 123R”), which replaces SFAS No. 123, “Accounting for Stock-Based Compensation,” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” SFAS 123R requires all share-based payments to employees, including grants of Parent and Company stock options to Company employees, to be recognized in the financial statements based on their fair values. The pro forma disclosures previously permitted under SFAS 123 no longer will be an alternative to financial statement recognition. The Company anticipates adopting SFAS 123R in the first quarter of 2006. Under SFAS 123R, the Company must determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation cost and the transition method to be used at date of adoption. The transition methods include prospective and retroactive adoption options. Under the retroactive option, prior periods may be restated either as of the beginning of the year of adoption or for all periods presented. The prospective method requires that compensation expense be recorded for all unvested stock options and restricted stock at the beginning of the first quarter of adoption of SFAS 123R. The Company is evaluating the requirements of SFAS 123R and expects that the adoption of SFAS 123R will have a material impact on the combined consolidated results of operations and earnings per share. The Company has not yet determined the method of adoption or the effect of adopting SFAS 123R.

3.	Transactions with Parent
      The combined consolidated statements of operations include expense allocations for the following:

Charges from the Company to Parent:
      Advertising Expense: The Parent utilizes the Company’s advertising services which are included in prepaid advertising within the accompanying combined consolidated balance sheets. The Company allocates costs to the Parent related to the utilization of this asset by the Parent. This charge includes a proportional allocation based on the number of the Parent operating segments identified in each advertisement and an allocation of cost to the Parent relating to promotion of the WebMD brand. The Company’s portion of the advertising services utilized is reflected in sales and marketing expense and is reported net of what is charged to the Parent.

WebMD Health Corp.
Notes to Combined Consolidated Financial Statements — (Continued)

Charges from Parent to the Company:
      Corporate Services: The Company is charged a services fee for costs related to corporate services provided by the Parent. These expenses include accounting, tax, treasury, legal, human resources, certain information technology functions and other services. Costs allocated include compensation related costs, insurance and audit fees, outside personnel, facilities costs, professional fees, software maintenance and telecommunication costs. The services fee is based on the Parent’s incurred costs of such services utilized by the Company. The services fee is comprised of costs identified for dedicated employees managed centrally by Parent for certain of its functions across all of its segments. The portion of the fee charged for dedicated employees includes a charge for their salaries, plus an overhead charge for these employees calculated based on a pro-rata portion of their salaries to total salaries within the function. The services fee is also comprised of an estimate of the cost of shared services utilized by the Company, calculated based on allocation of total employees of both the Company and the Parent or other reasonable measures of allocation. These amounts are reflected in general and administrative expenses within the accompanying combined consolidated statements of operations.
      Healthcare Expense: The Company is charged for healthcare expense for its employees’ participation in the Parent’s healthcare plans. Healthcare expense is charged based on the number of total employees of the Company and reflect the Parent’s average cost of these benefits per employee. Healthcare expense is reflected in the accompanying combined consolidated statements of operations in the same expense captions as the related salary costs of those employees.
      Stock Compensation Expense: Stock compensation expense is related to restricted stock awards in the Parent’s common stock that have been granted to certain employees of the Company and stock options assumed or issued in connection with certain acquisitions with exercise prices less than the fair market value of the Parent’s stock on the date of grant. Stock compensation expenses are allocated on a specific employee identification basis and are reflected in the accompanying combined consolidated statements of operations in the same expense captions as the related salary costs of the respective employees.
      The following table summarizes the expense allocations reflected in the Company’s combined consolidated financial statements:

				Six Months Ended
	Years Ended December 31,			June 30,

	2002	2003	2004	2004	2005

				(unaudited)
Charges from the Company to Parent:
Advertising expense	$5,550	$7,807	$4,702	$2,744	$1,599
Charges from Parent to the Company:
Corporate services — specific identification	3,331	3,377	3,618	1,593	1,446
Corporate services — shared services allocation	3,089	2,882	2,973	1,444	1,732
Healthcare expense	1,548	1,743	2,357	1,110	1,434
Stock compensation expense	2,665	1,597	1,749	657	569
      The Company and Parent consider the allocations of advertising expense, the Corporate services fee, healthcare expense and stock compensation expense to be a reasonable estimate of the utilization of services. The Company’s costs and benefits received as a stand-alone company would likely be different than the amounts reflected in the combined consolidated statements of operations.
      Parent uses a centralized approach to cash management and the financing of its operations with all related activity between the Company and Parent reflected as transactions in owner’s net investment in the Company’s combined consolidated balance sheets. Types of intercompany transactions between the

WebMD Health Corp.
Notes to Combined Consolidated Financial Statements — (Continued)
Company and Parent include (i) cash deposits from the Company’s businesses which are transferred to Parent’s bank account on a regular basis, (ii) cash borrowings from Parent used to fund operations, capital expenditures, or acquisitions, and (iii) costs and benefits to and from the Parent identified above. Certain intercompany transactions between Parent and the Company are non-cash in nature. Accordingly, these non-cash transactions are included within the change in owner’s net investment but do not affect the net cash transfers from Parent amounts included in the accompanying combined consolidated statements of cash flows. The following table summarizes the cash and non-cash components within owner’s net investment:

				Six Months Ended
	Years Ended December 31,			June 30,

	2002	2003	2004	2004	2005

				(unaudited)
Cash:
Transferred from (to) Parent to (from) the Company	$21,627	$12,736	$11,702	$(8,737)	$29,835
Non Cash:
Advertising utilization charged to Parent	(5,550)	(7,807)	(4,702)	(2,744)	(1,599)
Stock compensation expense charged to the Company	2,665	1,597	1,749	657	569

Increase (decrease) in owner’s net investment	$18,742	$6,526	$8,749	$(10,824)	$28,805

4.	Business Combinations

2005 Acquisition
      On March 14, 2005, the Company acquired HealthShare Technology, Inc. (“HealthShare”), a privately held company that provides online tools that compare the cost and quality measures of hospitals for use by consumers, providers and health plans. The total purchase consideration of HealthShare was approximately $29,883, comprised of $29,533 in cash, net of cash acquired and $350 of estimated acquisition costs. In addition, the Company has agreed to pay up to an additional $5,000 during the three months ended March 31, 2006, if HealthShare reaches certain revenue thresholds during the year ended December 31, 2005. The acquisition was accounted for using the purchase method of accounting and, accordingly, the purchase price was allocated to the tangible and intangible assets acquired and the liabilities assumed on the basis of their respective fair values. In connection with the preliminary allocation of the purchase price and intangible asset valuation, goodwill of $23,306 and an intangible asset subject to amortization of $10,000 were recorded. The Company does not expect that the goodwill or intangible asset recorded will be deductible for tax purposes. The intangible asset is content with an estimated useful life of three years. The results of operations of HealthShare have been included in the financial statements of the Company from March 14, 2005, the closing date of the acquisition, and are included in the Online Services segment.

2004 Acquisitions
      On December 24, 2004, the Company acquired MedicineNet, Inc. (“MedicineNet”), a privately held health information Web site for consumers. The total purchase consideration of MedicineNet was approximately $17,209 comprised of $16,732 in cash, net of cash acquired, and $477 of estimated acquisition costs. In addition, the Company has agreed to pay up to an additional $15,000 during the three months ended March 31, 2006, if the number of page views on MedicineNet’s Web sites exceeds certain

WebMD Health Corp.
Notes to Combined Consolidated Financial Statements — (Continued)
thresholds during the year ended December 31, 2005. The acquisition was accounted for using the purchase method of accounting and, accordingly, the purchase price was allocated to the tangible and intangible assets acquired and the liabilities assumed on the basis of their respective fair values. In connection with the preliminary allocation of the purchase price and intangible asset valuation, goodwill of $9,104 and intangible assets subject to amortization of $7,200 were recorded. The Company does not expect that the goodwill or intangible asset recorded will be deductible for tax purposes. The intangible assets are comprised of $5,600 relating to content with estimated useful lives of three years, $900 relating to customer relationships with estimated useful lives of two years and $700 relating to acquired technology with an estimated useful life of three years. The results of operations of MedicineNet have been included in the Online Services segment. The results of operations of MedicineNet from the closing date of the acquisition through December 31, 2004 were not material.
      On October 1, 2004, the Company acquired RxList, LLC (“RxList”), a privately held operator of an online drug directory for consumers and healthcare professionals. The total purchase consideration was approximately $5,455 comprised of $4,500 in cash, $500 to be paid in 2006 and $455 of estimated acquisition costs. In addition, the Company has agreed to pay up to an additional $2,500 during each of the three month periods ended March 31, 2006 and 2007, if the number of page views on RxList’s Web sites exceeds certain thresholds during each of the three month periods ended December 31, 2005 and 2006, respectively. The acquisition was accounted for using the purchase method of accounting and, accordingly, the purchase price was allocated to the tangible and intangible assets acquired and the liabilities assumed on the basis of their respective fair values. In connection with the preliminary allocation of the purchase price and intangible asset valuation, goodwill of $4,420 and an intangible asset subject to amortization of $1,054 were recorded. The Company expects that substantially all of the goodwill and intangible asset recorded will be deductible for tax purposes. The intangible asset is content with an estimated useful life of five years. The results of operations of RxList have been included in the financial statements of the Company from October 1, 2004, the closing date of the acquisition, and are included in the Online Services segment. The results of operations of RxList during the period from the closing date of the acquisition through December 31, 2004 were not material.

2003 Acquisitions
      On May 29, 2003, the Company acquired The Little Blue Book (“LBB”), a company that maintains a database containing physician practice information and publishes a pocket-sized reference book containing physician practice and contact information. The total purchase consideration for LBB was approximately $10,061, comprised of $9,926 in cash, net of the cash acquired, and acquisition costs of $135. Additionally, the Company paid an additional $1,500 in April 2004 and an additional $1,000 in April 2005 as a result of LBB achieving certain financial milestones during the years ending December 31, 2003 and 2004. These payments resulted in increases to goodwill. The acquisition was accounted for using the purchase method of accounting and, accordingly, the purchase price was allocated to the tangible and intangible assets acquired and the liabilities assumed on the basis of their respective fair values. In connection with the initial allocation of the purchase price, goodwill of $8,545 and intangible assets subject to amortization of $2,815 were recorded. The Company expects that substantially all of the goodwill and intangible assets recorded will be deductible for tax purposes. The intangible assets are comprised of $1,787 relating to a trade name with an estimated useful life of seven years, $761 relating to customer relationships with estimated useful lives of five years and $267 relating to acquired technology with an estimated useful life of three years. The results of operations of LBB have been included in the financial statements of the Company from May 29, 2003, the closing date of the acquisition, and are included in the Publishing Services segment.
      On April 30, 2003, the Company acquired the assets and assumed certain liabilities of Optate, Inc. (“Optate”), a provider of healthcare benefit decision-support tools and solutions to its clients through

WebMD Health Corp.
Notes to Combined Consolidated Financial Statements — (Continued)
online technology. The total purchase consideration for this acquisition was approximately $4,052, comprised of $4,000 in cash and acquisition costs of $52. The acquisition was accounted for using the purchase method of accounting and, accordingly, the purchase price was allocated to the tangible and intangible assets acquired and the liabilities assumed on the basis of their respective fair values. In connection with the allocation of the purchase price, goodwill of $4,070 and an intangible asset subject to amortization of $710 were recorded. The Company expects that substantially all of the goodwill recorded will be deductible for tax purposes. The intangible asset represents the fair value of customer relationships with estimated useful lives of five years. The results of operations of the acquired business have been included in the financial statements of the Company from April 30, 2003, the closing date of the acquisition, and are included in the Online Services segment.

2002 Acquisition
      On October 31, 2002, the Company acquired WellMed, Inc. (“WellMed”), a provider of healthcare information technology applications, including online healthcare decision-support and health management tools for use by consumers. The total purchase consideration for WellMed was approximately $19,013, comprised of $18,763 in cash, net of cash acquired, and acquisition costs of $250. The acquisition was accounted for using the purchase method of accounting and, accordingly, the purchase price was allocated to the tangible and intangible assets acquired and the liabilities assumed on the basis of their respective fair values. In connection with the allocation of the purchase price, goodwill of $18,380 and an intangible asset subject to amortization of $2,700 were recorded. The Company expects that substantially all of the goodwill recorded will be deductible for tax purposes. The intangible asset represents the fair value of acquired unpatented technology and has a useful life of three years. The results of operations of WellMed have been included in the financial statements of the Company from October 31, 2002, the closing date of the acquisition. WellMed’s results of operations are included in the Online Services segment.

Condensed Balance Sheet Data
      The following table summarizes the tangible and intangible assets acquired, the liabilities assumed and the consideration paid for each acquisition:

			The Little
	WellMed	Optate	Blue Book	RxList	MedicineNet	HealthShare

Accounts receivable	$1,543	$—	$2,568	$—	$1,081	$1,742
Deferred revenue	(1,256)	(812)	(3,465)	—	(64)	(4,622)
Other tangible assets (liabilities), net	(2,354)	84	(402)	(19)	(112)	(543)
Intangible assets	2,700	710	2,815	1,054	7,200	10,000
Goodwill	18,380	4,070	11,045	4,420	9,104	23,306

Total purchase price	$19,013	$4,052	$12,561	$5,455	$17,209	$29,883

Unaudited Pro Forma Information
      The following unaudited pro forma financial information for the years ended December 31, 2003 and 2004 and for the six months ended June 30, 2004 and 2005 gives effect to the acquisitions of HealthShare, Optate, LBB, RxList and MedicineNet, including the amortization of intangible assets, as if they had occurred on January 1, 2003. The information is provided for illustrative purposes only and is not necessarily indicative of the operating results that would have occurred if the transactions had been

WebMD Health Corp.
Notes to Combined Consolidated Financial Statements — (Continued)
consummated at the dates indicated, nor is it necessarily indicative of future operating results of the combined companies, and should not be construed as representative of these results for any future period.

			Six Months Ended
	Years Ended December 31,		June 30,

	2003	2004	2004	2005

Revenue	$120,113	$145,713	$63,255	$76,564
Net income (loss)	$(14,608)	$2,452	$(4,568)	$(2,890)

Basic and diluted income (loss) per share	$(146,080)	$24,520	$(45,680)	$(28,900)

5.	Significant Transactions

America Online, Inc.
      In May 2001, Parent entered into an agreement for a strategic alliance with Time Warner, Inc. (“Time Warner”). Under the agreement, the Company is the primary provider of healthcare content, tools and services for use on certain America Online (“AOL”) properties. The Company and AOL share certain revenue from advertising, commerce and programming on the health channels of the AOL properties and on a co-branded service created for AOL by the Company, with the Company receiving 80% of revenues up to an agreed-upon annual threshold and 60% thereafter. In connection with the strategic alliance, Parent issued to Time Warner a warrant to purchase 2,408,908 shares of Parent’s common stock at an exercise price of $9.25 per share. The warrant was valued at approximately $17,500 using the Black-Scholes option pricing model and was amortized through May 2004, the original term of the agreement, as a non-cash distribution expense included in sales and marketing expense. At December 31, 2003, the unamortized portion of the warrant was $1,944 and was included in other current assets in the accompanying combined consolidated balance sheet.
      The original term of the agreement was for three years expiring May 2004. The Company had the right to extend the original agreement for an additional three-year term if certain thresholds were not achieved during the original three-year term. These thresholds were not achieved and the Company exercised its right to extend the contract term until May 2007. Under the terms of the extension, the Company’s revenue share will be subject to a minimum annual guarantee. Included in the accompanying combined consolidated statements of operations, for the years ended December 31, 2002, 2003 and 2004 and for the six months ended June 30, 2004 and 2005 is revenue of $4,159, $5,087, $7,242, $3,349 and $7,111 which represents sales to third parties of advertising and sponsorship on the AOL health channels, primarily sold through the Company’s sales team. Also included in revenue during 2004 and during the six months ended June 30, 2005 is $3,754 and $3,048 related to the guarantee discussed above.

News Corporation
      In connection with a strategic relationship with News Corporation that Parent entered into in 2000 and amended in 2001, the Company received advertising services from News Corporation to be used over ten years expiring in 2010 in exchange for equity securities issued by Parent. The amount of advertising services received in any contract year is based on the current market rates in effect at the time the advertisement is placed. Additionally, the amount of advertising services that can be used in any contract year is subject to contractual limitations. The advertising services were recorded at fair value determined using a discounted cash flow methodology. The remaining portion of these advertising services is included in prepaid advertising in the accompanying combined consolidated balance sheets. Also, as part of the same agreement the Company licensed its content to News Corporation for use across News Corporation’s media properties for four years, ending in January 2005, for cash payments totaling $12,000 per contract year.

WebMD Health Corp.
Notes to Combined Consolidated Financial Statements — (Continued)

6.	Restructuring and Integration Benefit
      During 2000 and 2001, Parent initiated two restructuring and integration plans, with the objective of eliminating duplication and redundancies that resulted from prior acquisitions and to restructure certain strategic relationships Parent had with third parties. During 2002, the Company recorded a benefit of $5,850 related to the 2000 and 2001 restructuring activity resulting from the favorable settlements of certain of these restructured arrangements. With the exception of the $5,850 benefit, substantially all activity with respect to the restructuring plans was completed as of December 31, 2001.

7.	Segment Information
      The Company’s reportable segments have been determined based on the nature of the products offered to customers and, as described in Note 1, consist of Online Services and Publishing Services.
      The performance of the Company’s business is monitored based on income or loss before restructuring, taxes, non-cash and other items. Non-cash and other items include depreciation and amortization, other income, non-cash advertising and distribution expenses and non-cash stock compensation expense. Corporate and other overhead functions are allocated to segments on a specifically identifiable basis or other reasonable method of allocation. The Company considers these allocations to be a reasonable reflection of the utilization of costs incurred. The Company does not disaggregate assets for internal management reporting and, therefore, such information is not presented. There are no inter-segment revenue transactions and, therefore, revenues are only to external customers. The Company’s revenues are principally generated in the United States.

WebMD Health Corp.
Notes to Combined Consolidated Financial Statements — (Continued)
      Summarized financial information for each of the Company’s operating segments and a reconciliation to net income (loss) are presented below:

				Six Months Ended
	Years Ended December 31,			June 30,

	2002	2003	2004	2004	2005

				(unaudited)
Revenue
Online Services:
Advertising and sponsorship	$61,611	$71,618	$83,828	$35,240	$49,443
Licensing	830	8,923	15,841	5,955	14,044
Content syndication and other	17,008	19,610	20,618	10,397	4,573

Total Online Services	79,449	100,151	120,287	51,592	68,060
Publishing Services	4,754	10,001	13,861	6,484	6,680

	$84,203	$110,152	$134,148	$58,076	$74,740

Income (loss) before restructuring, taxes, non-cash and other items
Online Services	$(2,086)	$16,145	$24,902	$8,970	$7,793
Publishing Services	(848)	1,641	1,285	103	(915)

	(2,934)	17,786	26,187	9,073	6,878
Restructuring, taxes, non-cash and other items
Depreciation and amortization	(2,486)	(4,463)	(5,620)	(2,515)	(5,252)
Non-cash advertising and distribution	(22,809)	(18,968)	(12,147)	(8,034)	(3,414)
Non-cash stock compensation	(2,665)	(1,597)	(1,749)	(657)	(569)
Restructuring and integration benefit	5,850	—	—	—	—
Other income	823	—	—	—	—
Income tax provision	(140)	(183)	(210)	(91)	(152)

Net income (loss)	$(24,361)	$(7,425)	$6,461	$(2,224)	$(2,509)

8.	Long-Lived Assets

Property and Equipment
      Property and equipment consist of the following:

	December 31,

	2003	2004

Computer equipment	$2,780	$4,398
Office equipment, furniture and fixtures	1,198	1,219
Software	2,473	4,306
Leasehold improvements	3,246	3,252
Construction in process	—	650

	9,697	13,825
Less: accumulated depreciation	(4,331)	(7,509)

Property and equipment, net	$5,366	$6,316

      Depreciation expense was $1,745, $2,588 and $3,440 in 2002, 2003 and 2004, respectively.

WebMD Health Corp.
Notes to Combined Consolidated Financial Statements — (Continued)

Goodwill and Intangible Assets
      SFAS No. 142 requires that goodwill and certain intangibles no longer be amortized, but instead tested for impairment at least annually or when indicators of impairment are present. SFAS No. 142 also requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives and reviewed for impairment in accordance with SFAS No. 144. Based on the Company’s analysis, there was no impairment of goodwill in connection with the annual impairment tests that were performed during the years ended December 31, 2002, 2003 and 2004.
      The changes in the carrying amount of goodwill during the years ended December 31, 2003 and 2004 and the six months ended June 30, 2005 are as follows:

	Online	Publishing
	Services	Services	Total

Balance as of January 1, 2003	$23,704	$—	$23,704
Acquisitions during the period	4,070	8,661	12,731
Adjustments to finalize purchase price allocations	408	—	408

Balance as of January 1, 2004	28,182	8,661	36,843
Acquisitions during the period	13,387	—	13,387
Contingent consideration payments for prior period acquisitions(a)	—	2,500	2,500
Adjustments to finalize purchase price allocations	—	(116)	(116)

Balance as of December 31, 2004	41,569	11,045	52,614
Acquisitions during the period	23,141	—	23,141
Adjustments to finalize purchase price allocations	302	—	302

Balance as of June 30, 2005 (unaudited)	$65,012	$11,045	$76,057

(a)	During the year ended December 31, 2004, the Company accrued for contingent consideration of $1,000 for a Publishing Services 2003 Acquisition. This payment was made in the second quarter of 2005.
     Intangible assets subject to amortization consist of the following:

	December 31, 2003			December 31, 2004			June 30, 2005

	Gross			Gross			Gross
	Carrying	Accumulated		Carrying	Accumulated		Carrying	Accumulated
	Amount	Amortization	Net	Amount	Amortization	Net	Amount	Amortization	Net

							(unaudited)
Content	$—	$—	$—	$6,616	$(51)	$6,565	$16,654	(2,100)	14,554
Customer lists	3,091	(832)	2,259	3,991	(1,450)	2,541	3,991	(1,992)	1,999
Technology and patents	2,967	(1,102)	1,865	3,667	(2,091)	1,576	3,667	(2,707)	960
Trade names	2,587	(682)	1,905	2,587	(1,204)	1,383	2,587	(1,332)	1,255

Total	$8,645	$(2,616)	$6,029	$16,861	$(4,796)	$12,065	$26,899	$(8,131)	$18,768

      Amortization expense was $741, $1,875 and $2,180 in 2002, 2003 and 2004, and $1,065 and $3,335 for the six months ended June 30, 2004 and 2005, respectively. Aggregate amortization expense for intangible assets is estimated to be:

Year ending December 31,
2005	$4,466
2006	3,664
2007	2,852
2008	569
2009	408
Thereafter	106

WebMD Health Corp.
Notes to Combined Consolidated Financial Statements — (Continued)

9.	Accrued Expenses
      Accrued expenses consist of the following:

	December 31,

	2003	2004

Accrued compensation	$5,341	$7,402
Accrued outside services	1,399	2,245
Accrued marketing and distribution	1,359	2,671
Other accrued liabilities	2,076	3,556

Total accrued expenses	$10,175	$15,874

10.	Commitments and Contingencies

Legal Proceedings

Merrill Lynch Fundamental Growth Fund, Inc. et al. v. McKesson HBOC, Inc., et al.
      Parent was named as a defendant in the action Merrill Lynch Fundamental Growth Fund, Inc., et al. v. McKesson HBOC, Inc., et al., Case No. 405792, in the San Francisco Superior Court. The original complaint in this matter alleged that McKesson HBOC (now known as McKesson Corp.), HBO and Company (which we refer to as HBOC), certain officers and directors of those firms, Arthur Andersen LLP, and Bear Stearns & Co. engaged in a number of practices whereby HBOC and later McKesson HBOC improperly recognized revenues. When these practices were discovered, McKesson HBOC eliminated more than $327,000 in revenues that HBOC had recognized over the prior three years. Plaintiffs claim to have lost more than $150,000 as a result of the decline in McKesson HBOC’s share value after the accounting practices came to light in April 1999.
      On September 4, 2003, the plaintiffs filed a fourth amended complaint, naming Parent and two other defendants, General Electric Capital Corporation, Inc. and Computer Associates International, Inc., for the first time. The complaint alleged that Parent aided and abetted alleged fraud by certain defendants and conspired with those defendants in relation to HBOC’s and McKesson HBOC’s alleged improper recognition of approximately $14,000 in revenue on two software transactions. Plaintiffs also alleged that Parent made certain negligent misrepresentations with respect to these transactions.
      Plaintiffs alleged that Parent, through its participation in certain transactions with HBOC and McKesson HBOC, learned that officers of HBOC and/or McKesson HBOC, HBOC and McKesson HBOC were breaching duties owed to McKesson HBOC shareholders by making material misstatements and suppressing or omitting facts with respect to HBOC’s and McKesson HBOC’s financial results for the periods ending December 31, 1998 and March 31, 1999 and that Parent aided and abetted and conspired with these defendants. The complaint was based on alleged conduct by WebMD, Inc., a Georgia corporation that was then a separate private company and will be one of the Company’s subsidiaries. One of the HBOC officers allegedly involved became an officer of WebMD, Inc. on December 1, 1998, after having served as HBOC’s representative on the Board of Directors of WebMD, Inc. and was dismissed by WebMD, Inc. after the accounting fraud at HBOC was disclosed. The other HBOC officer allegedly involved served as HBOC’s representative on the Board of Directors of WebMD, Inc. and ceased to be a director of WebMD, Inc. upon dismissal by McKesson HBOC. Plaintiffs seek unspecified damages against Parent. The complaint alleges numerous instances of improper accounting by HBOC unrelated to the transactions between WebMD, Inc. and HBOC and/or McKesson HBOC.
      On December 16, 2003, Parent filed a demurrer, seeking dismissal of the plaintiffs’ two claims against it. On July 22, 2004, the Court sustained that demurrer, finding that the plaintiffs’ claims were time barred. On

WebMD Health Corp.
Notes to Combined Consolidated Financial Statements — (Continued)
October 8, 2004, the Court dismissed plaintiffs’ Fourth Amended Complaint with prejudice as to California, but without prejudice with respect to filing in another jurisdiction. On November 17, 2004, plaintiffs filed a notice of appeal of the Court’s order in favor of Parent. On November 30, 2004, Parent filed a cross-appeal for the purpose of challenging the form of the order. Those appeals are in the process of being briefed.
      In March 2004, McKesson Corp. filed cross-complaints against General Electric Capital Corporation, Inc., Computer Associates International, Inc., and Parent for declaratory relief and indemnification, alleging that each of these cross-defendants is obligated to indemnify McKesson if McKesson is compelled to pay any sum as the result of any damages, judgment or other awards recovered by the plaintiffs against McKesson. McKesson sought judicial determinations of the comparative fault of McKesson and each cross-defendant for damages claimed by the plaintiffs, if any such damages are found to exist, and declarations of the amount that each cross-defendant is obligated to indemnify McKesson if McKesson is compelled to pay any sum as the result of any damages, judgment or other awards recovered by the plaintiffs against McKesson. The cross-complaints against General Electric and Computer Associates have since been dismissed.
      On June 8, 2004, Parent filed a demurrer, seeking dismissal of McKesson’s claims. On September 10, 2004, the Court sustained the demurrer to McKesson’s claims against Parent. On December 7, 2004, the Court dismissed McKesson’s cross-complaint with prejudice and ordered entry of judgment in favor of Parent. On January 27, 2005, McKesson filed a notice of appeal of the Court’s order in favor of Parent. That appeal has not yet been briefed.
      On August 12, 2004, the original plaintiffs in the California lawsuit, Merrill Lynch Fundamental Growth Fund, Inc. and Merrill Lynch Global Value Fund, Inc., filed a separate lawsuit in Superior Court in New Jersey, Middlesex County, alleging substantially the same issues and claims against Parent as they did in the California lawsuit. In response to Parent’s motion to dismiss, plaintiffs filed a First Amended Complaint on January 4, 2005, dropping claims against Parent, but asserting the same claims against WebMD, Inc., the company that engaged in the two software transactions. On February 4, 2005, the New Jersey court dismissed Parent from the action without prejudice, and stayed the New Jersey action until the California action is resolved, subject to Parent’s entering into a tolling agreement with plaintiffs, which Parent has done.
      Parent intends to vigorously defend against the plaintiffs’ and McKesson’s claims against Parent and WebMD, Inc.

Department of Justice and SEC Investigations of Parent
      On September 3, 2003, Parent first learned that the U.S. Attorney for the District of South Carolina, with the assistance of the Federal Bureau of Investigation and the Internal Revenue Service, was conducting an investigation of Parent relating to activities which may have been engaged in before and after Medical Manager Corporation (now part of Parent’s Emdeon Practice Services business segment) merged in 1999 with a predecessor of Parent, as well as after the merged entity became a subsidiary of Parent in 2000. Parent believes that the investigation relates principally to issues of financial accounting improprieties relating to Medical Manager, including activities that artificially inflated revenues and earnings of Medical Manager. Parent understands that the SEC is also conducting a formal investigation into this matter. In 2005, certain former employees of Medical Manager agreed to plead guilty to mail fraud and tax evasion as a result of the foregoing investigation.
      While Parent is not sure of the investigation’s exact scope, it does not believe that the investigation relates to the business of the Company. However, documents filed by the U.S. Attorney in connection with the plea agreements entered into by the former Medical Manager employees state that these employees engaged in their fraudulent conduct “in concert with senior management,” and “at the direction of senior Medical Manager officers.” In its statement, the U.S. Attorney stated that “the senior management and

WebMD Health Corp.
Notes to Combined Consolidated Financial Statements — (Continued)
officers referred to in the Court documents were members of senior management of the Medical Manager subsidiary during the relevant time period.” Based on the information it has obtained to date, Parent does not believe that any member of its senior management whose duties were not primarily related to the operations of Medical Manager engaged in the alleged improprieties. Parent understands, however, that in light of the nature of the allegations involved, the U.S. Attorney’s Office has been investigating all levels of Parent’s management. Some members of the Company’s senior management are also serving or have served as members of senior management of Parent. In the event members of senior management were to be implicated in any wrongdoing, it could have an adverse impact on the Company.
      Parent has been cooperating and intends to continue to cooperate fully with the U.S. Attorney’s Office. Parent’s Board of Directors has formed a Special Committee consisting solely of independent directors to oversee this matter, with the sole authority to direct Parent’s response to the allegations that have been raised. The Special Committee has retained independent legal counsel to advise it. Parent has retained counsel to advise it in connection with the investigation, and such counsel reports directly to the Special Committee.
      It is anticipated that the terms of a release and indemnity agreement between Parent and the Company will provide that Parent will agree to indemnify the Company against any and all liabilities arising from or based on this investigation.

Ari Weitzner, M.D., P.C. et al. v. National Physicians Datasource LLC
      On May 24, 2005, a lawsuit was filed by Dr. Ari Weitzner individually, and as a class action, under the Telephone Consumer Protection Act (the “TCPA”), in the U.S. District Court, Eastern District of New York against National Physicians Datasource LLC (“NPD”), a subsidiary of Parent that will be contributed to the Company. The lawsuit claims that faxes allegedly sent by NPD, which publishes The Little Blue Book, were sent in violation of the TCPA. The Company intends to vigorously defend this claim.

Other
      In the normal course of business, the Company is involved in various other claims and legal proceedings. While the ultimate resolution of these matters, and those discussed above, has yet to be determined, the Company does not believe that their outcomes will have a material adverse effect on the Company’s combined consolidated financial position, results of operations or liquidity.

Leases
      The Company leases its offices under operating lease agreements that expire at various dates through 2015. Total rent expense for all operating leases was approximately $2,772, $2,702 and $2,818 in 2002, 2003 and 2004, respectively. Future minimum lease commitments under non-cancelable lease agreements at December 31, 2004 were as follows:

Year Ending December 31,
2005	$2,351
2006	3,689
2007	3,345
2008	3,202
2009	2,845
Thereafter	19,957

Total minimum lease payments	$35,389

WebMD Health Corp.
Notes to Combined Consolidated Financial Statements — (Continued)

Other Contingencies
      The Company provides certain indemnification provisions within its license agreements to protect the other party from any liabilities or damages resulting from a claim of misappropriation or infringement by third parties relating to its products and services. The Company has not incurred a liability relating to any of these indemnification provisions in the past and management believes that the likelihood of any future payment relating to these provisions is unlikely. Therefore, the Company has not recorded a liability during any period for these indemnification provisions.

11.	Stock-Based Compensation Plans
      Certain WebMD Health employees participate in the stock-based compensation plans of Parent. Under these plans certain WebMD Health employees have received grants of stock options and restricted stock. Additionally, all eligible WebMD Health employees are provided the opportunity to participate in Parent’s employee stock purchase plan. Prior to the effective date of the Offering, the Company will establish its own stock-based compensation plans which are expected to be structured similar to the stock-based compensation plans of Parent. Additionally, all unvested stock options and restricted stock held by the Company’s employees as of the effective date of the Offering will continue to vest under the original terms of those awards. Following is a summary of these stock-based compensation plans:
      Stock Options: Under Parent’s stock option plans, options to acquire shares of Parent common stock have been made available for grant to certain Company employees. Each option granted during 2002, 2003 and 2004 had an exercise price equal to the market value of Parent common stock on the date of grant, and accordingly, no compensation expense has been recognized for these option grants. However, the Company recorded stock-based compensation expense of $2,448, $622 and $188 for the years ended December 31, 2002, 2003 and 2004, respectively, and $126 during the six months ended June 30, 2004 as a result of stock options assumed in connection with certain acquisitions in 2000 and options granted in 2000 with exercise prices less than the fair market value of Parent’s stock on the date of the grant. As all of these stock options were fully vested as of December 31, 2004, no stock-based compensation expense related to stock options was recorded during the six months ended June 30, 2005. The majority of the options have contractual lives of 10 years and vest and become exercisable at 25% increments over four years. The following table summarizes information regarding Parent stock options held by the Company’s employees during the years ended December 31, 2002, 2003 and 2004:

	Years Ended December 31,

	2002		2003		2004

		Weighted		Weighted		Weighted
		Average		Average		Average
	Shares	Exercise Price	Shares	Exercise Price	Shares	Exercise Price

Outstanding at the beginning of the year	16,269,712	$12.92	15,003,315	$11.54	15,541,928	$11.67
Granted	2,148,860	6.21	2,279,500	9.20	3,984,500	8.43
Exercised	(554,239)	3.67	(1,093,160)	5.22	(855,371)	6.63
Cancelled	(2,861,018)	16.93	(647,727)	10.93	(999,652)	11.23

Outstanding at the end of the year	15,003,315	$11.54	15,541,928	$11.67	17,671,405	$11.21

Exercisable at the end of the year	7,597,618	$13.59	9,161,989	$13.66	11,160,759	$12.78

WebMD Health Corp.
Notes to Combined Consolidated Financial Statements — (Continued)
     The following table summarizes information with respect to options outstanding and options exercisable at December 31, 2004:

	Outstanding			Exercisable

			Weighted
		Weighted	Average		Weighted
		Average	Remaining		Average
		Exercise	Contractual		Exercise
Exercise Prices	Shares	Price	Life (In Years)	Shares	Price

$1.30-$5.60	2,698,412	$3.89	6.72	2,394,415	$3.81
$5.71-$8.55	3,522,614	6.94	8.33	1,441,592	6.65
$8.59	2,350,200	8.59	9.21	—	—
$8.60-$10.89	2,191,203	9.22	8.47	500,838	9.30
$11.55-$12.06	2,259,850	11.68	5.56	2,252,463	11.68
$12.19-$17.44	2,850,186	14.03	5.57	2,847,411	14.03
$18.06-$25.07	990,550	20.92	6.11	990,550	20.92
$28.10-$94.69	808,390	44.06	4.92	733,490	43.97

	17,671,405	$11.21	7.14	11,160,759	$12.78

      The pro forma information presented in Note 2 has been determined as if employee stock options were accounted for under the fair value method of SFAS No. 123. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

				Six Months
				Ended
	Years Ended December 31,			June 30,

	2002	2003	2004	2004	2005

				(unaudited)
Expected dividend yield	0%	0%	0%	0%	0%
Expected volatility	0.90	0.89	0.58	0.60	0.50
Risk free interest rate	1.85%	1.38%	1.67%	1.30%	3.37%
Expected post vesting option lives (years)	0.75-3.0	0.75-3.0	0.75-3.0	0.75-3.0	0.75-3.0
Weighted fair value of options granted during the year	$3.94	$5.52	$3.55	$3.79	$3.79
      Restricted Stock: Restricted stock consists of shares of Parent’s common stock which have been granted to employees. The grants are restricted such that they are subject to substantial risk of forfeiture and to restrictions on their sale or other transfer by the employee until they vest. Generally, restricted stock awards vest ratably over a three to four year period based on their individual award dates.

WebMD Health Corp.
Notes to Combined Consolidated Financial Statements — (Continued)
      The Company recorded stock compensation expense related to restricted stock awards of $217, $975, $1,561, $531 and $569 for the years ended December 31, 2002, 2003 and 2004 and for the six months ended June 30, 2004 and 2005, respectively, based on the graded vesting method over the respective vesting periods of the awards. At December 31, 2004, the amount of deferred compensation specifically related to the Company’s employees reflected in owner’s net investment in the combined consolidated balance sheet was $1,894. The remaining unamortized deferred compensation as of December 31, 2004, assuming all employees remain employed at the Company for their remaining vesting periods, will be expensed as follows:

Year Ending December 31,

2005	$1,287
2006	535
2007	72

$1,894

      During 2002, 400,159 restricted stock awards were granted to Company employees, with a weighted average fair value of $6.31 per share. There were no restricted stock awards granted to the Company’s employees during 2003. During 2004, 355,800 restricted stock awards were granted to the Company’s employees, with a weighted average fair value of $8.57 per share. Approximately 96,000 and 71,000 restricted stock awards vested during 2003 and 2004, respectively. Approximately 2,000, 87,000 and 9,000 restricted stock awards were cancelled during 2002, 2003 and 2004, respectively. There were 491,109 restricted stock awards that were unvested as of December 31, 2004.
      Employee Stock Purchase Plan: Parent’s employee stock purchase plan (“ESPP”) allows eligible employees the opportunity to purchase shares of Parent’s common stock through payroll deductions, up to 15% of a participant’s annual compensation with a maximum of 5,000 shares available per participant during each purchase period. Prior to an amendment to the ESPP on November 1, 2002, the purchase price of the stock was 85% of the lesser of the fair market value on the first and last day of each purchase period. Effective with the November 1, 2002 amendment, the purchase price of the stock is 85% of the fair market value on the last day of each purchase period. A total of 43,422, 27,160 and 37,876 shares were issued to the Company’s employees under Parent’s ESPP during 2002, 2003 and 2004, respectively.

12.	Income Taxes
      The Company’s results of operations have been included in Parent’s consolidated U.S. federal and state income tax returns. The provision for income taxes included in the accompanying combined consolidated financial statements has been determined on a separate return basis using the liability method in accordance with SFAS No. 109, “Accounting for Income Taxes.” Under this method, deferred income taxes are recognized for the future tax consequence of differences between the tax and financial reporting basis of assets and liabilities at each reporting period. The Company is required to assess its deferred tax assets and the need for a valuation allowance on a separate return basis, and exclude from that assessment the utilization of all or a portion of those losses by Parent under the separate return method. This assessment requires considerable judgment on the part of management with respect to benefits that could be realized from future taxable income, as well as other positive and negative factors.

WebMD Health Corp.
Notes to Combined Consolidated Financial Statements — (Continued)
      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets were as follows:

	December 31,

	2003	2004

Deferred tax assets:
Net operating loss carryforwards	$239,491	$242,710
Research and development tax credits	1,362	1,576
Other accrued expenses	2,989	5,285
Allowance for doubtful accounts	368	319
Depreciation	3,768	3,387
Intangible assets	5,440	1,278
Prepaid assets	13,839	11,376
Other, net	4,728	5,283

Total deferred tax assets	271,985	271,214
Valuation allowance	(271,985)	(271,214)

Net deferred tax assets	$—	$—

      The reconciliation between the federal statutory rate and the effective income tax rate is as follows:

	Year Ended December 31,

	2002	2003	2004

United States federal statutory rate	(34.0)%	(34.0)%	34.0%
State income taxes (net of federal benefit)	1.5	9.9	8.1
Valuation allowance released in lieu of equity deductions	(5.0)	(47.5)	(32.6)
Losses benefited to (from) Parent	38.9	76.0	(4.4)
Other	(0.8)	(1.9)	(1.9)

Effective income tax rate	0.6%	2.5%	3.2%

      A valuation allowance equal to 100% of the deferred tax assets has been established because of the uncertainty of realization of the deferred tax assets due to the lack of earnings history. The valuation allowance for deferred tax assets decreased by $267 and $771 in 2003 and 2004, respectively.
      At December 31, 2004, the Company had net operating loss carryforwards for federal income tax purposes of approximately $606,776, which expire in 2005 through 2024, and federal tax credits of approximately $1,576, which expire in 2011 through 2024. Approximately $184,465 and $7,244 of these net operating loss carryforwards were recorded through owner’s net investment and goodwill, respectively. Therefore, if in the future the Company believes that it is more likely than not that these tax benefits will be realized, this portion of the valuation allowance will be reversed against owner’s net investment and goodwill, respectively.
      A portion of net operating loss carryforwards and tax credit carryforwards may be subject to an annual limitation regarding their utilization against taxable income in future periods due to the “change of ownership” provisions of the Internal Revenue Code and similar state provisions. A portion of these carryforwards may expire before becoming available to reduce future income tax liabilities.

WebMD Health Corp.
Notes to Combined Consolidated Financial Statements — (Continued)
      Some of the Company’s operating companies are profitable in certain states in which the Company does not have net operating losses to offset that income. Accordingly, the Company provided for taxes of $140, $183, $210, $91 and $152 related to state and other jurisdictions during the years ended December 31, 2002, 2003 and 2004, and the six months ended June 30, 2004 and 2005 respectively.

13.	Related Party Transaction
      In 2004, the Company entered into an agreement with Fidelity Human Resources Services Company LLC (“FHRS”) to integrate the Company’s employer product into the services FHRS provides to its clients. FHRS provides human resources administration and benefit administration services to employers. The Company recorded revenue of $817 and $1,097 in 2004 and for the six months ended June 30, 2005 and $984 and $530 was included in accounts receivable as of December 31, 2004 and June 30, 2005 related to the FHRS agreement. FHRS is an affiliate of FMR Corp, which reported beneficial ownership of approximately 10.8% and 13.8% of Parent’s common stock at December 31, 2004 and June 30, 2005.

14.	Quarterly Financial Data (Unaudited)
      The following table summarizes the quarterly financial data for 2004 and 2003:

	2004

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Revenue	$26,266	$31,810	$36,975	$39,097
Cost of operations	11,207	13,228	13,336	14,606
Sales and marketing	11,585	11,661	12,080	13,989
General and administrative	4,979	5,034	5,493	4,659
Depreciation and amortization	1,204	1,311	1,247	1,858

Income (loss) before income tax provision	(2,709)	576	4,819	3,985
Income tax provision	44	47	61	58

Net income (loss)	$(2,753)	$529	$4,758	$3,927

Net income (loss) per common share:
Basic and diluted	$(27,530)	$5,290	$47,580	$39,270

Weighted-average common shares outstanding
Basic and diluted	100	100	100	100

WebMD Health Corp.
Notes to Combined Consolidated Financial Statements — (Continued)

	2003

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Revenue	$22,052	$26,410	$31,035	$30,655
Cost of operations	10,058	12,279	12,615	12,046
Sales and marketing	10,437	11,466	13,147	12,867
General and administrative	3,781	4,250	4,577	5,408
Depreciation and amortization	1,035	1,013	1,212	1,203

Loss before income tax provision	(3,259)	(2,598)	(516)	(869)
Income tax provision	45	46	46	46

Net loss	$(3,304)	$(2,644)	$(562)	$(915)

Net loss per common share:
Basic and diluted	$(33,040)	$(26,440)	$(5,620)	$(9,150)

Weighted-average common shares outstanding
Basic and diluted	100	100	100	100

Segment Data:

	2004

	First	Second	Third	Fourth
Revenue	Quarter	Quarter	Quarter	Quarter
Online Services:
Advertising and sponsorship	$15,919	$19,321	$22,590	$25,998
Licensing	2,751	3,204	4,257	5,629
Content syndication and other	5,172	5,225	4,683	5,538

Total Online Services	23,842	27,750	31,530	37,165
Publishing Services	2,424	4,060	5,445	1,932

	$26,266	$31,810	$36,975	$39,097

Income (loss) before taxes, non-cash and other items
Online Services	$3,506	$5,464	$6,349	$9,583
Publishing Services	(444)	547	2,060	(878)

	3,062	6,011	8,409	8,705
Taxes, non-cash and other items
Depreciation and amortization	(1,204)	(1,311)	(1,247)	(1,858)
Non-cash advertising and distribution	(4,288)	(3,746)	(1,805)	(2,308)
Non-cash stock compensation	(279)	(378)	(538)	(554)
Income tax provision	(44)	(47)	(61)	(58)

Net income (loss)	$(2,753)	$529	$4,758	$3,927

WebMD Health Corp.
Notes to Combined Consolidated Financial Statements — (Continued)

	2003

	First	Second	Third	Fourth
Revenue	Quarter	Quarter	Quarter	Quarter
Online Services:
Advertising and sponsorship	$14,459	$17,698	$19,585	$19,876
Licensing	1,628	2,167	2,049	3,079
Content syndication and other	4,372	4,577	5,006	5,655

Total Online Services	20,459	24,442	26,640	28,610
Publishing Services	1,593	1,968	4,395	2,045

	$22,052	$26,410	$31,035	$30,655

Income (loss) before taxes, non-cash and other items
Online Services	$1,890	$4,150	$5,227	$4,878
Publishing Services	481	149	1,641	(630)

	2,371	4,299	6,868	4,248
Taxes, non-cash and other items
Depreciation and amortization	(1,035)	(1,013)	(1,212)	(1,203)
Non-cash advertising and distribution	(4,130)	(5,345)	(5,788)	(3,705)
Non-cash stock compensation	(465)	(539)	(384)	(209)
Income tax provision	(45)	(46)	(46)	(46)

Net loss	$(3,304)	$(2,644)	$(562)	$(915)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors
MedicineNet, Inc.
      We have audited the accompanying balance sheet of MedicineNet, Inc. as of March 31, 2004 and the related statements of operations, shareholders’ equity and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MedicineNet, Inc. as of March 31, 2004, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.

/s/ J.H. Cohn LLP
San Diego, California
April 13, 2005

MEDICINENET, INC.
BALANCE SHEETS

	March 31,	September 30,
	2004	2004

		(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$904,630	$980,740
Accounts receivable, less allowance for doubtful accounts of $11,796 as of March 31, 2004	495,995	676,081
Other current assets	34,600	67,515

Total current assets	1,435,225	1,724,336
Investment in joint venture	500,000	500,000
Property and equipment, net of accumulated depreciation and amortization of $191,194 at March 31, 2004 and $205,464 at September 30, 2004	54,358	53,039
Other assets	10,188	10,188

Total assets	$1,999,771	$2,287,563

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$150,921	$161,975
Deferred revenue	8,875	34,826

Total liabilities	159,796	196,801

Commitments and Contingencies

Shareholders’ equity:
Preferred stock, par value $.0001 par share, 20,000,000 shares authorized;
Series A, 2,666,663 shares issued and outstanding (liquidation preference of $1.50 per share)	3,999,995	3,999,995
Series B, 5,000,000 shares issued and outstanding (liquidation preference of $1.00 per share)	5,000,000	5,000,000
Common stock, par value $.0001 per share, 40,000,000 shares authorized;
Series A, 4,481,102 shares issued and outstanding	448	448
Series B, 1,152,180 shares issued and outstanding	115	115
Additional paid-in capital	1,362,759	1,362,759
Deferred compensation	(6,567)	(4,019)
Accumulated deficit	(8,516,775)	(8,268,536)

Total shareholders’ equity	1,839,975	2,090,762

Total liabilities and shareholders’ equity	$1,999,771	$2,287,563

See accompanying notes.

MEDICINENET, INC.
STATEMENTS OF OPERATIONS

		Six Months Ended
	Year Ended	September 30,
	March 31,
	2004	2003	2004

		(Unaudited)
Revenues:
Advertising	$1,605,367	$709,391	$1,149,401
Content licensing	72,209	41,867	250,393
Other	60,962	27,910	4,769

Total revenues	1,738,538	779,168	1,404,563
Cost of revenues	313,116	108,445	178,877

Gross profit	1,425,422	670,723	1,225,686

Operating expenses:
Selling, general and administrative	1,349,408	743,815	803,088
Research and development	256,971	91,667	179,200

Total operating expenses	1,606,379	835,482	982,288

Operating income (loss)	(180,957)	(164,759)	243,398
Other income (expense):
Interest income	9,974	5,266	4,841
Loss from investment in joint venture	(165,340)	(107,930)

Net income (loss)	$(336,323)	$(267,423)	$248,239

See accompanying notes.

MEDICINENET, INC.
STATEMENTS OF SHAREHOLDERS’ EQUITY

	Series A		Series B		Series A		Series B
	Preferred Stock		Preferred Stock		Common Stock		Common Stock		Additional			Total
									Paid-In	Deferred	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Compensation	Deficit	Equity

Balance at April 1, 2003	2,666,663	$3,999,995	5,000,000	$5,000,000	4,481,102	$448	1,152,180	$115	$1,357,790	$(20,195)	$(8,180,452)	$2,157,701
Issuance of common stock options for services									4,969	(4,969)
Stock compensation expense										18,597		18,597
Net loss											(336,323)	(336,323)

Balance at March 31, 2004	2,666,663	3,999,995	5,000,000	5,000,000	4,481,102	448	1,152,180	115	1,362,759	(6,567)	(8,516,775)	1,839,975

Stock compensation expense (unaudited)										2,548		2,548
Net income (unaudited)											248,239	248,239

Balance at September 30, 2004 (unaudited)	2,666,663	$3,999,995	5,000,000	$5,000,000	4,481,102	$448	1,152,180	$115	$1,362,759	$(4,019)	$(8,268,536)	$2,090,762

See accompanying notes.

MEDICINENET, INC.
STATEMENTS OF CASH FLOWS

		Six Months Ended
	Year Ended	September 30,
	March 31,
	2004	2003	2004

		(Unaudited)
Operating activities:
Net income (loss)	$(336,323)	$(267,423)	$248,239
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	47,510	23,589	17,181
Loss on investment in joint venture	165,340	107,930
Loss on disposal of equipment	617		323
Provision for doubtful accounts	11,796	14,296	417
Stock compensation expense	18,597	13,465	2,548
Changes in operating assets and liabilities:
Accounts receivable	(245,647)	(79,404)	(180,503)
Other current assets	4,571	(18,119)	(32,915)
Deposits		(1,352)
Accounts payable and accrued expenses	31,205	(10,786)	11,053
Deferred revenue	(8,021)	6,838	25,951

Net cash provided by (used in) operating activities	(310,355)	(210,966)	92,294

Investing activities:
Purchase of equipment	(12,642)	(7,332)	(16,184)
Sale of short-term investments	500,000

Net cash provided by (used in) investing activities	487,358	(7,332)	(16,184)

Net increase (decrease) in cash and cash equivalents	177,003	(218,298)	76,110
Cash and cash equivalents, beginning of period	727,627	727,627	904,630

Cash and cash equivalents, end of period	$904,630	$509,329	$980,740

Supplemental disclosure of noncash financing activity:
Issuance of common stock options for service	$4,969	$4,969

See accompanying notes.

MEDICINENET, INC.
NOTES TO FINANCIAL STATEMENTS

1.	Organization and Summary of Significant Accounting Policies
      Information Network, Inc. was incorporated in the State of Nevada on December 8, 1995. On March 7, 1997, the same shareholders of Information Network, Inc. formed MedicineNet, Inc. a California corporation. Upon the formation of MedicineNet, Inc., all stock issued and stock options related to Information Network, Inc. were transferred to MedicineNet, Inc. on a share for share basis. Pursuant to an Agreement of Merger effective March 31, 1999, Information Network, Inc. merged (the “Merger”) with and into MedicineNet, Inc. and MedicineNet, Inc. (the “Company”) became the surviving entity. MedicineNet, Inc. and Information Network, Inc. have been under common ownership since the inception of MedicineNet, Inc.
      Prior to the Merger, Information Network, Inc. had 1,500,000 shares of common stock issued and outstanding and MedicineNet, Inc. had 3,500,000 shares of common stock issued and outstanding. Pursuant to the Agreement of Merger, all the shares of common stock of Information Network, Inc. were cancelled. The shares of common stock of MedicineNet, Inc. issued and outstanding prior to the Merger were unaffected by the Merger. The combination of Information Network, Inc. and MedicineNet, Inc. was accounted for as a combination of affiliated entities under common control in a manner similar to a pooling-of-interests (“as-if-pooling”). Under this method, the assets, liabilities and shareholders’ equity of Information Network, inc. and MedicineNet, Inc. were combined at their historical book values and their operations have been recorded on a combined historical basis subsequent to achieving common control. The combination did not require any material adjustments to conform the accounting policies of the separate entities.
Nature of Operations
      The Company is an online healthcare destination for proprietary doctor-produced health and medical information. The Company’s network of board-certified physician writers and scientists provides online medical information for consumers, including a comprehensive range of medical conditions, procedures, tests, medications, medical terms, news, and health facts.
Joint Venture
      Investment in joint venture is accounted for under the equity method (see Note 4).
Revenue Recognition
      Publishing and advertising revenues are recognized during the period the publications and advertising are displayed. Content licensing revenues are recognized over the term of the contract, generally one year. The Company’s revenue recognition policy is in accordance with the Securities and Exchange Commission’s Staff Accounting Bulletin (SAB) Nos. 101 and 104, Revenue Recognition.
Cash and Cash Equivalents
      The Company considers all highly-liquid financial investments with maturity of three months or less when purchased to be cash equivalents.
Property and equipment
      Property and equipment is stated at cost. Depreciation of property and equipment is provided on a straight-line basis over the estimated useful lives of the assets which range from two to five years. Amortization of leasehold improvements is computed over the shorter of the estimated useful lives of the assets or the term of the related lease.

MEDICINENET, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
Capitalized Software Costs
      Statement of Financial Accounting Standards No. 86 (SFAS No. 86), Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed, provides for the capitalization of certain software development costs once technological feasibility is established. The capitalized costs are amortized on a straight-line basis over the estimated product life, or the ratio of current revenues to total projected product revenues, whichever is greater. No costs to date have been capitalized as the total capitalizable costs for all periods presented are immaterial.
      The American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. SOP 98-1 requires the capitalization of certain costs incurred in the acquisition or development of internal-use software. No internal-use software or Web site development costs to date have been capitalized.
Income Taxes
      Income taxes are accounted for under the asset and liability method in accordance with SFAS No. 109, Accounting for Income Taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is established to reduce deferred tax assets to the amounts expected to be realized.
Accounting for stock compensation
      The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations including FASB Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation an Interpretation of APB Opinion No. 25 (issued in March 2000), to account for its fixed plan stock options. Under this method, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. SFAS No. 123, Accounting for Stock-Based Compensation, established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, the Company has elected to continue to apply the intrinsic value-based method of accounting described above and has adopted the disclosure requirements of SFAS Nos. 123 and 148.
      The Company has adopted Emerging Issues Task Force (EITF) 96-18, Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling Goods or Services. Equity instruments issued to non-employees are measured using the fair value of the equity instrument using the stock price and other measurement assumptions as of the earlier of the date at which a performance commitment to earn the equity instruments is reached or the date at which the performance is complete, which usually will coincide with the date on which the equity instruments vest and no longer are forfeitable.

MEDICINENET, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
      If the Company had elected to recognize compensation cost based on the fair value of employee options at the date of grant, consistent with the method as prescribed by SFAS No. 123, net income (loss) would have changed to the pro forma amounts indicated below:

		Six Months Ended
	Year Ended	September 30,
	March 31,
	2004	2003	2004

		(Unaudited)
Net income (loss) as reported	$(336,323)	$(267,423)	$248,239
Deduct: Total stock-based employee compensation expense determined under fair value based method	(6,901)	(5,253)	(2,714)

Pro forma net income (loss)	$(343,224)	$(272,676)	$245,525

Long-Lived Assets
      The Company accounts for long-lived assets in accordance with the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. There has been no permanent impairment of long-lived assets as of March 31, 2004.
Use of Estimates
      Management of the Company has made estimates and assumptions relating to the reporting of assets and liabilities and the disclosures of contingent assets and liabilities to prepare these financial statements in conformity with accounting principles generally accepted in the United States. Actual results could differ from those estimates.
Research and Development
      Research and development costs are expensed as incurred.
Interim Financial Statements
      The unaudited financial statements included herein have been prepared, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of management, the accompanying unaudited financial statements reflect all adjustments necessary to present fairly the financial position as of September 30, 2004 and the results of operations and cash flows for the six months ended September 30, 2003 and 2004.

2.	Concentrations of Credit Risk
      Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. The Company maintains its cash and cash equivalents with a high credit quality financial institution. At March 31, 2004, the Company had cash and cash equivalent balances in excess of Federally insured limits in the amount of approximately $771,000.

MEDICINENET, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)

3.	Shareholders’ Equity
      The Company is authorized to issue two classes of stock, $.0001 par value, designated “Common Stock,” and “Preferred Stock.” The Common Stock and Preferred Stock were issued in two series each, designated as “Series A” and “Series B” Common Stock, and “Series A” and “Series B” Preferred Stock. The total number of shares that the Company is authorized to issue is 60,000,000, of which 35,000,000 are designated as Series A Common Stock, 5,000,000 is designated as Series B Common Stock and 20,000,000 is designated as Preferred Stock. The attributes of Series A Common Stock and Series B Common Stock are identical, except that Series B Common Stock does not have voting rights except as required by law. The holders of Series A Common Stock are entitled to one vote per share. The Preferred Stock may be divided into such number of series as the Board of Directors may determine necessary. As of March 31, 2004, 5,333,334 shares have been designated Series A Preferred Stock and 7,500,000 shares have been designated Series B Preferred Stock. The rights, preferences and privileges of the Series A Preferred Stock and Series B Preferred Stock are listed below:
Conversion Rights
      Each share of the Series A Preferred Stock and Series B Preferred Stock outstanding is convertible at the option of the holder into such shares of Common Stock as determined by dividing the original issue price by the conversion price. The conversion price is subject to certain adjustments for stock splits, combinations, or other dilutive issuances. Conversion will occur automatically upon the closing of a registered public offering of the Company’s Common Stock that yields aggregate proceeds to the Company of at least $20,000,000 or upon written consent or agreement of a majority of the holders of Series A Preferred Stock and Series B Preferred Stock, voting separately.
Redemption Rights
      The Preferred Stock is not redeemable.
Dividend Rights
      Preferred Stockholders are entitled to receive noncumulative dividends at the rate of $.12 per share of Series A Preferred Stock and $.08 per share of Series B Preferred Stock, per annum, payable quarterly when, as and if declared by the Board of Directors. No dividends will be declared or paid to any holders of shares of the Common Stock of the Company unless full dividends for the Preferred Stock have first been declared and paid.
Liquidation Preference
      In the event of a liquidation, dissolution or winding up of the Company, the holders of Preferred Stock are entitled, sharing pro rata, to receive a liquidation preference of up to $1.50 per share of Series A Preferred Stock and $1.00 per share of Series B Preferred Stock, plus any accrued but unpaid dividends. Any remaining proceeds are to be shared pro rata by the holders of the Common Stock on a pro rata basis.
Voting rights
      Holders of Preferred Stock are generally entitled to vote together with holders of Series A Common Stock on matters presented for stockholder action at a voting percentage equal to the number if such preferred shares were converted to Series A Common Stock.

MEDICINENET, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)

4.	Investment in Joint Venture
      Investment in joint venture as of March 31, 2004 consists of a 50% ownership interest in Wearnes Biotech and Medicals (1998) Pte Ltd. formed for the purposes of hosting an “Asian MedicineNet.com” Web site (see Note 8). The investment is accounted for using the equity method. The Company’s share of losses from this investment was $165,340 for the year ended March 31, 2004, and was reflected in other income (expense).

5.	Income Taxes
      The Company’s provision for income taxes primarily differs from the expected tax benefit amount computed by applying the statutory federal income tax rate to the loss before income taxes, as a result of an increase in the valuation allowance that fully reserves for the deferred tax effect of the net operating loss carryforwards.
      At March 31, 2004, the Company had gross deferred tax assets aggregating approximately $8,072,000, primarily consisting of net operating loss carryforwards, with a full valuation allowance.
      In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon generation of future taxable income during the periods in which those temporary differences become deductible. Management considers projected future taxable income in making this assessment.
      As of March 31, 2004, the Company has net operating loss carryforwards for federal and state income tax purposes of approximately $7,244,000 and $6,998,000 respectively, and will commence expiration in 2018 and 2007, respectively.
      In accordance with Internal Revenue Code Section 382, the annual utilization of net operating loss carryforwards and credits existing prior to a change in control in the Company may be limited. A portion of these carryforwards may expire before becoming available to reduce future income tax liabilities.
      The reconciliation between the federal statutory rate and the effective income tax rate is as follows:

		Six Months
		Ended
	Year Ended	September 30,
	March 31,
	2004	2003	2004

		(Unaudited)
United States federal statutory rate	(34.0)%	(34.0)%	34.0%
State income taxes (net of federal benefit)	(5.8)	(5.8)	5.9
Valuation allowance	39.8	39.8	(40.0)
Other	0.0	0.0	0.1

Effective income tax rate	0.0%	0.0%	0.0%

6.	Short-term Investments
      The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, “Disclosures about Fair Value of Financial Instruments.” The estimated fair values have been determined using available market information. However, considerable judgment is required in interpreting market data to develop estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in

MEDICINENET, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.
      As of March 31, 2004, the cost of the Company’s cash equivalents equaled fair value.

7.	Property and equipment
      Property and equipment consists of the following at March 31, 2004:

Computer equipment	$173,691
Furniture and fixtures	67,333
Leasehold improvements	4,528
Less accumulated depreciation and amortization	(191,194)

Property and equipment, net	$54,358

8.	Related Party Transactions
Investment in Joint Venture
      In connection with the Series B Preferred Stock issuance, the Company entered into a shareholder’s agreement with Wearnes Investment Pte Ltd. (WINV) and Wearnes Technology (Private) Limited (WTPL), whereby the Company has invested $1,000,000 in Wearnes Biotech and Medicals (1998) Pte Ltd. and acquired a 50% ownership interest therein for the purposes of hosting an “AsianMedicineNet.com” Web site (see Note 4). This shareholder’s agreement was subject to Wearnes buying $4,000,000 of the Company’s Series B Preferred Stock.
First Interstate Alliance
      The Company shares office space and equipment with First Interstate Alliance (“FIA”), a wholly-owned subsidiary of WBL Corporation Ltd. Proportionate amounts of rental expense, office supplies and equipment depreciation are allocated to FIA on a monthly basis based on FIA and the Company’s employee headcount. The amount due from FIA as of March 31, 2004 was $20,384.

9.	Stock Options
      Prior to June 1999, all nonstatutory stock options (not pursuant to a plan) granted by the Company were to board members and consultants for services rendered. These stock options expire ten years from the date of grant and vest over the service period. At March 31, 2004, all the outstanding options (not pursuant to a plan) were fully vested and exercisable, 138,000 were exercisable at $.25 per share and 750,000 were exercisable at $.01 per share.
      The Company’s Board of Directors approved the 1999 Stock Option Plan (the Plan) in June 1999, which provides for grants of incentive or nonstatutory stock options to both employees and non-employees. Under the Plan, options may be granted from time to time for an aggregate of no more than 3,200,000 shares of Series A Common Stock as determined by the Board of Directors. All options have ten year terms and vest and become exercisable ratably each year for the first three years from the grant date. At March 31, 2004, 537,000 shares of common stock were available for grant under the Plan.
      During 2003, the Company granted 118,000 stock options to employees under the Plan. The Company did not grant any stock options to employees during 2004.

MEDICINENET, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
      The following represents the estimated fair value of options granted to employees during 2003 as determined using the Black-Scholes pricing model and the assumptions used for the calculations:

Weighted average estimated fair value per option at grant date	$0.08
Average exercise price per option granted	$0.25
Risk-free interest rate	5.03%
Option term (years)	8.3
Volatility	0.0
Stock dividend yield	0.0%
      Under the Plan, the Company granted stock options for 30,000 shares to non-employees during 2004. No options were granted to non-employees in 2003. The fair value based method prescribed by SFAS No. 123 and EITF 96-18 was used to determine the fair value of the options granted during 2004 of $4,969 as determined by using the Black-Scholes option pricing model. Compensation expense of $18,597 was recorded for the year ended March 31, 2004, related to options granted to non-employees.
      The following represents the estimated fair value of options granted to non-employees during 2004 using the Black-Scholes pricing model and the assumptions used for the calculations:

Weighted average estimated fair value per option at grant date	$0.17
Average exercise price per option granted	$0.25
Risk-free interest rate	3.2%
Option term (years)	8.3
Volatility	0.6
Stock dividend yield	0.0%
      The following is a summary of all stock option activity for the year ended March 31, 2004:

		Weighted
		Average
	Number of	Exercise
	Shares	Price

Outstanding at April 1, 2003	3,551,000	0.20
Granted	30,000	0.25
Cancelled	(30,000)	0.25

Outstanding at March 31, 2004	3,551,000	$0.20

Exercisable at March 31, 2004	3,456,858	$0.20

      The following table summarizes information regarding options outstanding and options exercisable at March 31, 2004:

	Options Outstanding
				Options Exercisable
		Weighted-	Weighted-
	Outstanding at	Average	Average	Exercisable at	Weighted
	March 31,	Remaining	Exercise	March 31,	Average
Range of Exercise Prices	2004	Contractual Life	Price	2004	Exercise Price

$0.01	750,000	3.47 yrs.	$0.01	750,000	$0.01
$0.25	2,801,000	5.75 yrs.	$0.25	2,706,858	$0.25

	3,551,000	5.27 yrs.	$0.20	3,456,858	$0.20

MEDICINENET, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)

10.	Simple IRA Plan
      The Company maintains a simple IRA plan which allows eligible employees to voluntarily make pre-tax deferred salary contributions. The Company makes matching contributions up to 3% of the employee’s deferrals. The Company made matching contributions of $8,832 in 2004.

11.	Commitments
      The Company leases facilities and office equipment under noncancelable operating leases that expire on various dates throughout 2009. Future minimum lease payments under these leases are as follows:

Year Ending March 31,

2005	$114,603
2006	147,746
2007	78,971
2008	6,465
2009	1,616

$349,401

      Rental expense was $99,856 for the year ended March 31, 2004.
      On November 1, 2004, FIA entered into a sublease agreement with the Company for monthly rent of approximately $4,000. The sublease will expire in November 2006.

12.	Subsequent Events
      On December 24, 2004, the Company was acquired by WebMD Corporation (“WebMD”). The purchase price paid at closing was $17,000,000 in cash. In addition, WebMD has agreed to pay up to an additional $15,000,000 beginning in 2006 if certain milestones are achieved. WebMD is a leader in providing services that help physicians, consumers, providers and health plans navigate the complexity of the healthcare system.
      As a condition to consummating the acquisition of the Company by WebMD, the Company sold its investment in Wearnes Biotech & Medicals (1998) Pte Ltd., for a total of $500,000 to PolyTek Trading Ptc. Ltd. and Wearnes Walden N.V.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders
HealthShare Technology, Inc.
      We have audited the balance sheet of HealthShare Technology, Inc. as of June 30, 2004 and the related statements of operations, redeemable convertible preferred stock and stockholders’ deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of HealthShare Technology, Inc. as of June 30, 2004, and its results of operations and cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ J.H. Cohn LLP
Jericho, New York
February 10, 2005, except for the matter
discussed in Note 9 as to which the date is
March 14, 2005

HEALTHSHARE TECHNOLOGY, INC.
BALANCE SHEETS

	June 30,	December 31,
	2004	2004

		(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,357,155	$4,660,607
Accounts receivable, net of allowance for doubtful accounts of $224,116 at June 30, 2004 and $276,616 at December 31, 2004	1,613,512	2,683,776
Deferred tax assets	176,358	176,358
Prepaid and other current assets	73,860	117,100

Total current assets	5,220,885	7,637,841
Deferred tax assets, net	796,665	796,665
Furniture and equipment, net	451,909	391,424
Capitalized software development costs, net	599,329	585,540
Other assets	14,375	14,437

Total assets	$7,083,163	$9,425,907

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$56,325	$56,345
Accrued expenses	1,212,804	1,378,070
Deferred revenue	3,037,764	4,268,544
Current portion of capital lease obligations	5,484	2,763
Redeemable convertible preferred stock:
Series A redeemable convertible preferred stock, $0.01 par value; 1,125,000 shares authorized, 1,120,454 shares issued and outstanding (liquidation preference of $1,506,717 and $1,596,040 as of June 30, 2004 and December 31, 2004)	839,215	839,737
Series B redeemable convertible preferred stock, $0.01 par value; 500,000 shares authorized, issued and outstanding (liquidation preference of $846,082 and $866,667 as of June 30, 2004 and December 31, 2004)	499,184	499,511
Series C redeemable convertible preferred stock, $0.01 par value; 1,000,000 shares authorized, 925,833 and 921,666 shares issued and outstanding as of June 30, 2004 and December 31, 2004 (liquidation preference of $4,213,686 and $4,320,306 as of June 30, 2004 and December 31, 2004)	2,773,675	2,762,770

Total current liabilities	8,424,451	9,807,740
Capital lease obligations, net of current portion	15,287	15,287

Total liabilities	8,439,738	9,823,027

Commitments
Stockholders’ deficit:
Common stock, $0.001 par value; 4,000,000 and 4,400,000 shares authorized as of June 30, 2004 and December 31, 2004, 843,312 and 866,062 shares issued and outstanding as of June 30, 2004 and December 31, 2004	843	1,344
Additional paid-in capital	550,226	2,649,377
Deferred compensation	(374,187)	(2,140,653)
Accumulated deficit	(1,533,457)	(907,188)

Total stockholders’ deficit	(1,356,575)	(397,120)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$7,083,163	$9,425,907

See accompanying notes.

HEALTHSHARE TECHNOLOGY, INC.
STATEMENTS OF OPERATIONS

		Six Months Ended
	Year Ended	December 31,
	June 30,
	2004	2003	2004

		(Unaudited)
Revenues:
Software subscription	$6,580,775	$3,029,134	$4,119,786
Professional services	290,950	49,050	210,000

Total revenues	6,871,725	3,078,184	4,329,786
Cost of revenues	1,496,412	756,639	870,363

Gross profit	5,375,313	2,321,545	3,459,423

Operating expenses:
Research and development	500,956	251,151	363,468
Selling and marketing	1,523,840	677,379	740,707
General and administrative	2,287,542	886,706	1,321,802

Total operating expenses	4,312,338	1,815,236	2,425,977

Income from operations	1,062,975	506,309	1,033,446

Other income (expense):
Interest income	20,433	8,032	19,156
Interest expense	(2,509)	(1,910)	(1,464)

Other income, net	17,924	6,122	17,692

Income before income tax provision	1,080,899	512,431	1,051,138
Income tax provision	436,910	207,390	422,424

Net income	$643,989	$305,041	$628,714

See accompanying notes.

HEALTHSHARE TECHNOLOGY, INC.
STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
STOCKHOLDERS’ DEFICIT

	Series A		Series B		Series C
	Redeemable		Redeemable		Redeemable
	Convertible		Convertible		Convertible
	Preferred Stock		Preferred Stock		Preferred Stock		Common Stock		Additional			Total
									Paid-In	Deferred	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Compensation	Deficit	Deficit

Balance at June 30, 2003	1,120,454	$837,103	500,000	$497,979	1,000,000	$2,989,974	830,562	$831	$49,922	$—	$(2,167,927)	$(2,117,174)
Exercise of stock options							12,750	12	1,388			1,400
Accretion of preferred stock		2,112		1,205		6,202					(9,519)	(9,519)
Redemption of shares					(74,167)	(222,501)						—
Stock-based compensation									498,916	(374,187)		124,729
Net income											643,989	643,989

Balance at June 30, 2004	1,120,454	839,215	500,000	499,184	925,833	2,773,675	843,312	843	550,226	(374,187)	(1,533,457)	(1,356,575)

Exercise of stock options (unaudited)							22,750	501	9,058			9,559
Accretion of preferred stock (unaudited)		522		327		1,596					(2,445)	(2,445)
Redemption of shares (unaudited)					(4,167)	(12,501)
Stock-based compensation (unaudited)									2,090,093	(1,766,466)		323,627
Net income (unaudited)											628,714	628,714

Balance at December 31, 2004 (unaudited)	1,120,454	$839,737	500,000	$499,511	921,666	$2,762,770	866,062	$1,344	$2,649,377	$(2,140,653)	$(907,188)	$(397,120)

See accompanying notes.

HEALTHSHARE TECHNOLOGY, INC.
STATEMENTS OF CASH FLOWS

		Six Months Ended
	Year Ended	December 31,
	June 30,
	2004	2003	2004

		(Unaudited)
Operating activities:
Net income	$643,989	$305,041	$628,714
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for bad debts	69,116	30,000	52,500
Depreciation and amortization expense	400,171	190,370	262,244
Deferred income taxes	431,852	—	—
Non-cash stock-based compensation	124,729	110,609	323,627
Changes in operating assets and liabilities:
Accounts receivable	(404,829)	(1,246,152)	(1,122,765)
Prepaid and other assets	(47,673)	(6,080)	(43,302)
Accounts payable and accrued expenses	546,178	182,786	165,288
Deferred revenue	772,114	864,321	1,230,780

Net cash provided by operating activities	2,535,647	430,895	1,497,086

Investing activities:
Purchases of furniture and equipment	(263,711)	(118,683)	(28,293)
Capitalized software development costs	(316,000)	(158,000)	(159,678)

Net cash used in investing activities	(579,711)	(276,683)	(187,971)

Financing activities:
Exercise of stock options	1,400	475	9,559
Redemption of Series C Preferred Stock	(222,501)	—	(12,501)
Payments on capital lease obligations	(5,902)	(1,903)	(2,721)

Net cash used in financing activities	(227,003)	(1,428)	(5,663)

Net increase in cash and cash equivalents	1,728,933	152,784	1,303,452
Cash and cash equivalents at beginning of year	1,628,222	1,628,222	3,357,155

Cash and cash equivalents at end of year	$3,357,155	$1,781,006	$4,660,607

Supplemental disclosure of cash flow information:
Interest paid	$2,509	$1,910	$1,464

Income taxes paid	$5,058	$3,791	$493

Supplemental disclosure of noncash investing and financing activities:
Accretion of preferred stock to redemption value	$9,519	$4,760	$2,445

Deferred compensation related to grant of options	$374,187	$442,435	$2,090,093

See accompanying notes.

HEALTHSHARE TECHNOLOGY, INC.
NOTES TO FINANCIAL STATEMENTS

1.	Organization
      HealthShare Technology, Inc. (the Company) (formerly known as Healthcare Decision Technology, Inc.) was incorporated in the State of Delaware in 1992 and maintains its corporate offices in Acton, Massachusetts. The Company is a provider of interactive analytical tools to focus and direct the healthcare decision-making process for quality, cost, profitability and business operations. Using publicly available or a customer’s internal data, the Company’s products convert data into on-demand, detailed management reports for hospitals, health plans and other healthcare organizations located throughout the United States.

2.	Significant Accounting Policies
Use of Estimates
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.
Cash Equivalents
      The Company considers highly-liquid investment instruments with an original maturity when purchased of three months or less to be cash equivalents. At June 30, 2004 cash equivalents principally consist of money market investments. The fair value of the investments approximates cost due to the short-term nature of such instruments.
Concentrations of Credit Risk
      Financial instruments that potentially subject the Company to concentrations of credit risk principally consist of cash, cash equivalents and accounts receivable. As of June 30, 2004, the Company’s cash and cash equivalents are deposited with various domestic financial institutions. With respect to accounts receivable, the Company routinely grants credit to its customers and generally does not require collateral. Periodic evaluations of customers’ financial condition are performed, and an allowance is maintained to accommodate potential credit losses.
Furniture and Equipment
      Furniture and equipment are stated at cost. Major replacements and improvements are capitalized, while general repairs and maintenance are charged to expense as incurred. Depreciation and amortization are computed by use of the straight-line method over the following estimated useful lives:

Office furniture and equipment	5-10 years
Computer software	3 years
Equipment under capital leases	Lesser of estimated useful life or life of lease
Income Taxes
      The Company provides for income taxes under Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. Under SFAS No. 109, the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A

HEALTHSHARE TECHNOLOGY, INC.
NOTES TO FINANCIAL STATEMENTS — (CONTINUED)
valuation allowance is provided when it is more likely than not that some or all of a deferred asset will not be realized.
Stock-Based Compensation
      The Company accounts for stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), and related interpretations. Accordingly, compensation expense is recorded for stock options awarded to employees and directors to the extent that the option exercise prices are less than the common stock’s fair market value on the date of grant, where the number of shares and exercise price are fixed. The difference between the fair value of the Company’s common stock and the exercise price of the stock option, if any, is recorded as deferred compensation and is amortized to compensation expense over the vesting period of the underlying stock option. The Company follows the disclosure requirements of SFAS No. 123, Accounting for Stock-based Compensation, as amended by SFAS No. 148, Accounting for Stock-based Compensation — Transition and Disclosure.” All stock-based awards to non-employees are accounted for using the fair value method in accordance with SFAS No. 123.
      The following table illustrates the effect on net income if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation.

		Six Months Ended
	Year Ended	December 31,
	June 30,
	2004	2003	2004

		(Unaudited)
Net income as reported	$643,989	$305,041	$628,714
Add: Stock-based employee compensation expense included in reported net income	124,729	110,609	323,627
Deduct: Stock-based employee compensation expense determined under fair value based method	(121,583)	(107,818)	(315,461)

Pro forma net income	$647,135	$307,832	$636,880

      The Company recorded compensation expense on options granted to employees with exercise prices below the fair value of each share under option. The fair value used in recording compensation was the price per share paid by WebMD Corporation (see note 9) to the Company. Accordingly, the pro forma net income approximates the net income reported because the fair value per share used in computing the minimum value method approximates the value paid to the Company by WebMD Corporation.
      As permitted by SFAS No. 123, the Company used the “minimum value” method of option pricing using the following weighted-average assumptions:

2004

Dividend yield	0.0%
Risk-free interest rate	4.6%
Expected life (in years)	10
Volatility	0.0%
Revenue Recognition
      The Company recognizes revenue in accordance with Statement of Position No. 97-2 (SOP 97-2), Software Revenue Recognition, and related amendments. Pursuant to SOP 97-2, revenues from software subscriptions are recognized ratably over the term of the agreement, generally one to three years. The Company begins revenue recognition upon meeting all of the following criteria: (i) execution of a written

HEALTHSHARE TECHNOLOGY, INC.
NOTES TO FINANCIAL STATEMENTS — (CONTINUED)
license agreement; (ii) delivery of software or software license authorization code; (iii) the license fee is fixed or determinable; and (iv) collectibility is reasonably assured.
      Professional services revenues comprise training and consulting services, and are recognized when the services are performed.
      Customer payments in excess of revenue recognized are recorded as deferred revenue.
Research and Development Costs
      The Company has evaluated the establishment of technological feasibility of its products in accordance with SFAS No. 86, Accounting for the Costs of Computer Software To Be Sold, Leased or Otherwise Marketed. The Company defines technological feasibility as the completion of a working model. The Company capitalized $316,000 in the fiscal year ended June 30, 2004 related to the development of new versions of its Select Quality Care and HealthShare software products. Amortization expense of $288,519 was recorded for the year ended June 30, 2004 based on a three-year life. All other research and development costs are expensed as incurred.
New Accounting Pronouncements
      A summary of the impact of certain new accounting pronouncements on the Company’s business follows.
      In December 2004, the FASB issued SFAS No. 123(R), Share-Based Payment. SFAS No. 123(R) revises SFAS No. 123 and supersedes APB 25 and its related implementation guidance. SFAS No. 123(R) will require compensation costs related to share-based payment transactions to be recognized in the financial statements (with limited exceptions). The amount of compensation cost will be measured based on the grant-date fair value of the equity or liability instruments issued. Compensation cost will be recognized over the period that an employee provides service in exchange for the award. The Company is evaluating its requirements under SFAS No. 123(R).
Interim Financial Statements
      The unaudited consolidated financial statements included herein have been prepared, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of management, the accompanying unaudited consolidated financial statements reflect all adjustments necessary to present fairly the financial position as of December 31, 2004 and the results of operations and cash flows for the six months ended December 31, 2003 and 2004.

3.	Furniture and Equipment
      Furniture and equipment consisted of the following as of June 30, 2004:

Office furniture and equipment	$1,105,364
Computer software	348,166
Equipment under capital lease	26,866

1,480,396
Less: accumulated depreciation and amortization	1,028,487

$451,909

HEALTHSHARE TECHNOLOGY, INC.
NOTES TO FINANCIAL STATEMENTS — (CONTINUED)

4.	Leases
      The Company leases its present facility under an operating lease expiring in September 2007. The lease contains escalating lease rates and cost of living adjustments. Rent expense for the year ended June 30, 2004 was $197,425.
      Minimum lease payments through the expiration of the leases are as follows:

Year Ending June 30,

2005	$191,625
2006	192,938
2007	198,188
2008	49,875
      The Company leases office equipment under a capital lease expiring June 30, 2007. The following is a schedule, by year, of future minimum lease payments under the capital lease, together with the present value of net minimum lease payments, as of June 30, 2004:

Year Ending June 30,

2005	$8,376
2006	8,376
2007	9,772

Total minimum lease payments	26,524
Less amount representing interest	5,753

Present value of net minimum lease payments	20,771
Less amounts currently due	5,484

Long-term capital lease obligation	$15,287

5.	Employee Benefit Plan
      The Company maintains a defined contribution plan in accordance with Section 401(k) of the Internal Revenue Code (the 401(k) Plan) covering substantially all employees. The 401(k) Plan allows employees to elect to contribute up to 15% of their gross salary, subject to IRS limitations. At the discretion of the Board of Directors, the Company may elect to make matching contributions to the 401(k) Plan. The Company made discretionary contributions to the 401(k) Plan of $92,626 in the fiscal year ended June 30, 2004.

6.	Income Taxes
      At June 30, 2004, the Company has federal and state net operating loss carryforwards of $1,789,807, that will expire through 2024, available to offset future taxable income. Net operating loss carryforwards are subject to review and possible adjustments by the IRS. In addition, under the provisions of the Internal Revenue Code, the occurrence of certain events, including significant changes in ownership interests, may limit the amount of the net operating loss carryforwards available to be used in any given year. The Company is not aware of the occurrence of any such events.

HEALTHSHARE TECHNOLOGY, INC.
NOTES TO FINANCIAL STATEMENTS — (CONTINUED)
      The components of the deferred tax assets and liabilities as June 30, 2004 are as follows:

Deferred tax assets:
Net operating losses	$715,923
Accounts receivable allowance	89,646
Postretirement and other benefits	112,792
Accrued liabilities and other	86,712

Total deferred tax assets	1,005,073

Deferred tax liabilities:
Tax over book depreciation	32,050

Total deferred tax liabilities	32,050

Net deferred tax assets	$973,023

      The reconciliation between the federal statutory rate and the effective income tax rate is as follows:

		Six Months
		Ended
	Year Ended	December 31,
	June 30,
	2004	2003	2004

Federal income tax expense at statutory rate	34.0%	34.0%	34.0%
State income taxes, net of federal tax benefit	6.5%	6.5	6.5
Other	(0.1)	—	(0.3)

Effective tax rate	40.4%	40.5%	40.2%

      The components of the income tax provision for the fiscal year ended June 30, 2004 are as follows:

Deferred:
Federal	$366,998
State	69,912

Total deferred	$436,910

Total income tax provision	$436,910

      During 2004, pursuant to procedures set forth by the IRS, the Company has changed its income tax reporting method of accounting for advanced payments received.

7.	Stockholders’ Deficit
Common Stock
      At June 30, 2004, the Company has reserved the following shares of common stock for issuance upon the conversion of preferred stock and upon issuance under the 2003 and 1993 Stock Plans:

Conversion of Series A redeemable convertible preferred stock	1,125,000
Conversion of Series B redeemable convertible preferred stock	500,000
Conversion of Series C redeemable convertible preferred stock	1,000,000
Issuance under the 2003 and 1993 Stock Plans	620,000

3,245,000

HEALTHSHARE TECHNOLOGY, INC.
NOTES TO FINANCIAL STATEMENTS — (CONTINUED)
Redeemable Convertible Preferred Stock
      The Company’s Board of Directors has authorized 2,625,000 shares of preferred stock and designated 1,125,000, 500,000 and 1,000,000 such shares as Series A, Series B and Series C redeemable convertible preferred stock, respectively. The rights, preferences and privileges of Series A, Series B and Series C preferred stock, as amended, are as follows:
Redemption
      The Company is required to redeem up to an aggregate of 25%, 50%, 75% and 100% of the combined Series A, Series B and Series C preferred stock outstanding on October 2, 2003, 2004, 2005 and 2006, respectively; provided, however, that any preferred stockholder may waive such redemption by written notice not later than 30 days prior to such redemption date. The redemption prices for the Series A, Series B and Series C preferred stock are $0.75, $1.00 and $3.00, respectively, plus any declared but unpaid dividends. During the year ended June 30, 2004, there were two redemptions of the Series C preferred stock. A total of 74,167 shares were redeemed at a redemption price of $3.00 per share, for a total distribution of $222,501.
Conversion
      Each share of preferred stock is initially convertible at the option of the holder into one share of voting common stock. The conversion ratio is subject to adjustment upon the occurrence of certain dilutive events, such as, but not limited to, stock splits, dividends, issuances of other securities and change in conversion price. Upon the consummation of a qualified public offering, all shares of preferred stock are subject to mandatory conversion.
Right of First Refusal
      Series A, Series B and Series C preferred stockholders have the right of first refusal to purchase any new securities offered by the Company. The right of first refusal terminates upon the firm commitment of an underwritten initial public offering of the Company’s common stock.
Dividends
      The holders of the Series A, Series B and Series C preferred stock are entitled to receive, when and if declared by the Board of Directors, quarterly dividends at the per annum rate of $0.06 per share, $0.08 per share and $0.27 per share, respectively. Dividends accrue, whether or not declared or paid, and are cumulative for liquidation purposes. Cumulative unpaid and undeclared dividends included in the preferred stock liquidation values at June 30, 2004 total $2,563,320.
Liquidation, Dissolution and Winding-Up
      In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the holders of Series A, Series B and Series C preferred stock are entitled to be paid out of the assets available for distribution, the redemption price of the respective shares, plus unpaid dividends (declared or undeclared). If the assets of the Company are insufficient to pay the full preferential amounts to the Series A, Series B and Series C preferred stockholders, the assets will be distributed ratably among the Series A, Series B and Series C preferred stockholders in proportion to their aggregate liquidation preference amounts.

HEALTHSHARE TECHNOLOGY, INC.
NOTES TO FINANCIAL STATEMENTS — (CONTINUED)
Voting Rights
      The holders of Series A, Series B and Series C preferred stock are entitled to the number of votes equal to the number of shares of common stock into which they are convertible. The Series A, Series B and Series C preferred stockholders vote with the common stockholders as a single class. The Company is required to obtain approval of at least 72% of Series A, Series B and Series C preferred stockholders before the Company liquidates, dissolves, winds-up or sells substantially all of the assets of the Company, or merges or consolidates with another entity, as defined.
Registration Rights
      At any time more than six months after the closing of any registration statement covering a nonqualified public offering, as defined, by the Company, Series A, Series B and Series C preferred stockholders holding in aggregate at least 40% of the preferred shares then outstanding may request the Company to register the shares, provided that the shares for which registration has been requested constitute at least 20% of the total preferred shares originally issued, as defined.
Stock Options
      The Company’s Board of Directors maintains the HealthShare Technology, Inc. 1993 and 2003 Stock Plans (the Plans) for which 620,000 shares of common stock have been reserved as of June 30, 2004. Under the terms of the Plans, the Company may grant nonqualified stock and incentive stock options, make awards of stock or authorize stock purchase by officers, key employees, directors and consultants of the Company. The exercise price, numbers of shares and grant date are determined at the discretion of the Company’s Board of Directors. The maximum term of the options is ten years.
      The Company’s stock option activity for the year ended June 30, 2004 is summarized below:

		Weighted-
		Average
		Exercise
	Options	Price

Outstanding at beginning of year	449,397	$0.28
Granted	66,250	0.30
Expired or canceled	(6,938)	0.30
Exercised	(12,750)	0.11

Outstanding at end of year	495,959	$0.29

Exercisable at end of year	353,779	$0.28

Weighted-average fair value of options granted during the year	$7.53

HEALTHSHARE TECHNOLOGY, INC.
NOTES TO FINANCIAL STATEMENTS — (CONTINUED)
      The following table presents weighted-average price and life information about significant option groups outstanding at June 30, 2004:

	Options Outstanding
				Options Exercisable
		Weighted-
		Average	Weighted-		Weighted-
		Remaining	Average		Average
	Number	Contractual	Exercise	Number	Exercise
Range of Exercise Prices	Outstanding	Life	Price	Exercisable	Price

$0.10	27,334	2.9 years	$0.10	27,334	$0.10
$0.30	468,625	5.9 years	$0.30	326,445	$0.30

	495,959		$0.29	353,779	$0.28

8.	Subsequent Events
Increase in Amount of Common Shares Authorized
      On July 15, 2004, the Company’s Board of Directors approved an increase in the authorized shares of common stock of 400,000 to be reserved for issuance under the 2003 Stock Option Plan.
Redemption of Convertible Preferred Stock
      On November 2, 2004, the Company redeemed 4,167 shares of preferred stock for a preferred stockholder at a total redemption price of $12,501. All other preferred stockholders waived their rights to redemption through written notification to the Company.
Payment of Preferred Stock Dividend
      On January 15, 2005, the Company paid all accrued preferred stock dividends through that date to the preferred stockholders. The total preferred dividend paid was $2,692,515.

9.	Acquisition
      On March 14, 2005, the Company was acquired by WebMD Corporation (“WebMD”). The purchase price paid was $31 million in cash. In addition, WebMD has agreed to pay up to an additional $5 million beginning in 2006 if certain milestones are achieved. WebMD is a leader in providing services that help physicians, consumers, providers and health plans navigate the complexity of the healthcare system.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
FINANCIAL STATEMENTS
      WebMD Health Corp. (the “Company” or “WebMD Health”) is a wholly owned subsidiary of Emdeon Corporation (“Parent”) and was formed to conduct an initial public offering of equity in the business of Parent’s WebMD Health segment. On December 24, 2004 and March 14, 2005, Parent’s WebMD Health segment acquired MedicineNet, Inc. (“MedicineNet”) and HealthShare Technology, Inc. (“HealthShare”), respectively.
      The Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations for the six months ended June 30, 2005 combines the historical Statement of Operations of the Company and HealthShare, giving effect to the acquisition as if it had occurred on January 1, 2004. The Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations for the year ended December 31, 2004 combines the historical statements of operations of the Company, MedicineNet and HealthShare, giving effect to the acquisitions as if they had occurred on January 1, 2004. We have adjusted the historical financial statements to give effect to pro forma events that are (1) directly attributable to the acquisitions, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the combined consolidated results. You should read this information in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined consolidated financial statements; and

•	MedicineNet’s separate historical unaudited financial statements as of September 30, 2004 and for the six months ended September 30, 2003 and 2004 included elsewhere in this filing; and

•	HealthShare’s separate historical unaudited financial statements as of December 31, 2004 and for the six months ended December 31, 2003 and 2004 included elsewhere in this filing; and

•	WebMD Health’s separate historical unaudited combined consolidated financial statements as of June 30, 2005 and for the six months ended June 30, 2004 and 2005 included elsewhere in this filing; and

•	WebMD Health’s separate historical combined consolidated financial statements as of and for the year ended December 31, 2004 included elsewhere in this filing; and

•	MedicineNet’s separate historical financial statements as of and for the year ended March 31, 2004 included elsewhere in this filing; and

•	HealthShare’s separate historical financial statements as of and for the year ended June 30, 2004 included elsewhere in this filing.
      The unaudited pro forma condensed combined consolidated financial statements have been prepared for informational purposes only. The unaudited pro forma condensed combined consolidated financial statements are not necessarily indicative of what the financial position or results of operations actually would have been had the acquisitions been completed at the dates indicated. In addition, the unaudited pro forma condensed combined consolidated financial statements do not purport to project the future financial position or results of operations of the combined companies.
      The unaudited pro forma condensed combined consolidated financial statements have been prepared using the purchase method of accounting. Accordingly, WebMD Health’s costs to acquire MedicineNet and HealthShare have been allocated to the acquired assets, liabilities and commitments based upon their estimated fair values at the dates indicated. The allocation of the purchase prices are preliminary and are dependent upon certain valuations that have not progressed to a stage where there is sufficient information to make a definitive allocation. Accordingly, the final purchase accounting adjustments may be materially different from the unaudited pro forma adjustments presented herein.

WebMD Health Corp.
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
WITH HEALTHSHARE TECHNOLOGIES, INC.
STATEMENT OF OPERATIONS
FOR SIX MONTHS ENDED JUNE 30, 2005
(in thousands, except share and per share data)

	Historical		Pro forma

	WebMD
	Health	HealthShare	Adjustments		Combined

Revenue	$74,740	$1,824	$—		$76,564
Cost and expenses:
Cost of operations	33,511	458	—		33,969
Sales and marketing	23,129	219	—		23,348
General and administrative	15,205	1,213	(443	)(a)	15,975
Depreciation and amortization	5,252	76	694	(b)	6,022
Other	—	(3)	—		(3)

Loss before income tax provision (benefit)	(2,357)	(139)	(251)		(2,747)
Income tax provision (benefit)	152	(56)	47	(c)	143

Net loss	$(2,509)	$(83)	$(298)		$(2,890)

Net loss per common share	$(25,090)				$(28,900)

Weighted-average common shares outstanding — basic and diluted	100				100

      The accompanying notes to the unaudited pro forma condensed combined consolidated financial statements are an integral part of this balance sheet.

WebMD Health Corp.
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
WITH MEDICINENET, INC. AND HEALTHSHARE TECHNOLOGIES, INC.
STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2004
(in thousands except share and per share data)

	Historical			Pro Forma

	WebMD
	Health	MedicineNet	HealthShare	Adjustments		Combined

Revenue	$134,148	$2,365	$8,124	—		$144,637
Cost and expenses:
Cost of operations	52,377	728	2,222	—		55,327
Sales and marketing	49,315	298	1,588	—		51,201
General and administrative	20,165	1,071	2,251	—		23,487
Depreciation and amortization	5,620	41	472	2,550	(d)	12,016
				3,333	(b)
Other (income) expense	—	48	(29)	—		19

Income before income tax provision	6,671	179	1,620	(5,883)		2,587
Income tax provision	210	—	652	(465	)(c)	397

Net income	$6,461	$179	$968	$(5,418)		$2,190

Net income per common share	$64,610					$21,900

Weighted-average common shares outstanding — basic and diluted	100					100

The accompanying notes to the unaudited pro forma condensed combined consolidated financial statements are an integral part of this statement.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 —	Basis of Pro Forma Presentation
      WebMD Health Corp. (the “Company” or “WebMD Health”) is a wholly owned subsidiary of Emdeon Corporation (“Parent”) and was formed to conduct an initial public offering of equity in the business of Parent’s WebMD Health segment. On December 24, 2004 and March 14, 2005, Parent’s WebMD Health segment acquired MedicineNet, Inc. (“MedicineNet”) and HealthShare Technology, Inc. (“HealthShare”), respectively. These acquisitions are being accounted for as purchase business combinations under U.S. generally accepted accounting principles.
      The Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations for the six months ended June 30, 2005 reflects the acquisition of HealthShare as if it had occurred on January 1, 2004. The Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations for the year ended December 31, 2004 reflects the acquisitions of MedicineNet and HealthShare as if they had occurred on January 1, 2004.
      The pro forma condensed combined consolidated financial statements presented herein are not necessarily indicative of the results of operations or the financial position that would have resulted had the acquisition been completed at the dates indicated, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined companies.
      The unaudited pro forma adjustments represent management’s estimates based on information available at this time. Additionally, the total estimated purchase prices of the acquisitions of MedicineNet and HealthShare have been allocated on a preliminary basis to assets and liabilities based on management’s current estimate of their fair values. These allocations are subject to change pending the completion of the final analyses of the purchase prices and fair values of assets acquired and liabilities assumed. Also, the total purchase prices are subject to customary closing conditions which have not been finalized as of the date of this filing. Accordingly, the final purchase accounting adjustments may be materially different from the unaudited pro forma adjustments presented herein. In connection with the preliminary allocation of the purchase price and intangible asset valuation, intangible assets subject to amortization were recorded as follows:

	Amount	Useful Lives

MedicineNet
Content	$5,600	3 years
Technology	700	3 years
Customer Lists	900	2 years
HealthShare
Content	$10,000	3 years
      Certain amounts in the historical financial statements of MedicineNet and HealthShare have been reclassified to conform to the Company’s financial statement presentation.

Note 2 —	Pro Forma Adjustments
      The following pro forma adjustments result from the allocation of the purchase prices for the acquisitions based on the fair value of the assets, liabilities and commitments acquired from MedicineNet and HealthShare.
      The pro forma adjustments for MedicineNet and HealthShare related to the Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations for the year ended December 31, 2004 and

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
for the six months ended June 30, 2005 assume the acquisitions took place on January 1, 2004 and are as follows:

a)	To eliminate professional services expenses incurred by Healthshare that were directly attributable to the acquisition.

b)	To reflect the estimated amortization of intangible assets resulting from the acquisition of HealthShare.

c)	To eliminate federal tax expense (benefit) due to the inclusion of HealthShare’s results within the consolidated tax return of Parent.

d)	To reflect the estimated amortization of intangible assets resulting from the acquisition of MedicineNet.

Schedule II.     Valuation and Qualifying Accounts

	Years Ended December 31, 2002, 2003 and 2004

	Balance at	Charged to
	Beginning	Costs and				Balance at
	of Year	Expenses	Acquired	Write-offs	Other*	End of Year

December 31, 2002
Allowance for Doubtful Accounts	$884	$157	$—	$(205)	$—	$836
Valuation Allowance for Deferred Tax Assets	272,835	(2,494)	(8)	—	1,919	272,252
December 31, 2003
Allowance for Doubtful Accounts	836	175	—	(90)	—	921
Valuation Allowance for Deferred Tax Assets	272,252	(3,528)	(62)	—	3,323	271,985
December 31, 2004
Allowance for Doubtful Accounts	921	202	—	(325)		798
Valuation Allowance for Deferred Tax Assets	271,985	(2,105)	97	—	1,237	271,214

*	Represents valuation allowance created through equity as a result of stock option and warrant exercises.

S-1

      Until                     , 2005 (25 days after the commencement of the offering), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.
               Shares
WebMD Health Corp.
Common Stock

PROSPECTUS

Morgan Stanley
Citigroup
Goldman, Sachs & Co.
                    , 2005

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution
      The following are the estimated expenses to be incurred in connection with the issuance and distribution of the securities registered under this Registration Statement, other than underwriting discounts and commissions. All amounts shown are estimates, except the SEC registration fee and the National Association of Securities Dealers, Inc. filing fee. The following expenses will be borne solely by the Registrant.

SEC Registration Fee	$11,770
National Association of Securities Dealers, Inc. Filing Fee	*
Nasdaq Listing Fee	*
Printing and Engraving Expenses	*
Legal Fees and Expenses	*
Accounting Fees and Expenses	*
Transfer Agent and Registrar Fees and Expenses	*
Miscellaneous	*
Total	*

*	To be provided by amendment.
Item 14.     Indemnification of Directors and Officers
      Section 145 of Delaware law authorizes a court to award, or a corporation’s Board of Directors to grant, indemnification to directors and officers in terms sufficiently broad to permit indemnification under specified circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. Our bylaws provide for the mandatory indemnification of our directors, officers, employees and other agents to the maximum extent permitted by Delaware law, and we have entered into agreements with our officers, directors and some key employees implementing this indemnification.

Item 15.	Recent Sales of Unregistered Securities
      We have not sold any unregistered securities within the past three years.

Item 16.	Exhibits and Financial Statement Schedules
      The exhibits to this Registration Statement are listed on the Exhibit Index to this Registration Statement, which is hereby incorporated by reference.

Item 17.	Undertakings
      (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue

      (b) The undersigned Registrant undertakes that:

i. For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

ii. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      (c) The undersigned Registrant undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on August 18, 2005.

WEBMD HEALTH CORP.

By:	*

Anthony Vuolo
Executive Vice President and

Chief Financial Officer

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

* Wayne T. Gattinella		Chief Executive Officer, President and Director (Principal Executive Officer)	August 18, 2005

* Anthony Vuolo		Chief Financial Officer (Principal Financial and Accounting Officer)	August 18, 2005

* Martin J. Wygod		Director	August 18, 2005

*By:	/s/ Douglas W. Wamsley Douglas W. Wamsley Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number		Description

1	.1*	Form of Underwriting Agreement
3	.1*	Form of Amended and Restated Certificate of Incorporation of the Registrant
3	.2*	Bylaws of Registrant
4	.1*	Specimen Certificate evidencing shares of the Registrant’s Class A common stock
4	.2*	Specimen Certificate evidencing shares of the Registrant’s Class B common stock
4	.3*	Form of Registration Rights Agreement between WebMD Corporation and the Registrant
5	.1*	Opinion of Shearman & Sterling LLP
10	.1*	Form of Tax Sharing Agreement between WebMD Corporation and the Registrant
10	.2*	Form of Services Agreement between WebMD Corporation and the Registrant
10	.3*	Form of Release and Indemnity between WebMD Corporation and the Registrant
10	.4*	Form of Registration Rights Agreement between WebMD Corporation and the Registrant
10	.5*	Form of Intellectual Property License Agreement between Web Corporation and the Registrant.
10.6		Amended and Restated Employment Agreement, dated as of August 3, 2005, between WebMD Corporation and Martin J. Wygod (incorporated by reference to Exhibit 10.1 to WebMD Corporation’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 5, 2005)
10.7		Employment Agreement, dated as of April 28, 2005, between WebMD, Inc. and Wayne T. Gattinella (incorporated by reference to Exhibit 99.1 to WebMD Corporation’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 3, 2005)
10.8		Employment Agreement, dated as of April 28, 2005, between WebMD, Inc. and David Gang (incorporated by reference to Exhibit 99.2 to WebMD Corporation’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 3, 2005)
10.9		Amendment, dated as of July 13, 2005, to the Employment Agreement, dated as of April 28, 2005, between WebMD, Inc. and David Gang (incorporated by reference to Exhibit 99.1 to WebMD Corporation’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 14, 2005)
10.10		Amended and Restated Employment Agreement, dated as of July 14, 2005, between WebMD Health Corp. and Anthony Vuolo (incorporated by reference to Exhibit 99.2 to WebMD Corporation’s Current Report on Form 8-K, as amended, filed with the Securities and Exchange Commission on July 19, 2005)
10	.11*	Employment Agreement between WebMD Health Holdings, Inc. and Douglas W. Wamsley
10	.12*	Employment Agreement between WebMD Health Holdings, Inc. and Nan-Kirsten Forte
10	.13*	Employment Agreement between WebMD Health Holdings, Inc. and Steven Zatz, M.D.
10	.14*	Employment Agreement between WebMD Health Holdings, Inc. and Craig Froude
10.15		Employment Agreement dated as of October 23, 2002 between WebMD Corporation and Roger C. Holstein (incorporated by reference to Exhibit 10.14 to WebMD Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002)
10.16		Letter Agreement, dated as of April 27, 2005, between WebMD Corporation and Roger C. Holstein (incorporated by reference to Exhibit 99.3 to WebMD Corporation’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 3, 2005)
10.17		Amended and Restated Stock Option Agreement dated August 21, 2000 between WebMD Corporation (as successor to Medical Manager Corporation) and Martin J. Wygod (incorporated by reference to Exhibit 10.21 to WebMD Corporation’s Annual Report on Form 10-K for the year ended December 31, 2000, as amended by Amendment No. 1 on Form 10-K/ A)
10.18		Stock Option Agreement between WebMD Corporation and Wayne Gattinella dated August 20, 2001 (incorporated by reference to Exhibit 4.8 to WebMD Corporation’s Registration Statement on Form S-8 (No. 333-888420) filed May 16, 2002)

Exhibit
Number		Description

10.19		Form of Amended and Restated Stock Option Agreement dated August 21, 2000, between WebMD Corporation (as successor to Medical Manager Corporation) and Anthony Vuolo (incorporated by reference to Exhibit 10.54 to WebMD Corporation’s Annual Report on Form 10-K for the year ended December 31, 2001, as amended by Amendment No. 1 on Form 10-K/ A)
10.20		Healtheon Corporation 1996 Stock Plan and Form of Stock Option Agreement (incorporated by reference to Exhibit 10.2 to Amendment No. 2 to WebMD Corporation’s Registration Statement on Form S-1 (No. 333-70553) filed February 10, 1999)
10.21		WebMD Corporation Amended and Restated 1998 Employee Stock Purchase Plan (incorporated by reference to Exhibit 99.27 to WebMD Corporation’s Registration Statement on Form S-8 (No. 333-47250) filed October 4, 2000)
10.22		WebMD Corporation 2000 Long-Term Incentive Plan (incorporated by reference to Annex G to the Proxy Statement/ Prospectus, filed on August 7, 2000, and included in WebMD Corporation’s Registration Statement on Form S-4 (No. 333-39592)
10.23		Amended and Restated 1989 Class A Non-Qualified Stock Option Plan of Synetic, Inc. (incorporated by reference to Exhibit 10.1 to Synetic, Inc.’s Registration Statement on Form S-1 (No. 333-28654) filed May 18, 1989)
10.24		Amended and Restated 1989 Class B Non-Qualified Stock Option Plan of Synetic, Inc. (incorporated by reference to Exhibit 10.2 to Synetic, Inc.’s Registration Statement on Form S-1 (No. 333-28654) filed May 18, 1989)
10.25		1991 Director Stock Option Plan of Synetic, Inc. (incorporated by reference to Exhibit 4.2 to Synetic, Inc.’s Registration Statement on Form S-8 (No. 333-46640) filed March 24, 1992)
10.26		CareInsite, Inc. 1999 Officer Stock Option Plan (incorporated by reference to Exhibit 10.18 to Amendment No. 6 to CareInsite, Inc.’s Registration Statement on Form S-1 (No. 333-75071) filed June 11, 1999)
10.27		CareInsite, Inc. 1999 Employee Stock Option Plan (incorporated by reference to Exhibit 10.17 to Amendment No. 6 to CareInsite, Inc.’s Registration Statement on Form S-1 (No. 333-75071) filed June 11, 1999)
10.28		WebMD Corporation 2001 Employee Non-Qualified Stock Option Plan, as amended (incorporated by reference to Exhibit 10.46 to WebMD Corporation’s Form 10-K for the year ended December 31, 2001, as amended by Amendment No. 1 on Form 10-K/ A)
10.29		Amended and Restated 1991 Special Non-Qualified Stock Option Plan of Synetic, Inc. (incorporated by reference to Exhibit 4.3 to Synetic, Inc.’s Registration Statement on Form S-8 (No. 333-36041) filed September 19, 1997)
10.30		Amendment to the Company Stock Option Plans of Medical Manager Corporation and CareInsite, Inc. (incorporated by reference to Exhibit 99.28 to WebMD Corporation’s Registration Statement on Form S-8 (No. 333-47250) filed October 4, 2000)
10.31		Healtheon/WebMD Media Services Agreement, dated January 26, 2000, between WebMD Corporation, Eastrise Profits Limited and Fox Entertainment Group, Inc. (incorporated by reference to Exhibit 10.5 to WebMD Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2000)
10.32		Content License Agreement dated January 26, 2000 between The News Corporation Limited and Registrant (incorporated by reference to Exhibit 10.6 to WebMD Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2000)
10.33		Letter Agreement dated December 29, 2000 between Registrant and The News Corporation Limited (incorporated by reference to Exhibit 10.17 to the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2000)
10.34		Amendment dated February 15, 2001 to Healtheon/WebMD Media Services Agreement, dated January 26, 2000, among WebMD Corporation, Eastrise Profits Limited and Fox Entertainment Group, Inc. (incorporated by reference to Exhibit 10.2 to WebMD Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001)
10	.35**†	The Interactive Services Agreement, effective as of May 9, 2001, between America Online, Inc. and WebMD Corporation

Exhibit
Number		Description

10	.36**†	First Amendment to Interactive Services Agreement, dated as of May 15, 2001, between America Online, Inc. and WebMD Corporation
10	.37**†	Second Amendment to Interactive Services Agreement, dated as of June 26, 2001, between America Online, Inc. and WebMD Corporation
10	.38**	Third Amendment to the Interactive Services Agreement, dated as of March 1, 2002, between America Online, Inc. and WebMD Corporation
10	.39**†	Fourth Amendment to the Interactive Services Agreement, dated as of June 21, 2005, between America Online, Inc. and WebMD Corporation
10	.40**	Agreement of Lease, dated as of June 30, 2004, between III Chelsea Commerce LP and WebMD, Inc.
10	.41**	First Amendment to the Lease Agreement, dated as of December 21, 2004, between III Chelsea Commerce LP and WebMD, Inc.
10	.42†	Services Agreement, dated as of February 12, 2004, between WebMD, Inc. and Fidelity Human Resources Services Company LLC (f/k/a Fidelity Employer Services Company LLC)
21	.1*	Subsidiaries of WebMD Health Corp.
23.1		Consent of Ernst & Young LLP
23.2		Consent of J.H. Cohn LLP
23.3		Consent of Manhattan Research, LLC
23	.4*	Consent of Shearman & Sterling LLP (included in Exhibit 5.1)
24	.1**	Powers of Attorney

*	To be filed by amendment.

**	Previously filed

†	Portions of this exhibit have been redacted and are the subject of a confidential treatment request filed with the Secretary of the Securities and Exchange Commission pursuant to Rule 406 under the Securities Act of 1933, as amended.